As filed with the Securities and Exchange Commission on April 28, 2015.

Registration No. 333-203540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Great Western Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6022	47-1308512
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

100 North Phillips Avenue

Sioux Falls, South Dakota 57104

(605) 334-2548

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Donald J. Straka

General Counsel

Great Western Bancorp, Inc.

100 North Phillips Avenue

Sioux Falls, South Dakota 57104

(605) 334-2548

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark J. Menting Catherine M. Clarkin Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Craig E. Chapman James O’Connor Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	20,700,000	$22.77	$471,339,000.00	$54,769.59

(1)	Includes 2,700,000 shares of common stock that the underwriters have the option to purchase from National Americas Holdings LLC.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the Registrant’s common stock on April 24, 2015, as reported on the New York Stock Exchange.
(3)	Previously paid $11,620.00.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated April 28, 2015

PROSPECTUS

18,000,000 Shares

Common Stock

A subsidiary of National Australia Bank Limited, or NAB, our parent company, is offering 18,000,000 shares of common stock of Great Western Bancorp, Inc. We will not receive any of the proceeds from the sale of the shares sold by the NAB selling stockholder.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GWB”. The last reported sale price of our common stock on the NYSE on April 27, 2015 was $22.76 per share.

After the completion of this offering, NAB will hold 37.1% of the voting power of all outstanding shares of our common stock (or 32.5% if the underwriters’ option to purchase additional shares of common stock from the NAB selling stockholder is exercised in full).

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to take advantage of certain reduced public company reporting and disclosure requirements in this prospectus, and we may take advantage of those reduced reporting and disclosure requirements in future filings.

Shares of our common stock are not saving accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 25 of this prospectus for a discussion of certain risks you should consider before deciding to invest in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount*	$	$
Proceeds, before expenses, to the NAB selling stockholder	$	$

*	We refer you to “Underwriting” beginning on page 206 of this prospectus for additional information regarding underwriting compensation.

The NAB selling stockholder has granted the underwriters an option to purchase up to an additional 2,700,000 shares of our common stock at the public offering price less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about                     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	J.P. Morgan

Co-Managers

RBC Capital Markets
Keefe, Bruyette & Woods A Stifle Company	Macquarie Capital	Sandler O’Neill + Partners, L.P.	Stephens Inc.

The date of this prospectus is                     , 2015.

Explanatory Note

Unless we state otherwise or the context otherwise requires, references in this prospectus to:

•	“we,” “our,” “us” and our “company” refer to:

•	Great Western Bancorporation, Inc. and its consolidated subsidiaries, for all periods prior to the completion of the Formation Transactions; and

•	Great Western Bancorp, Inc., a Delaware corporation, and its consolidated subsidiaries, for all periods after the completion of the Formation Transactions;

•	“Great Western” refers to Great Western Bancorporation, Inc. but not its consolidated subsidiaries, for all periods prior to the completion of the Formation Transactions, and Great Western Bancorp, Inc. but not its consolidated subsidiaries, for all periods after the completion of the Formation Transactions;

•	our “bank” refers to Great Western Bank, a South Dakota banking corporation;

•	“NAB” refers to National Australia Bank Limited, an Australian public company and our principal stockholder;

•	“NAB selling stockholder” refers to National Americas Holdings LLC, a Delaware limited liability company and a wholly owned, indirect subsidiary of NAB, through which NAB owns shares of our capital stock;

•	our “stock” refers to our common stock and our non-voting common stock;

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•	our “states” refer to the seven states (South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri) in which we currently conduct our businesses;

•	our “markets” and our “footprint” refer to the geographic markets within our states in which we currently conduct our businesses;

•	“fiscal year” refers to our fiscal year, which is based on a twelve-month period ending September 30 of each year (e.g., fiscal year 2014 refers to the twelve-month period ending September 30, 2014);

•	our “peers” refer, collectively, to all publicly listed U.S. bank holding companies with total assets between $5 billion and $15 billion at December 31, 2014, and all peer data is obtained from SNL Financial LC, or SNL Financial;

•	our “IPO” refers to the initial public offering of 18,400,000 shares of our common stock by the NAB selling stockholder completed on October 20, 2014; and

•	the “Formation Transactions” refer to a series of transactions completed on October 17, 2014 and undertaken in preparation for our IPO, which were comprised of:

•	the cash contribution by National Americas Holdings LLC to Great Western Bancorp, Inc. in an amount equal to the total stockholder’s equity of Great Western Bancorporation, Inc;

•	the sale by National Americas Investment, Inc., a Delaware corporation and wholly owned, indirect subsidiary of NAB, of all outstanding capital stock of Great Western Bancorporation, Inc. to Great Western Bancorp, Inc. for an amount in cash equal to the total stockholder’s equity of Great Western Bancorporation, Inc.; and

•	the merger of Great Western Bancorporation, Inc. with and into Great Western Bancorp, Inc., with Great Western Bancorp, Inc. continuing as the surviving corporation and succeeding to all the assets, liabilities and business of Great Western Bancorporation, Inc.

About this Prospectus

We, NAB, the NAB selling stockholder and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, NAB, the NAB selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and NAB, the NAB selling stockholder and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. This prospectus includes references to information contained on, or that can be accessed through, our website. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

We have proprietary rights to trademarks, trade names and service marks appearing in this prospectus that are important to our business. This prospectus also contains additional trademarks, trade names and service marks belonging to NAB or one of its affiliates. Solely for convenience, the trademarks, trade names and service marks appearing in this prospectus are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Any discrepancies included in this prospectus between totals and the sums of the percentages and dollar amounts presented are due to rounding.

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Industry and Market Data

Within this prospectus, we reference certain industry and sector information and statistics. We have obtained this information and statistics from various independent, third party sources. Nothing in the data used or derived from third party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the demographic, economic, employment, industry and trade association data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

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Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to take advantage of the scaled disclosure requirements and other relief described above in this prospectus and may take advantage of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.0 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our IPO, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the fiscal year in which the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year.

In addition to scaled disclosure and the other relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected not to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies.

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PROSPECTUS SUMMARY

This summary provides a brief overview of important information regarding key aspects of the offering contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the more detailed information regarding the risks of purchasing our common stock in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, before making an investment decision.

Our Business

We are a full-service regional bank holding company focused on relationship-based business and agribusiness banking. We serve our customers through 158 branches in attractive markets in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. We were established more than 70 years ago and have achieved strong market positions by developing and maintaining extensive local relationships in the communities we serve. By leveraging our business and agribusiness focus, presence in attractive markets, highly efficient operating model and robust approach to risk management, we have achieved significant and profitable growth—both organically and through disciplined acquisitions. We have successfully completed eight acquisitions since 2006, including our 2010 Federal Deposit Insurance Corporation, or FDIC, assisted acquisition of TierOne Bank, which represented approximately $2.5 billion in acquired assets.

Our net income was $26.7 million for the three months ended December 31, 2014 and $105.0 million for the twelve months ended September 30, 2014, representing a compound annual growth rate, or CAGR, of 18% from fiscal year 2009 to fiscal year 2014 and a 9% increase from fiscal year 2013 to fiscal year 2014. Our total assets were $9.64 billion at December 31, 2014, and, on an annualized basis, our net charge-offs (recoveries) for the three months ended December 31, 2014 represented (0.06)% of our average total loans. Since fiscal year 2009, we have also operated with efficiency ratios superior to our peer median. For a discussion of the manner in which our efficiency ratios are calculated, see “—Our Competitive Strengths—Highly Efficient Operating Model.” For fiscal year 2014, we achieved a return on average total assets of 1.14% and a return on average tangible common equity of 16.6%. For more information on our return on average tangible common equity, see “—Summary Historical Consolidated Financial and Operating Information.”

The following table illustrates our net income over the periods indicated:

Net Income ($MM)(1)

(1)	For the fiscal years ended September 30, except as otherwise indicated.

We focus on business and agribusiness banking, complemented by retail banking and wealth management services. Our loan portfolio consists primarily of business loans, comprised of commercial and industrial, or C&I, loans and commercial real estate, or CRE, loans, and agribusiness loans. At December 31, 2014, our business and agribusiness loans collectively accounted for 85% of our total loan portfolio. In addition, 62% of our aggregate loan portfolio, comprising our CRE loans (representing 38% of our aggregate loan portfolio), residential real estate loans (representing 13% of our aggregate loan portfolio) and agriculture real estate loans (representing 11% of our aggregate loan portfolio), was primarily secured by interests in real estate predominantly located in the states in which we operate at December 31, 2014. In addition, some of our other lending occasionally involves taking real estate as primary or secondary collateral. We offer small and mid-sized businesses a focused suite of financial products and have established strong relationships across a diversified range of sectors, including key areas supporting regional growth such as agribusiness services, freight and transport, healthcare and tourism. We have developed extensive expertise in agribusiness lending, which serves one of the most prominent industries across our markets, and we offer a variety of financial services designed to meet the specific needs of our agribusiness customers. We also provide a range of deposit and loan products to our retail customers through several channels, including our branch network, online banking system, mobile banking applications and customer care centers. In our wealth management business, we seek to expand our private banking, financial planning, investment management and insurance operations to better position us to capture an increased share of the business of managing the private wealth of many of our business and agribusiness customers.

Our banking model seeks to balance the best of being a “big enough” & “small enough” bank, providing capabilities typical of a much larger bank, such as diversified product specialists, customized banking solutions and multiple delivery channels, with a customer-focused culture usually associated with smaller banks. Our focus on balancing these capabilities with a service-oriented culture is embedded within our operations and is enhanced by focusing on our core competencies. We are well recognized within our markets for our relationship-based banking model that provides for local, efficient decision making. We believe we serve our customers in a manner that is responsive, flexible and accessible. Our relationship bankers strive to build deep, long-term relationships with customers and understand the customers’ specific needs to identify appropriate financial solutions. We believe we have been successful in attracting customers from larger competitors because of our flexible approach and the speed and efficiency with which we provide banking solutions to our customers while maintaining disciplined underwriting standards.

For a discussion of our preliminary financial results for the three months ended March 31, 2015, see “—Recent Developments.”

Market Opportunity

We operate 158 branches located in 115 communities in seven states. In 2007, we began operating in Arizona with our acquisition of Sunstate Bank. In 2009, we expanded our footprint into Colorado through our acquisition of First Community Bank’s Colorado franchise. In 2010, we significantly expanded our presence in Nebraska through our acquisition of TierOne Bank.

Geographic Footprint

We believe that the states in which we operate present attractive opportunities for our banking model.

The economies of Nebraska, Iowa and South Dakota are growing. According to the Bureau of Economic Analysis of the U.S. Department of Commerce, or the Bureau of Economic Analysis, real GDP growth in these states from 2009 to 2013 has been faster than national real GDP growth, with real GDP in these states growing at a CAGR of 2.7% compared to 2.0% for the nation. According to the Bureau of Labor Statistics of the U.S. Department of Labor, overall unemployment rates for February 2015 in these states were also below the 5.5% U.S. national seasonally adjusted unemployment rate for February 2015, with Nebraska having the lowest unemployment rate in the country, South Dakota tied for 3rd lowest and Iowa tied for 11th lowest seasonally adjusted unemployment rate in the country, and the unemployment rate for February 2015 in our footprint was 3.8%.

Markets in each of Arizona and Colorado are recognized as fast-growing and dynamic economies. For example, according to data from SNL Financial, the populations of Phoenix and Denver are expected to grow by 5.3% and 9.9%, respectively, from 2014 through 2019. The U.S. Census Bureau estimates that, as of July 1, 2013, Phoenix had a population of 1.5 million and was the 6th largest city in the United States. According to Moody’s Analytics, Arizona ranks 1st among U.S. states for projected employment growth from 2013 through 2018 and Colorado ranks 5th.

Nebraska, Iowa, South Dakota, Arizona and Colorado are each home to a number of small and mid-sized businesses across a diverse range of sectors and together serve as the corporate headquarters for several Fortune 500 companies. The economies within these states represent a diverse range of industries, with manufacturing, trade, agriculture, professional and business services, finance and insurance, and government accounting for approximately 56% of real GDP in these states in 2013 according to the Bureau of Economic Analysis. We expect strong population and job growth will lead to an increased need for business banking services, more deposits and an increased credit demand to fund ongoing capital investments and working capital, cash management solutions and credit cards, among other products and services. We believe integrated banking support is important to providing a focused suite of services to meet the evolving needs of business customers in our markets.

Agribusiness customers in Nebraska, Iowa, South Dakota, Arizona and Colorado produce and raise a variety of grains, proteins and other produce, including corn, soybeans, wheat, dairy products, beef cattle, hogs and vegetables. These products are consumed globally as foods and also serve as inputs for goods made by other industries. Agriculture, as defined by the Bureau of Economic Analysis, has grown faster than the U.S. economy as a whole, with real agricultural GDP growing at a CAGR of 3.4% nationally from 2009 to 2013 compared to a CAGR of 2.0% for the United States over the same period. The value of U.S. agricultural exports is also expected to grow by 26% from 2014 through 2023 according to the United States Department of Agriculture, or USDA. In addition, there has been a growing emphasis on research and development and technology in the agricultural sector, with consumers and producers focused on sustainable methods of food production, particularly with a view to decreasing their reliance on non-renewable inputs.

We believe increasing demand for agricultural products and changing agricultural industry dynamics will continue to drive the need for banking services in our markets, particularly from banks such as ours that understand, and provide products and services that specifically address, the unique needs of our agribusiness customers. We believe that we are well positioned to continue to serve the banking needs of small and mid-sized businesses and the agribusiness sector.

Our Competitive Strengths

We attribute our success to the following competitive strengths, among others:

Focus on Business Banking

We focus on business banking which has contributed significantly to our profitability and growth. As of December 31, 2014, business banking accounted for approximately 60% of our loan portfolio, with C&I loans representing 22%, owner-occupied CRE loans representing 16% and other CRE loans representing 21% of our total loan portfolio. From September 30, 2009 through December 31, 2014, our business banking loan portfolio has grown at a CAGR of 14%. We believe we have developed a strong brand and market reputation in business banking within the markets we serve by focusing on our core competencies. We provide business banking services to small and mid-sized businesses across a diverse range of industries that support economic growth in the markets in which our business banking customers operate. We offer our business banking customers focused banking services designed to meet the specific needs of their businesses. We have a significant presence in attractive markets, particularly markets such as Omaha, Des Moines and Sioux Falls, which we believe are located in growing economies and present opportunities to increase our business banking activities.

Specialized Agribusiness Expertise

In addition to business banking, we focus on agribusiness banking. According to the American Bankers Association, at December 31, 2014, we were ranked the 7th-largest farm lender bank in the United States measured by total dollar volume of farm loans. We have been providing banking services to the agricultural community since our bank was founded in 1935. We have developed extensive expertise and brand recognition in agribusiness lending, which is one of the fastest growing industries in our markets and is the largest single industry sector that we serve. At December 31, 2014, our agribusiness loan portfolio was balanced among the major types of agricultural production in our footprint—grains (primarily corn, soybeans and wheat) representing 37% of our agribusiness loan portfolio, proteins (primarily beef cattle, dairy products and hogs) representing 48% of our agribusiness loan portfolio, and other (including cotton and vegetables) representing 15% of our agribusiness loan portfolio. We have grown our agribusiness lending significantly in recent years through our focus on expansion within the markets in our footprint and the recruitment of specialist relationship bankers with a deep understanding of, and strong relationships with customers in, the agriculture industry. Our agribusiness loan portfolio represented 25% of our total loan portfolio at December 31, 2014, and has grown at a CAGR of

21% from September 30, 2009 to December 31, 2014. In our most recent fiscal year, our agribusiness loan portfolio grew 6% from September 30, 2013 to September 30, 2014. In addition, we estimate that approximately 14% of our C&I loans and owner-occupied CRE loans are agriculture-related loans, as of December 31, 2014.

Track Record of Strong and Disciplined Growth

We have a track record of combining organic expansion with strategic acquisitions to achieve strong overall growth. Our record of steadily growing and successfully operating our business is demonstrated by our:

•	Balance sheet growth: From September 30, 2009 to December 31, 2014, we have grown our total assets at a CAGR of 12%, our loan portfolio at a CAGR of 15% and our deposit base at a CAGR of 13%. This growth was primarily generated by our acquisition of TierOne Bank in 2010, which represented approximately $2.5 billion of our $3.1 billion total asset growth in fiscal year 2010. From September 30, 2013 to September 30, 2014 our total assets, loan portfolio and deposit base grew by 3%, 7% and 1%, respectively, as our loan growth drove continued asset growth, despite being offset by a reduction in the size of our investment portfolio. At December 31, 2014, our total assets, loans and deposits each grew by 3% to $9.64 billion in total assets, $6.99 billion in loans and $7.24 billion in deposits compared with September 30, 2014;

•	Earnings growth: We have increased our net income to $105.0 million for fiscal year 2014, representing a CAGR of 18% from fiscal year 2009 and an increase of 9% from fiscal year 2013. Our net income was $26.7 million for the three months ended December 31, 2014; and

•	Return on assets and equity: For fiscal year 2014, we achieved a 1.14% return on average total assets and a 16.6% return on average tangible common equity.

For more information on our return on average tangible common equity, see “—Summary Historical Consolidated Financial and Operating Information.”

We have achieved organic growth by increasing our market share in select markets and entering new markets. We have been successful at recruiting and retaining relationship bankers with extensive industry expertise. We have also developed streamlined processes that allow us to be responsive, flexible and accessible to our customers, which we believe has allowed us to attract new customers and grow our loan portfolio and deposit base. We have achieved this growth while maintaining strong asset quality, with annual net charge-offs peaking at 88 basis points of average loans for fiscal year 2011 and declining to 14 basis points of average loans for fiscal year 2014.

Our organic growth has been supplemented by our disciplined acquisition strategy led by our experienced management team. We seek to maximize the success of our acquisitions through a well-established integration process. We have successfully leveraged our business banking model with our specialized agribusiness expertise to expand our footprint through eight acquisitions since 2006, including our 2010 FDIC-assisted acquisition of TierOne Bank, which represented approximately $2.5 billion in acquired assets. We expect to continue to opportunistically pursue acquisitions consistent with our strategic objectives, although we do not have any current agreements, arrangements or understandings regarding future acquisitions.

The following chart shows our loan portfolio and the portion of our loans acquired through acquisitions completed since September 30, 2009:

Loans ($BN)(1)(2)

(1)	At September 30 of each year, other than the three months ended December 31, 2014.
(2)	Acquired loans includes all loans acquired in acquisitions completed after September 30, 2009.

Through organic growth and acquisitions, we have grown our total loan portfolio to $7.0 billion at December 31, 2014. As illustrated above, from September 30, 2009 to December 31, 2014 our total loan portfolio, less acquired loans, has grown from $3.4 billion to $6.6 billion, representing a CAGR of 13%.

Highly Efficient Operating Model

We believe our highly efficient and scalable operating model has enabled us to operate profitably, remain competitive, increase market share and develop new business. We emphasize company-wide operating principles focused on proactive expense management, targeted investment, disciplined lending practices and focused product offerings. We have achieved cost efficiencies by consolidating our branch network through the closure of less profitable locations and through our demonstrated success in acquiring and integrating banks. We have also achieved significant cost efficiencies through the use of the Kaizen & Lean principles, which are management techniques for improving processes and reducing waste, to eliminate redundancies and improve the efficient allocation of resources throughout our operations. We believe our focus on operating efficiency has contributed significantly to our return on equity, return on assets and net income and is reflected in our efficiency ratios presented below.

Efficiency Ratios(1)

Peer Median Source: SNL Financial.

(1)	For the twelve months ended September 30, except as otherwise indicated.
(2)	One financial measure we use to evaluate our operational efficiency is our efficiency ratio, which is not presented in accordance with U.S. GAAP. We calculate our efficiency ratio as the ratio of our tangible noninterest expense, which excludes amortization of core deposits and other intangible assets, to our total revenue (equal to the sum of net interest income and noninterest income) on a fully taxable equivalent basis. For more information on this measure, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “—Summary Historical Consolidated Financial and Operating Information.”
(3)	Our “peers” refer, collectively, to all publicly listed U.S. bank holding companies with total assets between $5 billion and $15 billion at December 31, 2014. For each period, the peer group excludes any bank holding company for which data was not available for such period. SNL Financial calculates peer efficiency ratios for all twelve-month periods as the ratio of noninterest expense, which excludes amortization of intangible assets, to the sum of net interest income on a fully taxable equivalent basis and noninterest income. We calculated peer efficiency ratios for the first quarter of fiscal 2015 based on the same methodology, with data obtained from SNL Financial.

Disciplined Risk Management

Risk management is a core competency of our business, and we believe that our risk management approach is more robust than that of most U.S. banks our size. Following the acquisition of us by NAB, we expanded our risk management staff significantly to conform to NAB’s global standards. We have also implemented comprehensive policies and procedures for credit underwriting and monitoring of our loan portfolio, including strong credit practices among our relationship bankers, allowing credit decisions to be made efficiently on a local basis consistent with our underwriting standards. We were able to remain profitable while maintaining strong asset quality through the financial crisis, in part due to our focus on our core business and adherence to our disciplined risk management. We believe our robust approach to risk management has enabled us to grow our loan portfolio without compromising credit quality. By focusing on our core areas of expertise, we largely avoided higher-risk lending practices that impacted other lenders in the industry during 2009 to 2011.

The following chart shows our annual net charge-offs as a percentage of average loans for fiscal year 2009 through fiscal year 2014, and for the three months ended December 31, 2014, compared to the median of our peers:

Annual Net Charge-offs as a Percentage of Average Loans(1)

Peer Median Source: SNL Financial.

(1)	For the twelve months ended September 30, except as otherwise indicated. Information for the three months ended December 31, 2014 is computed on an annualized basis. For each period, the peer group excludes any bank holding company for which data was not available for such period.
(2)	Our “peers” refer, collectively, to all publicly listed U.S. bank holding companies with total assets between $5 billion and $15 billion at December 31, 2014.
(3)	Our net charge-offs increased for the three months ended March 31, 2015 due to higher credit-related charges of approximately $14 million incurred during the quarter. As a result of these charge-offs, our annual net charge-offs as a percentage of average loans increased to 0.23%. For a discussion of these credit-related charges, see “—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

Experienced Management Team With Local Market Experience

Our senior management team, led by Ken Karels, our President and Chief Executive Officer, has a long and successful history of managing financial institutions in the region and, in particular, significant experience in business and agribusiness lending, with an average of over 25 years of banking experience. Our senior management team has a demonstrated track record of managing profitable growth, successfully executing and integrating acquisitions, improving operating efficiencies, maintaining a strong risk management culture and implementing a relationship-based and service-focused approach to banking.

Our Business Strategy

We believe that stable long-term growth and profitability are the result of building strong customer relationships while maintaining disciplined underwriting standards. We plan to focus on originating high-quality loans and growing our low-cost deposit base through our relationship-based business and agribusiness banking. We believe that continuing to focus on our core strengths will enable us to gain market share, continue to improve our operational efficiency and increase profitability. The key components of our strategy for continued success and future growth include the following:

Attract and Retain High-Quality Relationship Bankers

A key component of our growth in our existing markets and entry into new markets has been our ability to attract and retain high-quality relationship bankers. We have recruited approximately 51 new business and agribusiness relationship bankers since January 1, 2011 (out of a total of approximately 167 business and agribusiness relationship bankers at December 31, 2014), with average industry experience of over 15 years when hired. We believe we have been successful in recruiting qualified relationship bankers due primarily to our decentralized management approach, focused product suite and flexible and customer-focused culture while continuing to provide sophisticated banking capabilities to serve our customers’ needs. We intend to continue to hire experienced relationship bankers to execute our relationship-driven banking model. We utilize a variable compensation structure designed to incentivize our relationship bankers by tying their compensation to their individual overall performance and the performance of the loans that they help originate, which we measure based on revenues, return on assets and asset quality/risk, among other things. We believe this structure establishes the appropriate incentives to maximize performance and satisfy our risk management objectives. By leveraging the strong networks and reputation of our experienced relationship bankers, we believe we can continue to grow our loan portfolio and deposit base as well as cross-sell other products and services.

Optimize Footprint in Existing and Complementary Markets

We pursue attractive growth opportunities to expand within our existing footprint and enter new markets aligned with our business model and strategic plans. We believe we can increase our presence in under-represented areas in our existing markets and broaden our footprint in attractive markets adjacent and complementary to our current markets by continuing our emphasis on business and agribusiness banking. Our branch strategy is guided by our ability to recruit experienced relationship bankers in under-represented and new markets. These bankers expand our banking relationships into these markets prior to opening a branch, which increases our likelihood of expanding profitably by developing an asset base before we establish a branch in that market. We will continue to opportunistically consider opening new branches. We intend to capitalize on growth opportunities we believe exist in growing economies in and adjacent to our existing markets.

Deepen Customer Relationships

We believe that our reputation, expertise and relationship-based banking model enable us to deepen our relationships with our customers. We look to leverage our relationships with existing customers by cross-selling our products and services. We have sought to grow our low-cost customer deposit base by attracting more deposits from our business and agribusiness customers. We offer alternative cash management solutions intended to help retain business customers. We seek to expand and enhance our wealth management platform through focused product offerings that we believe will appeal to our more affluent customers. We intend to continue to capitalize on opportunities to capture more business from existing customers throughout our banking network.

Continue to Improve Efficiency and Lower Costs

We believe that our focus on operational efficiency, even in light of incremental costs from being a public company, is critical to our profitability and future growth. We intend to carefully manage our cost structure and continuously refine and implement internal processes to create further efficiencies and enhance our earnings. We continue to optimize our branch network and have commenced reviews of additional internal processes and our vendor relationships, with a view to identifying opportunities to further improve efficiency and enhance earnings. In March 2015, we closed three branches in Omaha and two branches in Sioux Falls while opening a new Business Banking center in Omaha to improve our operating efficiency and better serve our customers. We are also continuing our efforts to shift our deposit base to lower-cost customer deposits, a strategic initiative that has been primarily responsible for driving our cost of deposit funding down since September 30, 2012. We believe our scalable systems, risk management infrastructure and operating model will better enable us to achieve further operational efficiencies as we grow our business.

Opportunistically Pursue Acquisitions

Our management team has extensive expertise and a successful track record in evaluating, executing and integrating attractive, franchise enhancing acquisitions. We will continue to consider acquisitions that are consistent with our business strategy and financial model as opportunities arise. Illustrated below, as of September 30 of each indicated year, is the growth in our total assets as a result of our acquisitions in that fiscal year.

(1)	Acquired assets are the total of the fair value of assets acquired and the net cash and cash equivalents received at the time of acquisition in each indicated year. Total assets increased to $9.8 billion as of March 31, 2015.

We believe acquisition opportunities will continue to arise within our markets, as well as in familiar and complementary markets.

Recent Developments

All references to net interest income, net interest margin, interest income on loans other than loans acquired with deteriorated credit quality, yield on loans acquired with deteriorated credit quality and the related non-GAAP adjusted measure of each item are presented on a fully-tax equivalent (“FTE”) basis unless otherwise noted. Any discrepancies included in this filing between totals and the sums of percentages and dollar amounts presented, or between rounded dollar amounts, are due to rounding.

On April 28, 2015, we announced preliminary financial results for the three months ended March 31, 2015. We have not filed our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and, therefore, our operating results for the period are subject to completion of our normal quarter-end closing and review procedures, which may result in changes to these results. These results are not necessarily indicative of the results that may be expected for any future period and should be read in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto presented elsewhere in this prospectus. For additional information relating to our preliminary financial results, see Exhibit 99.1 to the registration statement of which this prospectus forms a part.

Our net income was $19.7 million, or $0.34 per share, for the three months ended March 31, 2015, compared to net income of $26.0 million, or $0.45 per share, for the same quarter of fiscal year 2014. The reduction in our net income was primarily driven by the higher credit-related charges we announced in March 2015.

We incurred approximately $14.0 million of credit-related charges during the quarter, compared to approximately $7.2 million for the quarter ended December 31, 2014. The second quarter fiscal 2015 charges included a provision for loan losses of $9.7 million, a $12.4 million pre-tax increase compared to the same quarter in fiscal year 2014, and $4.3 million of other credit-related charges. Increased net interest income and lower noninterest expense partially offset the increase in credit-related charges.

Our net interest income increased $4.1 million, or 5%, from $78.1 million for the second quarter of fiscal year 2014 to $82.2 million for the second quarter of fiscal year 2015. The increase in our net interest income was attributable to higher interest income on loans, driven by strong year-over-year growth, and lower deposit interest expense, which was partially offset by lower interest income from our investment portfolio caused primarily by lower asset yields and a smaller portfolio size. Our net interest income after provision for loan losses (on a fully-tax equivalent basis) decreased by $8.2 million, or 10%, from $80.7 million for the second quarter of fiscal year 2014 to $72.5 million for the second quarter of fiscal year 2015.

Our net interest margin was 3.89%, 3.91% and 3.96%, respectively, for the quarters ended March 31, 2015, December 31, 2014, and March 31, 2014 and 3.90% and 3.99%, respectively, for the six months ended March 31, 2015 and March 31, 2014. Our adjusted net interest margin, which includes the realized gain (loss) on interest rate swaps, was 3.64%, 3.67% and 3.73%, respectively, and 3.66% and 3.77%, respectively, for the same periods. Our net interest margin and adjusted net interest margin declined compared to the second quarter of fiscal year 2014 primarily due to reduced asset yields and a higher average cash balance. Pricing on new loans continued to be negatively impacted by competitive pressures in the market and the continued near-zero benchmark interest rate environment, while investment portfolio yields also declined due to less attractive yields reflecting low benchmark interest rates. These reductions in asset yields were partially offset by a 4 basis point reduction in the cost of deposits over the same period, driven in part by a continued favorable change in our deposit mix. Adjusted net interest margin is a non-GAAP measure. For more information on this measure, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “—Summary Historical Consolidated Financial and Operating Information.”

We achieved loan growth for the quarter ended March 31, 2015 of $85.7 million, bringing fiscal year-to-date growth to $285.0 million, an increase of 4.2% during the six month period ended March 31, 2015. Year-to-date growth remains balanced across the business and agriculture lending components of our loan portfolio, including commercial non-real estate, commercial real estate and agriculture and, as of March 31, 2015, business and agriculture lending represented 85.6% of our total loan portfolio. No single industry represented more than 8.0% of our commercial non-real estate portfolio. Our commercial real estate portfolio remained diversified among the sub-components of the portfolio comprising the following percentages of our total loans: 15.6% owner occupied CRE, 14.2% non-owner occupied, 4.4% construction and development and 3.4% multifamily residential real estate. Our agriculture portfolio remained diversified with 36% grain, 48% protein (including 28% cattle, 14% dairy and 6% hogs) and 16% specialty crops (including 3% cotton).

Increased lending volume during the quarter represents growth in all states in our footprint with strong growth in Iowa, Arizona and Colorado. As of March 31, 2015, our loans remained diversified across our operating regions with 32.9% in Iowa/Kansas/Missouri, 25.1% in South Dakota, 19.6% in Arizona/Colorado, 19.3% in Nebraska and 3.1% in other areas. Our balance of loans acquired with deteriorated credit quality continued to decline and decreased by $804.5 million, or 84%, compared to September 30, 2010.

Deposits grew by $248.5 million during the quarter and by $435.5 million, or 6.2%, compared to September 30, 2014. Deposit growth is typically most robust in the first and second fiscal quarters and some seasonal deposit outflow is expected in the third fiscal quarter. The average cost of deposits for the quarter was 0.33%, down 4 basis points compared to the same quarter in fiscal year 2014, driven in part by continuing change in deposit mix. At March 31, 2015, our deposit mix consisted of $4.59 billion in interest-bearing demand accounts, $1.38 billion in non-interest-bearing demand accounts and $1.53 billion in time accounts. Municipal public deposits comprised $1.05 billion of our total deposits at March 31, 2015, of which $763.8 million were required to be collateralized. Our deposit portfolio also remained diversified across our operating regions with 32.5% in Nebraska, 31.2% in Iowa/Kansas/Missouri, 19.8% in South Dakota and 16.5% in Arizona/Colorado.

As part of the higher total credit-related charges referenced above, our provision for loan losses increased to $9.7 million for the quarter ended March 31, 2015, compared to $(2.7) million (i.e., release of provision for loan losses) in the same quarter of fiscal year 2014 (a pre-tax increase of $12.4 million) principally driven by a small number of C&I lending exposures that deteriorated during the quarter, which were not concentrated by industry or geography. Management believes the higher charges were driven by customer-specific developments and are not indicative of broader credit concerns across the portfolio. Excluding charge-offs on acquired loans subject to purchase accounting fair value adjustments, net charge-offs for the quarter were $9.1 million, or 0.52% of total loans on an annualized basis, bringing fiscal year-to-date net charge-offs to $8.1 million, or 0.23% of total loans on an annualized basis. For the comparable periods in fiscal year 2014, net charge-offs were $6.2 million, or 0.39% of total loans on an annualized basis, and $5.1 million, or 0.16% of loans on an annualized basis, respectively. The ratio of allowance for loan losses to total loans increased from 0.70% at September 30, 2014 to 0.74% at March 31, 2015.

At March 31, 2015, our nonperforming loans were $74.3 million, representing a 6% decrease compared to September 30, 2014 and a 9% increase compared to December 31, 2014, with $27.8 million of the balance covered by FDIC loss-sharing arrangements. The increase in our nonperforming loans for the quarter was primarily driven by three agriculture relationships, two of which are in the “specialty agriculture” segment of our portfolio, that migrated to nonperforming status. OREO balances have declined by $6.0 million since September 30, 2014, with $8.6 million of the $43.6 million of total OREO as of March 31, 2015 covered by FDIC loss-sharing arrangements. Loans on “Watch” status were $384.4 million as of March 31, 2015, an increase of 34% compared to September 30, 2014. Some of the increase reflects ongoing proactive management of credit exposures and some of the increase resulted from a broad-based review of the loan portfolio performed in connection with the higher credit-related charges. We do not anticipate a significant negative trend in future charge-offs as a result of the increase in “Watch” loans. For more information regarding the higher credit-related charges incurred for the period, please refer to “Management’s Discussion & Analysis of Financial Condition and Results of Operations—Recent Developments.”

Our noninterest income was $6.9 million for the quarter ended March 31, 2015, representing a decrease of $3.2 million, or 32.0%, compared to the second quarter of fiscal year 2014. Included within noninterest income are the changes in fair value of certain loans for which we have elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives used to manage the interest rate risk on these loans. On a net basis, these two components of noninterest income accounted for $2.8 million, or 87%, of the period-over-period decrease, driven primarily by fair value adjustments related to credit events outlined above.

Excluding the increased net charges related to loans at fair value and the related derivatives, noninterest income declined 3% compared to the second quarter of fiscal year 2014. Service charges and other fees and other noninterest income each decreased by $0.5 million, while net gain on the sale of mortgage loans increased by $0.6 million based on higher volumes in that line of business.

Our total noninterest expense was $48.4 million for the quarter ended March 31, 2015, representing a decrease of $0.9 million, or 2%, compared to the same quarter in fiscal year 2014. Of our total noninterest expense for the quarter ended March 31, 2015, $46.1 million represented tangible expenses. The decrease in noninterest expense was driven in large part by a $2.4 million decrease in amortization of intangible assets and a reduction in net occupancy expenses as a result of branch closures completed in prior fiscal periods. These decreases were partially offset by higher salaries and employee benefits, driven largely by favorable nonrecurring events in the comparable period, higher professional fees, primarily attributable to the higher cost of operating as a public company, and a $1.4 million increase in net OREO expenses. The efficiency ratio was 51.7% for the quarter, compared to 50.6% for the same quarter of fiscal year 2014, and was 50.1% through the first six months of fiscal year 2015. Our efficiency ratio is a non-GAAP measure. For more information on this measure, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “—Summary Historical Consolidated Financial and Operating Information.”

Tier 1 and total capital ratios were 11.5% and 12.6%, respectively, as of March 31, 2015, compared to 11.8% and 12.9%, respectively, as of December 31, 2014. The common equity tier 1 capital ratio was 10.7% as of March 31, 2015. The decreases were driven by the adoption of Basel III capital conventions on January 1, 2015, applicable to all banks, which increased risk weighted assets by approximately $270 million mainly as a result of new requirements related to unused lines of credit and, to a lesser extent, high-volatility commercial real estate loans. The risk weighted asset increases related to Basel III adoption were partially offset by increased retained earnings driven by two quarters of net income net of the first quarter fiscal year 2015 dividend paid in February 2015.

On April 28, 2015, we announced that our board of directors declared a dividend of $0.12 per common share payable on May 29, 2015 to owners of record as of the close of business on May 15, 2015.

Our Structure

Prior to our IPO in 2014, we were an indirect, wholly-owned subsidiary of National Australia Bank Limited, or NAB. We were formed to be the publicly traded holding company for our bank, and prior to the completion of the Formation Transactions described below, we did not engage in any business or other activities other than in connection with our formation and the IPO. NAB traces its history back to the establishment of the Bank of Australasia in 1858. NAB is a large Australian financial institution incorporated in 1893 and listed on the Australian Securities Exchange. NAB operates in Australia, New Zealand, the United Kingdom, the United States and parts of Asia. Other than our business, NAB’s U.S. operations primarily consist of wholesale banking operations used by NAB to obtain financing for its Australian operations and facilitate the provision of financing and risk management products to its Australian clients and international clients with significant Australian operations. NAB’s wealth management business also has operations in the United States designed to facilitate access to U.S. investment opportunities by NAB’s Australian clients.

On October 17, 2014, we completed a series of internal reorganization transactions, which we refer to as the Formation Transactions, as a result of which Great Western Bancorp, Inc. succeeded to all the assets, liabilities and business of Great Western Bancorporation, Inc. For additional information related to the Formation Transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting our Business and Financial Statements—Formation Transactions.”

Our Relationship with NAB

On October 20, 2014, we completed the IPO of our common stock in which the NAB selling stockholder sold 18,400,000 shares of our common stock, representing 31.8% of our outstanding common stock. On

August 29, 2014, prior to the closing of the IPO, NAB publicly announced its intent to divest itself of our bank over time, subject to market conditions, consistent with its strategy of focusing on its core Australian and New Zealand franchises.

This offering of 18,000,000 shares of our common stock by the NAB selling stockholder, representing 45.6% of its beneficial ownership interest in our outstanding common stock, is the second stage of NAB’s planned divestment. After the completion of this offering, NAB will beneficially own 37.1% of our outstanding common stock (or 32.5% if the underwriters’ option to purchase additional shares of common stock from the NAB selling stockholder is exercised in full). The timing of any subsequent sales by NAB of shares of our common stock is unknown at this time and will be subject to market conditions and the lock-up agreement entered into by the NAB selling stockholder and the underwriters in connection with this offering.

Prior to our IPO, as an indirect, wholly-owned subsidiary of NAB, we historically received financial and administrative support from NAB and its affiliates and engaged in business transactions with them. Among other transactions, we borrowed from NAB from time to time, including through a revolving credit agreement and through certain subordinated capital notes. In addition, NAB London Branch (a branch of National Australia Bank Limited), or NAB London Branch, acts as our counterparty on interest rate swaps on a regular basis. Following our IPO, we have continued to use NAB London Branch as a swaps counterparty, as described under “Our Relationship with NAB and Certain Other Related Party Transactions—Relationship with NAB—Transitional Services Agreement.” In connection with the completion of the Formation Transactions, Great Western assumed a subordinated capital note issued by Great Western Bancorporation, Inc., or GWBI, to NAB New York Branch and GWBI’s revolving credit agreement with NAB through an amended and restated agreement generally consistent with the agreement’s terms prior to the Formation Transactions. We also purchase securities from NAB from time to time in its role as dealer, and certain of our employees have been NAB employees or compensated in part with NAB securities. For more information on these and other transactions with NAB, see “Our Relationship with NAB and Certain Other Related Party Transactions—Related Party Transactions with NAB.”

In connection with our IPO, we and NAB entered into certain agreements that provide a framework for our ongoing relationship, including a Stockholder Agreement governing NAB’s rights as a stockholder until such time as NAB ceases to control us for purposes of the U.S. Bank Holding Company Act of 1956, as amended, or the BHC Act, a Transitional Services Agreement pursuant to which NAB has agreed to continue to provide us with certain services for a transition period and a Registration Rights Agreement requiring that we register shares of our common stock beneficially owned by NAB under certain circumstances. For further information regarding these agreements with NAB, see “Our Relationship with NAB and Certain Other Related Party Transactions—Relationship with NAB.”

The agreements summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part.

Stockholder Agreement. Under the Stockholder Agreement, dated October 20, 2014, NAB has certain consent and other rights with respect to our business until NAB ceases to control us for purposes of the BHC Act. As a result, NAB has, and, following this offering, will continue to have, significant control over us. See “Our Relationship with NAB and Certain Other Related Party Transactions—Relationship with NAB—Stockholder Agreement.” The Stockholder Agreement provides NAB with the following rights, among others:

•	the ability to nominate candidates for election to our board of directors (with the number of designees depending on the level of NAB’s beneficial ownership of our outstanding common and non-voting common stock, as described below);

•	the right to have its designees to our board of directors serve on committees of the board of directors in certain circumstances;

•	consent rights giving NAB the ability to veto mergers, acquisitions, changes to our capital stock, business activities, corporate governance and various other significant corporate actions, such as incurring or guaranteeing certain additional indebtedness, entering into or terminating joint venture relationships, amending our constituent documents, amending or terminating certain material contracts, settling material litigation or entering into material written agreements with a regulatory agency, we may pursue;

•	the right to continue to access our internal information and to be consulted on our public disclosures and filings before we publish them;

•	access rights to our independent auditor and our internal audit function (through the head of internal audit), including work papers and relevant personnel, and cooperation rights with respect to NAB’s independent auditor; and

•	the right to exchange shares of our common stock for shares of our non-voting common stock for so long as NAB beneficially owns shares of our common stock, which will permit NAB to reduce its voting interest in our common stock and corresponding ability to control us for U.S. bank regulatory purposes.

These rights generally terminate when NAB ceases to control us for purposes of the BHC Act, which may require NAB to own substantially less than 25% of our outstanding common stock and will require a determination to such effect from the Board of Governors of the Federal Reserve System, or the Federal Reserve. In determining whether an entity controls a bank holding company for purposes of the BHC Act, the Federal Reserve takes into consideration a variety of factors, including the percentage of voting securities held, the percentage of stockholders’ equity held, the existence of director and management interlocks, the existence of business or other relationships between the parties and the willingness of such entity to enter into certain types of passivity commitments. Certain rights under the Stockholder Agreement will terminate on the earlier to occur of (i) the one-year anniversary of the first date when NAB ceases to directly or indirectly beneficially own at least 50% of our outstanding common stock and (ii) the date when NAB ceases to control us for purposes of the BHC Act. Because NAB will beneficially own less than 50% of our outstanding common stock following the completion of this offering, certain of their rights will terminate on the one-year anniversary of the completion of this offering (or earlier if NAB is able to obtain a non-control determination from the Federal Reserve). These rights include, for example, NAB’s right to designate for nomination and election a majority of our board of directors. If NAB continues to control us for purposes of the BHC Act following the one-year anniversary of the completion of this offering, NAB will have the right to designate for nomination and election a number of individuals equal to the number of independent directors nominated to serve on our board of directors (other than any independent directors who have been designated by NAB) minus two until such time as NAB ceases to have such control. After NAB ceases to control us for purposes of the BHC Act, NAB will have the right to designate one nominee for election to our board of directors as long as NAB continues to beneficially own at least 5% of our outstanding common stock and non-voting common stock. NAB’s right to have its designees to our board of directors serve on committees of our board extends until NAB no longer controls us for purposes of the BHC Act, or such earlier time as may be required to satisfy the independence requirements under NYSE listing standards. NAB’s consent rights to veto certain actions we may desire to take extends until NAB ceases to control us for purposes of the BHC Act.

NAB’s information rights generally extend until NAB no longer controls us for purposes of the BHC Act or is no longer required to consolidate our financial results with theirs. For example, as long as NAB is required under applicable accounting standards to consolidate our financial statements with theirs, and in any case for all financial periods commencing before the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the date NAB no longer controls us for purposes of the BHC Act, we are required to provide NAB with full access to information and data relating to our business and financial results, including full access to our independent auditor and internal audit function. We also are required to provide NAB with access to business and financial information and data for so long as NAB is required under applicable accounting standards to account for its investment in us under the equity accounting method. For so long as NAB controls us for purposes of the BHC Act, (i) NAB also has reasonable access and cooperation rights with respect to our independent auditor and internal audit function, (ii) we are required to consult and coordinate with NAB with respect to public disclosures and filings, (iii) we may not change our independent auditor without NAB’s consent and (iv) neither of us can take any action that could cause the other party’s auditor to not be independent. With limited exceptions, NAB will not be entitled to any of the rights described above after it no longer owns any shares of our outstanding common stock. NAB will, however, have limited information access rights to the extent necessary to comply with regulatory or supervisory reporting obligations or inquiries or other legitimate business needs for a period of ten years following the date NAB no longer controls us for purposes of the BHC Act, subject to extension under certain circumstances. The Stockholder Agreement may not be assigned by either party, except with the other party’s written consent.

Transitional Services Agreement. We entered into a Transitional Services Agreement with NAB governing the continued provision of certain services to us by NAB or its affiliates for the applicable transition period. These services include continuing to act as a counterparty to us on interest rate swaps consistent with past practice and providing fair value calculations related to specified loans and interest rate swaps, access to certain reporting systems and applications, certain risk, credit rating and tax oversight currently provided to us by a branch of NAB and certain insurance coverage under NAB’s group-wide insurance policies. The fees for each of these services have been negotiated on arms’-length terms and are consistent with the fees we historically have paid to NAB and its affiliates for these services as part of NAB’s consolidated group. We currently expect to incur aggregate annual costs of approximately $1.8 million for all services provided by NAB under the Transitional Services Agreement, though our actual costs may vary. Unless earlier terminated by us or NAB, the Transitional Services Agreement terminates with respect to each service to be provided thereunder on the dates specified in the agreement, which range in duration. Generally, most services to be provided by NAB or its affiliates will terminate on the date NAB ceases to control us for purposes of the BHC Act or the one-year anniversary of the first date when NAB ceases to directly or indirectly beneficially own at least 50% of our outstanding common stock. Accordingly, we expect that most services provided under the agreement will terminate on the one-year anniversary of the completion of this offering (or earlier if NAB is able to obtain a non-control determination from the Federal Reserve). The Transitional Services Agreement may not be assigned by either party, except with the other party’s written consent. See “Our Relationship with NAB and Certain Other Related Party Transactions—Relationship with NAB—Transitional Services Agreement.”

Registration Rights Agreement. Pursuant to the Registration Rights Agreement, dated October 20, 2014, upon NAB’s request, we must use our reasonable best efforts to file a registration statement for, and affect the registration under applicable federal and state securities laws of, any shares of our common stock beneficially owned by NAB. Except as otherwise agreed, we will be generally responsible for all registration expenses, including expenses incurred by NAB, in connection with the registration, offer and sale of securities under the Registration Rights Agreement, other than any applicable underwriting discounts or commissions. See “Our Relationship with NAB and Certain Other Related Party Transactions—Relationship with NAB—Registration Rights Agreement.”

NAB’s Controlling Interest. As a result of NAB’s beneficial ownership of approximately 37.1% of our common stock (or 32.5% if the underwriters’ option to purchase additional shares of common stock is exercised in full) after giving effect to this offering, and its rights under the agreements summarized above, NAB will continue to have significant control over us following the completion of this offering. NAB’s concentration of voting power and veto rights, together with its control of our board of directors, could deprive stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company, among other opportunities. See “Risk Factors—Risks Related to Our Principal Stockholder—NAB has significant control over us, and its interests may conflict with ours or our other stockholders’ in the future.”

Current NAB Employees and Appointees. Prior to our IPO, our Chief Financial Officer and Chief Risk Officer were employees of NAB or its subsidiary, Bank of New Zealand. In connection with our IPO, we entered into employment agreements with our Chief Financial Officer and Chief Risk Officer, whose employment with NAB, or Bank of New Zealand, as applicable, is expected to be terminated later this year. See “Our Relationship with NAB and Certain Other Related Party Transactions—Related Party Transactions with NAB.” Further, five of Great Western Bancorp, Inc.’s current directors were nominated by NAB. See “Management—Directors and Executive Officers.”

Historical Transactions with NAB. NAB and its affiliates have provided certain services to us historically, including acting as counterparty, pursuant to an ISDA master agreement with our bank, on approximately $1.02 billion in total notional amount of interest rate swaps outstanding at December 31, 2014 and providing the services discussed above that are currently provided pursuant to the Transitional Services Agreement. In addition, we have borrowed from NAB from time to time, including through a revolving credit agreement and through certain subordinated capital notes. See “Our Relationship with NAB and Certain Other Related Party Transactions—Related Party Transactions with NAB.” Notwithstanding these historical funding transactions, we are not reliant on NAB and its affiliates to satisfy funding requirements associated with our business.

Risks Relating to Our Company

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these risks under “Risk Factors” beginning on page 25, prior to investing in our common stock. Some of the more significant risks include the following:

•	Our business may be adversely affected by conditions in the financial markets and economic conditions in the markets in which we and our customers operate generally and in the Midwest region in particular.

•	We focus on originating business and agricultural loans, both of which may involve greater risk than residential mortgage lending and are dependent for repayment on various factors outside of the borrower’s control.

•	Repayment of our agricultural loans is dependent on the successful operation of the farm property and on the health of the agricultural industry.

•	A continuation of the current low interest rate environment or subsequent movements in interest rates may have an adverse effect on our profitability.

•	Our business depends on our ability to successfully manage risk, including credit, interest rate, liquidity and operational risks.

•	Our allowance for loan losses and our credit marks on acquired loan portfolios may be insufficient which could lead to additional losses on loans beyond those currently anticipated.

•	Our credit-related charges may be higher in the future and loans on our “Watch” list may result in additional charge-offs in the future.

•	Severe weather, natural disasters, acts of war or terrorism or other external events could significantly impact our business.

•	We may not be able to attract and retain key personnel and other skilled employees, successfully execute our strategic plan or manage our growth.

•	We operate in a highly competitive industry and market area.

•	We may not be able to report our future financial results accurately and timely as a publicly listed company if we fail to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, or if we fail to remediate the material weakness identified relating to the design and operation of our internal control over financial reporting.

•	Following the completion of this offering, NAB, through its wholly owned subsidiary, will remain our principal stockholder and have significant control over us, including through its control over our board of directors during a one year transitional period following the completion of this offering, its concentrated voting power and the contractual veto rights it has with respect to our business, and its interests may conflict with ours or yours in the future.

•	Our stock price could decline due to the number of outstanding shares of our common stock eligible for future sale and NAB’s stated intent to sell its remaining ownership interest in us over time, although the timing of such sale or sales is uncertain.

•	Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of stockholder-initiated actions and proceedings, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

•	We are subject to extensive regulation, and legislative or regulatory actions, including possible enforcement actions, taken now or in the future could have a significant adverse effect on our operations.

Our Corporate Information

Our principal executive office is located at 100 N. Phillips Ave, Sioux Falls, South Dakota 57104. Our telephone number is (605) 334-2548, and our website address is greatwesternbank.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

THE OFFERING

Common stock offered by the NAB selling stockholder	18,000,000 shares

Option to purchase additional shares from the NAB selling stockholder	2,700,000 shares

Common and non-voting common stock outstanding	57,886,114 shares of common stock and no shares of non-voting common stock

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering. All of the shares in this offering are being sold by the NAB selling stockholder.

Dividend policy	On January 28, 2015, our board of directors declared a cash dividend of $0.12 per common share payable on February 23, 2015 to owners of record as of February 12, 2015.

The declaration of all future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings and liquidity requirements of our company and Great Western Bank, regulatory constraints, corporate law and contractual restrictions, and any other factors that our board of directors deems relevant in making such a determination. Our ability to pay dividends is subject to restrictions under applicable banking laws and regulations. In addition, dividends from Great Western Bank are the principal source of funds for the payment of dividends on our stock. Our bank is subject to certain restrictions under banking laws and regulations that may limit its ability to pay dividends to us. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends. See “Dividend Policy and Dividends” for more information.

Principal stockholder	Following the completion of this offering, NAB will indirectly hold 37.1% of the voting power of all outstanding shares of our common stock (or 32.5% if the underwriters’ option to purchase additional shares of common stock from the NAB selling shareholder is exercised in full).

For additional information regarding our relationship with NAB, see “Our Relationship with NAB and Certain Other Related Party Transactions—Relationship with NAB.”

Preemptive rights	Purchasers of our common stock sold in this offering will not have any preemptive rights.

Listing	Our common stock is listed on the NYSE under the symbol “GWB”.

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 25 for a discussion of certain risks that you should consider before deciding to invest in our common stock.

The number of shares of our common stock outstanding excludes 897,222 shares of our common stock reserved and available for issuance under our equity incentive plans, the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan. Unless we specifically state otherwise, the information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares of our common stock from the NAB selling stockholder.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

You should read the summary historical consolidated financial and operating data set forth below in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization,” as well as our consolidated financial statements and the related notes included elsewhere in this prospectus. The historical financial information as of and for the fiscal years ended September 30, 2014, 2013 and 2012 is derived from our audited financial statements included elsewhere in this prospectus. The historical financial information as of and for the three-month periods ended December 31, 2014 and 2013 is derived from our unaudited financial statements included elsewhere in this prospectus, which have been prepared on the same basis as our audited consolidated financial statements. Our historical results may not be indicative of our future performance. In addition, results for the three-month periods ended December 31, 2014 and 2013 may not be indicative of the results that may be expected for the full fiscal year. The historical financial information below also contains non-GAAP financial measures, which have not been audited. For information relating to our preliminary financial results for the three months ended March 31, 2015, see “Summary Prospectus—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Exhibit 99.1 to the registration statement of which this prospectus forms a part.

	At and for the three months ended December 31,		At and for the fiscal year ended September 30,
	2014	2013	2014	2013	2012
			(dollars in thousands)
Income Statement Data:
Interest and dividend income	$90,578	$88,771	$352,476	$349,634	$339,142
Interest expense	7,669	8,630	32,052	39,161	50,971

Net interest income	82,909	80,141	320,424	310,473	288,171
Provision (recovery) for loan losses	3,319	(875)	684	11,574	30,145

Net interest income, after provision (recovery) for loan losses	79,590	81,016	319,740	298,899	258,026
Noninterest income	7,900	10,826	39,781	59,832	67,946
Noninterest expense	47,091	48,299	200,222	208,590	208,819

Income before income taxes	40,399	43,543	159,299	150,141	117,153
Provision for income taxes	13,702	14,939	54,347	53,898	44,158

Net income	$26,697	$28,604	$104,952	$96,243	$72,995

Other Financial Info / Performance Ratios:
Net interest margin(6)	3.91%	3.98%	4.02%	3.99%	3.94%
Adjusted net interest margin(2) (6)	3.67%	3.77%	3.79%	3.81%	3.81%
Efficiency ratio(3)	48.5%	47.4%	50.4%	50.6%	52.8%
Return on average total assets(6)	1.10%	1.23%	1.14%	1.07%	0.85%
Return on average common equity(6)	7.39%	7.98%	7.34%	6.97%	5.40%
Return on average tangible common equity(1) (6)	15.8%	18.5%	16.6%	17.5%	15.0%

Balance Sheet Data:
Loans(4)	$6,986,765	6,487,893	$6,787,467	$6,362,673	$6,138,574
Allowance for loan losses	51,820	56,069	47,518	55,864	71,878
Securities	1,263,983	1,384,671	1,341,242	1,480,449	1,581,875
Goodwill	697,807	697,807	697,807	697,807	697,807
Total assets	9,641,261	9,273,411	9,371,429	9,134,258	9,008,252
Total deposits	7,239,206	7,185,637	7,052,180	6,948,208	6,884,515
Total liabilities	8,189,891	7,867,095	7,950,339	7,717,044	7,619,689
Total stockholders’ equity	1,451,370	1,406,316	1,421,090	1,417,214	1,388,563

	At and for the three months ended December 31,		At and for the fiscal year ended September 30,
	2014	2013	2014	2013	2012
			(dollars in thousands)

Asset Quality Ratios:
Nonperforming loans / total loans	0.98%	1.84%	1.16%	2.03%	2.76%
Allowance for loan losses / total loans	0.74%	0.86%	0.70%	0.88%	1.17%
Net charge-offs / average total loans(6)	(0.06%)	(0.07%)	0.14%	0.44%	0.54%

Capital Ratios:
Tier 1 capital ratio	11.8%	12.1%	11.8%	12.4%	11.9%
Total capital ratio	12.9%	13.4%	12.9%	13.8%	13.7%
Tier 1 leverage ratio	9.1%	8.9%	9.1%	9.2%	8.3%
Tangible common equity to tangible assets(5)	8.3%	8.0%	8.2%	8.2%	7.8%

(1)	Two of the financial measures we use to evaluate our profitability and performance are cash net income and return on average tangible common equity, which are not presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We compute our cash net income by adding to net income (and thereby effectively excluding) amortization expense relating to intangible assets and related tax effects that have accumulated as a result of the acquisition of us by NAB and our various acquisitions of other institutions as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business and Financial Statements—Goodwill and Amortization of Other Intangibles.” We compute our return on average tangible common equity as the ratio of our cash net income to our average tangible common equity, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill and other intangible assets described above from our average common equity. We believe each of these measures is helpful in highlighting trends associated with our financial condition and results of operations by providing net income and return information based on our cash payments and receipts during the applicable period. The following table shows our cash net income and return on average tangible common equity as well as reconciliations to our net income and return on average common equity, respectively, for the periods indicated:

	Three months ended December 31,		Fiscal year ended Sept. 30
	2014	2013	2014	2013	2012
			(dollars in thousands)
Cash net income and return on average tangible common equity:
Net income	$26,697	$28,604	$104,952	$96,243	$72,995
Add: Amortization of intangible assets	2,313	4,688	16,215	19,290	19,646
Add: Tax on amortization of intangible assets	(220)	(811)	(3,244)	(3,244)	(3,244)

Cash net income	$28,790	$32,481	$117,923	$112,289	$89,397

Average common equity	$1,433,837	$1,422,024	$1,430,772	$1,380,296	$1,352,069
Less: Average goodwill and other intangible assets	711,088	726,208	719,573	738,140	756,149

Average tangible common equity	$722,749	$695,816	$711,199	$642,156	$595,920

Return on average common equity	7.39%	7.98%	7.34%	6.97%	5.40%
Return on average tangible common equity*	15.8%	18.5%	16.6%	17.5%	15.0%

*	Calculated as cash net income divided by average tangible common equity.

(2)

Two of the financial measures we use to evaluate our profitability and efficiency are adjusted net interest margin and adjusted yield on loans other than loans acquired with deteriorated credit quality, which are not presented in accordance with U.S. GAAP. We compute each measure by including the current realized gain (loss) on derivatives we use to manage interest rate risk on certain of our loans, as described in “Management’s

Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business and Financial Statements—Loans and Interest Rate Swaps Accounted for at Fair Value.” We believe that these measures are helpful in highlighting trends in our business that may not otherwise be apparent when relying solely on our GAAP-calculated results because we believe the current realized gain (loss) on the derivatives economically offsets the interest income earned on the related loans. The following table shows our adjusted net interest margin as well as a reconciliation to our net interest margin and our adjusted yield on loans other than loans acquired with deteriorated credit quality as well as a reconciliation to unadjusted yield for the periods indicated:

	Three months ended December 31,		Fiscal year ended Sept. 30,
	2014	2013	2014	2013	2012
			(dollars in thousands)
Adjusted net interest income and adjusted net interest margin (fully tax-equivalent basis):
Net interest income	$82,909	$80,141	$320,424	$310,473	$288,171
Add: Tax equivalent adjustment	1,504	1,032	4,663	3,541	2,111

Net interest income (FTE)	$84,413	$81,173	$325,087	$314,014	$290,282
Add: Current realized derivative gain (loss)	(5,282)	(4,288)	(18,255)	(14,217)	(9,931)

Adjusted net interest income (FTE)	$79,131	$76,885	$306,832	$299,797	$280,351

Average interest-earning assets	$8,556,688	$8,101,659	$8,093,861	$7,862,860	$7,367,085
Net interest margin	3.91%	3.98%	4.02%	3.99%	3.94%
Adjusted net interest margin	3.67%	3.77%	3.79%	3.81%	3.81%

Adjusted interest income and adjusted yield (fully tax-equivalent basis) on loans other than acquired with deteriorated credit quality, net:
Interest income	$81,372	$79,514	$318,775	$304,904	$286,530
Add: Tax equivalent adjustment	1,504	1,032	4,663	3,541	2,111

Interest income (FTE)	82,876	$80,546	$323,438	$308,445	$288,641
Add: Current realized derivative gain (loss)	(5,282)	(4,288)	(18,255)	(14,217)	(9,931)

Adjusted interest income (FTE)	$77,594	$76,258	$305,183	$294,228	$278,710

Average Loans, other than loans acquired with deteriorated credit quality	$6,626,507	$6,130,898	$6,311,857	$5,876,116	$5,093,013
Yield	4.96%	5.21%	5.12%	5.25%	5.67%
Adjusted yield	4.65%	4.93%	4.84%	5.01%	5.47%

(3)	One of the financial measures we use to evaluate our operational efficiency is our efficiency ratio, which is not presented in accordance with U.S. GAAP. We compute our efficiency ratio as the ratio of our tangible noninterest expense to our total revenue (equal to the sum of our net interest income and noninterest income). For purposes of this calculation, our noninterest expense is adjusted to exclude amounts related to the amortization of core deposits and other intangibles, which are non-cash expense items, and our total revenue is adjusted to include the tax-related benefit associated with our tax-advantaged loans and investments. We believe that our efficiency ratio is helpful in highlighting trends in our business that may not otherwise be apparent when relying solely on our U.S. GAAP-calculated results by eliminating fluctuations in non-cash expense items which do not represent cash flow expenditures during the relevant period and by reflecting all tax-related benefits associated with our loan and investment portfolio.

The following table shows our efficiency ratio as well as a reconciliation with the components used in the calculation for the periods indicated:

	Three months ended December 31,		Fiscal year ended Sept. 30,
	2014	2013	2014	2013	2012
			(dollars in thousands)
Efficiency ratio:
Total revenue	$90,809	$90,967	$360,205	$370,305	$356,117
Plus: Tax equivalent adjustment	1,504	1,032	4,663	3,541	2,111

Total revenue (FTE)	$92,313	$91,999	$364,868	$373,846	$358,228

Noninterest expense	$47,091	$48,299	$200,222	$208,590	$208,819
Less: Amortization of core deposit and other intangibles	2,313	4,688	16,215	19,290	19,646

Tangible noninterest expense	$44,778	$43,611	$184,007	$189,300	$189,173

Efficiency ratio	48.5%	47.4%	50.4%	50.6%	52.8%

(4)	Loans include unpaid principal balance net of unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process.

(5)	One of the financial measures we use to evaluate our financial condition is our tangible common equity to tangible assets ratio, which is not presented in accordance with U.S. GAAP. We compute this figure as the ratio of our tangible common equity to our tangible assets, each of which we calculate by subtracting (and thereby effectively excluding) the value of our goodwill and other intangible assets. We believe this measure is helpful in highlighting the common equity component of our capital and because of its focus by federal bank regulators when reviewing the health and strength of financial institutions in recent years, and when considering regulatory approvals for certain actions, including capital actions.

The following table shows our tangible common equity to tangible assets ratio as well as a reconciliation with the components used in its calculation for the periods indicated:

	December 31,		Sept. 30,
	2014	2013	2014	2013	2012
			(dollars in thousands)
Tangible common equity and tangible common equity to tangible assets:
Total stockholders’ equity	$1,451,370	$1,406,316	$1,421,090	$1,417,214	$1,388,563
Less: Goodwill, core deposits and other intangibles	709,723	723,562	712,036	728,251	747,552

Tangible common equity	$741,647	$682,754	$709,054	$688,963	$641,011

Total assets	$9,641,261	$9,273,411	$9,371,429	$9,134,258	$9,008,252
Less: Goodwill, core deposits and other intangibles	709,723	723,562	712,036	728,251	747,552

Tangible assets	$8,931,538	$8,549,849	$8,659,393	$8,406,007	$8,260,700

Tangible common equity to tangible assets	8.3%	8.0%	8.2%	8.2%	7.8%

(6)	Calculated as an annualized percentage for the three months ended December 31, 2014 and 2013, as applicable.

RISK FACTORS

Investing in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before investing in our common stock, you should carefully consider the risks and uncertainties described below, in addition to the other information contained in this prospectus. Any of the following risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of our common stock could decline, and you could lose some or all of your investment. Further, to the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our business may be adversely affected by conditions in the financial markets and economic conditions generally and in our states in particular.

Our financial performance generally, and in particular the ability of our borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer and whose success we rely on to drive our future growth, is highly dependent upon the business environment in the markets in which we operate, principally in our states, and in the United States as a whole. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers in South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. The economic conditions in these local markets may be different from, and in some instances worse than, the economic conditions in the United States as a whole. Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, the prevailing yield curve, inflation and price levels (particularly for agricultural commodities), monetary policy, unemployment and the strength of the domestic economy and the local economy in the markets in which we operate. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers and the demand for our products and services, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, adverse asset values and an overall material adverse effect on the quality of our loan portfolio. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; high unemployment; natural disasters; state or local government insolvency; or a combination of these or other factors.

In recent years, the U.S. economy has faced a severe economic crisis including a major recession from which it is slowly recovering. Business growth across a wide range of industries and regions in the United States remains reduced, and local governments and many businesses continue to experience financial difficulty. Since the recession, economic growth has been slow and uneven, unemployment levels generally remain elevated and there are continuing concerns related to the level of U.S. government debt and fiscal actions that may be taken to address that debt. There can be no assurance that economic conditions will continue to improve, and these conditions could worsen. Economic pressure on consumers and uncertainty regarding continuing economic improvement may result in changes in consumer and business spending, borrowing and saving habits. Such conditions could have a material adverse effect on the credit quality of our loans or our business, financial condition or results of operations.

The agricultural economy in our states has been affected by recent declines in prices and the rates of price growth for various crops. Weaker crop prices themselves could increase the risk of default on agricultural loans. Similarly, weaker crop prices could reduce the cash flows generated by farms and the value of agricultural land in our local markets and thereby increase the risk of default by our borrowers or reduce the foreclosure value of agricultural land and equipment that serve as collateral for certain of our loans. For example, in the second quarter of fiscal 2015, we performed a review on a substantial portion of our grain farming loan portfolio, identifying loans potentially affected by declines in agricultural commodity prices and lower collateral values. Further declines in commodity prices or collateral values may increase the incidence of default by our borrowers. Moreover, weaker crop prices might threaten farming operations in the United States, reducing market demand for agricultural lending. In particular, farm income has seen recent declines as a result of lower crop prices and some drought conditions. In line with the downturn in farm income, farmland prices are coming under pressure.

In addition, certain local economies in our states rely to varying extents on manufacturing, which has experienced steep declines in the United States over the last decade. Declines in agriculture or manufacturing in these local economies may cause the local commercial environment to decline, which may impact the credit quality of our borrowers or reduce the demand for our products or services. Declines in manufacturing also may negatively affect the market for, and the value of, any industrial equipment or machinery and any raw materials used as collateral for any loans in our portfolio. Further, because unemployment is now slightly lower in certain of our states than nationwide, the economies of our states may not improve as much as the economies of other regions in any nationwide economic recovery.

We focus on originating business loans (in the form of commercial and industrial loans and commercial real estate loans), which may involve greater risk than residential mortgage lending.

As of December 31, 2014, our business lending, which consists of our C&I and CRE loans, represented approximately $4.20 billion, or 60%, of our loan portfolio. Our C&I loans and CRE loans secured by borrower-occupied property, or owner-occupied CRE loans, which together form the core of our business banking focus, totaled approximately $2.70 billion, or 38%, of our loan portfolio at December 31, 2014, with undisbursed loan commitments for these loans amounting to an additional $820 million. We also had approximately $1.50 billion of other CRE loans (i.e., construction and development loans, multifamily residential real estate loans and CRE loans secured by commercial property that is not borrower-occupied) at December 31, 2014, or 21% of our loan portfolio, including construction and development loans representing approximately 19% of our other CRE loans. Because payments on C&I loans, owner-occupied CRE loans and other CRE loans are often dependent on the successful operation or development of the property or business involved, repayment of such loans may be more sensitive than other types of loans to adverse conditions in the real estate market or the general economy. Collateral of all types, and particularly that of a specialized nature, may also experience significant declines in value in the short/medium term or the longer term. These types of loans may have a greater risk of loss than residential mortgage lending, in part because these loans are generally larger or more complex to underwrite than residential mortgages. In particular, real estate construction, acquisition and development loans have certain risks not present in other types of loans, including risks associated with construction cost overruns, project completion risk, general contractor credit risk and risks associated with the ultimate sale or use of the completed construction. If a decline in economic conditions or other issues cause difficulties for our borrowers of these types of business loans, if we fail to evaluate the credit of these loans accurately when we underwrite them or if we do not continue to monitor adequately the performance of these loans, our lending portfolio could experience delinquencies, defaults and credit losses that could have a material adverse effect on our business, financial condition or results of operations.

In addition to business loans, much of our lending is agricultural, and agricultural loans are dependent for repayment on the successful operation and management of the farm property, the health of the agricultural industry broadly, and in the location of the borrower in particular, and other factors outside of the borrower’s control.

At December 31, 2014, our agricultural loans, consisting primarily of agricultural operating loans (e.g., loans to farm and ranch owners and operators) and agricultural real estate loans, were $1.79 billion, representing 25% of our total loan portfolio. At December 31, 2014, agricultural operating loans totaled $987 million, or 14% of our loan portfolio; and agricultural real estate loans totaled $801 million, or 11%, of our loan portfolio. The primary livestock of our customers to whom we have extended agricultural loans include dairy cows, hogs and feeder cattle, and the primary crops of our customers to whom we have extended agricultural loans include corn, soybeans and, to a lesser extent, cotton and wheat. In addition, we estimate that approximately 14% of our C&I loans and owner-occupied CRE loans were agriculture-related loans at December 31, 2014.

Agricultural markets are highly sensitive to real and perceived changes in the supply and demand of agricultural products. As over 85% of our agricultural lending (excluding C&I loans and owner-occupied CRE loans) is to farms producing grain, beef cattle, dairy products or hogs, our performance is closely related to the performance of, and supply and demand in, these agricultural sub-sectors. Weaker crop prices, particularly for grains, could reduce the value of agricultural land in our local markets and thereby increase the risk of default by our borrowers or reduce the foreclosure value of agricultural land and equipment that serves as collateral for certain of our loans.

Our agricultural loans are dependent on the profitable operation and management of the farm property securing the loan and its cash flows. The success of a farm property may be affected by many factors outside the control of the borrower, including:

•	adverse weather conditions (such as hail, drought and floods), restrictions on water supply or other conditions that prevent the planting of a crop or limit crop yields;

•	loss of crops or livestock due to disease or other factors;

•	declines in the market prices or demand for agricultural products (both domestically and internationally), for any reason;

•	increases in production costs (such as the costs of labor, rent, feed, fuel and fertilizer);

•	adverse changes in interest rates, currency exchange rates, agricultural land values or other factors that may affect delinquency levels and credit losses on agricultural loans;

•	the impact of government policies and regulations (including changes in price supports, subsidies, government-sponsored crop insurance, minimum ethanol content requirements for gasoline, tariffs, trade barriers and health and environmental regulations);

•	access to technology and the successful implementation of production technologies; and

•	changes in the general economy that could affect the availability of off-farm sources of income and prices of real estate for borrowers.

Declines in agricultural commodity prices may have a particularly negative effect on certain farm borrowers. Lower prices for agricultural products may cause farm revenues to decline and farm operators may be unable to reduce expenses as quickly as their revenues decline. In addition, many farms are dependent on a limited number of key individuals whose injury or death could significantly affect the successful operation of the farm. If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired. Consequently, agricultural loans may involve a greater degree of risk than residential mortgage lending, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as farm equipment (some of which is highly specialized with a limited or no market for resale) or assets such as livestock or crops. In such cases, any repossessed collateral for a defaulted agricultural operating loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation or because the assessed value of the collateral exceeds the eventual realization value.

Our business is significantly dependent on the real estate markets where we operate, as a significant portion of our loan portfolio is secured by real estate.

At December 31, 2014, 62% of our aggregate loan portfolio, comprising our CRE loans (representing 38% of our aggregate loan portfolio), residential real estate loans (representing 13% of our aggregate loan portfolio) and agriculture real estate loans (representing 11% of our aggregate loan portfolio), was primarily secured by interests in real estate predominantly located in the states in which we operate. In addition, some of our other lending occasionally involves taking real estate as primary or secondary collateral. Real property values in these states may be different from, and in some instances worse than, real property values in other markets or in the United States as a whole, and may be affected by a variety of factors outside of our control and the control of our borrowers, including national and local economic conditions generally. Declines in real property prices, including prices for homes, commercial properties and farmland, in the states in which we operate could result in a deterioration of the credit quality of our borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, and reduced demand for our products and services generally. Our CRE loans, in particular, totaled approximately $2.65 billion at December 31, 2014, or 38% of our loan portfolio, and may have a greater risk of loss than residential mortgage loans, in part because these loans are generally larger or more complex to underwrite. Agricultural real estate loans may be affected by similar factors to those that affect agricultural loans generally, including adverse weather conditions, disease and declines in the market prices for agricultural products or farm real estate. In addition, declines in real property values in the states in which we operate could reduce the value of any collateral we realize following a default on these loans and could adversely affect our ability to continue to grow our loan portfolio consistent with our underwriting standards. Our failure to effectively mitigate these risks could have a material adverse effect on our business, financial condition or results of operations.

We are subject to interest rate risk.

Fluctuations in interest rates may negatively impact our banking business and may weaken demand for some of our products. Our earnings and cash flows are largely dependent on net interest income, which is the difference between the interest income we receive from interest-earning assets (e.g., loans and investment securities) and the interest expense we pay on interest-bearing liabilities (e.g., deposits and borrowings). The level of net interest income is primarily a function of the average balance of interest-earning assets, the average balance of interest-bearing liabilities and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of interest-earning assets and interest-bearing liabilities. Interest rates are volatile and highly sensitive to many factors that are beyond our control, such as economic conditions and policies of various governmental and regulatory agencies, and, in particular the monetary policy of the Federal Open Market Committee of the Federal Reserve System, or the FOMC. In recent years, it has been the policy of the FOMC and the U.S. Treasury to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. As a result, yields on securities we have purchased, and market rates on the loans we have originated, have been at levels lower than were available prior to 2008. Consequently, the average yield on our interest-earning assets has decreased during the current low interest rate environment. If a low interest rate environment persists, our net interest income may further decrease. This would be the case because our ability to lower our interest expense has been limited at these interest rate levels, while the average yield on our interest-earning assets has continued to decrease. Moreover, as interest rates begin to increase, if our floating rate interest-earning assets do not reprice faster than our interest-bearing liabilities in a rising rate environment, our net interest income could be adversely affected. If our net interest income decreases, this could have an adverse effect on our profitability, including the value of our investments.

Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but also our ability to originate loans and deposits. Historically, there has been an inverse correlation between the demand for loans and interest rates. Loan origination volume usually declines during periods of rising or high interest rates and increases during periods of declining or low interest rates. Changes in interest rates also have a significant impact on the carrying value of certain of our assets, including loans, real estate and investment securities, on our balance sheet. We may incur debt in the future and that debt may also be sensitive to interest rates.

The cost of our deposits is largely based on short-term interest rates, the level of which is driven primarily by the FOMC’s actions. However, the yields generated by our loans and securities are often difficult to re-price and are typically driven by longer-term interest rates, which are set by the market or, at times, the FOMC’s actions, and vary over time. The level of net interest income is therefore influenced by movements in such interest rates and the pace at which such movements occur. If the interest rates paid on our deposits and other borrowings increase at a faster pace than the interest rates on our loans and other investments, our net interest income may decline and, with it, a decline in our earnings may occur. Our net interest income and earnings would be similarly affected if the interest rates on our interest-earning assets declined at a faster pace than the interest rates on our deposits and other borrowings. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our business, financial condition or results of operations.

Changes in interest rates can also affect the level of loan refinancing activity, which impacts the amount of prepayment penalty income we receive on loans we hold. Because prepayment penalties are recorded as interest income when received, the extent to which they increase or decrease during any given period could have a significant impact on the level of net interest income and net income we generate during that time. A decrease in our prepayment penalty income resulting from any change in interest rates or as a result of regulatory limitations on our ability to charge prepayment penalties could therefore adversely affect our net interest income, net income or results of operations.

Changes in interest rates can also affect the slope of the yield curve. A decline in the current yield curve or a flatter or inverted yield curve could cause our net interest income and net interest margin to contract, which could have a material adverse effect on our net income and cash flows, as well as the value of our assets. An inverted yield curve may also adversely affect the yield on investment securities by increasing the prepayment risk of any securities purchased at a premium.

Changes in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations or by reducing our margins and profitability. As of December 31, 2014, 44% of our loans were advanced to our customers on a variable or adjustable-rate basis and another 14% of our loans were advanced to our customers on a fixed-rate basis where we utilized derivative instruments to swap our economic exposure to a variable-rate basis. As a result, an increase in interest rates could result in increased loan defaults, foreclosures and charge-offs and could necessitate further increases to the allowance for loan losses, any of which could have a material adverse effect on our business, financial condition or results of operations. In addition, a decrease in interest rates could negatively impact our margins and profitability.

As of December 31, 2014, we had $1.38 billion of noninterest-bearing demand deposits and $4.23 billion of interest-bearing demand deposits. The prohibition restricting depository institutions from paying interest on demand deposits, such as checking accounts, was repealed effective on July 21, 2011 as part of the Dodd-Frank Act. We then began offering interest-bearing corporate checking accounts. Current interest rates for this product are very low because of current market conditions and, so far, the impact of the repeal has not been significant to us. However, we do not know what market rates will eventually be and, therefore, we cannot estimate at this time the long-term impact of the repeal on our interest expense on deposits. If we need to offer higher interest rates on checking accounts to maintain current clients or attract new clients, our interest expense will increase, perhaps materially. Furthermore, if we fail to offer interest in a sufficient amount to keep these demand deposits, our core deposits may be reduced, which would require us to obtain funding in other ways or risk slowing our future asset growth.

Our business depends on our ability to successfully manage credit risk.

The operation of our business requires us to manage credit risk. As a lender, we are exposed to the risk that our borrowers will be unable to repay their loans according to their terms, and that the collateral securing repayment of their loans, if any, may not be sufficient to ensure repayment. In addition, there are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers, including the risk that a borrower may not provide information to us about its business in a timely manner, and/or may present inaccurate or incomplete information to us, and risks relating to the value of collateral. In order to successfully manage credit risk, we must, among other things, maintain disciplined and prudent underwriting standards and ensure that our bankers follow those standards. The weakening of these standards for any reason, such as an attempt to attract higher yielding loans, a lack of discipline or diligence by our employees in underwriting and monitoring loans, the inability of our employees to adequately adapt policies and procedures to changes in economic or any other conditions affecting borrowers and the quality of our loan portfolio, may result in loan defaults, foreclosures and additional charge-offs and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition or results of operations.

An important feature of our credit risk management system is our use of an internal credit risk rating and control system through which we identify, measure, monitor and mitigate existing and emerging credit risk of our customers. As this process involves detailed analyses of the customer or credit risk, taking into account both quantitative and qualitative factors, it is subject to human error. In exercising their judgment, our employees may not always be able to assign an accurate credit rating to a customer or credit risk, which may result in our exposure to higher credit risks than indicated by our risk rating and control system. Although our management seeks to address possible credit risk proactively, it is possible that we will not identify credit risk in our loan portfolio and that we may fail to manage credit risk effectively. Although management does not anticipate a significant negative trend in future charge-offs as a result of the 34% increase in loans on our “Watch” list as of March 31, 2015, it is possible that loans on “Watch” status will result in future charge-offs.

Some of our tools and metrics for managing credit risk and other risks are based upon our use of observed historical market behavior and assumptions. We rely on quantitative models to measure risks and to estimate certain financial values. Models may be used in such processes as determining the pricing of various products, grading loans and extending credit, measuring interest rate and other market risks, predicting losses, assessing capital adequacy and calculating regulatory capital levels, as well as estimating the value of financial instruments and balance sheet items. Poorly designed or implemented models present the risk that our business decisions based on information incorporating such models will be adversely affected due to the inadequacy of that information. Moreover, our models may fail to predict future risk exposures if the information used in the model is incorrect, obsolete or not sufficiently comparable to actual events as they occur, or if our model assumptions prove incorrect. We seek to incorporate appropriate historical data in our models, but the range of market values and behaviors reflected in any period of historical data is not at all times predictive of future developments in any particular period and the period of data we incorporate into our models may turn out to be inappropriate for the future period being modeled. In such case, our ability to manage risk would be limited and our risk exposure and losses could be significantly greater than our models indicated.

Our allowance for loan losses, our fair value adjustments related to credit on loans for which we have elected the fair value option and our credit marks (which reduce the fair value) on acquired loan portfolios may be insufficient, which could lead to additional losses on loans beyond those currently anticipated.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense representing management’s best estimate of probable losses that have been incurred within our existing portfolio of loans, fair value adjustments related to credit risk on our loans for which we have elected the fair value option and credit marks, which are estimates of expected credit losses that reduce the fair value of certain loans acquired through acquisitions. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the portfolio. The level of the allowance reflects management’s continuing evaluation of specific credit risks; the quality of the loan portfolio; the value of the underlying collateral; the level of nonaccruing loans; incurred losses inherent in the current loan portfolio; and economic, political and regulatory conditions. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks, all of which may undergo material changes. One of our most critical accounting estimates made in connection with the preparation of consolidated financial statements in conformity with U.S. GAAP is the allowance for loan losses. We also establish fair value adjustments related to our estimates of expected credit losses for loans accounted for using the fair value option.

The application of the acquisition method of accounting in our acquisitions has impacted our allowance for loan losses. Under the acquisition method of accounting, loans we acquired were recorded in our consolidated financial statements at their fair value at the time of acquisition and the related allowance for loan loss was eliminated because credit quality, among other factors, was considered in the determination of fair value. To the extent that the estimates we made at the time of acquisition prove to be inadequate based on changing facts and circumstances arising from reporting period to reporting period, we may incur losses (some of which may be covered by our loss-sharing arrangements with the FDIC) associated with the acquired loans.

Although our management has established an allowance for loan losses it believes is adequate to absorb probable and reasonably estimable losses in our loan portfolio, this allowance may not be adequate. We could sustain credit losses that are significantly higher than the amount of our allowance for loan losses. Higher credit losses could arise for a variety of reasons, such as growth in our loan portfolio, changes in economic conditions affecting borrowers, new information regarding our loans and other factors within and outside our control. If agricultural commodity prices or real estate values were to decline or if economic conditions in one or more of our principal markets were to deteriorate unexpectedly, additional loan losses not incorporated in the existing allowance for loan losses might occur. For example, we incurred higher total credit related charges of approximately $14 million, including approximately $2.6 million of OREO charges, for the three months ended March 31, 2015. This compares to approximately $7 million for the three months ended December 31, 2014. These higher charges were primarily driven by a small number of C&I lending exposures that deteriorated during the quarter. Although management believes these changes were driven by customer-specific developments and not indicative of credit concerns across our loan portfolio, there may be other credit issues we have not identified in our loan portfolio or may not identify in the future. As a result, for any number of reasons, we may incur higher credit-related charges in the future, which may be significant. Losses in excess of the existing allowance for loan losses will reduce our net income and could have a material adverse effect on our business, financial condition or results of operations. A severe downturn in the economy generally or affecting the business and assets of individual customers would generate increased charge-offs and a need for higher reserves. In particular, a severe decrease in agricultural commodity prices or farmland prices could cause higher credit losses and a large allowance for loan losses, principally in our agricultural loan portfolios.

In addition, bank regulatory agencies will periodically review our allowance for loan losses and the value attributed to nonaccrual loans or to real estate we acquire through foreclosure. Such regulatory agencies may require us to adjust our determination of the value for these items, increase our allowance for loan losses or reduce the carrying value of owned real estate, reducing our net income. Further, if charge-offs in future periods exceed the allowance for loan losses, we may need additional adjustments to increase the allowance for loan losses. These adjustments could have a material adverse effect on our business, financial condition or results of operations.

We are subject to liquidity risk that may affect our ability to meet our obligations and grow our business.

Liquidity risk is the risk that we will not be able to meet our obligations, including financial commitments, as they come due and is inherent in our operations. This risk can increase due to a number of factors, including an over-reliance on a particular source of funding (including, for example, short-term and overnight funding) or market-wide phenomena such as market dislocation and major disasters. Like many banking companies, we rely on customer deposits to meet a considerable portion of our funding, and we continue to seek customer deposits to maintain this funding base. We obtain deposits directly from retail and commercial customers and through brokerage firms that offer our deposit products to their customers. As of December 31, 2014, we had $6.87 billion in direct deposits (which includes deposits from banks and financial institutions and deposits related to prepaid cards) and $365 million in deposits originated through brokerage firms (including network deposit sweeps). A key part of our liquidity plan and funding strategy is to expand our direct deposits as a source of funding. However, these deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside our control, such as a loss of confidence by customers in us or the banking sector generally, customer perceptions of our financial health and general reputation, increasing competitive pressures from other financial services firms for retail or corporate customer deposits, changes in interest rates and returns on other investment classes, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits.

Competition among U.S. banks for customer deposits is intense, may increase the cost of retaining current deposits or procuring new deposits, and may otherwise negatively affect our ability to grow our deposit base. Any changes we make to the rates offered on our deposit products to remain competitive with other financial institutions may adversely affect our profitability and liquidity. Interest-bearing accounts earn interest at rates established by management based on competitive market factors. Maintaining and attracting new deposits is integral to our business and a major decline in deposits or failure to attract deposits in the future, including any such decline or failure related to an increase in interest rates paid by our competitors on interest-bearing accounts, could have an adverse effect on our results of operations and financial condition. In addition, our ability to originate and maintain deposits could be adversely affected by the loss of our association with NAB and NAB’s strategic plan to reduce its ownership in our business. The demand for the deposit products we offer may also be reduced due to a variety of factors, such as demographic patterns, changes in customer preferences, reductions in consumers’ disposable income, regulatory actions that decrease customer access to particular products, or the availability of competing products. An inability to grow, or any material decrease in, our deposits could have a material adverse effect on our cost of funds and our ability to satisfy our liquidity needs. Further, the consequences of our liquidity risk may be more severe than other institutions because we do not currently have a credit rating from any major agency.

Maintaining a diverse and appropriate funding strategy remains challenging, and any tightening of credit markets could have a material adverse impact on us. In particular, our funding from corporate and financial institution counterparties may cease to be available if such counterparties seek to reduce their credit exposures to banks and other financial institutions, which could be reflected, for example, in reductions in unsecured deposits supplied by these counterparties. Under such circumstances, we may need to seek funds from alternative sources, potentially at higher costs than our current sources.

Severe weather, natural disasters, acts of war or terrorism or other external events could significantly impact our business.

Severe weather, natural disasters, widespread disease or pandemics, acts of war or terrorism or other adverse external events could have a significant impact on our ability to conduct business. In addition, such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue or cause us to incur additional expenses. Because of the concentration of agricultural loans in our lending portfolio and the volume of our borrowers in regions dependent on agriculture, we could be disproportionally affected relative to others in the case of external events such as floods, droughts, and hail effecting the agricultural conditions in the markets we serve. The occurrence of any of these events in the future could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to attract and retain key personnel and other skilled employees.

Our success depends, in large part, on the skills of our management team and our ability to retain, recruit and motivate key officers and employees. Our senior management team has significant industry experience, and their knowledge and relationships would be difficult to replace. Leadership changes will occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. Competition for senior executives and skilled personnel in the financial services and banking industry is intense, which means the cost of hiring, incentivizing and retaining skilled personnel may continue to increase. We need to continue to attract and retain key personnel and to recruit qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. In addition, as a provider of relationship-based commercial and agribusiness banking services, we must attract and retain qualified banking personnel to continue to grow our business, and competition for such personnel can be intense. Our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by applicable banking laws and regulations as discussed in “Supervision and Regulation—Incentive Compensation.” The loss of the services of any senior executive or other key personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, financial condition or results of operations. In addition, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which could reduce our earnings or have a material adverse effect on our business, financial condition or results of operations.

We operate in a highly competitive industry and market area.

We operate in the highly competitive financial services industry and face significant competition for customers from financial institutions located both within and beyond our principal markets. We compete with commercial banks, savings banks, credit unions, non-bank financial services companies and other financial institutions operating within or near the areas we serve, particularly nationwide and regional banks and larger community banking institutions that target the same customers we do. We also face competition for agricultural loans from participants in the nationwide Farm Credit System and global banks. In addition, as customer preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Customer loyalty can be influenced by a competitor’s new products, especially offerings that could provide cost savings or a higher return to the customer. We may not be able to compete successfully with other financial institutions in our market, and we may have to pay higher interest rates to attract deposits, accept lower yields to attract loans and pay higher wages for new employees, resulting in reduced profitability. Further, increased lending activity by competing banks following the recent recession has led to increased competitive pressures on loan rates and terms for high-quality credits. Continued loan pricing pressure could have a further negative effect on our loan yields and net interest margin.

Many of our non-bank competitors are not subject to the same extensive regulations that govern our activities and may have greater flexibility in competing for business. Several of our competitors are also larger and have significantly more resources, greater name recognition and larger market shares than we do, enabling them to maintain numerous banking locations, provide technology-based banking tools we do not provide, maintain a wider range of product offerings, mount extensive promotional and advertising campaigns and be more aggressive than us in competing for loans and deposits. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. In addition, some of our current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we may be able to accommodate. Our inability to compete successfully in the markets in which we operate could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to successfully execute our strategic plan or manage our growth.

Our growth strategy requires us to manage several different elements simultaneously. Sustainable growth requires that we manage our risks by following prudent loan underwriting standards, balancing loan and deposit growth without increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, hiring and retaining qualified employees and successfully implementing strategic projects and initiatives. Our growth strategy may also change from time to time as a result of various internal and external factors. Our inability to manage our growth successfully could have a material adverse effect on our business, financial condition or results of operations.

We may be adversely affected by risks associated with completed and potential acquisitions.

We plan to continue to grow our business organically. However, from time to time, we may consider potential acquisition opportunities that we believe support our business strategy and may enhance our profitability. Acquisitions involve numerous risks, including:

•	incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management’s attention being diverted from the operation of our existing business;

•	using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

•	the risk that the acquired business will not perform to our expectations;

•	difficulties, inefficiencies or cost overruns in integrating and assimilating the organizational cultures, operations, technologies, services and products of the acquired business with ours;

•	the risk of key vendors not fulfilling our expectations or not accurately converting data;

•	entering geographic and product markets in which we have limited or no direct prior experience;

•	the potential loss of key employees;

•	the potential for liabilities and claims arising out of the acquired businesses; and

•	the risk of not receiving required regulatory approvals or such approvals being restrictively conditional.

In addition, we face significant competition from numerous other financial services institutions, many of which will have greater financial resources than we do, when considering acquisition opportunities. Accordingly, attractive acquisition opportunities may not be available to us. There can be no assurance that we will be successful in identifying or completing any future acquisitions.

Acquisitions of financial institutions also involve operational risks and uncertainties, and acquired companies may have unknown or contingent liabilities with no corresponding accounting allowance, exposure to unexpected asset quality problems that require write-downs or write-offs (as well as restructuring and impairment or other charges), difficulty retaining key employees and customers and other issues that could negatively affect our business. We may not be able to realize any projected cost savings, synergies or other benefits associated with any such acquisition we complete. Acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Failure to successfully integrate the entities we acquire into our existing operations could increase our operating costs significantly and have a material adverse effect on our business, financial condition and results of operations.

Failed bank acquisitions involve risks similar to acquiring operating banks even though the FDIC might provide assistance to mitigate certain risks, such as sharing in exposure to loan losses and providing indemnification against certain liabilities of the failed institution. However, because these acquisitions are typically conducted by the FDIC in a manner that does not allow the time typically taken for a due diligence review or for preparing the integration of an acquired institution, we may face additional risks in transactions with the FDIC. These risks include, among other things, accuracy or completeness of due diligence materials, the loss of customers and core deposits, strain on management resources related to collection and management of problem loans and problems related to integration and retention of personnel and operating systems. There can be no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions (including FDIC-assisted transactions), nor that any FDIC-assisted opportunities will be available to us in our markets. Our inability to overcome these risks could have a material adverse effect on our business, financial condition or results of operations.

In addition, we must generally satisfy a number of meaningful conditions prior to completing any acquisition, including, in certain cases, federal and state bank-regulatory approval. Bank regulators consider a number of factors when determining whether to approve a proposed transaction, including the effect of the transaction on financial stability and the ratings and compliance history of all institutions involved, including the CRA, examination results and anti-money laundering and Bank Secrecy Act compliance records of all institutions involved. The process for obtaining required regulatory approvals has become substantially more difficult as a result of the financial crisis, which could affect our future business. We may fail to pursue, evaluate or complete strategic and competitively significant business opportunities as a result of our inability, or our perceived inability, to obtain any required regulatory approvals in a timely manner or at all.

Any proposed acquisition must in certain circumstances be approved by NAB pursuant to the Stockholder Agreement, and, until such time as we cease to be a subsidiary of NAB for purposes of the Corporations Act 2001 (Cth), by the Australian Prudential Regulation Authority, or APRA. In addition, as long as NAB controls us for purposes of the BHC Act, NAB’s regulatory status may impact our regulatory status, and hence our ability to expand by acquisition or engage in new activities, and NAB would be required to obtain BHC Act approvals for such acquisitions or activities as well. See “Supervision and Regulation—Regulatory Impact of Control by NAB.”

New lines of business, products, product enhancements or services may subject us to additional risks.

From time to time, we may implement or acquire new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In acquiring, developing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources, although we may not assign the appropriate level of resources or expertise necessary to make these new lines of business, products, product enhancements or services successful or to realize their expected benefits. Further, initial timetables for the introduction and development of new lines of business, products, product enhancements or services may not be achieved, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. Furthermore, any new line of business, product, product enhancement or service could have a significant impact on the effectiveness of our system of internal controls. Any material change from the scope of our business immediately prior to our IPO must also be approved by NAB pursuant to the Stockholder Agreement we entered into with NAB in connection with our IPO. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have a material adverse effect on our business, financial condition or results of operations.

If our techniques for managing risk are ineffective, we may be exposed to material unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to material risks, such as credit, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design, their implementation or the degree to which we adhere to them, or as a result of the lack of adequate, accurate or timely information or otherwise. If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our business, financial condition or results of operations. In addition, we could be subject to litigation, particularly from our customers, and sanctions or fines from regulators. Our techniques for managing the risks we face may not fully mitigate the risk exposure in all economic or market environments, including exposure to risks that we might fail to identify or anticipate.

Reductions in interchange fees would reduce our associated income.

An interchange fee is a fee merchants pay to the interchange network in exchange for the use of the network’s infrastructure and payment facilitation, and which is paid to debit, credit and prepaid card issuers to compensate them for the costs associated with card issuance and operation. In the case of credit cards, this includes the risk associated with lending money to customers. We earn interchange fees on these card transactions, including $5.9 million in fees during the fiscal year ended September 30, 2014, and $1.5 million during the three months ended December 31, 2014. Merchants, trying to decrease their operating expenses, have sought to, and have had some success at, lowering interchange rates. In particular, the Durbin Amendment to the Dodd-Frank Act limited the amount of interchange fees that may be charged for debit and prepaid card transactions. Several recent events and actions indicate a continuing focus on interchange fees by both regulators and merchants. Beyond pursuing litigation, legislation and regulation, merchants are also pursuing alternate payment platforms as a means to lower payment processing costs. To the extent interchange fees are further reduced, our income from those fees will be reduced, which could have a material adverse effect on our business and results of operations. In addition, the payment card industry is subject to the operating regulations and procedures set forth by payment card networks, and our failure to comply with these operating regulations, which may change from time to time, could subject us to various penalties or fees or the termination of our license to use the payment card networks, all of which could have a material adverse effect on our business, financial condition or results of operations.

Operational risks are inherent in our business.

Our operations depend on our ability to process a very large number of transactions efficiently and accurately while complying with applicable laws and regulations. Operational risk and losses can result from internal and external fraud; errors by employees or third parties; failure to document transactions properly or to obtain proper authorization; failure to comply with applicable regulatory requirements and conduct of business rules; equipment failures, including those caused by natural disasters or by electrical, telecommunications or other essential utility outages; business continuity and data security system failures, including those caused by computer viruses, cyber-attacks or unforeseen problems encountered while implementing major new computer systems or upgrades to existing systems; or the inadequacy or failure of systems and controls, including those of our suppliers or counterparties. Although we have implemented risk controls and loss mitigation actions, and substantial resources are devoted to developing efficient procedures, identifying and rectifying weaknesses in existing procedures and training staff, it is not possible to be certain that such actions have been or will be effective in controlling each of the operational risks faced by us. Any weakness in these systems or controls, or any breaches or alleged breaches of such laws or regulations, could result in increased regulatory scrutiny, enforcement actions or legal proceedings and could have an adverse impact on our business, financial condition or results of operations.

Cyber-attacks or other security breaches could have a material adverse effect on our business.

In the normal course of business, we collect, process and retain sensitive and confidential information regarding our customers. We also have arrangements in place with other third parties through which we share and receive information about their customers who are or may become our customers. Although we devote significant resources and management focus to ensuring the integrity of our systems through information security and business continuity programs, our facilities and systems, and those of third party service providers, are vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors or other similar events.

Information security risks for financial institutions like us have increased recently in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others. In addition to cyber-attacks or other security breaches involving the theft of sensitive and confidential information, hackers recently have engaged in attacks against large financial institutions, particularly denial of service attacks, that are designed to disrupt key business services, such as customer-facing web sites. We are not able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. We employ detection and response mechanisms designed to contain and mitigate security incidents, but early detection may be thwarted by sophisticated attacks and malware designed to avoid detection.

We also face risks related to cyber-attacks and other security breaches in connection with credit card transactions that typically involve the transmission of sensitive information regarding our customers through various third parties, including merchant acquiring banks, payment processors, payment card networks (e.g., Visa, MasterCard) and our processors. Some of these parties have in the past been the target of security breaches and cyber-attacks, and because the transactions involve third parties and environments such as the point of sale that we do not control or secure, future security breaches or cyber-attacks affecting any of these third parties could impact us through no fault of our own, and in some cases we may have exposure and suffer losses for breaches or attacks relating to them. We also rely on numerous other third party service providers to conduct other aspects of our business operations and face similar risks relating to them. While we regularly conduct security assessments on these third parties, we cannot be sure that their information security protocols are sufficient to withstand a cyber-attack or other security breach.

The access by unauthorized persons to, or the improper disclosure by us of, confidential information regarding our customers or our own proprietary information, software, methodologies and business secrets could result in significant legal and financial exposure, supervisory liability, damage to our reputation or a loss of confidence in the security of our systems, products and services, which could have a material adverse effect on our business, financial condition or results of operations. In addition, recently there have been a number of well-publicized attacks or breaches affecting others in our industry that have heightened concern by consumers generally about the security of using credit cards, which have caused some consumers, including our customers, to use our credit cards less in favor of alternative methods of payment and has led to increased regulatory focus on, and potentially new regulations relating to, these matters. Further cyber-attacks or other breaches in the future, whether affecting us or others, could intensify consumer concern and regulatory focus and result in reduced use of our cards and increased costs, all of which could have a material adverse effect on our business. To the extent we are involved in any future cyber-attacks or other breaches, our brand and reputation could be affected, would could also have a material adverse effect on our business, financial condition or results of operations.

Our information systems may experience an interruption or breach in security.

Our communications, information and technology systems supporting our operations are important to our efficiency and vulnerable to unforeseen problems. Our operations depend on our ability, as well as that of third party service providers, to protect computer systems and network infrastructure against damage from fires, other natural disasters or pandemics; power or telecommunications failures; acts of terrorism or wars or other catastrophic events; or other physical break-ins. Any damage or failure that causes interruptions in operations or disruptions in our business could result in liability to clients, regulatory intervention or reputational harm and, thus, could have a material adverse effect on our business, financial condition or results of operations.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan or other systems. Moreover, if any such failures, interruptions or security breaches do occur, they may not be adequately addressed. If we experience a disruption in the provision of any functions or services performed by third parties, we may have difficulty in finding alternate providers on terms favorable to us and in reasonable timeframes. The occurrence of any failures, interruptions or security breaches of our communications and information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our business, financial condition or results of operations.

We continually encounter technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new, technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we do. We may not be able to effectively implement new, technology-driven products and services or be successful in marketing these products and services to our customers. In addition, the implementation of technological changes and upgrades to maintain current systems and integrate new ones may also cause service interruptions, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. Failure to successfully keep pace with technological change affecting the financial services industry and avoid interruptions, errors and delays could have a material adverse effect on our business, financial condition or results of operations.

We expect that new technologies and business processes applicable to the consumer credit industry will continue to emerge, and these new technologies and business processes may be better than those we currently use. Because the pace of technological change is high and our industry is intensely competitive, we may not be able to sustain our investment in new technology as critical systems and applications become obsolete or as better ones become available. A failure to maintain current technology and business processes could cause disruptions in our operations or cause our products and services to be less competitive, all of which could have a material adverse effect on our business, financial condition or results of operations.

Our ability to maintain, attract and retain customer relationships is highly dependent on our reputation.

Our customers rely on us to deliver superior, personalized financial services with the highest standards of ethics, performance, professionalism and compliance. Damage to our reputation could undermine the confidence of our current and potential customers in our ability to provide high-quality financial services. Such damage could also impair the confidence of our counterparties and vendors and ultimately affect our ability to effect transactions. Maintenance of our reputation depends not only on our success in maintaining our service-focused culture and controlling and mitigating the various risks described herein, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, customer and other third party fraud, record-keeping, regulatory investigations and any litigation that may arise from the failure or perceived failure of us to comply with legal and regulatory requirements. Maintaining our reputation also depends on our ability to successfully prevent third parties from infringing on the “Great Western Bank” brand and associated trademarks and our other intellectual property. Defense of our reputation, trademarks and other intellectual property, including through litigation, could result in costs that could have a material adverse effect on our business, financial condition or results of operations.

Employee misconduct could expose us to significant legal liability and reputational harm.

We are vulnerable to reputational harm because we operate in an industry in which integrity and the confidence of our customers are of critical importance. Our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage in fraudulent, illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, customer relationships and ability to attract new customers. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, even if inadvertently, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not always be effective. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our business, financial condition or results of operations.

We may be adversely affected by changes in the actual or perceived soundness or condition of other financial institutions.

Financial services institutions that deal with each other are interconnected as a result of trading, investment, liquidity management, clearing, counterparty and other relationships. Within the financial services industry, loss of public confidence, including through default by any one institution, could lead to liquidity challenges or to defaults by other institutions. Concerns about, or a default by, one institution could lead to significant liquidity problems and losses or defaults by other institutions, as the commercial and financial soundness of many financial institutions is closely related as a result of these credit, trading, clearing and other relationships. Even the perceived lack of creditworthiness of, or questions about, a counterparty may lead to market-wide liquidity problems and losses or defaults by various institutions. This systemic risk may adversely affect financial intermediaries, such as clearing agencies, banks and exchanges with which we interact on a daily basis or key funding providers such as the Federal Home Loan Banks, any of which could have a material adverse effect on our access to liquidity or otherwise have a material adverse effect on our business, financial condition or results of operations.

We may need to raise additional capital in the future, and such capital may not be available when needed or at all.

We may need to raise additional capital, in the form of additional debt or equity, in the future to have sufficient capital resources and liquidity to meet our commitments and fund our business needs and future growth, particularly if the quality of our assets or earnings were to deteriorate significantly. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial condition. Economic conditions and a loss of confidence in financial institutions may increase our cost of funding and limit access to certain customary sources of capital, including inter-bank borrowings, repurchase agreements and borrowings from the discount window of the Federal Reserve System.

We may not be able to obtain capital on acceptable terms—or at all. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of debt purchasers, depositors of our bank or counterparties participating in the capital markets or other disruption in capital markets, may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. Further, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on our business, financial condition or results of operations.

The value of our securities in our investment portfolio may decline in the future.

As of December 31, 2014, we owned $1.26 billion of investment securities. The fair value of our investment securities may be adversely affected by market conditions, including changes in interest rates, and the occurrence of any events adversely affecting the issuer of particular securities in our investments portfolio. We analyze our securities on a quarterly basis to determine if an other-than-temporary impairment has occurred. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers, we may be required to recognize other-than-temporary impairment in future periods, which could have a material adverse effect on our business, financial condition or results of operations.

The value of our goodwill and other intangible assets may decline in the future.

As of December 31, 2014, we had $709.7 million of goodwill and other intangible assets. Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business acquisitions. We review our goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying value of the asset might be impaired. We determine impairment by comparing the implied fair value of the goodwill with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. A significant decline in our expected future cash flows, a material change in interest rates, a significant adverse change in the business climate, slower growth rates, a significant or sustained decline in the price of our common stock or the sale of our common stock substantially below our book value per share may necessitate taking charges in the future related to the impairment of our goodwill and other intangible assets. We cannot provide assurance that we will not be required to record any charges for goodwill impairment in the future. If we conclude that a write-down of goodwill and other intangible assets has become necessary, we will record the appropriate charge in the period in which it becomes known to us, which could have a material adverse effect on our business, financial condition or results of operations. A decline in the value of goodwill is recognized as an expense to lower earnings, but does not affect regulatory capital ratios.

We rely on the mortgage secondary market for some of our liquidity.

We originate and sell mortgage loans and their servicing rights, including $214.3 million of mortgage loans sold during fiscal year 2014 and $64.2 million during the three months ended December 31, 2014. We rely on Federal National Mortgage Association, or FNMA, and other purchasers to purchase loans in order to reduce our credit risk and provide funding for additional loans we desire to originate. We cannot provide assurance that these purchasers will not materially limit their purchases from us due to capital constraints or other factors, including, with respect to FNMA, a change in the criteria for conforming loans. In addition, various proposals have been made to reform the U.S. residential mortgage finance market, including the role of FNMA. The exact effects of any such reforms are not yet known, but may limit our ability to sell conforming loans to FNMA. In addition, mortgage lending is highly regulated, and our inability to comply with all federal and state regulations and investor guidelines regarding the origination, underwriting documentation and servicing of mortgage loans may also impact our ability to continue selling mortgage loans. If we are unable to continue to sell loans in the secondary market, our ability to fund, and thus originate, additional mortgage loans may be adversely affected, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to a variety of risks in connection with any sale of loans we may conduct.

When we sell mortgage loans we are required to make customary representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated and serviced. If any of these representations and warranties are incorrect, we may be required to indemnify the purchaser for any related losses, or we may be required to repurchase or provide substitute mortgage loans for part or all of the affected loans. We may also be required to repurchase loans as a result of borrower fraud or in the event of early payment default by the borrower on a loan we have sold. If the level of repurchase and indemnity activity becomes material, it could have a material adverse effect on our liquidity, business, financial condition or results of operations.

Mortgage lending is highly regulated. Our inability to comply with all federal and state regulations and investor guidelines regarding the origination, underwriting documentation and servicing of mortgage loans may impact our ability to continue selling mortgage loans.

In addition, we must report as held for sale any loans which we have undertaken to sell, whether or not a purchase agreement for the loans has been executed. We may therefore be unable to ultimately complete a sale for part or all of the loans we classify as held for sale. We must exercise our judgment in determining when loans must be reclassified from held for investment status to held for sale status under applicable accounting guidelines. Any failure to accurately report loans as held for sale could result in regulatory investigations and monetary penalties. Any of these actions could have a material adverse effect on our business, financial condition or results of operations. Our policy is to carry loans held for sale at the lower of cost or fair value. As a result, prior to being sold, any loans classified as held for sale may be adversely affected by market conditions, including changes in interest rates, and by changes in the borrower’s creditworthiness, and the value associated with these loans, including any loans originated for sale in the secondary market, may decline prior to being sold. We may be required to reduce the value of any loans we mark held for sale as a result, which could have a material adverse effect on our business, financial condition or results of operations.

The appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property may not accurately describe the net value of the collateral that we can realize.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in value in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately describe the net value of the real property collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness when we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of our OREO and to determine certain loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of our OREO, and our allowance for loan losses may not reflect accurate loan impairments. This could have a material adverse effect on our business, financial condition or results of operations.

Our operations could be interrupted if certain external vendors on which we rely experience difficulty, terminate their services or fail to comply with banking laws and regulations.

We depend to a significant extent on relationships with third party service providers. Specifically, we utilize third party core banking services and receive credit card and debit card services, branch capture services, Internet banking services and services complementary to our banking products from various third party service providers. If these third party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. It may be difficult for us to replace some of our third party vendors, particularly vendors providing our core banking, credit card and debit card services, in a timely manner if they were unwilling or unable to provide us with these services in the future for any reason. If an interruption were to continue for a significant period of time, it could have a material adverse effect on our business, financial condition or results of operations. Even if we are able to replace them, it may be at higher cost to us, which could have a material adverse effect on our business, financial condition or results of operations. In addition, if a third party provider fails to provide the services we require, fails to meet contractual requirements, such as compliance with applicable laws and regulations, or suffers a cyber-attack or other security breach, our business could suffer economic and reputational harm that could have a material adverse effect on our business, financial condition or results of operations.

We rely on dividends and other payments from our bank for substantially all of our revenue.

We are a separate and distinct legal entity from our bank, and we receive substantially all of our operating cash flows from dividends and other payments from our bank. These dividends and payments are the principal source of funds to pay dividends on our capital stock and interest and principal on any debt we may have. Various federal and state laws and regulations limit the amount of dividends that our bank may pay to us. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event our bank is unable to pay dividends to us, we may not be able to service debt, pay obligations, or pay dividends on our common stock. The inability to receive dividends from our bank could have a material adverse effect on our business, financial condition or results of operations.

Loans that we make through certain federal programs are dependent on the federal government’s continuation and support of these programs and on our compliance with their requirements.

We participate in various U.S. government agency guarantee programs, including programs operated by the United States Department of Agriculture, Small Business Administration, Farm Service Administration and the United States Department of the Interior. We are responsible for following all applicable U.S. government agency regulations, guidelines and policies whenever we originate loans as part of these guarantee programs. If we fail to follow any applicable regulations, guidelines or policies associated with a particular guarantee program, any loans we originate as part of that program may lose the associated guarantee, exposing us to credit risk we would not otherwise be exposed to or underwritten as part of our origination process for U.S. government agency guaranteed loans, or result in our inability to continue originating loans under such programs. The loss of any guarantees for loans we have extended under U.S. government agency guarantee programs or the loss of our ability to participate in such programs could have a material adverse effect on our business, financial condition or results of operations.

We depend on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions, and in evaluating and monitoring our loan portfolio on an ongoing basis, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers or counterparties or of other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate, incomplete, fraudulent or misleading financial statements, credit reports or other financial or business information, or the failure to receive such information on a timely basis, could result in loan losses, reputational damage or other effects that could have a material adverse effect on our business, financial condition or results of operations.

Downgrades to the credit rating of the U.S. government or of its securities or any of its agencies by one or more of the credit ratings agencies could have a material adverse effect on general economic conditions, as well as our business.

On August 5, 2011, Standard & Poor’s cut the credit rating of the U.S. federal government’s long-term sovereign debt from AAA to AA+, while also keeping its outlook negative. Moody’s had lowered its own outlook for the same debt to “Negative” on August 2, 2011, and Fitch also lowered its outlook for the same debt to “Negative,” on November 28, 2011. In 2013, both Moody’s and Standard & Poor’s revised their outlooks from “Negative” to “Stable,” and on March 21, 2014, Fitch revised its outlook from “Negative” to “Stable.” Further downgrades of the U.S. federal government’s sovereign credit rating, and the perceived creditworthiness of U.S. government-backed obligations, could impact our ability to obtain funding that is collateralized by affected instruments and our ability to access capital markets on favorable terms. Such downgrades could also affect the pricing of funding, when funding is available. A downgrade of the credit rating of the U.S. government, or of its agencies, government-sponsored enterprises or related institutions, agencies or instrumentalities, may also adversely affect the market value of such instruments and, further, exacerbate the other risks to which we are subject and any related adverse effects on our business, financial condition or results of operations.

Our internal controls, processes and procedures may fail or be circumvented.

Our internal controls, disclosure controls, processes and procedures, and corporate governance policies and procedures are based in part on certain assumptions and can provide only reasonable (not absolute) assurances that the objectives of the system are met. Any failure or circumvention of our controls, processes and procedures or failure to comply with regulations related to controls, processes and procedures could necessitate changes in those controls, processes and procedures, which may increase our compliance costs, divert management attention from our business or subject us to regulatory actions and increased regulatory scrutiny. Any of these could have a material adverse effect on our business, financial condition or results of operations.

Our accounting estimates and risk management processes rely on analytical and forecasting techniques and models.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with U.S. GAAP and reflect management’s judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet which may result in our reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to presenting our financial condition and results. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. These critical accounting policies include credit risk management, the allowance for loan losses and unfunded commitments, FDIC indemnification asset and clawback liability, goodwill, core deposits and other intangibles and income taxes. Because of the uncertainty of estimates involved in these matters, we may be required to do one or more of the following: significantly increase the allowance for loan losses or sustain loan losses that are significantly higher than the reserve provided; recognize significant impairment on goodwill and other intangible asset balances; reduce the carrying value of an asset measured at fair value; or significantly increase our accrued tax liability. Any of these could have a material adverse effect on our business, financial condition or results of operations. For a discussion of our critical accounting policies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and the Impact of Accounting Estimates.”

We rely extensively on models in managing many aspects of our business, and these models may be inaccurate or misinterpreted.

We rely extensively on models in managing many aspects of our business, including liquidity and capital planning, customer selection, credit and other risk management, pricing, reserving and collections management. The models may prove in practice to be less predictive than we expect for a variety of reasons, including errors in constructing, interpreting or using the models or inaccurate assumptions (e.g., failures to update assumptions appropriately or in a timely manner). Our assumptions may be inaccurate for many reasons as they often involve matters that are inherently difficult to predict and beyond our control (e.g., macroeconomic conditions and their impact on behavior) and often involve complex interactions between a number of variables, factors and other assumptions. The errors or inaccuracies in our models may be material, and could lead us to make wrong or sub-optimal decisions in managing our business, and this could have a material adverse effect on our business, financial condition or results of operations.

We may have exposure to tax liabilities that are larger than we anticipate.

The tax laws applicable to our business activities, including the laws of the United States, South Dakota and other jurisdictions, are subject to interpretation and may change over time. From time to time, legislative initiatives, such as proposals for fundamental federal tax reform and corporate tax rate changes, which may impact our effective tax rate and could adversely affect our deferred tax assets or our tax positions or liabilities. The taxing authorities in the jurisdictions in which we operate may challenge our tax positions, which could increase our effective tax rate and harm our financial position and results of operations. In addition, our future income taxes could be adversely affected by earnings being higher than anticipated in jurisdictions that have higher statutory tax rates or by changes in tax laws, regulations or accounting principles. We are subject to audit and review by U.S. federal and state tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, the determination of our provision for income taxes and other liabilities requires significant judgment by management. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and could have a material adverse effect on our financial results in the period or periods for which such determination is made.

Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time consuming and may strain our resources.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and the related rules and regulations of the SEC, as well as the rules of the NYSE. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition. Sarbanes-Oxley requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of September 30, 2014 due to the material weakness in our internal control over financial reporting described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting,” and we anticipate that they will reach the same conclusion as of March 31, 2015. Compliance with these requirements places significant demands on our legal, accounting and finance staff and on our accounting, financial and information systems and has increased, and may continue to increase, our legal and accounting compliance costs as well as our compensation expense from historical levels. For example, we have hired additional accounting, finance and legal staff, and we intend to hire additional tax staff. Many of these expenses are not reflected in our results of operations for fiscal year 2014 but are reflected in our first quarter 2015 results and we anticipate that they may adversely affect our future financial results. We will also need to appoint additional independent directors to our board following the termination of NAB’s right to appoint a majority of our directors. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition or results of operations.

In accordance with Section 404 of Sarbanes-Oxley, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. Our Form 10-K for the year ended September 30, 2014 does not include such a report due to the transition period established by rules of the SEC for newly public companies. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls until the later of the year following the first annual report required to be filed with the SEC and the date on which we are no longer an “emerging growth company” as defined in the JOBS Act. When required, this process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing and accounting staff and our outside independent registered public accounting firm, and testing of our internal control over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and attention, may strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

If we are not able to satisfy the requirements of Section 404 of Sarbanes-Oxley, we may be subject to adverse regulatory consequences and there could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material adverse effect on business, financial condition or results of operations.

We may not be able to report our future financial results accurately and timely as a publicly listed company if we fail to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, or if we fail to remediate the material weakness identified relating to the design and operation of our internal control over financial reporting.

As a publicly traded company, we are subject to the financial reporting standards prescribed under U.S. GAAP and SEC rules, which are more extensive than the standards applicable to us as a wholly owned subsidiary of NAB prior to our IPO. Complying with these heightened financial reporting standards has required us to implement enhancements to the design and operation of our internal control over financial reporting. In the process of preparing additional disclosures required by the SEC for public companies contained within our consolidated financial statements under these requirements in connection with our IPO, during the third quarter of fiscal year 2014, we concluded a material weakness existed in the design and operation of our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness identified resulted primarily from a lack of sufficient resources and personnel within the accounting function engaged in the preparation and review of our consolidated financial statements and a lack of formal controls and procedures with respect to our internal review of the accuracy and completeness of our application of SEC rules to our consolidated financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Internal Control Over Financial Reporting” for more information. The material weakness did not affect our reported net income or stockholder’s equity for any financial reporting period or materially affect our reported total assets and total liabilities for any financial reporting period.

Following identification of the material weakness, we implemented a number of controls and procedures designed to improve our control environment. In particular, we included additional members of our accounting and financial reporting staff in the preparation and review of the consolidated financial statements for the year ended September 30, 2014 and quarter ended December 31, 2014 and implemented a more formal preparation and review hierarchy designed to identify and resolve potential errors on a timely basis. We have also contracted with two independent consulting firms to assist us in the preparation of our consolidated financial statements. In addition, within our financial reporting function, we have hired additional personnel with SEC publicly traded company reporting experience to assist with the preparation and review of future financial statements and have allocated a greater number of our employees to assist with these processes. Specifically, in March 2015, we hired additional experienced, qualified personnel within our financial reporting function to assist with the preparation and review of future financial statements. Although we believe these changes to our control environment will be sufficient to remediate our previously identified material weakness, we believe that further reporting periods are required to confirm the remediation as well as the ongoing effectiveness of the revised control environment. We may be unsuccessful in implementing all remedial measures we may undertake, and these measures may not significantly improve or remediate the material weakness identified in the design and operating effectiveness of our internal control over financial reporting, which, in future periods, could impact our ability to report our financial results accurately or on a timely basis. As a result of the material weakness, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of September 30, 2014 and we anticipate that they will reach the same conclusion as of March 31, 2015.

More generally, if we are unable to meet the demands that have been placed upon us as a public company, including the requirements of Sarbanes-Oxley, we may be unable to accurately report our financial results in future periods, or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Sarbanes-Oxley, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Under such circumstances, we may be unable to implement the necessary internal controls in a timely manner, or at all, and future material weaknesses may exist or may be discovered. If we fail to implement the necessary improvements, or if material weaknesses or other deficiencies occur, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements, a decline in our stock price, suspension or delisting of our common stock from the NYSE and could have a material adverse effect on our business, results of operations or financial condition. Even if we are able to report our financial statements accurately and in a timely manner, any failure in our efforts to implement the improvements or disclosure of material weaknesses in our future filings with the SEC could cause our reputation to be harmed and our stock price to decline significantly.

We have not performed an evaluation of our internal control over financial reporting, as contemplated by Section 404 of Sarbanes-Oxley, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies, including additional material weaknesses and significant deficiencies, may have been identified. In addition, the JOBS Act provides that, so long as we qualify as an “emerging growth company,” we will be exempt from the provisions of Section 404(b) of Sarbanes-Oxley, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. We may take advantage of this exemption so long as we qualify as an “emerging growth company.”

We are an emerging growth company within the meaning of the Securities Act, and because we have elected to take advantage of certain exemptions from various reporting and other requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will have the option to take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have taken and expect to continue to take advantage of these and other exemptions until we are no longer an emerging growth company.

The JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period is irrevocable.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.0 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our IPO, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the fiscal year in which the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year.

We are subject to environmental liability risk associated with our bank branches and any real estate collateral we acquire upon foreclosure.

During the ordinary course of business, we may foreclose on and take title to properties securing certain loans that we have originated or acquired. We also have an extensive branch network, owning separate branch locations throughout the areas we serve. For any real property that we may possess, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage and costs of complying with applicable environmental regulatory requirements. Failure to comply with such requirements can result in penalties. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Environmental reviews of real property before initiating foreclosure actions may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, financial condition or results of operations.

We may be alleged to have infringed upon intellectual property rights owned by others, or may be unable to protect our intellectual property.

Competitors or other third parties may allege that we, or consultants or other third parties retained or indemnified by us, infringe on their intellectual property rights. We also may face allegations that our employees have misappropriated intellectual property of their former employers or other third parties. Given the complex, rapidly changing and competitive technological and business environment in which we operate, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against us may cause us to spend significant amounts to defend the claim (even if we ultimately prevail); to pay significant money damages; to lose significant revenues; to be prohibited from using the relevant systems, processes, technologies or other intellectual property; to cease offering certain products or services or to incur significant license, royalty or technology development expenses. Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies like ours. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of our management and employees. In addition, although in some cases a third party may have agreed to indemnify us for such costs, such indemnifying party may refuse, or be unable, to uphold its contractual obligations.

Moreover, we rely on a variety of measures to protect our intellectual property and proprietary information, including copyrights, trademarks, patents and controls on access and distribution. These measures may not prevent misappropriation or infringement of our intellectual property or proprietary information and a resulting loss of competitive advantage, and in any event, we may be required to litigate to protect our intellectual property and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful. Third parties may challenge, invalidate or circumvent our intellectual property, or our intellectual property may not be sufficient to provide us with competitive advantages. In addition, the usage of branding that could be confused with ours could create negative perceptions and risks to our brand and reputation. Our competitors or other third parties may independently design around or develop technology similar to ours or otherwise duplicate our services or products such that we could not assert our intellectual property rights against them. In addition, our contractual arrangements may not effectively prevent disclosure of our intellectual property or confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure.

We may be subject to claims and litigation pertaining to our fiduciary responsibilities.

Some of the services we provide, such as trust and investment services, require us to act as fiduciaries for our customers and others. From time to time, third parties make claims and take legal action against us pertaining to the performance of our fiduciary responsibilities. If these claims and legal actions are not resolved in a manner favorable to us, we may be exposed to significant financial liability or our reputation could be damaged. Either of these results may adversely impact demand for our products and services or otherwise have a material adverse effect on our business, financial condition or results of operations.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.

From time to time, the Financial Accounting Standards Board, or the FASB, and SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. As a result of changes to financial accounting or reporting standards, whether promulgated or required by the FASB or other regulators, we could be required to change certain of the assumptions or estimates we have previously used in preparing our financial statements, which could negatively impact how we record and report our results of operations and financial condition generally. For additional information on the key areas for which assumptions and estimates are used in preparing our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and the Impact of Accounting Estimates.”

Risks Related to the Regulatory Oversight of Our Business

The banking industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a significant adverse effect on our operations.

The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, federal deposit insurance funds and the banking system as a whole, not for the protection of our stockholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our bank is subject to regulation and supervision by the FDIC and the South Dakota Division of Banking. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves our bank must hold against deposits it takes, the types of deposits our bank may accept and the rates it may pay on such deposits, maintenance of adequate capital and liquidity, changes in the control of us and our bank, restrictions on dividends and establishment of new offices by our bank. We must obtain approval from our regulators before engaging in certain activities, and there can be no assurance that any regulatory approvals we may require will be obtained, either in a timely manner or at all. Our regulators also have the ability to compel us to, or restrict us from, taking certain actions entirely, such as actions that our regulators deem to constitute an unsafe or unsound banking practice. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition or results of operations.

Since the recent financial crisis, federal and state banking laws and regulations, as well as interpretations and implementations of these laws and regulations, have undergone substantial review and change. In particular, the Dodd-Frank Act drastically revised the laws and regulations under which we operate. Financial institutions generally have also been subjected to increased scrutiny from regulatory authorities. These changes and increased scrutiny may result in increased costs of doing business, decreased revenues and net income, may reduce our ability to effectively compete to attract and retain customers, or make it less attractive for us to continue providing certain products and services. Any future changes in federal and state law and regulations, as well as the interpretations and implementations of such laws and regulations, could affect us in substantial and unpredictable ways, including those listed above or other ways that could have a material adverse effect on our business, financial condition or results of operations.

We will be subject to heightened regulatory requirements if we exceed $10 billion in assets.

Based on our historic organic growth rates, we expect that our total assets and our bank’s total assets could exceed $10 billion over the next two to five years, or sooner if we engage in any acquisitions. The Dodd-Frank Act and its implementing regulations impose various additional requirements on bank holding companies with $10 billion or more in total assets, including compliance with portions of the Federal Reserve’s enhanced prudential oversight requirements and annual stress testing requirements. In addition, banks with $10 billion or more in total assets are primarily examined by the CFPB with respect to various federal consumer financial protection laws and regulations. Currently, our bank is subject to regulations adopted by the CFPB, but the FDIC is primarily responsible for examining our bank’s compliance with consumer protection laws and those CFPB regulations. As a relatively new agency with evolving regulations and practices, there is uncertainty as to how the CFPB’s examination and regulatory authority might impact our business.

Compliance with these requirements may necessitate that we hire additional compliance or other personnel, design and implement additional internal controls, or incur other significant expenses, any of which could have a material adverse effect on our business, financial condition or results of operations. Compliance with the annual stress testing requirements, part of which must be publicly disclosed, may also be misinterpreted by the market generally or our customers and, as a result, may adversely affect our stock price or our ability to retain our customers or effectively compete for new business opportunities. To ensure compliance with these heightened requirements when effective, our regulators may require us to fully comply with these requirements or take actions to prepare for compliance even before our or our bank’s total assets equal or exceed $10 billion. As a result, we may incur compliance-related costs before we might otherwise be required, including if we do not continue to grow at the rate we expect or at all. Our regulators may also consider our preparation for compliance with these regulatory requirements when examining our operations generally or considering any request for regulatory approval we may make, even requests for approvals on unrelated matters.

We continue to be subject to regulation and supervision as a subsidiary of NAB.

As long as we continue to be controlled by NAB for purposes of the BHC Act, NAB’s regulatory status may impact our regulatory status and hence our ability to expand by acquisition or engage in new activities. For example, unsatisfactory examination ratings or enforcement actions regarding NAB could impact our ability or preclude us from obtaining any necessary approvals or informal clearance for the foregoing. Furthermore, to the extent that we are required to obtain regulatory approvals under the BHC Act to make acquisitions or expand our activities, as long as NAB controls us, NAB would also be required to obtain BHC Act approvals for such acquisitions or activities as well. In addition, while NAB has effective control of the GWB board, we are subject to regulation and supervision by APRA through APRA’s prudential regulation of NAB and its banking subsidiaries. See “Supervision and Regulation—Regulatory Impact of Control by NAB” for more information.

We are required to act as a source of financial and managerial strength for our bank in times of stress.

Under federal law and longstanding Federal Reserve policy, we are expected to act as a source of financial and managerial strength to our bank, and to commit resources to support our bank if necessary. We may be required to commit additional resources to our bank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our stockholders’ or creditors’, best interests to do so. Providing such support is more likely during times of financial stress for us and our bank, which may make any capital we are required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to our bank are subordinate in right of payment to depositors and to certain other indebtedness of our bank. In the event of our bankruptcy, any commitment by us to a federal banking regulator to maintain the capital of our bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

We may be subject to more stringent capital requirements in the future.

We are subject to regulatory requirements specifying minimum amounts and types of capital that we must maintain. From time to time, the regulators change these regulatory capital adequacy guidelines. If we fail to meet these minimum capital guidelines and other regulatory requirements, we or our subsidiaries may be restricted in the types of activities we may conduct and we may be prohibited from taking certain capital actions, such as paying dividends and repurchasing or redeeming capital securities.

In particular, the capital requirements applicable to us under the recently adopted capital rules implementing the Basel III capital framework in the United States have begun to be phased-in starting on January 1, 2015. As these rules take effect, we will be required to satisfy additional, more stringent, capital adequacy standards than we have in the past. In addition, if we become subject to annual stress testing requirements, our stress test results may have the effect of requiring us to comply with even greater capital requirements. While we expect to meet the requirements of the new Basel III-based capital rules, we may fail to do so. In addition, these requirements could have a negative impact on our ability to lend, grow deposit balances, make acquisitions or make capital distributions in the form of dividends or share repurchases. Higher capital levels could also lower our return on equity.

Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

Our business is subject to increased litigation and regulatory risks as a result of a number of factors, including the highly regulated nature of the financial services industry and the focus of state and federal prosecutors on banks and the financial services industry generally. This focus has only intensified since the recent financial crisis, with regulators and prosecutors focusing on a variety of financial institution practices and requirements, including foreclosure practices, compliance with applicable consumer protection laws (including, in foreign jurisdictions, products similar to our fixed-term tailored business loan products), classification of held for sale assets and compliance with anti-money laundering statutes, the Bank Secrecy Act and sanctions imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

In the normal course of business, from time to time, we are or have been named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with our business activities. Certain of the legal actions included claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. In addition, while the arbitration provisions in certain of our customer agreements historically have limited our exposure to consumer class action litigation, there can be no assurance that we will be successful in enforcing our arbitration clause in the future. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could be material to our business, results of operations, financial condition and cash flows depending on, among other factors, the level of our earnings for that period, and could have a material adverse effect on our business, financial condition or results of operations.

Increases in FDIC insurance premiums may adversely affect our earnings.

Our bank’s deposits are insured by the FDIC up to legal limits and, accordingly, our bank is subject to FDIC deposit insurance assessments. We generally cannot control the amount of premiums our bank will be required to pay for FDIC insurance. Once our bank exceeds $10 billion in assets, the method for calculating its FDIC assessments will change and we expect our bank’s FDIC assessments will increase as a result. See “Supervision and Regulation—Deposit Insurance.” In addition, the FDIC recently increased the deposit insurance fund’s target reserve ratio to 2.0% of insured deposits following the Dodd-Frank Act’s elimination of the 1.5% cap on the insurance fund’s reserve ratio and has put in place a restoration plan to restore the deposit insurance fund to its 1.35% minimum reserve ratio mandated by the Dodd-Frank Act by September 30, 2020. Additional increases in assessment rates may be required in the future to achieve this targeted reserve ratio. In addition, higher levels of bank failures in recent years and increases in the statutory deposit insurance limits have increased resolution costs to the FDIC and put pressure on the deposit insurance fund. In response, the FDIC increased assessment rates on insured institutions, charged a special assessment to all insured institutions as of June 30, 2009, and required banks to prepay three years’ worth of premiums on December 30, 2009. If there are additional financial institution failures, our bank may be required to pay even higher FDIC insurance premiums than the recently increased levels, or the FDIC may charge additional special assessments. Future increases of FDIC insurance premiums or special assessments could have a material adverse effect on our business, financial condition or results of operations.

We are subject to the CRA and fair lending laws, and our failure to comply with these laws could lead to material penalties.

The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The U.S. Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity and restrictions on expansion. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. The costs of defending, and any adverse outcome from, any such challenge could damage our reputation or could have a material adverse effect on our business, financial condition or results of operations.

Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively impacted by these laws. For example, our business is subject to the Gramm-Leach-Bliley Act which, among other things: (i) imposes certain limitations on our ability to share nonpublic personal information about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions) and (iii) requires we develop, implement and maintain a written comprehensive information security program containing safeguards appropriate based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of consumer or employee information, and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission, as well as at the state level, such as with regard to mobile applications.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services, which could have a material adverse effect on our business, financial conditions or results of operations. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to our reputation, which could have a material adverse effect on our business, financial condition or results of operations.

Our use of third party vendors and our other ongoing third party business relationships are subject to increasing regulatory requirements and attention.

We regularly use third party vendors as part of our business. We also have substantial ongoing business relationships with other third parties. These types of third party relationships are subject to increasingly demanding regulatory requirements and attention by our federal bank regulators. Recent regulation requires us to enhance our due diligence, ongoing monitoring and control over our third party vendors and other ongoing third party business relationships. In certain cases we may be required to renegotiate our agreements with these vendors to meet these enhanced requirements, which could increase our costs. We expect that our regulators will hold us responsible for deficiencies in our oversight and control of our third party relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third party vendors or other ongoing third party business relationships or that such third parties have not performed appropriately, we could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation, any of which could have a material adverse effect our business, financial condition or results of operations.

Risks Related to Our FDIC-Assisted Acquisition of TierOne Bank

Our bank has purchased certain assets and assumed certain liabilities of TierOne Bank in an FDIC-assisted transaction.

On June 4, 2010, our bank acquired certain assets and assumed certain liabilities of TierOne Bank from the FDIC in an assisted transaction, which could present additional risks to our business. Although this transaction provides for FDIC assistance to our bank to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the former TierOne Bank, we are still subject to some of the same risks we face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. Our ability to seek indemnification under the commercial loss-sharing arrangement, which covered $79 million in loans at December 31, 2014, terminates in June of 2015, and the single-family loss-sharing arrangement, which covered $117 million in loans at December 31, 2014, terminates in June of 2020.

Our decisions regarding the fair value of assets acquired and our estimated loss-sharing indemnification asset may be inaccurate.

We make various assumptions and judgments about the collectability of acquired loan portfolios, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of secured loans. In the FDIC-assisted transaction, we recorded a fair value adjustment and a related loss-sharing indemnification asset, representing 80% of expected credit losses. We have subsequently analyzed the portfolio on a regular basis, taking into account historical loss experience, volume and classification of loans, volume and trends in delinquencies and nonaccruals, local economic conditions and other pertinent information. As a result of these analyses, we have recorded allowance for loan losses, partially offset by additional indemnification assets, to address subsequent impairment in certain loans and pools of loans. While we believe that our current levels of fair value adjustments and allowance for loan losses are adequate to absorb future losses that may occur in the acquired loan portfolio, if our assumptions are incorrect, our actual losses could be higher than estimated and increased loss reserves may be needed to respond to different economic conditions or adverse developments in the acquired loan portfolio. Any increase in future loan losses could have a material adverse effect on our business, financial condition or results of operations.

Our ability to obtain reimbursement under the loss-sharing agreements on covered assets depends on our compliance with the terms of the loss-sharing agreements.

The loss-sharing agreements contain specific terms and conditions regarding the management of the covered assets that our bank must follow to receive reimbursement on losses from the FDIC. At December 31, 2014, $195.5 million of loans and $10.6 million of OREO was eligible for reimbursement to our bank. Under the loss-sharing agreements, our bank must, among other things:

•	manage and administer the covered assets in a manner consistent with its usual and prudent business and banking practices and, with respect to single family shared-loss loans, the procedures (including collection procedures) customarily employed by our bank in servicing and administering mortgage loans for its own account and the servicing procedures established by FNMA or the Federal Home Loan Mortgage Corporation, as in effect from time to time, and in accordance with accepted mortgage servicing practices of prudent lending institutions;

•	exercise its best judgment in managing, administering and collecting amounts on covered assets;

•	use commercially reasonable efforts to maximize recoveries with respect to losses on single family shared-loss assets and best efforts to maximize collections with respect to commercial shared-loss assets;

•	retain sufficient staff to perform the duties under the loss-sharing agreements;

•	adopt and implement accounting, reporting, record-keeping and similar systems with respect to the commercial shared-loss assets;

•	comply with the terms of the modification guidelines approved by the FDIC or another federal agency for any single-family shared-loss loan;

•	provide notice with respect to proposed transactions pursuant to which a third party or affiliate will manage, administer or collect any commercial shared-loss assets;

•	file monthly and quarterly certificates with the FDIC specifying the amount of losses, charge-offs and recoveries;

•	undergo periodic reviews by the FDIC and their agents to assess our bank’s operations and compliance with these requirements; and

•	maintain books and records sufficient to ensure and document compliance with the terms of the loss- sharing agreements.

The terms of the loss-sharing agreements are extensive and failure to comply with any of the guidelines could result in a specific asset or group of assets permanently losing their loss-sharing coverage. No assurances can be given that we will manage the covered assets in such a way as to always maintain loss-sharing coverage on all such assets and fully recover the value of our loss-sharing asset, and any loss-sharing coverage could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Principal Stockholder

NAB has significant control over us, and its interests may conflict with ours or our other stockholders’ in the future.

NAB indirectly beneficially owns approximately 68.2% of our common stock and has significant control over us. Following this offering, NAB will indirectly beneficially own approximately 37.1% of our common stock (or 32.5% if the underwriters’ option to purchase additional shares of common stock is exercised in full) and will continue to have significant control over us. NAB’s degree of control over us will depend on, among other things, its level of ownership of our common stock and its ability to exercise certain rights under the terms of the Stockholder Agreement that we entered into with NAB in connection with our IPO. NAB will be entitled to exercise certain of its rights under the Stockholder Agreement until the date that NAB ceases to control us for purposes of the BHC Act. We and NAB believe that NAB will not have a reasonable opportunity to seek a non-control determination under the BHC Act until NAB owns less than 25% of our outstanding common stock, although NAB’s ownership interest may need to be substantially less than 25% in order for NAB to obtain a non-control determination.

Under the Stockholder Agreement, NAB is entitled to designate nominees for election to our board of directors (the number of which will depend on its level of ownership) and make certain appointments to committees of our board of directors. For so long as NAB controls more than 50% of our outstanding common stock, it is able to determine the outcome of all matters requiring approval of stockholders, cause or prevent a change of control of our company and preclude all unsolicited acquisitions of our company, including transactions that may be in the best interests of our stockholders. As discussed below, following this offering, NAB will be entitled to continue to exercise control over many aspects of our business. For example, until the earlier of (i) the date that NAB ceases to control us for purposes of the BHC Act and (ii) the one-year anniversary of the date when NAB ceases to directly or indirectly beneficially own 50% of our outstanding common stock

(which will be the one-year anniversary of the completion of this offering), NAB has the right to designate a majority of the nominees for election to our board of directors. If NAB continues to control us for purposes of the BHC Act following the one-year anniversary of the completion of this offering, NAB will have the right to designate for nomination and election a number of individuals equal to the number of independent directors nominated to serve on our board of directors (other than any independent directors who have been designated by NAB) minus two until such time as NAB ceases to have such control. Following the date that NAB ceases to control us for purposes of the BHC Act, NAB will have the right to designate one nominee for election to our board of directors so long as NAB continues to beneficially own at least 5% of our outstanding common stock.

Until the date that NAB ceases to control us for purposes of the BHC Act, we will be required to obtain NAB’s prior written approval before undertaking (or permitting or authorizing any of our subsidiaries to undertake) various significant corporate actions, including engaging in certain business activities, entrance into mergers or consolidations, entrance into amendments to or terminations of material agreements, issuance of capital stock (subject to certain exceptions), incurrence or guarantee of indebtedness in excess of certain thresholds (subject to certain exceptions), termination of our or our bank’s Chief Executive Officer or Chief Financial Officer (other than for cause) and certain other significant transactions.

NAB’s concentration of voting power and veto rights could deprive stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company, and could affect the market price of our common stock. NAB’s interests may differ from our interests or those of our other stockholders. NAB has access to our internal information in the same manner and to the same extent as we provided immediately prior to our IPO and may affect the management of our business, or exercise its voting power, consent rights or information access in a manner unfavorable to our other stockholders. Moreover, NAB may be able to exercise its veto and other rights under the Stockholder Agreement for an extended period of time, depending on whether and when NAB is able to obtain a non-control determination from the Federal Reserve. In addition, although the Stockholder Agreement may only be assigned with the written consent of both parties, NAB, as our principal stockholder, will have the ability to cause us to consent to NAB’s assignment of its rights under the Stockholder Agreement. Such assignment could be to one or more persons whose interests may differ from ours, including a direct or indirect competitor who may use the rights to harm our business and our stockholders. While NAB has effective control of the GWB board, we are subject to regulation and supervision by APRA through APRA’s prudential regulation of NAB and its banking subsidiaries. See “—Risks Related to the Regulatory Oversight of Our Business.” Accordingly, NAB’s control over us and the consequences of such control could have a material adverse effect on our business and business prospects and negatively impact the trading price of our common stock.

We may fail to replicate or replace functions, systems and infrastructure provided to us by NAB prior to our IPO, and NAB may fail to perform the services provided for in the Transitional Services Agreement.

Although, historically, we have operated largely as a standalone company without significant services being received from NAB, NAB has provided certain financial, personnel and administrative support to us. NAB has no obligation to provide any support to us other than the limited services being provided pursuant to the Transitional Services Agreement. Under this agreement, NAB has agreed to continue to provide us with certain services NAB provided to us prior to the IPO for the applicable transitional period, including continuing to act as a counterparty to us on interest rate swaps and providing fair value calculations related to specified loans and interest rate swaps consistent with past practice, access to certain reporting systems and applications, certain risk, credit rating and tax oversight currently provided to us by NAB and certain insurance coverage under NAB’s group-wide insurance policies, for a period of time following our IPO. NAB has also agreed to continue to provide us with access to NAB systems required for us to continue reporting to NAB financial and other information consistent with our status as a consolidated NAB subsidiary. We currently expect to incur aggregate annual costs of approximately $1.8 million for all services provided by NAB under the Transitional Services Agreement, though our actual costs may vary.

We are currently expanding our infrastructure to replicate or replace the services provided by NAB under the Transitional Services Agreement that we will continue to need in the operation of our business following the termination of that agreement. Although we have negotiated the terms of the Transitional Services Agreement on an arms’-length basis, we cannot provide assurance that we could obtain these services at the same or better levels or at the same or lower costs from third party providers. As a result, when NAB ceases providing these services to us, either as a result of the termination of the Transitional Services Agreement or a failure by NAB to perform its obligations under the Transitional Services Agreement, our costs of procuring these services or comparable replacement services may increase, may result in service interruptions and may divert management attention from other aspects of our operations. In particular, our cost of procuring insurance coverage for our business could increase following the termination of the Transitional Services Agreement as we lose the ability to leverage NAB’s relationships with insurance providers. While we do not expect any increase in cost associated with replicating and replacing services provided to us under the Transitional Services Agreement to be material, there is a risk that these costs could have a material adverse effect on our business, financial condition or results of operations. Generally, most services to be provided by NAB or its affiliates will terminate on (i) the date NAB ceases to control us for purposes of the BHC Act or (ii) the one-year anniversary of the first date when NAB ceases to directly or indirectly beneficially own at least 50% of our outstanding common stock. Accordingly, we expect that most services provided under the agreement will terminate on the one-year anniversary of the completion of this offering (or earlier if NAB is able to obtain a non-control determination from the Federal Reserve).

As long as NAB owns a majority of our common stock, we will rely on certain of the exemptions from the corporate governance requirements of the NYSE available for “controlled companies.”

Following this offering, we will cease to be a “controlled company” within the meaning of the corporate governance listing standards of the NYSE because NAB will no longer own more than 50% of our outstanding common stock. As a controlled company, we elected not to comply with certain corporate governance requirements of the NYSE. Under the rules of the NYSE, in order for our shares to remain listed on the NYSE upon ceasing to qualify as a controlled company, we are required to comply fully with all NYSE corporate governance requirements, including having a majority of independent directors within a one year transition period. We must also transition to having only independent directors on our corporate governance and nominating committee and compensation committee.

Consistent with the NYSE corporate governance listing requirements, the Stockholder Agreement provides that, so long as we are a controlled company, we will not be required to comply with the requirements to have a majority of independent directors or to have the corporate governance and nominating committee and compensation committee of our board of directors consist entirely of independent directors. Six of the nine members of our board of directors, and one member of each of the corporate governance and nominating committee and compensation committee of our board of directors, do not currently qualify as “independent directors” under the applicable rules of the NYSE. As a result, investors in our common stock currently do not have certain of the protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

NAB may not complete the divestiture of our common stock that it owns as planned or at all.

NAB has announced that it intends to divest itself of our bank over time, subject to market conditions, consistent with its strategy of focusing on its core Australian and New Zealand franchises. Our IPO, through which NAB indirectly sold 18,400,000 shares of our common stock representing 31.8% of NAB’s ownership interest in us at the time of sale, was the first stage of NAB’s planned divestment. NAB continues to beneficially own 68.2% of our outstanding common stock. This offering of 18,000,000 shares of our common stock by the NAB selling stockholder, representing 45.6% of its ownership interest in our outstanding capital stock, is the second stage of NAB’s planned divestment. After the completion of this offering, NAB will beneficially own 37.1% of our outstanding common stock (or 32.5% if the underwriters’ option to purchase additional shares of common stock from the NAB selling stockholder is exercised in full). The timing of any subsequent sales by NAB of shares of our common stock is unknown at this time and will be subject to market conditions and the lock-up agreement entered into by the NAB selling stockholder and the underwriters in connection with this offering.

Although NAB has indicated that it intends to divest 100% of its ownership in our company over time, subject to market conditions and other considerations, it may not be able to do so. Any delay by NAB in completing, or uncertainty about its ability or intention to complete, the divestiture of our common stock that it owns on the planned timetable, on the contemplated terms (including at the contemplated capital and liquidity levels), or at all, could have a material adverse effect on our company and the market price for our common stock.

Conflicts of interest and other disputes may arise between NAB and us that may be resolved in a manner unfavorable to us and our other stockholders.

Conflicts of interest and other disputes may arise between NAB and us in connection with our past and ongoing relationships, and any future relationships we may establish in a number of areas, including, but not limited to, the following:

•	Contractual Arrangements. We entered into several agreements with NAB prior to the completion of our IPO that provide a framework for our ongoing relationship with NAB, including a Stockholder Agreement, Transitional Services Agreement and a Registration Rights Agreement. The Stockholder Agreement provides NAB with certain governance rights, including board and committee membership rights, and approval rights over our business, and obligates us to comply with certain covenants including certain information rights, access privileges and confidentiality matters. For example, we are required to obtain the written consent of NAB prior to engaging in certain acquisitions and similar transactions, acquiring or disposing of assets, liabilities or securities with a value in excess of $5 million or entering into, terminating or modifying a material contract, among other matters relating to our business and structure, for so long as NAB continues to control us for purposes of the BHC Act. The Transitional Services Agreement governs the continued provision of certain services to us by NAB for specified transition periods. The Registration Rights Agreement governs our obligation to register shares of our common stock beneficially owned by NAB under certain circumstances. Disagreements regarding the rights and obligations of NAB or us under each of these agreements could create conflicts of interest for certain of our directors and officers, as well as actual disputes that may be resolved in a manner unfavorable to us and our other stockholders. Interruptions to or problems with services provided under the Transitional Services Agreement could result in conflicts between us and NAB that increase our costs both for the processing of business and the potential remediation of disputes. Although we believe each of these agreements contains commercially reasonable terms, the terms of these agreements may later prove not to be in the best interests of our future stockholders or may contain terms more or less favorable than we could obtain from third parties. In addition, certain of our officers negotiating these agreements may appear to have conflicts of interest as a result of their employment with NAB or Bank of New Zealand at the time these agreements were negotiated. However, we subsequently entered into employment agreements with these individuals, and they are no longer employed by NAB or Bank of New Zealand, as applicable.

•

Competing Business Activities. In the ordinary course of its business, NAB may also engage in activities where NAB’s interests conflict or are competitive with our or our other stockholders’ interests. These activities may include NAB’s interests in any transactions it conducts with us (including any interest rate swaps we enter into with NAB to manage the interest rate risk associated with certain of our long-term fixed-rate loans), any exercise by NAB of its rights to register and sell additional stock under the Registration Rights Agreement, any sale by NAB of a controlling interest in us to a third party or, subject to the terms of the Stockholder Agreement, any investments by NAB in, or business activities conducted by NAB for, one or more of our competitors. Any of these disputes or conflicts of interests that arise may be resolved in a manner adverse to us or to our stockholders other than NAB and its affiliates. Subject to the non-competition restrictions contained in the Stockholder

Agreement, NAB also may pursue acquisition and other opportunities that may be part of or complementary to our business, and, as a result, those acquisition opportunities may not be available to us. As a result, our future competitive position and growth potential could be adversely affected.

•	Cross Officerships, Directorships and Stock Ownership. Those members of our board of directors nominated by NAB may have, or appear to have, conflicts of interest with respect to certain of our operations as a result of any roles they may have as officers or employees of NAB or any of its affiliates or any investments or interests they may own in companies that compete with our business. The ownership interests of our directors or executive officers in the common stock of NAB could create, or appear to create, conflicts of interest when directors and executive officers are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to (i) the nature, quality and cost of services rendered to us by NAB, (ii) disagreement over the desirability of a potential business or acquisition opportunity or business plans, (iii) employee retention or recruiting or (iv) our dividend policy.

•	Business Opportunities. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of NAB or any of its affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected.

These and other conflicts of interest and potential disputes could have a material adverse effect on our business, financial condition, results of operations or on the market price of our common stock.

Risks Related to Our Common Stock

Our stock price may be volatile, and our stockholders could lose part or all of their investment as a result.

Stock price volatility may make it more difficult for our stockholders to resell their common stock when they want and at prices they find attractive. Our stock price may fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in our quarterly results of operations;

•	recommendations or research reports about us or the financial services industry in general published by securities analysts;

•	the failure of securities analysts to cover, or continue to cover, us;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	perceptions in the marketplace regarding us, our competitors or other financial institutions;

•	future sales of our common stock;

•	departure of our management team or other key personnel;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws and regulations;

•	litigation and governmental investigations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

If any of the foregoing occurs, it could cause our stock price to fall and may expose us to litigation that, even if our defense is successful, could distract our management and be costly to defend. General market fluctuations, industry factors and general economic and political conditions and events—such as economic slowdowns or recessions, interest rate changes or credit loss trends—could also cause our stock price to decrease regardless of operating results.

We may not pay dividends on our common stock in the future.

Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, we are a bank holding company, and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. In addition, our ability to pay dividends depends primarily on our receipt of dividends from our bank, the payment of which is subject to numerous limitations under federal and state banking laws, regulations and policies. See “Supervision and Regulation—Dividends; Stress Testing.” As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our common stock. Any change in the level of our dividends or the suspension of the payment thereof could have a material adverse effect on the market price of our common stock.

Future sales of our common stock in the public market, including expected sales by NAB, could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute the ownership interests of our stockholders.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock available for sale or from the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

As of the date of this prospectus, we had a total of 57,886,114 outstanding shares of common stock. Of the outstanding shares, approximately 18,400,000 are freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with certain limitations under applicable law. All the shares sold in this offering will be freely tradable without restriction, except for shares acquired by any of our affiliates. Immediately after this offering, the public market for our common stock will include the 18,000,000 shares of common stock that are being sold in this offering (or 20,700,000 shares if the underwriters exercise their option to purchase additional shares in full) and the 18,400,000 shares of common stock sold in our initial public offering.

NAB has announced that this offering is the second stage of its planned divestment of its U.S. retail banking operations and that, subject to market conditions and other considerations, it intends to divest 100% of its remaining ownership in our company over time.

The timing and manner of the sale of NAB’s remaining ownership of our common stock remains uncertain, and we have no control over the manner in which NAB may seek to divest such remaining shares. NAB could elect to sell its common stock in a number of different ways, including in a number of tranches via future registrations or, alternatively, by the sale of all or a significant tranche of such remaining shares to a single third party purchaser. Any such sale would impact the price of our shares of common stock and there can be no guarantee that the price at which NAB is willing to sell its remaining shares will be at a level that our board of directors would be prepared to recommend to holders of our common stock or that our stockholders determine adequately values our shares of common stock.

In connection with our IPO, we also entered into the Registration Rights Agreement with NAB which grants NAB demand and “piggyback” registration rights with respect to the shares of our common stock that NAB beneficially owns. NAB may exercise its demand and piggyback registration rights at any time, subject to certain limitations, and any shares of our common stock registered pursuant to NAB’s registration rights will be freely tradable in the public market, other than any shares acquired by any of our affiliates.

We have also filed a registration statement registering 897,222 shares of our common stock for issuance pursuant to awards granted under our equity incentive plans. We have granted awards covering 295,730 shares of our common stock under these plans as of March 31, 2015. We may increase the number of shares registered for this purpose from time to time. Once we issue these shares, their holders will be able to sell them in the public market.

We, NAB, the NAB selling stockholder and our directors and executive officers have entered into lock-up arrangements under which we and they have agreed that we and they will not sell, directly or indirectly, any common stock for a period of 75 days from the date of this prospectus (subject to certain exceptions) without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC. See “Underwriting.”

We cannot predict the size of future issuances or sales of our common stock or the effect, if any, that future issuances or sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

Certain banking laws and certain provisions of our certificate of incorporation may have an anti-takeover effect.

Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. Acquisition of 10% or more of any class of voting stock of a bank holding company or depository institution, including shares of our common stock, generally creates a rebuttable presumption that the acquirer “controls” the bank holding company or depository institution. Also, a bank holding company must obtain the prior approval of the Federal Reserve before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including our bank.

There also are provisions in our amended and restated certificate of incorporation and amended and restated bylaws, such as limitations on the ability to call a special meeting of our stockholders, and the classification of our board of directors into three separate classes each serving for three-year terms, that may be used to delay or block a takeover attempt. In addition, our board of directors is authorized under our amended and restated certificate of incorporation to issue shares of our preferred stock, and determine the rights, terms conditions and privileges of such preferred stock, without stockholder approval. These provisions may effectively inhibit a non-negotiated merger or other business combination, which, in turn, could have a material adverse effect on the market price of our common stock.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our amended and restated certificate of incorporation. This choice of forum provision may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs which could have a material adverse effect on our business, financial condition or results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or the following:

•	current and future economic and market conditions in the United States generally or in our states in particular, including the rate of growth and employment levels;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin, our investments, and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	the geographic concentration of our operations, and our concentration on originating business and agribusiness loans;

•	the relative strength or weakness of the agricultural and commercial credit sectors and of the real estate markets in the markets in which our borrowers are located;

•	declines in the market prices for agricultural products for any reason;

•	our ability to effectively execute our strategic plan and manage our growth;

•	our ability to successfully manage our credit risk and the sufficiency of our allowance for loan loss;

•	our credit-related charges may be higher in the future and loans on our “Watch” list may result in charge-offs in the future;

•	our ability to attract and retain skilled employees or changes in our management personnel;

•	our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business;

•	changes in the demand for our products and services;

•	the effectiveness of our risk management and internal disclosure controls and procedures;

•	fluctuations in the values of our assets and liabilities and off-balance sheet exposures;

•	our ability to attract and retain customer deposits;

•	our access to sources of liquidity and capital to address our liquidity needs;

•	possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations;

•	our ability to identify and address cyber-security risks;

•	any failure or interruption of our information and communications systems;

•	our ability to keep pace with technological changes;

•	our ability to successfully develop and commercialize new or enhanced products and services;

•	possible impairment of our goodwill and other intangible assets, or any adjustment of the valuation of our deferred tax assets;

•	the effects of problems encountered by other financial institutions;

•	the effects of geopolitical instability, including war, terrorist attacks, and man-made and natural disasters;

•	the effects of the failure of any component of our business infrastructure provided by a third party;

•	the impact of, and changes in applicable laws, regulations and accounting standards and policies;

•	market perceptions associated with our separation from NAB and other aspects of our business;

•	our likelihood of success in, and the impact of, litigation or regulatory actions;

•	our inability to receive dividends from our bank and to service debt, pay dividends to our common stockholders and satisfy obligations as they become due;

•	the effect of NAB’s beneficial ownership of our outstanding common stock and the control it will retain over our business following the offering;

•	the incremental costs of operating as a standalone public company;

•	our ability to remediate the material weakness identified relating to the design and operation of our internal control over financial reporting and our ability to report our future financial results accurately and timely as a publicly listed company if we fail to maintain an effective system of disclosure controls and procedures and internal control over financial reporting;

•	our ability to meet our obligations as a public company, including our obligations under Section 404 of Sarbanes-Oxley;

•	our ability to retain service providers to perform oversight or control functions or services that have otherwise been performed in the past by NAB; and

•	damage to our reputation from any of the factors described above, in “Risk Factors” or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering. All of the shares in this offering are being sold by the NAB selling stockholder. See “Principal and Selling Stockholder.” All proceeds from the sale of these shares, net of underwriters’ discounts and offering expenses, will be received by the NAB selling stockholder, a subsidiary of NAB.

DIVIDEND POLICY AND DIVIDENDS

Dividend Policy

On January 28, 2015, our board of directors declared a cash dividend of $0.12 per common share payable on February 23, 2015 to owners of record as of February 12, 2015.

Although we expect to pay dividends according to our dividend policy, we may elect not to pay dividends. Any future declarations of dividends will be at the discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account: (i) our financial results; (ii) our available cash, as well as anticipated cash requirements (including debt servicing); (iii) our capital requirements and the capital requirements of our subsidiaries (including our bank); (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our bank to us; (v) general economic and business conditions; and (vi) any other factors that our board of directors may deem relevant. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends. See “Risk Factors—Risks Related to Our Common Stock—We may not pay dividends on our common stock in the future” and “Material U.S. Federal Tax Considerations for Non-U.S. Holders of Our Common Stock—Dividends.”

Our ability to declare and pay dividends on our stock is also subject to numerous limitations applicable to bank holding companies under federal and state banking laws, regulations and policies. Federal bank regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, under the DGCL, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Surplus is generally defined as the excess of the fair value of our total assets over the sum of the fair value of our total liabilities plus the aggregate par value of our issued and outstanding capital stock.

Because we are a holding company and do not engage directly in other business activities of a material nature, our ability to pay dividends on our stock depends primarily upon our receipt of dividends from our bank, the payment of which is subject to numerous limitations under federal and state banking laws, regulations and policies. In general, dividends by our bank may only be declared from its net profits and may be declared no more than once per calendar quarter. The approval of the South Dakota Director of Banking is required if our bank seeks to pay aggregate dividends during any calendar year that would exceed the sum of its net profits from the year to date and retained net profits from the preceding two years, minus any required transfers to surplus. Moreover, under the Federal Deposit Insurance Act, or FDIA, an insured depository institution may not pay any dividends if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, the federal bank regulatory agencies have issued policy statements providing that FDIC-insured depository institutions and their holding companies should generally pay dividends only out of their current operating earnings. See “Supervision and Regulation—Dividends; Stress Testing” for more information on federal and state banking laws, regulations and policies limiting our and our bank’s ability to declare and pay dividends. The current and future dividend policy of our bank is also subject to the discretion of its board of directors. Our bank is not obligated to pay dividends to us. For additional information, see “Risk Factors—Risks Related to Our Business—We rely on dividends and other payments from our bank for substantially all of our revenue” and “Risk Factors—Risks Related to Our Common Stock—We may not pay dividends on our common stock in the future.”

None of the indentures governing our outstanding junior subordinated debentures contain covenants limiting our ability or the ability of our subsidiaries to pay dividends, absent a default under the terms of the indenture, or under our guarantee of the trust preferred securities issued by our affiliate that owns the applicable debentures, or a deferral of the payment of interest on such debentures in accordance with the terms of the applicable indenture.

Under our amended and restated certificate of incorporation, holders of our common stock and non-voting common stock are equally entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available funds. No shares of our non-voting common stock are outstanding at the time of this offering and no such shares will be outstanding immediately following this offering.

Our Historical Dividends

On January 28, 2015, our board of directors declared a cash dividend of $0.12 per common share payable on February 23, 2015 to owners of record as of February 12, 2015. Prior to our IPO, Great Western Bancorporation, Inc., or GWBI, declared and paid dividends to National Americas Investment, Inc., or NAI, as the sole beneficial owner of its common stock, on a semi-annual basis. GWBI declared and paid to NAI no dividends during the first three months of fiscal year 2015 and $102.0 million, $41.4 million and $41.8 million during fiscal years 2014, 2013 and 2012, respectively.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been listed on the NYSE under the symbol “GWB” since October 15, 2014. The following table sets forth, for the periods indicated, the high and low sale prices in dollars on the NYSE for our common stock with respect to the periods indicated.

	High	Low
October 15, 2014 through December 31, 2014	$23.73	$17.40
For the quarter ended March 31, 2015	$24.59	$19.76
For the quarter ended June 30, 2015 (through April 27, 2015)	$23.48	$21.86

On April 27, 2015, the last reported sale price for our common stock on the NYSE was $22.76 per share. As of April 27, 2015, there were approximately 77 stockholders of record of our common stock. These figures do not reflect the beneficial ownership or shares held in nominee name, nor do they include holders of any restricted stock units.

CAPITALIZATION

The following table shows our capitalization, including regulatory capital ratios, on a consolidated basis at December 31, 2014. You should read the following table in conjunction with the sections titled “Selected Historical Consolidated Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

At December 31, 2014
Actual
(dollars in thousands)
Debt:
Short-Term Borrowings
Securities sold under agreements to repurchase	$187,693
Related party notes payable	5,500
FHLB advances and other short-term borrowings	25,085

Total short-term borrowings	$218,278

Long-Term Borrowings
Securities sold under agreements to repurchase	$2,892
FHLB advances	550,000
Related party notes payable	35,795
Subordinated debentures	56,083

Total long-term borrowings	$644,770

Stockholders’ Equity:
Common stock, par value $0.01 per share on an as adjusted basis (500,000,000 shares authorized, 57,886,114 shares outstanding)	$579
Non-voting common stock, par value $0.01 per share on an as adjusted basis (50,000,000 shares authorized, no shares outstanding)	—
Additional paid-in capital	1,260,592
Retained earnings	193,241
Accumulated other comprehensive (loss)	(3,042)

Total stockholders’ equity	1,451,370

Total capitalization(1)	$2,314,418

Capital Ratios:
Tier 1 capital ratio	11.8%
Total capital ratio	12.9%
Tier 1 leverage ratio	9.1%
Tangible common equity to tangible assets(2)	8.3%

(1)	Excludes 897,222 shares of our common stock reserved and available for future issuance under our equity incentive plans.
(2)	Our tangible common equity to tangible assets ratio is a non-GAAP financial measure. For more information on this financial measure, including a reconciliation to the most directly comparable GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

You should read the selected historical consolidated financial and operating data set forth below in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization,” as well as our consolidated financial statements and the related notes included elsewhere in this prospectus. The historical financial information as of and for the fiscal years ended September 30, 2014, 2013 and 2012 is derived from our audited financial statements included elsewhere in this prospectus. The historical financial information as of and for the three-month periods ended December 31, 2014 and 2013 is derived from our unaudited financial statements included elsewhere in this prospectus, which have been prepared on the same basis as our audited consolidated financial statements. Our historical results may not be indicative of our future performance. In addition, results for the three-month periods ended December 31, 2014 and 2013 may not be indicative of the results that may be expected for the full fiscal year. The historical financial information below also contains non-GAAP financial measures, which have not been audited. For information relating to our preliminary financial results for the three months ended March 31, 2015, see “Summary Prospectus—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Exhibit 99.1 to the registration statement of which this prospectus forms a part.

	At and for the three months ended December 31,		At and for the fiscal year ended September 30,
	2014	2013	2014	2013	2012
			(dollars in thousands)

Income Statement Data:
Interest and dividend income	$90,578	$88,771	$352,476	$349,634	$339,142
Interest expense	7,669	8,630	32,052	39,161	50,971

Net interest income	82,909	80,141	320,424	310,473	288,171
Provision (recovery) for loan losses	3,319	(875)	684	11,574	30,145

Net interest income, after provision (recovery) for loan losses	79,590	81,016	319,740	298,899	258,026
Noninterest income	7,900	10,826	39,781	59,832	67,946
Noninterest expense	47,091	48,299	200,222	208,590	208,819

Income before income taxes	40,399	43,543	159,299	150,141	117,153
Provision for income taxes	13,702	14,939	54,347	53,898	44,158

Net income	$26,697	$28,604	$104,952	$96,243	$72,995

Other Financial Info / Performance Ratios:
Net interest margin(2)	3.91%	3.98%	4.02%	3.99%	3.94%
Adjusted net interest margin(1) (2)	3.67%	3.77%	3.79%	3.81%	3.81%
Efficiency ratio(1)	48.5%	47.4%	50.4%	50.6%	52.8%
Return on average total assets(2)	1.10%	1.23%	1.14%	1.07%	0.85%
Return on average common equity(2)	7.39%	7.98%	7.34%	6.97%	5.40%
Return on average tangible common equity(1) (2)	15.8%	18.5%	16.6%	17.5%	15.0%

Balance Sheet Data:
Loans(3)	$6,986,765	6,487,893	$6,787,467	$6,362,673	$6,138,574
Allowance for loan losses	51,820	56,069	47,518	55,864	71,878
Securities	1,263,983	1,384,671	1,341,242	1,480,449	1,581,875
Goodwill	697,807	697,807	697,807	697,807	697,807
Total assets	9,641,261	9,273,411	9,371,429	9,134,258	9,008,252
Total deposits	7,239,206	7,185,637	7,052,180	6,948,208	6,884,515
Total liabilities	8,189,891	7,867,095	7,950,339	7,717,044	7,619,689
Total stockholders’ equity	1,451,370	1,406,316	1,421,090	1,417,214	1,388,563

	At and for the three months ended December 31,		At and for the fiscal year ended September 30,
	2014	2013	2014	2013	2012
			(dollars in thousands)

Asset Quality Ratios:
Nonperforming loans / total loans	0.98%	1.84%	1.16%	2.03%	2.76%
Allowance for loan losses / total loans	0.74%	0.86%	0.70%	0.88%	1.17%
Net charge-offs / average total loans(2)	(0.06%)	(0.07%)	0.14%	0.44%	0.54%

Capital Ratios:
Tier 1 capital ratio	11.8%	12.1%	11.8%	12.4%	11.9%
Total capital ratio	12.9%	13.4%	12.9%	13.8%	13.7%
Tier 1 leverage ratio	9.1%	8.9%	9.1%	9.2%	8.3%
Tangible common equity to tangible assets(1)	8.3%	8.0%	8.2%	8.2%	7.8%

(1)	This is a non-GAAP financial measure. For more information on this non-GAAP financial measure, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”
(2)	Calculated as an annualized percentage for the three months ended December 31, 2014 and 2013, as applicable.
(3)	Loans include unpaid principal balance net of unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The historical consolidated financial data discussed below reflects our historical results of operations and financial condition and should be read in conjunction with our financial statements and related notes thereto presented elsewhere in this prospectus. In addition to historical financial data, this discussion includes certain forward-looking statements regarding events and trends that may affect our future results. Such statements are subject to risks and uncertainties that could cause our actual results to differ materially. See “Cautionary Note Regarding Forward-Looking Statements.” For a more complete discussion of the factors that could affect our future results, see “Risk Factors.”

All references to net interest income, net interest margin, interest income on loans other than loans acquired with deteriorated credit quality, yield on loans acquired with deteriorated credit quality and the related non-GAAP adjusted measure of each item are presented on a fully-tax equivalent (“FTE”) basis unless otherwise noted. Any discrepancies included in this filing between totals and the sums of percentages and dollar amounts presented, or between rounded dollar amounts, are due to rounding.

Overview

We are a full-service regional bank holding company focused on relationship-based business and agribusiness banking. We serve our customers through 158 branches in attractive markets in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. During the quarter ended December 31, 2014, we opened a new branch in Greeley, Colorado and we have announced plans to relocate our business banking hub in Omaha, Nebraska in an effort to drive revenue growth in that market and plans to close five branches in our Omaha, Nebraska and Sioux Falls, South Dakota markets that we no longer believe are consistent with our strategy. We do not expect any material negative impact to our financial results arising from these closures.

We were established more than 70 years ago and have achieved strong market positions by developing and maintaining extensive local relationships in the communities we serve. By leveraging our business and agribusiness focus, presence in attractive markets, highly efficient operating model and robust approach to risk management, we have achieved significant and profitable growth—both organically and through disciplined acquisitions. We provide financial results based on a fiscal year ending September 30 as a single reportable segment.

Growth in our loan portfolio, which totaled $6.99 billion at December 31, 2014, has driven growth in our total assets during fiscal years 2013 and 2014 and in the first quarter of fiscal year 2015. From September 30, 2009 to September 30, 2014, we have grown our total assets at a CAGR of 12%, our loan portfolio at a CAGR of 15% and our deposit base at a CAGR of 13%. This growth was primarily generated by our acquisition of TierOne Bank in 2010, which represented approximately $2.5 billion of our $3.1 billion total asset growth in fiscal year 2010. From September 30, 2013 to September 30, 2014, our total assets, loan portfolio and deposit base grew by 3%, 7% and 1%, respectively, as our loan growth drove continued asset growth, despite being offset by a reduction in the size of our investment portfolio. We achieved this overall loan growth while adhering to our strategy of focusing growth in the commercial non-real estate and agriculture segments of our portfolio, along with certain sub-segments of commercial real estate loans. Our commercial non-real estate loans represent a range of sectors, including key areas such as agribusiness services, freight and transport, healthcare and tourism. Our agriculture loan portfolio remains well diversified across the range of crops and livestock produced in our markets, including grains (primarily corn, soybeans and wheat), proteins (primarily beef cattle, dairy products and hogs) and other (including cotton and vegetables). Adjusted for the effect of fixed-to-floating interest rate swaps matching certain of our fixed-rate loans, our loan portfolio generally has a short duration, with an average tenor of 1.4 years.

Both loans and deposits grew during the quarter ending December 31, 2014. Total loans increased from $6.79 billion at September 30, 2014 to $6.99 billion at December 31, 2014, an increase of $199.3 million or

2.9%. The majority of loan growth occurred in the commercial real estate, or CRE, and agribusiness segments of the portfolio, with a portion of the growth in agribusiness driven by seasonality related to some of our customers’ tax planning strategies. The loan portfolio remains well diversified across a number of segments, industries and geographies. Deposits increased from $7.05 billion at September 30, 2014 to $7.24 billion at December 31, 2014, an increase of $187.0 million or 2.7%. The growth in deposits was balanced between noninterest-bearing and interest-bearing accounts, with the majority of the growth in interest-bearing balances driven by successful campaigns to generate business and consumer account balances.

Our asset quality remained strong through the first quarter of fiscal year 2015 with continuing declines in nonperforming loans despite our overall loan growth. Total nonperforming loans decreased from $169.4 million as of September 30, 2012 to $129.0 million as of September 30, 2013 and $78.9 million as of September 30, 2014. Total nonperforming loans further decreased to $68.5 million on December 31, 2014, a decrease of 13% during the quarter. Excluding charge-offs on acquired loans subject to purchase accounting fair value adjustments, net charge-offs as a percentage of average total loans have also declined from 54 basis points for fiscal year 2012 to 44 basis points for fiscal year 2013, 14 basis points for fiscal year 2014, and six basis points (annualized) for the quarter ending December 31, 2014. As of December 31, 2014, $29.5 million of our total nonperforming loans are covered by FDIC loss-sharing arrangements. We anticipate higher credit-related charges in the second quarter of fiscal year 2015 related to a small number of C&I lending exposures and higher OREO charges. For more information related to these charges, see “—Key Factors Affecting Our Business and Financial Statements—Asset Quality and Loss-Sharing Arrangements.”

Net income was $105.0 million for fiscal year 2014, an increase of $8.7 million, or 9%, compared $96.2 million for fiscal year 2013, and an increase of $32.0 million compared to fiscal year 2012. Our net interest margin increased to 4.02% for fiscal year 2014 from 3.99% for fiscal year 2013. Adjusted net interest margin, which adjusts for the current realized gain (loss) on interest rate swaps, and which we believe is a more representative measure of our performance, was 3.79% for fiscal year 2014, a decline of 2 basis points compared to 3.81% for fiscal year 2013, primarily due to competition for loan pricing across our footprint that was partially offset by improvements in our deposit funding cost. Our noninterest income declined during fiscal year 2014 primarily as a result of slower home mortgage activity, particularly refinancings, and a reduction in gains on sales of investment securities. For more information on our adjusted net interest margin, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

Net income was $26.7 million for the three months ended December 31, 2014, a decrease of $1.9 million, or 7%, compared to the three months ended December 31, 2013. Provision for loan losses was $3.3 million in the current period compared to $(0.9) million (i.e. net release of provision) in the comparable period, an increase of $4.2 million between the two periods. Higher provision for loan losses was partially offset by stronger net interest income and lower noninterest expenses. Our efficiency ratio remained strong during the quarter at 48.5%.

Net interest margin was 3.91% for the first quarter of fiscal year 2015 and 3.98% for the first quarter of fiscal year 2014. Adjusted net interest margin, which adjusts for the current realized gain (loss) on interest rate swaps, and which we believe is a more representative measure of our performance, was 3.67% and 3.77%, respectively, for the first quarter of fiscal year 2015 and the comparable period of 2014. Net interest margin and adjusted net interest margin for the current quarter were impacted by the fact that the proceeds from our initial public offering were held on deposit in our bank by NAB for most of the quarter. These funds earned marginal interest income and drove each measure lower by approximately 9 basis points. For more information on our adjusted net interest margin, including a reconciliation of each to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

Net income for the quarter represents earnings per common share of $0.46, compared to $0.49 in the comparable period. On January 28, 2015, our board of directors declared a cash dividend of $0.12 per common share payable on February 23, 2015 to owners of record as of February 12, 2015.

We believe our operating efficiency is a key component of our growth and profitability. We continue to monitor salary and benefits costs, optimize our branch network (which resulted in the net closure of 25 branches between September 30, 2012 and March 31, 2015) and focus on our core business and agribusiness banking competencies. Our efficiency ratio decreased to 50.4% for fiscal year 2014, compared to 50.6% for fiscal year 2013 and 52.8% for fiscal year 2012, driven by lower tangible noninterest expense, partially offset by lower revenue. Our operating efficiency helped drive returns on average total assets and average tangible common equity for fiscal year 2014 which were 1.14% and 16.6%, respectively, compared to 1.07% and 17.5%, respectively, for fiscal year 2013. While we have incurred and expect to continue to incur additional costs associated with operating as a public company, we believe our efficiency initiatives, including continuing to optimize our branch network, will allow us to continue our historically efficient operations. For more information on our efficiency ratio and return on average tangible common equity, including a reconciliation of each to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

We have achieved significant and profitable growth organically and through disciplined acquisitions. We have successfully completed eight acquisitions since 2006, including our 2010 FDIC-assisted acquisition of TierOne Bank, which represented approximately $2.5 billion in acquired assets.

We maintain a solid funding position supported substantially by customer deposits, which have continued to grow in recent years. Our deposit balances were $7.05 billion at September 30, 2014, an increase of $104.0 million compared with September 30, 2013 and an increase of $167.7 million compared with September 30, 2012. In fiscal year 2013, we began a strategic initiative to transition the composition of our deposit portfolio away from higher-cost term deposits (such as certificates of deposit, or CDs) toward more cost-effective transaction accounts (such as negotiable order of withdrawal, or NOW, accounts, money market deposit accounts, or MMDAs, and savings accounts). As a result, CDs have decreased to 27% of our average deposits for fiscal year 2014 compared to 37% for fiscal year 2013. The effects of this initiative have included a decline in our deposit-related interest expense, with average cost of deposits at 0.36% for fiscal year 2014, a decline of 12 basis points compared with fiscal year 2013 and 32 basis points compared with fiscal year 2012. This initiative has also led to slower overall growth in deposits compared to previous years, driven by the runoff of higher cost CD balances, more than offset by growth in transaction accounts. We expect to continue to drive a transformation in our funding by focusing on attracting business deposits by leveraging our agribusiness and business banking relationships.

Our capital position has remained strong, with Tier 1 capital, total capital and Tier 1 leverage ratios of 11.8%, 12.9% and 9.1%, respectively, at September 30, 2014, compared to 12.4%, 13.8% and 9.2%, respectively, as of September 30, 2013. Our capital position remained stable at December 31, 2014, with capital ratios at the same levels as at September 30, 2014. Retained earnings increased during the quarter, offset by the impact of higher risk weighted assets primarily driven by loan growth. Our tangible common equity to tangible assets ratio was 8.3% at December 31, 2014 compared to 8.2% at September 30, 2014 and at September 30, 2013. For more information on our tangible common equity to tangible assets ratio, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

Until our IPO, which occurred in October 2014, we were a wholly owned subsidiary of NAB, and our results have been part of NAB’s consolidated business operations since NAB acquired us in 2008. NAB is a large financial institution incorporated in Australia and listed on the Australian Securities Exchange with operations in Australia, New Zealand, the United Kingdom, the United States and parts of Asia. Historically, NAB and its affiliates have provided financial and administrative support to us. In connection with our IPO, we and NAB entered into certain agreements that provide a framework for our ongoing relationship, including a Stockholder Agreement governing NAB’s rights as our principal stockholder and a Transitional Services Agreement pursuant to which NAB has agreed to continue to provide us with certain services for a transition period. We do not expect our costs associated with these services to be significant.

Recent Developments

On April 28, 2015, we announced our preliminary financial results for the three months ended March 31, 2015. We have not filed our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and, therefore, our operating results for the period are subject to completion of our normal quarter-end closing and review procedures, which may result in changes to these results. For additional information related to our preliminary results, see Exhibit 99.1 to the registration statement of which this prospectus forms a part.

Set forth below is a summary of our financial highlights for the period:

•	Our net income was $19.7 million, or $0.34 per share, for the three months ended March 31, 2015, compared to net income of $26.0 million, or $0.45 per share, for the same quarter of fiscal year 2014. For the six months ended March 31, 2015, our net income was $46.4 million, or $0.80 per share, compared to $54.6 million, or $0.94 per share, for the same period of fiscal year 2014.

•	Our continuing noninterest expense management contributed to an efficiency ratio of 51.7% for the three months ended March 31, 2015.

•	Our total loans grew $85.7 million during the quarter bringing fiscal year to date growth to $285.0 million, or 4.2%, during the six month period ended September 30, 2014.

•	Our deposits grew $248.5 million during the quarter, or 3.4% compared to December 31, 2014, which fully funded expansion of our loan portfolio and allowed for seasonal pay down of FHLB borrowings by $435.5 million, or 6.2%, compared to September 30, 2014.

As described under the heading “Prospectus Summary—Recent Developments,” we incurred higher total credit-related charges of approximately $14.0 million during the quarter principally driven by a small number of C&I lending exposures that deteriorated during the quarter. We believe the higher charges were driven by customer-specific developments and are not indicative of broader credit concerns across our loan portfolio.

A summary of total credit-related charges incurred during the current, prior and comparable quarters is presented below:

GREAT WESTERN BANCORP, INC.

Summary of Credit-Related Charges (Unaudited)

(Dollars in thousands)		For the three months ended:
Item	Included within F/S Line Item(s):	March 31, 2015	December 31, 2014	March 31, 2014
Provision for loan losses	Provision for loan losses	$9,679	$3,319	$(2,690)
Net OREO charges	1) Net (gain) loss from sale of repossessed property and other assets 2) Other noninterest expense	2,634	1,846	1,219
Reversal of interest income on nonaccrual loans	Interest income on loans	517	(162)	6
Loan fair value adjustment related to credit	Net increase (decrease) in fair value of loans at fair value	1,184	2,223	(683)

Total		$14,014	$7,226	$(2,148)

Our provision for loan losses increased to $9.7 million for the quarter ended March 31, 2015, compared to $(2.7) million (i.e., release of provision for loan losses) in the same quarter of fiscal year 2014, a pre-tax increase of $12.4 million between the two periods. Of the total provision for loan losses for the quarter, $8.8 million related to our commercial non-real estate loans and $1.3 million related to our agriculture loans, with immaterial increases or decreases related to our other portfolio segments.

Net charge-offs for the quarter were $9.1 million, or 0.52% of total loans on an annualized basis, bringing fiscal year-to-date net charge-offs to $8.1 million, or 0.23% of total loans on an annualized basis. For the comparable periods in fiscal year 2014, net charge-offs were $6.2 million, or 0.39% of total loans on an annualized basis, and $5.1 million, or 0.16% of loans on an annualized basis, respectively. Substantially all net charge-offs for the quarter were concentrated within the commercial non-real estate ($7.4 million) and commercial real estate ($1.6 million) segments of our loan portfolio, while agriculture net charge-offs were nearly zero for the quarter. The ratio of allowance for loan losses to total loans increased from 0.70% at September 30, 2014 to 0.74% at March 31, 2015.

At March 31, 2015, nonperforming loans were $74.3 million, with $27.8 million of the balance covered by FDIC loss-sharing arrangements. Total nonperforming loans represent a 6% decrease compared to September 30, 2014 and a 9% increase compared to December 31, 2014. The increase since December 31, 2014 was principally driven by three agriculture relationships, two of which are in the “specialty agriculture” segment of our portfolio, that migrated to nonperforming status. Nonaccrual loans not covered by FDIC loss-sharing arrangements increased by $2.6 million compared to September 30, 2014, and by $7.5 million compared to December 31, 2014. Since September 30, 2014, C&I nonaccrual loans have increased by $4.1 million, driven primarily by deterioration of a small number of credits that triggered the majority of the increased credit-related charges in the current quarter, agriculture nonaccrual loans have increased $7.4 million, primarily driven by the deterioration of three specific credit exposures, and CRE nonaccrual loans have decreased $9.9 million, primarily driven by the liquidation of one customer’s business, which triggered a partial charge-off in the first fiscal quarter.

At March 31, 2015, the ratio of our allowance for loan losses to nonaccrual loans, excluding the portion of loans guaranteed by the U.S. government, was 112% and nonaccrual loans, excluding the portion of nonaccrual loans guaranteed by the U.S. government, was 0.66% of our total loans.

OREO balances declined by $6.0 million since September 30, 2014, with $8.6 million of the $43.6 million of total OREO as of March 31, 2015 covered by FDIC loss-sharing arrangements. Loans on “Watch” status were $384.4 million as of March 31, 2015, an increase of 34% compared to September 30, 2014. Some of the increase reflects ongoing proactive management of credit exposures and some of the increase resulted from a broad-based review of the loan portfolio performed in connection with the elevated credit-related charges. The increase in loans placed on “Watch” status related primarily to loans included in the agriculture, commercial real estate and commercial non-real estate segments of our loan portfolio. During the six months ended March 31, 2015, “substandard” and “doubtful” loans also increased, while total past due loans decreased during the same period. Some of the increase in “watch” and “substandard” loans reflects proactive management of potential credit exposures as discussed above, and some of the increase is seasonal in nature and representative of normal business cycles. We do not anticipate a significant negative trend in future charge-offs as a result of the increase in “watch” or “substandard” loans.

Key Factors Affecting Our Business and Financial Statements

Initial Public Offering

On October 14, 2014, we priced an IPO of our common stock in which the NAB selling stockholder sold existing shares of our common stock. Prior to the IPO, we were a wholly owned subsidiary of NAB. After completion of the IPO, and the exercise by the underwriters in the IPO of an option to purchase additional shares of our common stock, NAB’s ownership interest was reduced to approximately 68.2%. Following this offering, NAB will indirectly beneficially own approximately 37.1% of our common stock (or 32.5% if the underwriters’ option to purchase additional shares of common stock is exercised in full).

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Formation Transactions

On October 17, 2014, Great Western Bancorp, Inc. completed the Formation Transactions, which were a series of internal reorganization transactions comprised of:

•	a cash contribution by National Americas Holdings LLC to Great Western Bancorp, Inc. in an amount equal to the total stockholder’s equity of Great Western Bancorporation, Inc.;

•	the sale by National Americas Investment, Inc. of all outstanding capital stock of Great Western Bancorporation, Inc. to Great Western Bancorp, Inc. for an amount in cash equal to the total stockholder’s equity of Great Western Bancorporation, Inc.; and

•	the merger of Great Western Bancorporation, Inc. with and into Great Western Bancorp, Inc., with Great Western Bancorp, Inc. continuing as the surviving corporation and succeeding to all the assets, liabilities and business of Great Western Bancorporation, Inc.

As a result of these transactions, Great Western Bancorp, Inc. succeeded to the business of Great Western Bancorporation, Inc. The Formation Transactions did not result in a change in our business or our management team, however. Following the completion of the Formation Transactions, and in connection with the completion of our IPO, we entered into the Stockholder Agreement, the Transitional Services Agreement and the Registration Rights Agreement with NAB, as our principal stockholder.

Economic Conditions

Our loan portfolio can be affected in several ways by changes in economic conditions in our local markets and across the country. For example, declining local economic prospects can reduce borrowers’ willingness to take out new loans or our expectations of their ability to repay existing loans, while declining national conditions can limit the markets for our commercial and agribusiness borrowers’ products. Conversely, rising consumer and business confidence can increase demand for loans to fund consumption and investments, which can lead to opportunities for us to grant new loans and further develop our banking relationships with our customers. Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, inflation and price levels (particularly for agricultural commodities), monetary policy, unemployment and the strength of the domestic economy and the local economy in the markets in which we operate. Because commercial non-real estate and owner-occupied CRE borrowers are particularly exposed to external economic conditions such as consumer sentiment, repayment of commercial non-real estate loans and owner-occupied CRE loans may be more sensitive than other types of loans to adverse conditions in the real estate market or the general economy. These loans totaled approximately $2.70 billion, or 38%, of our loan portfolio as of December 31, 2014. In addition, agricultural loans, which comprised 25% of our loan portfolio as of December 31, 2014, depend on the health of the agricultural industry broadly and in the location of the borrower in particular and on commodity prices. Overall, our markets continue to experience moderate economic growth, although leading indicators point to some softening. Farm income has seen recent declines as a result of lower crop prices and some drought conditions. The United States Department of Agriculture forecasts that 2015 net farm income will be down more than 32 percent from their 2014 forecast. In line with the downturn in farm income, farmland prices are coming under pressure. Declines in economic conditions in our local markets, or in farm incomes or farmland prices, could negatively impact our financial results.

See “Risk Factors—Risks Related to Our Business—Our business may be adversely affected by conditions in the financial markets and economic conditions generally and in our states in particular.”

Interest Rates

Net interest income is our largest source of income and is the difference between the interest income we receive from interest-earning assets (e.g., loans and investment securities) and the interest expense we pay on interest-bearing liabilities (e.g., deposits and borrowings). The level of net interest income is primarily a function

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of the average balance of interest-earning assets, the average balance of interest-bearing liabilities and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of interest-earning assets and interest-bearing liabilities. Interest rates can be volatile and are highly sensitive to many factors beyond our control, such as economic conditions, the policies of various governmental and regulatory agencies and, in particular, the monetary policy of the FOMC.

A continuation of the current low interest rate environment or subsequent movements in interest rates may have an adverse effect on our profitability, including the value of our investments. If a low interest rate environment persists, our net interest income may further decrease. This would be the case because our ability to lower our interest expense has been limited at current low interest rate levels, while the average yield on our interest-earning assets has continued to decrease. Moreover, as interest rates begin to increase, if our floating rate interest-earning assets do not reprice faster than our interest-bearing liabilities in a rising rate environment, our net interest income could be adversely affected. If our net interest income decreases, this could have an adverse effect on our profitability.

The cost of our deposits and short-term borrowings is largely based on short-term interest rates, the level of which is driven primarily by the Federal Reserve’s actions. However, the yields generated by our loans and securities are typically driven by longer-term interest rates, which are dictated by the market or, at times, the Federal Reserve’s actions, and generally vary from day to day. The level of net interest income is therefore influenced by movements in such interest rates, the changing mix in our funding sources and the pace at which such movements occur. In 2013 and 2014, short-term and long-term interest rates were very low by historical standards, with many benchmark rates, such as the federal funds rate and one- and three-month LIBOR, near zero. Further declines in the yield curve or a decline in longer-term yields relative to short-term yields (a flatter yield curve) would have an adverse impact on our net interest margin and net interest income. Increases in the yield curve or an increase in longer-term yields relative to short-term yields (a steeper yield curve) would have a positive impact on our net interest margin and net interest income.

See “Risk Factors—Risks Related to Our Business—We are subject to interest rate risk” and “Quantitative and Qualitative Disclosures About Market Risk.”

Asset Quality and Loss-Sharing Arrangements

Our asset quality remained strong during fiscal year 2014 with continued declines in total nonperforming loans, net charge-offs and allowance for loan losses. These declines helped drive reductions in our provision for loan losses. While our asset quality metrics remained strong through the first quarter of fiscal year 2015, as discussed above under “—Recent Developments,” we incurred higher credit-related charges in the second quarter related to a small number of C&I lending exposures and higher OREO charges. Although we believe these changes are driven by customer-specific developments and not indicative of credit concerns across our loan portfolio, we may incur higher credit-related charges in the future.

We continue to run off assets from our acquisition of TierOne Bank that are not part of our core lending business, including non-owner-occupied CRE loans and construction and development loans, particularly those outside our footprint. At December 31, 2014, we had approximately $221.2 million of loans acquired as part of the TierOne Bank acquisition, representing approximately 3% of our overall loan portfolio. The majority of our loans acquired from TierOne Bank are subject to loss-sharing arrangements with the FDIC where we are indemnified by the FDIC for 80% of our losses associated with any covered loans. Our ability to seek indemnification under the commercial loss-sharing arrangement, which covered $79 million in loans at December 31, 2014, terminates in June of 2015, and the single-family loss-sharing arrangement, which covered $117 million in loans at December 31, 2014, terminates in June of 2020. The amount of reimbursement we receive as a result of these indemnity payments, and the amount of income derived from the underlying loans, has decreased over time as the volume of covered loans we continue to hold declines. To date, we have not had any indemnity claims arising from the FDIC loss-sharing arrangements rejected by the FDIC. Future indemnity claims may be denied if we fail to comply with the requirements of our loss-sharing arrangements with the FDIC, which could result in additional losses and charge-offs related to these loans. See “Risk Factors—Risks Related to Our FDIC-Assisted Acquisition of TierOne Bank—Our ability to obtain reimbursement under the loss-sharing agreements on covered assets depends on our compliance with the terms of the loss-sharing agreements.”

Banking Laws and Regulations

We are subject to extensive supervision and regulation under federal and state banking laws. See “Supervision and Regulation” and “Risk Factors—Risks Related to the Regulatory Oversight of Our Business.” Financial institutions have been subject to increased regulatory scrutiny in recent years as significant structural changes in the bank regulatory framework have been adopted in response to the recent financial crisis. In particular, federal bank regulators have increased regulatory expectations generally and with respect to consumer compliance, economic sanctions, anti-money laundering and Bank Secrecy Act requirements. As a result of these heightened expectations, we may incur additional costs associated with legal compliance that may affect our financial results in the future.

Payment of Interest on Demand Deposits. In addition, effective July 2011, the Dodd-Frank Act repealed the prohibition restricting depository institutions from paying interest on demand deposits, such as checking accounts. We have begun offering an interest-bearing corporate checking account, but interest rates on this product remain low due to current market conditions. Consequently, this change has not significantly affected our financial results. If interest rates on this product increase in the future, our business may be affected.

Basel III and Its Implementing Regulations. In July 2013, the federal bank regulators approved new regulations implementing the Basel III capital framework and various provisions of the Dodd-Frank Act. These regulations became effective for us on January 1, 2015, subject to phase-in of various provisions. The most significant changes from the current risk-based capital guidelines applicable to us are the revisions affecting the numerator in regulatory capital calculations and the increased risk weightings for higher-volatility CRE loans, for revolving lines of credit of less than one year in duration and for past-due and impaired loans. See “—Capital” for further information.

Interchange Fees. We are currently subject to the interchange fee cap adopted under the Durbin Amendment to the Dodd-Frank Act as a result of NAB’s ownership of us. Once NAB no longer controls us for bank regulatory purposes, we may be able to qualify for the small issuer exemption from the interchange fee cap depending on our total assets at the time. The small issuer exemption applies to any debit card issuer that, together with its affiliates, has total assets of less than $10 billion as of the end of the previous calendar year. In the event we qualify for the small issuer exemption, we will once again become subject to the interchange fee cap beginning July 1 following the time when our total assets reach or exceed $10 billion. Reliance on the small issuer exemption would not exempt us from federal regulations prohibiting network exclusivity arrangements or from routing restrictions, however, and those regulations have negatively affected the interchange income we have received from our debit card network.

Heightened Prudential Requirements. We and our bank both currently have less than $10 billion in total consolidated assets. Following the fourth consecutive quarter (and any applicable phase-in period) where we or our bank exceeds this threshold, as applicable, we or our bank, as applicable, will become subject to a number of additional requirements (such as annual stress testing requirements implemented pursuant to the Dodd-Frank Act and general oversight by the CFPB) that will impose additional compliance costs on our business. See “Supervision and Regulation—Heightened Requirements for Bank Holding Companies with $10 Billion or More in Assets.” While neither we nor our bank is currently subject to these requirements, we have begun analyzing these rules to ensure we are prepared to comply with the rules when and if they become applicable. For example, we have begun running periodic and selective stress tests on liquidity, interest rates and certain areas of our loan portfolio to prepare for compliance with FDIC stress testing requirements.

Competition

Our profitability and growth are affected by the highly competitive nature of the financial services industry. We compete with commercial banks, savings banks, credit unions, non-bank financial services companies and other financial institutions operating within the areas we serve, particularly nationwide and regional banks and larger community banks that target the same customers we do. We also face competition for agribusiness loans from participants in the nationwide Farm Credit System and global banks. Recently, we have seen increased competitive pressures on loan rates and terms for high-quality credits, driven in part by the prolonged low-interest rate environment. Continued loan pricing pressure may continue to affect our financial results in the future. See “Risk Factors—Risks Related to Our Business—We operate in a highly competitive industry and market area.”

Operational Efficiency

We believe that our focus on operational efficiency is critical to our profitability and future growth, and our management has adopted numerous processes to improve our level of operational efficiency. In contrast to some competitor banks, our business offers a focused range of profitable products. In addition, instead of using multiple information technology solutions, we have increased the efficiency of our operations by using a single integrated third party core processing system across all of our locations. We continue to optimize our branch network and have commenced reviews of additional internal processes and our vendor relationships, with a view to identifying opportunities to further improve efficiency and enhance earnings. We are also continuing our efforts to shift our deposit base to lower-cost customer deposits, a strategic initiative that has been primarily responsible for driving our cost of deposit funding down since September 30, 2012. To foster a culture of operational efficiency, we have implemented the management principles of Kaizen & Lean across all of our front-office and back-office operations. We feel that appropriate use of these management principles both encourages efficiency and contributes to the efficient integration of acquired businesses.

We incurred additional one-time and recurring expenses to support our operations as a standalone public company following the completion of our IPO in October 2014, including expenses related to compliance with applicable legal and financial reporting standards and expansion of our investor relations and corporate communications functions. Many of these expenses are not reflected in our results of operations for fiscal year 2014 but are reflected in our first quarter 2015 results and will adversely affect our future financial results. See “Risk Factors—Risks Related to Our Business—Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time consuming and may strain our resources.”

Goodwill and Amortization of Other Intangibles

Since 2006, we have completed eight acquisitions. We accounted for these transactions using the acquisition method of accounting, under which the acquired company’s net assets are recorded at fair value at the date of acquisition and the difference between the purchase price and fair value of the net assets acquired is recorded as goodwill, if positive, and as bargain purchase gain, if negative.

At December 31, 2014, we had $697.8 million of goodwill, $622.4 million of which relates to the acquisition of us by NAB in 2008 and was pushed down to our balance sheet, with the balance relating to subsequent acquisitions completed by us. Under relevant accounting guidance, we are required to review goodwill for impairment annually, or more frequently if events or circumstances indicate that the fair value of our business may be less than its carrying value. We determine impairment by comparing the implied fair value of the goodwill with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, evidence of impairment is present and we will measure the impairment and potentially record an impairment loss in the amount of the excess of the carrying amount over the fair value. The valuation of goodwill is dependent on forward-looking expectations related to nationwide and local economic conditions and our associated financial performance. A significant decline in our expected future cash flows, a material change in interest rates, a significant adverse change in the business climate, slower growth rates, or a significant or sustained decline in the price of our common stock may necessitate taking charges in the future related to the impairment of our goodwill and other intangible assets. In addition, other factors, such as a sale of our common stock by our principal stockholder at a price below our book value per share, could negatively impact the implied fair value of our goodwill. Our recognition of any such impairment could adversely affect our business and future financial results. See “Risk Factors—Risks Related to Our Business—The value of our goodwill and other intangible assets may decline in the future.”

As a result of the acquisitions we have completed and the acquisition of us by NAB in 2008, we also have recorded intangible assets related to core deposits, brand intangibles, customer relationships and other intangibles. Each of these intangible assets is amortized as noninterest expense according to a specified schedule. The most significant component of these intangibles relates to our core deposits, of which $13.8 million was amortized as noninterest expense during fiscal year 2014. Total scheduled amortization for all intangible assets includes approximately $7 million for fiscal year 2015, approximately $3 million for fiscal year 2016 and immaterial amounts for fiscal years 2017 through 2023. For additional information on these intangible assets and their respective amortization schedules, see “Note 1. Nature of Operations and Summary of Significant Accounting Policies—Core Deposits and Other Intangibles” and “Note 12. Core Deposits and Other Intangibles” contained in our audited consolidated financial statements included elsewhere in this prospectus.

Loans and Interest Rate Swaps Accounted for at Fair Value

In the normal course of business, we enter into fixed-rate loans having original maturities of 5 years or greater (typically between 5 and 15 years) with certain of our business and agribusiness banking customers to assist them in facilitating their risk management strategies. We mitigate our interest rate risk associated with these loans by entering into equal and offsetting fixed-to-floating interest rate swap agreements for these loans with NAB London Branch. We have elected to account for the loans at fair value under Accounting Standards Codification, or ASC, 825 Fair Value Option. Changes in the fair value of these loans are recorded in earnings as a component of noninterest income in the relevant period. We also record an adjustment for credit risk in noninterest income based on our loss history for similar loans, adjusted for our assessment of existing market conditions for the specific portfolio of loans. If a specific relationship becomes impaired, we measure the estimated credit loss and record that amount through the credit risk adjustment.

The related interest rate swaps are recognized as either assets or liabilities in our financial statements and any realized or unrealized gains or losses on these swaps are recorded in earnings as a component of noninterest income. The hedges are fully effective from an interest rate risk perspective, as unrealized gains and losses on our swaps are directly offset by changes in fair value of the hedged loans (i.e., swap interest rate risk adjustments are directly offset by associated loan interest rate risk adjustments). Consequently, any changes in noninterest income associated with changes in fair value resulting from interest rate movement, as opposed to changes in credit quality, on the loans are directly offset by equal and opposite charges to, or reductions in, noninterest income for the related interest rate swap. To ensure the correlation of movements in fair value between the interest rate swap and the related loan, we pass on all economic costs associated with our hedging activity resulting from loan customer prepayments (partial or full) to the borrower. For additional information about the treatment of interest rate swaps and related loans in our financial statements, see “Note 22. Fair Value of Financial Instruments and Interest Rate Risk” in our audited consolidated financial statements included elsewhere in this prospectus.

Results of Operations—Quarters Ended December 31, 2014 and 2013

Overview

The following table highlights certain key financial and performance information for the quarters ended December 31, 2014 and 2013:

	For the three months ended December 31,
	2014	2013
	(dollars in thousands, except per share amounts)
Operating Data:
Interest and dividend income (FTE)	$92,082	$89,803
Interest expense	7,669	8,630
Noninterest income	7,900	10,826
Noninterest expense	47,091	48,299
Provision for loan losses	3,319	(875)
Net income	26,697	28,604
Earnings per common share	$0.46	$0.49

Performance Ratios:
Net interest margin (FTE)	3.91%	3.98%
Adjusted net interest margin (FTE)(1)	3.67%	3.77%
Return on average total assets	1.10%	1.23%
Return on average common equity	7.39%	7.98%
Return on average tangible common equity(1)	15.8%	18.5%
Efficiency ratio (1)	48.5%	47.4%

(1)	This is a non-GAAP financial measure we believe is helpful to interpreting our financial results. For more information on this non-GAAP financial measure, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

Net Interest Income

The following table presents net interest income, net interest margin and adjusted net interest margin for the quarters ended December 31, 2014 and 2013:

	Three months ended December 31,
	2014	2013
	(dollars in thousands)
Net interest income:
Total interest and dividend income (FTE)	$92,082	$89,803
Less: Total interest expense	7,669	8,630

Net interest income (FTE)	84,413	81,173
Less: Provision for loan losses	3,319	(875)

Net interest income after provision for loan losses (FTE)	$81,094	$82,048

Net interest margin (FTE) and adjusted net interest margin (FTE):
Average interest-earning assets	8,556,688	8,101,659
Average interest-bearing liabilities	8,157,697	7,764,374
Net interest margin (FTE)	3.91%	3.98%
Adjusted net interest margin (FTE)(1)	3.67%	3.77%

[1]	This is a non-GAAP financial measure we believe is helpful to interpreting our financial results. For more information on this non-GAAP financial measure, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

Net interest income was $84.4 million for the first quarter of fiscal year 2015, compared to $81.2 million for the same quarter in fiscal year 2014. The increase was driven by higher interest income on loans, partially attributable to the portion of the portfolio acquired with deteriorated credit quality, and lower deposit interest expense, partially offset by lower interest income on the investment portfolio. Compared to the same quarter in fiscal year 2014, the investment portfolio represented a smaller portion of total interest-earning assets driven by higher loan growth compared to deposit growth over the year, which was funded in part by investment portfolio run-off. Net interest margin was 3.91% for the first quarter of fiscal year 2015, compared with 3.98% for the same period in fiscal year 2014. Adjusted net interest margin was 3.67% and 3.77%, respectively, over the same periods. As noted above, the proceeds from our initial public offering were held on deposit in our bank by NAB for the majority of the quarter. We earned marginal interest income on these funds and the result of carrying additional average interest earning assets reduced net interest margin and adjusted net interest margin by approximately 9 basis points. For more information on our adjusted net interest margin and adjusted net interest income, including a reconciliation of each to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

The following table presents the distribution of average assets, liabilities and equity, interest income and resulting yields on average interest-earning assets, and interest expense and rates on average interest-bearing liabilities for the current and comparable quarters. Loans on nonaccrual status, totaling $68.5 million at December 31, 2014 and $119.7 million at December 31, 2013, are included in the average balances below. Any interest that had accrued as of the date of nonaccrual is immediately reversed as a reduction to interest income, while any interest subsequently recovered is recorded in the period of recovery. Tax-exempt loans and securities, totaling $494.3 million at December 31, 2014 and $366.8 million at December 31, 2013, are typically entered at lower interest rate arrangements than comparable non-exempt loans and securities. The amount of interest income reflected below has been adjusted to include the amount of tax benefit realized in the period and as such is presented on a fully-tax equivalent basis, the calculation of which is outlined in the discussion of non-GAAP items later in this section. Loans acquired with deteriorated credit quality represent loans accounted for in accordance with ASC 310-30 Accounting for Purchased Loans that were credit impaired at the time we acquired them. Loans other than loans acquired with deteriorated credit quality represent loans we have originated and loans we have acquired that were not credit impaired at the time we acquired them.

	For the three months ended
	December 31, 2014			December 31, 2013
	Average Balance	Interest (FTE)	Yield/ Cost[1]	Average Balance	Interest (FTE)	Yield/ Cost[1]
Assets
Cash and due from banks	$442,902	$284	0.25%	$280,671	$184	0.26%
Investment securities	1,336,235	5,950	1.77%	1,471,895	7,184	1.94%
Loans, other than loans acquired with deteriorated credit quality, net[2]	6,626,507	82,876	4.96%	6,130,898	80,546	5.21%
Loans acquired with deteriorated credit quality, net	151,044	2,972	7.81%	218,195	1,889	3.43%

Loans, net	6,777,551	85,848	5.03%	6,349,093	82,435	5.15%

Total interest-earning assets	8,556,688	92,082	4.27%	8,101,659	89,803	4.40%
Noninterest-earning assets	1,109,386			1,146,345

Total assets	$9,666,074	$92,082	3.78%	$9,248,004	$89,803	3.85%

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,492,262			$1,235,764
NOW, MMDA and savings deposits	4,149,871	$2,651	0.25%	3,806,620	$2,248	0.23%
CDs	1,683,865	3,364	0.79%	2,057,041	4,631	0.89%

Total deposits	7,325,998	6,015	0.33%	7,099,425	6,879	0.38%
Securities sold under agreements to repurchase	167,835	146	0.35%	204,081	146	0.28%
FHLB advances and other borrowings	566,486	946	0.66%	363,490	1,037	1.13%
Related party notes payable	41,295	232	2.23%	41,295	234	2.25%
Subordinated debentures and other	56,083	330	2.33%	56,083	334	2.36%

Total borrowings	831,699	1,654	0.79%	664,949	1,751	1.04%

Total interest-bearing liabilities	8,157,697	$7,669	0.37%	7,764,374	$8,630	0.44%
Noninterest-bearing liabilities	74,540			61,606
Stockholders’ equity	1,433,837			1,422,024

Total liabilities and stockholders’ equity	$9,666,074			$9,248,004

Net interest spread			3.41%			3.41%
Net interest income and net interest margin (FTE)		$84,413	3.91%		$81,173	3.98%

Less: Tax equivalent adjustment		$1,504			$1,032

Net interest income and net interest margin—ties to Consolidated Statements of Comprehensive Income		$82,909	3.84%		$80,141	3.92%

[1]	Annualized for all partial-year periods.
[2]	Interest income includes $0.1 million and $0.3 million for the first quarter of fiscal year 2015 and 2014, respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

Interest and Dividend Income

The following table presents interest and dividend income for the quarters ended December 31, 2014 and 2013:

	Three months ended December 31,
	2014	2013
	(dollars in thousands)
Interest and dividend income:
Loans	$84,344	$81,403
Taxable securities	5,687	6,969
Nontaxable securities	13	14
Dividends on securities	250	201
Federal funds sold and other	284	184

Total interest and dividend income (GAAP)	90,578	88,771
Tax equivalent adjustment	1,504	1,032

Total interest and dividend income (FTE)	$92,082	$89,803

Total interest and dividend income consists primarily of interest income on loans and interest and dividend income on our investment portfolio. Total interest and dividend income was $92.1 million for the first quarter of fiscal year 2015, compared to $89.8 million for the same period of fiscal year 2014. Significant components of interest and dividend income are described in further detail below.

Loans. Interest income on all loans increased to $85.8 million in first quarter of fiscal year 2015 from $82.4 million in the first quarter of fiscal year 2014, an increase of 4% between the two periods. The growth was driven primarily by higher average loan balances driven by organic loan origination over the course of the year, partially offset by lower overall loan yields. Interest income on loans acquired with deteriorated credit quality increased $1.1 million between the two periods, primarily as a result of a small number of accelerated payoffs in that portion of the portfolio which we do not expect to be recurring items.

Our yield on loans is affected by market rates, the level of adjustable-rate loan indices, interest rate floors and caps, customer repayment activity, the level of loans held for sale, portfolio mix, and the level of nonaccrual loans. The average tax equivalent yield on loans, other than loans acquired with deteriorated credit quality, was 4.96% for the first quarter of fiscal year 2015, a decrease of 25 basis points compared to 5.21% for the same period in fiscal year 2014. Adjusted for the current realized gain (loss) on derivatives we use to manage interest rate risk on certain of our loans at fair value, which we believe represents the underlying economics of the transactions, the adjusted yield on loans, other than loans acquired with deteriorated credit quality, was 4.65% for the current quarter, a 28 basis point decrease compared to the first quarter of fiscal year 2014. This decrease is attributable to the competitive interest rate environment for high quality commercial and agricultural credits across our footprint and a prolonged rate cycle with short-term rates at or near zero. The average yield on loans acquired with deteriorated credit quality was 7.81% for the first quarter of fiscal year 2015, compared to 3.43% for the comparable period in fiscal year 2014. The yield on this portion of the portfolio is heavily impacted by the amortization rates for the related FDIC indemnification assets, which we pass through interest income. While we do not expect consistent high yields on this portion of the portfolio going forward, the portfolio continues to run off and represents a very small portion of the overall loan portfolio.

Average net loan balances for the first quarter of fiscal year 2015 were $6.78 billion, representing a 7% increase compared to the same period in fiscal year 2014. The growth was focused in the CRE, commercial non-real estate (“C&I”) and agribusiness segments of the portfolio.

Loan-related fee income of $2.3 million is included in interest income for the first quarter of fiscal year 2015 compared to $2.1 million for the same period in fiscal year 2014. In addition, certain fees collected at loan origination are considered to be a component of yield on the underlying loans and are deferred and recognized into income over the life of the loans. Amortization related to the FDIC indemnification assets of $2.5 million and $3.3 million for the first quarter of fiscal years 2015 and 2014, respectively, is included as a reduction to interest income.

Investment Portfolio. Interest and dividend income on investments includes income earned on investment securities and FHLB stock. During the first quarter of fiscal year 2015, the balance of our investment portfolio decreased $77.3 million, or 6%, to $1.26 billion. The decrease was driven by scheduled principal paydowns on residential agency mortgage-backed securities, while approximately $50 million of residential agency mortgage-backed securities were sold to reduce the risk profile in the portfolio and reinvested into U.S. Treasury securities. The net proceeds during the month have been retained in cash as we have not identified a suitable reinvestment option with appropriate yield and risk management characteristics. Interest and dividend income on investments decreased from $7.2 million in the first quarter of fiscal year 2014 to $6.0 million in the first quarter of fiscal year 2015, a decrease of 17%, driven both by lower average balances in the portfolio and a reduction in yield from 1.94% in the first quarter of fiscal year 2014 to 1.77% for the same period in fiscal year 2015.

The weighted average life of the portfolio was 3.0 years and 3.1 years at December 31, 2014 and September 30, 2014, respectively. Average investments represented 16% and 18% of total average interest-earning assets in the first quarter of fiscal years 2015 and 2014, respectively. The carrying value of investment securities and FHLB stock was $1.30 billion as of December 31, 2014.

Interest Expense

The following table presents interest expense for the quarters ended December 31, 2014 and 2013:

	Three months ended December 31,
	2014	2013
	(dollars in thousands)
Interest expense:
Deposits	$6,015	$6,879
Securities sold under agreements to repurchase	146	146
FHLB advances and other borrowings	946	1,037
Related party notes payable	232	234
Subordinated debentures and other	330	334

Total interest expense	$7,669	$8,630

Total interest expense consists primarily of interest expense on five components: deposits, securities sold under agreements to repurchase, FHLB advances and other borrowings, related party notes payable and our outstanding subordinated debentures. Total interest expense decreased to $7.7 million in the first quarter of fiscal year 2015, from $8.6 million for the same quarter in fiscal year 2014, a decrease of 11%, despite an increase in average interest-bearing liabilities from $7.76 billion to $8.16 billion over the same period, driven primarily by lower cost of deposits. The average cost of total interest-bearing liabilities was 0.37% for the first quarter of fiscal year 2015, compared to 0.44% for the same period in fiscal year 2014. Significant components of interest expense are described in further detail below.

Deposits. Interest expense on deposits, consisting of checking accounts, MMDAs, NOW accounts, savings accounts and CDs, was $6.0 million in the first quarter of fiscal year 2015 compared with $6.9 million in the first quarter of fiscal year 2014, a decrease of $0.9 million, or 13%. Average deposit balances were $7.33 billion and $7.10 billion, respectively, for the same periods. The average rate declined from 0.38% for the first quarter of fiscal year 2014 to 0.33% for the same period in fiscal year 2015.

Average non-interest-bearing demand account balances comprised 20% of average total deposits for the current quarter, compared with 17% for the comparable quarter. Total average other liquid accounts, consisting of money market and savings accounts, continued to increase to 57% of total average deposits for the current quarter, compared to 54% of total average deposits for the comparable quarter, while CD accounts represented 23% of average total deposits in the current quarter, compared to 29% in the comparable quarter. This shift in our deposit composition, as well as prolonged low benchmark interest rates, accounted for much of the improvement in the cost of our deposit funding between the two periods.

FHLB Advances and Other Borrowings. Interest expense on FHLB advances and other borrowings was $0.9 million for the first quarter of fiscal year 2015, compared to $1.0 million for the same period in fiscal year 2014, reflecting weighted average cost of 0.66% and 1.13%, respectively. Our average balance for FHLB advances and other borrowings increased to $566.5 million in the current quarter compared to $363.5 million in the comparable quarter, an increase of 56%, driven by higher loan growth than deposit growth between the two periods. Average FHLB advances and other borrowings as a proportion of total average interest-bearing liabilities were 7% for the current quarter compared to 5% for the comparable quarter. The average rate paid on FHLB advances is impacted by market rates and the various terms and repricing frequency of the specific outstanding borrowings in each year. Our total outstanding FHLB advances were $575.0 million at December 31, 2014 and September 30, 2014. The weighted average contractual rate paid on our FHLB advances was 0.64% at December 31, 2014 and 0.62% at September 30, 2014. The average tenor of our FHLB advances was 51 months and 56 months at December 31, 2014 and September 30, 2014, respectively. The amount of other borrowings and related interest expense as of and for the current quarter were immaterial.

We must collateralize FHLB advances by pledging real estate loans or investments. We pledge more assets than required by our current level of borrowings in order to maintain additional borrowing capacity. Although we may substitute other loans for such pledged loans, we are restricted in our ability to sell or otherwise pledge these loans without substituting collateral or prepaying a portion of the FHLB advances. At December 31, 2014, we had pledged $2.2 billion of loans to the FHLB, against which we had borrowed $575.0 million.

Subordinated Debentures and Other. Interest expense on our outstanding subordinated debentures was $0.3 million in both the current and comparable quarters. At December 31, 2014 and September 30, 2014, the weighted average contractual rate on outstanding subordinated notes was 2.29%.

Securities Sold Under Agreements to Repurchase; Related Party Notes Payable. Securities sold under agreements to repurchase represent retail repurchase agreements with customers and, together, with our related party notes payable, represent a small portion of our overall funding profile. The interest expense associated with these two classes of liabilities remained largely consistent between the current quarter and comparable quarter.

Rate and Volume Variances

Net interest income is affected by changes in both volume and interest rates. Volume changes are caused by increases or decreases during the year in the level of average interest-earning assets and average interest-bearing liabilities. Rate changes result from increases or decreases in the yields earned on assets or the rates paid on liabilities.

The following table presents for the current and comparable quarters a summary of the changes in interest income and interest expense resulting from changes in the volume of average asset and liability balances and changes in the average yields or rates compared with the preceding fiscal year. If significant, the change in interest income or interest expense due to both volume and rate has been prorated between the volume and the rate variances based on the dollar amount of each variance. The table illustrates the continued benefit of balance sheet growth, mainly within loans funded by cost-effective deposit growth, partially offset by a reduction in net interest margin most pronounced in loan yield.

	Current Quarter vs Comparable Quarter
	Volume	Rate	Total
	(dollars in thousands)
Increase (decrease) in interest income:
Cash and due from banks	$105	$(5)	$100
Investment securities	(633)	(601)	$(1,234)
Loans, other than acquired with deteriorated credit quality	6,316	(3,986)	$2,330
Loans, acquired with deteriorated credit quality	(725)	1,808	$1,083

Loans	5,591	(2,178)	$3,413

Total increase (decrease)	5,063	(2,784)	2,279

Increase (decrease) in interest expense:
NOW, MMDA & savings deposits	211	192	$403
CDs	(780)	(487)	$(1,267)
Securities sold under agreements to repurchase	(28)	28	$—
FHLB advances and other borrowings	441	(532)	$(91)
Related party notes payable	—	(2)	$(2)
Subordinated debentures and other	—	(4)	$(4)

Total increase (decrease)	(156)	(805)	(961)

Increase (decrease) in net interest income	$5,219	$(1,979)	$3,240

Provision for Loan Losses

We recognized provision for loan losses of $3.3 million for the first quarter of fiscal year 2015 compared to a release of provision for loan losses of $0.9 million for the comparable period in fiscal year 2014, an increase of $4.2 million between the two periods. The provision for loan losses related to the portion of our loan portfolio that was not acquired with deteriorated credit quality or for which we have elected the fair value option, increased by $4.7 million from $(1.1) million in the first quarter of fiscal year 2014 to $3.6 million in the current quarter. This change was driven by an increase in specific allowance required for a small number of loan relationships and loan growth over the course of the twelve months and partially offset by continued improvement in our incurred loss history, which drives required allowance on the majority of the loan portfolio. We also recorded a net improvement (i.e., negative provision for loan losses) of $0.3 million during the first quarter of fiscal year 2015 associated with loans acquired with deteriorated credit quality. This compares to a net impairment of $0.2 million related to this portion of the portfolio recorded in the comparable period. All loans acquired with deteriorated credit quality for which we recognized an improvement in the current and comparable quarters are covered by FDIC loss-sharing arrangements. We did not record any meaningful provision for loans covered by FDIC loss-sharing arrangements related to loans other than loans acquired with deteriorated credit quality in either period.

Noninterest Income

The following table presents noninterest income for the quarters ended December 31, 2014 and 2013:

	Three months ended December 31,
	2014	2013
	(dollars in thousands)
Non-interest income:
Service charges and other fees	$10,398	$10,662
Net gain on sale of loans	1,544	1,616
Casualty insurance commissions	316	258
Investment center income	573	591
Net gain on sale of securities	51	—
Trust department income	1,068	905
Net increase (decrease) in fair value of loans at fair value	17,100	(9,110)
Net realized and unrealized gain (loss) on derivatives	(24,605)	4,837
Other	1,455	1,067

Total noninterest income	$7,900	$10,826

Noninterest income was $7.9 million for the first quarter of fiscal year 2015, compared to $10.8 million for the comparable period in fiscal year 2014, a decrease of 27%. Included within noninterest income are the changes in fair value of certain loans for which we have elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives we use to manage the interest rate risk on these loans. For the first quarter of fiscal year 2015, these two components of noninterest income accounted for a net charge of $7.5 million, compared to a net charge of $4.3 million in the same quarter of fiscal year 2014. The increase was primarily driven by a $2.7 million charge related to a change in the fair value, related to credit, of one loan relationship that was ultimately charged off during the quarter.

Aside from the increased net charges related to loans at fair value and the related derivatives, noninterest income remained strong, driven primarily by our portion of recoveries related to acquired loans and improved trust services revenue. These increases were partially offset by a 2% reduction in service charges and other fees, which primarily relates to lower OD/NSF fees, and a 4% reduction in income generated by our mortgage business, which earned a lower average yield on sales of originated loans despite higher origination levels between the two periods.

Noninterest Expense

The following table presents noninterest expense for the quarters ended December 31, 2014 and 2013:

	Three months ended December 31,
	2014	2013
	(dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$24,088	$24,021
Occupancy expenses, net	4,024	4,233
Data processing	4,828	5,028
Equipment expenses	956	1,027
Advertising	728	1,084
Communication expenses	1,173	1,114
Professional fees	3,572	2,898
Net (gain) loss from sale of repossessed property and other assets	(368)	(571)
Amortization of core deposits and other intangibles	2,313	4,688
Other	5,777	4,777

Total noninterest expense	$47,091	$48,299

Our noninterest expense consists primarily of salaries and employee benefits, net occupancy expenses, data processing, professional fees and amortization of core deposits and other intangibles. Noninterest expense was $47.1 million in the first quarter of fiscal year 2015 compared to $48.3 million for the same period in fiscal year 2014, a decrease of 2% or $1.2 million. Adjusted for the amortization of intangible assets, our tangible noninterest expenses were $44.8 million in the first quarter of fiscal year 2015, a 3% increase over the same period in fiscal year 2014. Our efficiency ratio was 48.5% for the current quarter and 47.4% for the comparable quarter. For more information on our tangible noninterest expense and efficiency ratio, including a reconciliation of each to the most directly comparable U.S. GAAP financial measures, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information”.

The increase in tangible noninterest expenses was primarily driven by higher professional fees, including audit and consulting costs related to being a public company, and a $0.9 million increase in net OREO costs, which are reflected in Other noninterest expense. Salaries and employee benefits, the largest component of our noninterest expense, was up only slightly between the two periods as the costs of management long-term incentives issued in conjunction with our initial public offering were offset by lapses of other incentives related to historical incentive plans. Although not included in tangible noninterest expense, amortization of core deposits and other intangibles also decreased substantially between the two periods, driven entirely by lower scheduled amortization as these assets continue to shrink.

Provision for Income Taxes

The provision for income taxes varies due to the amount of taxable income, the investments in tax-advantaged securities and the rates charged by federal and state authorities. The provision for income taxes of $13.7 million for the first quarter of fiscal year 2015 represents an effective tax rate of 33.9%, compared to provision of $14.9 million or an effective tax rate of 34.3% for the comparable period, with the decrease in rate primarily due to a larger amount of tax exempt interest and the mix of state and local taxes we recognized. We have historically calculated our provision for income taxes as though we were a standalone company and we do not expect any material changes in our provisioning for income taxes as a result of our initial public offering.

Return on Assets and Equity

The table below presents our return on average total assets, return on average common equity, average common equity to average assets ratio and net income per average common share at and for the dates presented:

	At and for the three months ended December 31,
	2014	2013
Return on average total assets	1.10%	1.23%
Return on average common equity	7.39%	7.98%
Average common equity to average assets ratio	14.83%	15.38%
Net income per average common share(1)	$0.46	$0.49

(1)	Net income per average common share for the three months ended December 31, 2013 is calculated using the 57,886,114 shares outstanding after the stock split we effected on October 17, 2014 for purposes of comparability. We have calculated that the amount of share dilution during the current quarter was immaterial and, as such, diluted EPS equals EPS for all periods presented.

Results of Operations—Fiscal Years Ended September 30, 2014, 2013 and 2012

Overview

The following table highlights certain key financial and performance information at and for the years ended September 30, 2014, 2013 and 2012:

	At and for the fiscal year ended September 30,
	2014	2013	2012
	(dollars in thousands)
Operating Data:
Interest and dividend income (FTE)	$357,139	$353,175	$341,253
Interest expense	32,052	39,161	50,971
Noninterest income	39,781	59,832	67,946
Noninterest expense	200,222	208,590	208,819
Provision for loan losses	684	11,574	30,145
Net income	104,952	96,243	72,995
Earnings per common share	$1.81	$1.66	$1.26

Performance Ratios:
Net interest margin	4.02%	3.99%	3.94%
Adjusted net interest margin(1)	3.79%	3.81%	3.81%
Return on average total assets	1.14%	1.07%	0.85%
Return on average tangible common equity(1)	16.6%	17.5%	15.0%
Efficiency ratio(1)	50.4%	50.6%	52.8%

Balance Sheet and Other Information:
Total assets	$9,371,429	$9,134,258	$9,008,252
Loans(2)	6,787,467	6,362,673	6,138,574
Allowance for loan losses	47,518	55,864	71,878
Deposits	7,052,180	6,948,208	6,884,515
Stockholder’s equity	1,421,090	1,417,214	1,388,563
Tangible common equity(1)	709,054	688,963	641,011
Tier 1 capital ratio	11.8%	12.4%	11.9%
Total capital ratio	12.9%	13.8%	13.7%
Tier 1 leverage ratio	9.1%	9.2%	8.3%
Tangible common equity / tangible assets(1)	8.2%	8.2%	7.8%
Nonperforming loans / total loans	1.16%	2.03%	2.76%
Net charge-offs / average total loans	0.14%	0.44%	0.54%
Allowance for loan losses / total loans	0.70%	0.88%	1.17%

(1)	This is a non-GAAP financial measure. For more information on this non-GAAP financial measure, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”
(2)	Loans include unpaid principal balance net of unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process.

Our total assets were $9.37 billion at September 30, 2014, compared with $9.13 billion at September 30, 2013 and $9.01 billion at September 30, 2012. The increase in total assets in each year was principally attributable to organic loan growth, partially offset by reductions in the investment portfolio. At September 30, 2014, loans as shown above were $6.79 billion, an increase of $424.8 million, or 7%, from $6.36 billion at September 30, 2013 and an increase of $648.9 million compared to September 30, 2012. This growth was primarily driven by targeted growth in agricultural and commercial lending. In our most recent fiscal year, total deposits grew 1% to $7.05 billion from September 30, 2013 to September 30, 2014.

For the fiscal year ended September 30, 2014:

•	net income was $105.0 million, an increase of $8.7 million, or 9%, compared with fiscal year 2013, due in large part to continued improvement in the overall credit quality of our lending portfolio, leading to lower net charge-offs compared to fiscal year 2013 and a $10.9 million pre-tax reduction in provision for loan losses;

•	net interest margin was 4.02%, an increase of 3 basis points compared with fiscal year 2013, however, our adjusted net interest margin, which adjusts for the current realized gain (loss) on interest rate swaps, and which we believe is a more representative measure of our performance, decreased 2 basis points to 3.79% compared with fiscal year 2013. The decrease in our adjusted net interest margin was primarily due to yield pressures driven by a prolonged low-rate environment driving interest income on loans and investments downward, partially offset by a reduction in interest expense from our strategic efforts undertaken to transition the composition of our deposit portfolio away from higher-cost term deposits toward more cost-effective transaction accounts;

•	net interest income was $325.1 million, an increase of $11.1 million, or 4%, compared with fiscal year 2013, and our adjusted net interest income was $306.8 million, a 2% increase compared with fiscal year 2013. The increase in our adjusted net interest income is primarily due to 3% growth in average interest-earning assets, which slightly outpaced growth in interest-bearing liabilities;

•	provision for loan losses was $0.7 million, a decrease of $10.9 million, or 94%, compared with fiscal year 2013. The decrease was driven by continued improvement in our incurred loss history and reductions in impaired loans requiring specific reserves for loan losses;

•	noninterest income was $39.8 million, a decrease of $20.1 million, or 34%, compared with fiscal year 2013, due in large part to an $8.2 million decrease in gains on sales of originated home mortgage loans, a $5.5 million reduction in other noninterest income, which was largely driven by lower incentive payments received from vendors, and a $3.2 million net decrease related to loans at fair value and the corresponding interest rate swaps;

•	noninterest expense was $200.2 million, a decrease of $8.4 million, or 4%, compared with fiscal year 2013. The decrease in our noninterest expense was driven by our focus on right-sizing our branch footprint, continued devotion of resources to process improvement initiatives across the organization and a reduction in total salary and employee benefit costs. The total amount of amortization of intangible assets also decreased $3.1 million, or 16%, compared to fiscal year 2013 and contributed to the overall decrease; and

•	return on average total assets increased 7 basis points, from 1.07% for fiscal year 2013 to 1.14% for fiscal year 2014, while return on average tangible common equity declined from 17.5% to 16.6% over the same period, driven by higher average equity balances.

Our adjusted net interest margin and return on average tangible common equity discussed above are non-GAAP financial measures. For more information on these financial measures, including a reconciliation to the most directly comparable U.S. GAAP financial measures, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

Net Interest Income

The following table presents net interest income, net interest margin and adjusted net interest margin for fiscal years 2014, 2013 and 2012:

	Fiscal year ended September 30,
	2014	2013	2012
	(dollars in thousands)
Net interest income:
Total interest and dividend income (FTE)	$357,139	$353,175	$341,253
Less: Total interest expense	32,052	39,161	50,971

Net interest income (FTE)	325,087	314,014	290,282
Less: Provision for loan losses	684	11,574	30,145

Net interest income after provision for loan losses (FTE)	$324,403	$302,440	$260,137

Net interest margin (FTE) and adjusted net interest margin (FTE):
Average interest-earning assets	8,093,861	7,862,860	7,367,085
Average interest-bearing liabilities	7,752,325	7,560,749	7,149,294
Net interest margin (FTE)	4.02%	3.99%	3.94%
Adjusted net interest margin (FTE)(1)	3.79%	3.81%	3.81%

(1)	This is a non-GAAP financial measure. For more information on this financial measure, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

Net interest income was $325.1 million in fiscal year 2014, compared to $314.0 million in fiscal year 2013 and $290.3 million in fiscal year 2012. Adjusted for the current realized gain (loss) on interest rate swaps, which we believe is more representative of our performance, our adjusted net interest income increased to $306.8 million in fiscal year 2014 from $299.8 million in fiscal year 2013 and $280.4 million in fiscal year 2012, increases of 2% and 7%, respectively. Our average interest-earning assets grew slightly faster than our average interest-bearing liabilities during fiscal year 2014. In fiscal year 2014, the average yield on interest-earning assets decreased 8 basis points to 4.41% while the average rate on interest-bearing liabilities decreased 11 basis points to 0.41%. Net interest margin was 4.02% in fiscal year 2014, compared with 3.99% in fiscal year 2013 and 3.94% in fiscal year 2012. Adjusted net interest margin remained consistent over the period at 3.79% for fiscal year 2014 and 3.81% in each of fiscal years 2013 and 2012. For more information on our adjusted net interest margin and adjusted net interest income, including a reconciliation of each to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

The following table presents the distribution of average assets, liabilities and equity, interest income and resulting yields on average interest-earning assets, and interest expense and rates on average interest-bearing liabilities for each of the last three fiscal years. Loans on nonaccrual status (excluding those loans covered by an FDIC loss-sharing arrangement), totaling $43.9 million at September 30, 2014, $81.5 million at September 30, 2013 and $93.8 million at September 30, 2012 are included in the average balances below. Any interest that had accrued as of the date of nonaccrual is immediately reversed as a reduction to interest income, while any interest subsequently recovered is recorded in the period of recovery. Tax-exempt loans and securities, totaling $436.2 million at September 30, 2014, $340.2 million at September 30, 2013 and $273.9 million at September 30, 2012, are typically entered at lower interest rate arrangements than comparable non-exempt loans and securities. The amount of interest income reflected below has been adjusted to include the amount of tax benefit realized on tax-advantaged loans and securities in the period and as such is presented on a fully-tax equivalent basis, the calculation of which is outlined in the discussion of non-GAAP items in “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.” Loans acquired with deteriorated credit quality represent loans accounted for in accordance with ASC 310-30 Accounting for Purchased Loans that were credit impaired at the time we acquired them. Loans other than loans acquired with deteriorated credit quality represent loans we have originated and loans we have acquired that were not credit impaired at the time we acquired them.

	Fiscal year ended September 30,
	2014			2013			2012
	Average Balance	Interest (FTE)	Yield / Rate	Average Balance	Interest (FTE)	Yield / Rate	Average Balance	Interest (FTE)	Yield / Rate
Assets:
Cash and due from banks	$167,982	$455	0.27%	$132,517	$336	0.25%	$141,722	$331	0.23%
Investment securities	1,419,354	27,411	1.93%	1,575,343	29,588	1.88%	1,746,789	33,791	1.93%
Loans, other than loans acquired with deteriorated credit quality, net(1)	6,311,857	323,438	5.12%	5,876,116	308,445	5.25%	5,093,013	288,641	5.67%
Loans acquired with deteriorated credit quality, net	194,668	5,835	3.00%	278,884	14,806	5.31%	385,561	18,490	4.80%

Loans, net	6,506,525	329,273	5.06%	6,155,000	323,251	5.25%	5,478,574	307,131	5.61%

Total interest-earning assets	8,093,861	357,139	4.41%	7,862,860	353,175	4.49%	7,367,085	341,253	4.63%
Noninterest-earning assets	1,149,957			1,158,231			1,210,866

Total Assets	$9,243,818	$357,139	3.86%	$9,021,091	$353,175	3.91%	$8,577,951	$341,253	3.98%

Liabilities and Equity:
Non-interest demand deposits	$1,242,097			$1,159,581			$973,551
NOW, MMDA and savings deposits	3,952,765	$9,329	0.24%	3,296,745	$6,921	0.21%	2,748,001	$6,967	0.25%
CDs	1,909,269	16,435	0.86%	2,447,553	26,196	1.07%	2,799,666	37,449	1.34%

Total deposits	7,104,131	25,764	0.36%	6,903,879	33,117	0.48%	6,521,218	44,416	0.68%
Securities sold under agreements to repurchase	193,901	600	0.31%	230,516	644	0.28%	226,955	1,014	0.45%
FHLB advances and other borrowings	356,915	3,452	0.97%	328,976	3,103	0.94%	303,743	3,098	1.02%
Related party notes payable	41,295	921	2.23%	41,295	950	2.30%	41,295	1,007	2.44%
Subordinated debentures and other	56,083	1,315	2.34%	56,083	1,347	2.40%	56,083	1,436	2.56%

Total borrowings	648,194	6,288	0.97%	656,870	6,044	0.92%	628,076	6,555	1.04%

Total interest-bearing liabilities	7,752,325	32,052	0.41%	7,560,749	39,161	0.52%	7,149,294	50,971	0.71%

Noninterest-bearing other liabilities	60,721			80,047			76,587
Equity	1,430,772			1,380,295			1,352,070

Total Liabilities and Equity	$9,243,818			$9,021,091			$8,577,951

Net interest spread			3.45%			3.39%			3.27%
Net interest income and net interest margin (FTE)		$325,087	4.02%		$314,014	3.99%		$290,282	3.94%

Less: Tax equivalent adjustment		$4,663			$3,541			$2,111

Net interest income and net interest margin—ties to Consolidated Statements of Comprehensive Income		$320,424	3.96%		$310,473	3.95%		$288,171	3.91%

(1)	Interest income includes $1.8 million, $1.1 million and $6.3 million for fiscal years 2014, 2013 and 2012 , respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

Interest and Dividend Income

The following table presents interest and dividend income for fiscal years 2014, 2013 and 2012:

	Fiscal year ended September 30,
	2014	2013	2012
	(dollars in thousands)
Interest and dividend income:
Loans	$324,610	$319,710	$305,020
Taxable securities	26,363	28,552	32,581
Nontaxable securities	80	127	180
Dividends on securities	968	909	1,030
Federal funds sold and other	455	336	331

Total interest and dividend income (GAAP)	352,476	349,634	339,142
Tax equivalent adjustment	4,663	3,541	2,111

Total interest and dividend income (FTE)	$357,139	$353,175	$341,253

Total interest and dividend income consists primarily of interest income on loans and interest and dividend income on our investment portfolio. Total interest and dividend income was $357.1 million for fiscal year 2014, compared to $353.2 million for fiscal year 2013 and $341.3 million for fiscal year 2012. Significant components of interest and dividend income are described in further detail below.

Loans. Interest income on all loans increased to $329.3 million in fiscal year 2014 from $323.3 million in fiscal year 2013, an increase of 2% during fiscal year 2014. In particular, interest income on our loans, other than loans acquired with deteriorated credit quality, increased $15.0 million, or 5%, to $323.4 million for fiscal year 2014 from $308.4 million for fiscal year 2013, primarily as a result of growth in this portion of our loan portfolio. Interest income on loans acquired with deteriorated credit quality decreased $9.0 million, or 61%, to $5.8 million for fiscal year 2014 from $14.8 million for fiscal year 2013, primarily as a result of continued runoff in this portion of our loan portfolio and acceleration of amortization of the FDIC indemnification assets for those loans covered by FDIC loss-sharing arrangements as the overall cash flow expectations related to that portion of the portfolio continue to improve.

Interest income on all loans increased to $323.3 million in fiscal year 2013 from $307.1 million in fiscal year 2012, an increase of 5% during fiscal year 2013. In particular, interest income on our loans, other than loans acquired with deteriorated credit quality, increased $19.8 million, or 7%, to $308.4 million for fiscal year 2013 from $288.6 million for fiscal year 2012, primarily as a result of growth in this portion of our loan portfolio. Interest income on loans acquired with deteriorated credit quality decreased $3.7 million, or 20%, to $14.8 million for fiscal year 2013 from $18.5 million for fiscal year 2012, primarily as a result of continued runoff in this portion of our loan portfolio.

Our yield on loans is affected by market rates, the level of adjustable-rate loan indices, interest rate floors and caps, customer repayment activity, the level of loans held for sale, portfolio mix and the level of nonaccrual loans. The average yield on loans, other than loans acquired with deteriorated credit quality, was 5.12% for fiscal year 2014, a decrease of 13 basis points compared to 5.25% for fiscal year 2013, which represented a decrease of 42 basis points from 5.67% for fiscal year 2012. Adjusted for the current realized gain (loss) on derivatives we use to manage interest rate risk on certain of our loans at fair value, which we believe represents the underlying economics of the transactions, the adjusted yield on loans, other than loans acquired with deteriorated credit quality, was 4.84% for fiscal year 2014, a decrease of 17 basis points compared to 5.01% in fiscal year 2013, which in turn was a decrease of 46 basis points from 5.47% for fiscal year 2012. These decreases are attributable to the competitive interest rate environment for high quality commercial and agricultural credits across our footprint and a prolonged rate cycle with short-term rates at or near zero. The average yield on loans acquired with deteriorated credit quality was 3.00% for fiscal year 2014, compared to 5.31% for fiscal year 2013 and 4.80% for fiscal year 2012. The yield on this portion of the portfolio is heavily impacted by the amortization rates for the related FDIC indemnification assets, which we pass through interest income. These rates have generally been accelerated over the course of fiscal year 2014, leading to lower net interest income and lower yield for the portfolio.

Average net loan balances for fiscal year 2014 were $6.51 billion, an increase of $351.5 million, or 6% compared to $6.16 billion for fiscal year 2013, which in turn was an increase of $676.4 million, or 12%, compared to $5.48 billion for fiscal year 2012. Growth in our loan portfolio is attributable to organic growth, primarily in commercial non-real estate, agriculture, and targeted commercial real estate lending in fiscal year 2014 and, in fiscal year 2013, to our acquisition of North Central Bancshares, Inc. in June 2012, which contributed approximately $311.6 million of outstanding loan balances, as well as organic growth through the year, primarily in our agriculture and commercial non-real estate loan categories.

Loan-related fee income of $8 million is included in interest income for fiscal year 2014 compared to $9 million for fiscal year 2013 and $8 million for fiscal year 2012. In addition, certain fees collected at loan origination are considered to be a component of yield on the underlying loans and are deferred and recognized into income over the life of the loans. Amortization related to the FDIC indemnification assets of $14.6 million, $14.8 million and $21.7 million for fiscal years 2014, 2013 and 2012, respectively, is included as a reduction to interest income.

Investment Portfolio. Interest and dividend income on investments includes income earned on investment securities and FHLB stock. In fiscal year 2014, our investment portfolio decreased from $1.48 billion as of September 30, 2013 to $1.34 billion as of September 30, 2014, a decrease of 9%, driven primarily by the fact that our loans grew faster than our deposits, and certain holdings were liquidated or not reinvested upon maturity to fund loan growth. Concurrently, the composition of the portfolio changed from substantially all residential agency mortgage-backed securities in periods prior to September 30, 2013 to include holdings in U.S. Treasury securities, which comprised 17% of the portfolio as of September 30, 2014. We elected to invest in these securities primarily for interest rate risk management reasons. Interest and dividend income on investments decreased from $29.6 million in fiscal year 2013 to $27.4 million in fiscal year 2014, a decrease of 7%, driven entirely by the decrease in average balance of the portfolio, as overall yields increased 5 basis points year-over-year from 1.88% in fiscal year 2013 to 1.93% in fiscal year 2014.

In fiscal year 2013, our investment portfolio consisted primarily of mortgage-backed securities, substantially all of which were residential agency mortgage-backed securities. Interest and dividend income on investments decreased to $29.6 million in fiscal year 2013, from $33.8 million in fiscal year 2012, a decrease of 12%. The average balance in our investment portfolio was $1.58 billion in fiscal year 2013 and $1.75 billion in fiscal year 2012, a decrease of 10%, while the average yield decreased from 1.93% to 1.88%, a decrease of 5 basis points. The volume decrease is due to overall balance sheet composition, as the loan portfolio grew faster than the deposit portfolio, with the investment portfolio decreased to balance liquidity and funding requirements. Due to the rate environment and specific securities available in the market, funds from maturing securities and new funds available for investment in fiscal year 2012 and the first half of fiscal year 2013 were invested in purchases of new holdings of investment securities that generated much lower yields than the previous return levels in the portfolio, leading to lower total income and lower weighted yields.

The weighted average life of the portfolio was 3.1 years, 3.9 years and 2.6 years at September 30, 2014, 2013 and 2012, respectively. Average investments in fiscal years 2014, 2013 and 2012 were 18%, 20% and 24%, respectively, of total average interest-earning assets. The carrying value of investment securities and FHLB stock was $1.38 billion, $1.51 billion and $1.61 billion, respectively as of the end of the last three fiscal years.

Interest Expense

The following table presents interest expense for fiscal years 2014, 2013 and 2012:

	Fiscal year ended September 30,
	2014	2013	2012
	(dollars in thousands)
Interest expense:
Deposits	$25,764	$33,117	$44,416
Securities sold under agreements to repurchase	600	644	1,014
FHLB advances and other borrowings	3,452	3,103	3,098
Related party notes payable	921	950	1,007
Subordinated debentures and other	1,315	1,347	1,436

Total interest expense	$32,052	$39,161	$50,971

Total interest expense consists primarily of interest expense on five components: deposits, securities sold under agreements to repurchase, FHLB advances and other borrowings, related party notes payable and our outstanding subordinated debentures. Total interest expense decreased to $32.1 million in fiscal year 2014, from $39.2 million in fiscal year 2013, a decrease of $7.1 million, or 18%. Total interest expense decreased to $39.2 million in fiscal year 2013, from $51.0 million in fiscal year 2012, a decrease of $11.8 million, or 23%. Average interest-bearing liabilities increased to $7.75 billion in fiscal year 2014 from $7.56 billion in fiscal year 2013 and $7.15 billion in fiscal year 2012, increases of $0.19 billion, or 3%, and $0.41 billion, or 6%, respectively. The average cost of total interest-bearing liabilities decreased to 0.41% in fiscal year 2014, compared to 0.52% in fiscal year 2013 and 0.71% in fiscal year 2012. Significant components of interest expense are described in further detail below.

Deposits. Interest expense on deposits, consisting of checking accounts, MMDAs, NOW accounts, savings accounts and CDs, was $25.8 million in fiscal year 2014 compared with $33.1 million in fiscal year 2013, a decrease of $7.4 million, or 22%. Interest expense on deposits was $33.1 million in fiscal year 2013 compared with $44.4 million in fiscal year 2012, a decrease of $11.3 million, or 25%. Average deposit balances were $7.10 billion in fiscal year 2014, compared with $6.90 billion in fiscal year 2013 and $6.52 billion for fiscal year 2012. Our average deposits increased 3% during fiscal year 2014, and the average rate paid on deposits decreased 12 basis points to 0.36% during fiscal year 2014. At September 30, 2014, our total deposits were $7.05 billion, an increase of 1% compared to September 30, 2013.

Average non-interest-bearing demand account balances comprised 17% of average total deposits for fiscal year 2014 and fiscal year 2013, compared with 15% for fiscal year 2012. Total average other liquid accounts, consisting of money market and savings accounts, continued to increase in fiscal year 2014 to 56% of total average deposits, compared to 48% of total average deposits for fiscal year 2013 and 42% in fiscal year 2012, while CD accounts decreased in fiscal year 2014 to 27% of total average deposits from 35% in fiscal year 2013 and 43% in fiscal year 2012. This shift in our deposit composition accounted for much of the improvement in the cost of our deposit funding among these three periods.

FHLB Advances and Other Borrowings. Interest expense on FHLB advances and other borrowings was $3.5 million for fiscal year 2014, compared to $3.1 million for both fiscal year 2013 and fiscal year 2012, reflecting weighted average cost of 0.97%, 0.94% and 1.02%, respectively. Our average balance for FHLB advances and other borrowings increased to $356.9 million in fiscal year 2014 from $329.0 million in fiscal year 2013 and $303.7 million in fiscal year 2012, an increase of 8% in each period. Average FHLB advances and other borrowings as a proportion of total average interest-bearing liabilities were 5% for fiscal year 2014 and 4% for both fiscal year 2013 and fiscal year 2012. The average rate paid on FHLB advances is impacted by market rates and the various terms and repricing frequency of the specific outstanding borrowings in each year. Our total outstanding FHLB advances were $575.0 million at September 30, 2014, compared with $390.5 million at

September 30, 2013 and $305.5 million at September 30, 2012. The weighted average contractual rate paid on our FHLB advances was 0.62% at September 30, 2014, 1.05% at September 30, 2013 and 1.04% at September 30, 2012, with the significant decrease in fiscal year 2014 reflecting lower rates offered on long-term variable rate advances taken during the second half of the year. The average tenor of our FHLB advances was 56 months, 25 months and 10 months at September 30, 2014, 2013 and 2012, respectively. The amount of other borrowings and related interest expense are immaterial in each of fiscal years 2014, 2013 and 2012.

We must collateralize FHLB advances by pledging real estate loans or investments. We pledge more assets than required by our current level of borrowings in order to maintain additional borrowing capacity. Although we may substitute other loans for such pledged loans, we are restricted in our ability to sell or otherwise pledge these loans without substituting collateral or prepaying a portion of the FHLB advances. At September 30, 2014, we had pledged $2.1 billion of loans to the FHLB, against which we had borrowed $575.0 million.

Subordinated Debentures and Other. Interest expense on our outstanding subordinated debentures was $1.3 million for fiscal years 2014 and 2013 and $1.4 million for fiscal year 2012. At September 30, 2014, September 30, 2013 and September 30, 2012, the weighted average contractual rate on outstanding subordinated notes was 2.29%, 2.31% and 2.45%, respectively.

Securities Sold Under Agreements to Repurchase; Related Party Notes Payable. Securities sold under agreements to repurchase represent retail repurchase agreements with customers and, together, with our related party notes payable, represent a small portion of our overall funding profile. The interest expense associated with these two classes of liabilities remained largely consistent through the periods disclosed.

Rate and Volume Variances

Net interest income is affected by changes in both volume and interest rates. Volume changes are caused by increases or decreases during the year in the level of average interest-earning assets and average interest-bearing liabilities. Rate changes result from increases or decreases in the yields earned on assets or the rates paid on liabilities.

The following table presents for each of the last two fiscal years a summary of the changes in interest income and interest expense resulting from changes in the volume of average asset and liability balances and changes in the average yields or rates compared with the preceding fiscal year. If significant, the change in interest income or interest expense due to both volume and rate has been prorated between the volume and the rate variances based on the dollar amount of each variance. The table illustrates a trend of continued balance sheet growth over the last two fiscal years, while margins remain under pressure, particularly on the asset side of the balance sheet, despite improvements in our overall cost of deposits. The rate impact related to loans in each period reflects continued pressure on loan pricing as a result of strong competition in the markets where we operate and the prolonged low-interest rate environment. The table also illustrates the favorable impact to rate and volume attributes of strategic efforts undertaken in fiscal years 2014 and 2013 to shift the balance of our deposit portfolio away from CDs toward more cost-effective NOW accounts, MMDAs and savings accounts and to more closely monitor deposit pricing and exceptions to rates set internally for specific deposit products.

	2014 vs. 2013			2013 vs. 2012
	Volume	Rate	Total	Volume	Rate	Total
	(dollars in thousands)
Increase (decrease) in interest income:
Cash and due from banks	$95	$24	$119	$(16)	$21	$5
Investment securities	(3,046)	869	(2,177)	(3,242)	(961)	(4,203)
Loans, other than acquired with deteriorated credit quality	22,072	(7,079)	14,993	38,082	(18,278)	19,804
Loans, acquired with deteriorated credit quality	(3,674)	(5,297)	(8,971)	(6,009)	2,325	(3,684)
Loans	18,398	(12,376)	6,022	32,073	(15,953)	16,120

Total increase (decrease)	15,447	(11,483)	3,964	28,815	(16,893)	11,922

Increase (decrease) in interest expense:
NOW, MMDA & savings deposits	1,482	926	2,408	(330)	284	(46)
CDs	(5,165)	(4,596)	(9,761)	(4,346)	(6,906)	(11,252)
Securities sold under agreements to repurchase	(136)	92	(44)	16	(386)	(370)
FHLB advances and other borrowings	269	80	349	56	(51)	5
Related party notes payable	—	(29)	(29)	—	(57)	(57)
Subordinated debentures and other	—	(32)	(32)	—	(90)	(90)

Total increase (decrease)	(3,550)	(3,559)	(7,109)	(4,604)	(7,206)	(11,810)

Increase (decrease) in net interest income	$18,997	$(7,924)	$11,073	$33,419	$(9,687)	$23,732

Provision for Loan Losses

We recognized a provision for loan losses of $0.7 million for fiscal year 2014 compared to a provision for loan losses of $11.6 million for fiscal year 2013, a reduction of $10.9 million, or 94%. A reduction in both the level of impaired loans requiring specific reserves and in our incurred loss history resulted in a $4.5 million provision for loan losses for fiscal year 2014 related to the portion of our loan portfolio that was not acquired with deteriorated credit quality or for which we have elected the fair value option, which represented a reduction of $9.2 million, or 67%, related to this portion of the portfolio compared to fiscal year 2013. We believe the reduction in provision for loan losses compared to the prior fiscal year, despite continued growth in this portion of the portfolio and the level of charge-offs that we recognized during fiscal year 2014, is representative of improvement in the overall credit quality of the portfolio. We also recorded a net improvement of $3.8 million during fiscal year 2014 associated with loans acquired with deteriorated credit quality. This compares to an improvement of $2.1 million related to this portion of the portfolio recorded in fiscal year 2013. All loans acquired with deteriorated credit quality for which we recognized an improvement in fiscal year 2014 are covered by FDIC loss-sharing arrangements. We recorded provision for loan losses of $1.7 million, included in the $4.5 million noted previously, related to loans covered by FDIC loss-sharing arrangements related to loans other than loans acquired with deteriorated credit quality during fiscal year 2014. The net change in the amount of provision for loan losses related to this portion of the portfolio was driven by improvements in the level of customer principal and interest cash flows that we received and expect to receive in future periods.

We recognized a provision for loan losses of $11.6 million for fiscal year 2013 compared to a provision for loan losses of $30.1 million for fiscal year 2012, a reduction of $18.5 million, or 62%. A reduction in both the level of impaired loans requiring specific reserves and in our incurred loss history resulted in a $13.7 million provision for loan losses for fiscal year 2013 related to the portion of our loan portfolio that was not acquired with deteriorated credit quality or for which we have elected the fair value option, which represented a reduction of $2.7 million, or 17%, related to this portion of the portfolio compared to fiscal year 2012. We also recorded a net improvement of $2.1 million during fiscal year 2013 associated with loans acquired with deteriorated credit quality. This compares to provision for loan losses of $13.8 million related to this portion of the portfolio recorded in fiscal year 2012, a reduction of $15.9 million. All loans acquired with deteriorated credit quality for which we recognized an improvement in fiscal year 2013 are covered by FDIC loss-sharing arrangements; we had no provision associated with our loans covered by FDIC loss-sharing arrangements other than loans acquired with deteriorated credit quality during fiscal year 2013. The change in the amount of provision for loan losses related to this portion of the portfolio was driven by improvements in the level of customer principal and interest cash flows that we received and expect to receive in future periods.

Noninterest Income

The following table presents noninterest income for fiscal years 2014, 2013 and 2012:

	Fiscal year ended September 30,
	2014	2013	2012
	(dollars in thousands)
Non-interest income:
Service charges and other fees	$40,204	$41,692	$38,937
Net gain on sale of loans	5,539	13,724	11,794
Casualty insurance commissions	1,073	1,426	1,383
Investment center income	2,417	3,137	1,847
Net gain on sale of securities	90	917	7,305
Trust department income	3,738	3,545	3,241
Gain on acquisition of business	—	—	3,950
Net increase (decrease) in fair value of loans at fair value	11,904	(41,160)	15,093
Net realized and unrealized gain (loss) on derivatives	(30,177)	26,088	(29,300)
Other	4,993	10,463	13,696

Total noninterest income	$39,781	$59,832	$67,946

Noninterest income was $39.8 million for fiscal year 2014, compared with $59.8 million for fiscal year 2013, a decrease of $20.1 million or 34%. The principal drivers of the decrease were an $8.2 million decrease in gains on home mortgage loans sold into the secondary market, a $5.5 million decrease in other noninterest income primarily resulting from lower vendor incentive payments earned during the year and a $3.2 million net decrease related to loans at fair value and the corresponding interest rate swaps.

Noninterest income was $59.8 million for fiscal year 2013, compared with $67.9 million for fiscal year 2012, a decrease of 12%. The principal drivers of the decrease were declines in gains on sales of investment securities and a $4.0 million bargain purchase gain recorded on the purchase of North Central Bancshares, Inc. in fiscal year 2012 that was not a recurring item. Significant components of noninterest income are described in further detail below.

Service Charges and Other Fees. Service charges and other fees are primarily fees charged to deposit customers, including OD/NSF fees, commercial deposit account analysis and other charges, and ATM interchange and foreign activity fees. Service charges and other fees decreased to $40.2 million in fiscal year 2014 from $41.7 million in fiscal year 2013, a decrease of 4%. The decrease was driven primarily by a $1.8 million decrease in net OD/NSF fees generated by consumer and business checking accounts. Although this portion of our deposit base continues to grow, we believe this decrease is driven by a shift toward more business accounts with higher average balances and fewer average OD/NSF occurrences.

Service charges and other fees increased to $41.7 million in fiscal year 2013 from $38.9 million in fiscal year 2012, an increase of 7%. The increase was primarily driven by higher ATM usage volumes, an increase in customer OD/NSF fees, and charges generated from the launch of a new fee-based consumer checking product offering.

Because of our ownership by NAB, we are subject to the limitations on permissible interchange fees contained in the Durbin Amendment to the Dodd-Frank Act, and the implementing regulations, which are reflected in the ATM interchange income we generated during fiscal years 2014, 2013 and 2012. We estimate that the annual impact of this limitation is approximately $6.0 million.

Net Gain on Sale of Loans. The net gain on the sale of $214.3 million in aggregate principal balance of loans was $5.5 million in fiscal year 2014. In comparison, the net gain on sale of loans was $13.7 million on loan sales of $450.0 million in fiscal year 2013 and $11.8 million on loan sales of $417.0 million in fiscal year 2012. Our average gain as a percentage of loans sold decreased approximately 50 basis points in fiscal year 2014 compared to fiscal year 2013 and approximately 30 basis points compared to 2012, as we reduced pricing to the end customer in order to defend market share. Our loan sale activity in all three fiscal years was primarily the sale of conforming residential mortgage loans to FNMA, other commercial banks and, to a lesser extent, various state-sponsored first-time homebuyer programs. Net gain on sales of loans fluctuates with the volume of loans sold, the type of loans sold and market conditions such as the current interest rate environment. The volume of loans that we sell depends upon conditions in the mortgage origination, loan securitization and secondary loan sale markets. Volumes were substantially lower in fiscal year 2014 compared to fiscal years 2013 and 2012 as the increased rates in the home mortgage market during the year substantially slowed refinance activity that had driven a significant portion of our revenues in the prior two fiscal years; this decrease was partially offset by a reduction in costs incurred in our mortgage business.

Investment Center Income. Investment center income consists of revenues from the investment advisory and wealth management services, other than trust services, we make available to our customers. Investment center income was $2.4 million in fiscal year 2014, compared to $3.1 million for fiscal year 2013 and $1.8 million for fiscal year 2012. The decrease in fiscal year 2014 was primarily driven by turnover of our investment staff and related customer attrition, whereas the increase in fiscal year 2013 was primarily the result of an increase in assets under management based on positive market conditions and trends.

Net Gain on Sale of Securities. Net gain on sale of securities represents the difference between gross sale proceeds and carrying value at amortized cost of investment securities sold during the period. We received total proceeds related to security sales of $542.8 million during fiscal year 2012, generating net gains of $7.3 million, compared to the $0.9 million of gains on the sale of securities on total proceeds of $72.4 million during fiscal year 2013 and $0.1 million of gains on the sale of securities on total proceeds of $47.2 million during fiscal year 2014. The decrease in each year is primarily attributable to lower volumes of security sales in each year relative to the prior year.

Net increase (decrease) in fair value of loans at fair value; Net realized and unrealized gain (loss) on derivatives. In the normal course of business, we use interest rate swaps to manage our interest rate risk. The interest rate swap agreements are entered into in order to facilitate the risk management strategies of a small number of commercial real estate, commercial non-real estate and agriculture fixed-rate loan customers with original maturities 5 years or greater, and typically 5 to 15 years. We mitigate this risk by entering into equal and offsetting interest rate swap agreements with NAB. Changes in the fair value of the loans, whether driven by interest or credit, are recorded in “Net increase (decrease) in fair value of loans at fair value” within noninterest income. The related interest rate swaps are recognized as either assets or liabilities in our financial statements and any gains or losses, realized or unrealized, on these swaps are recorded in “Net realized and unrealized gain (loss) on derivatives” within noninterest income. Changes in fair value of the loans related to interest rates and unrealized gains (losses) on the derivatives related to interest rates offset in any reporting period. Therefore, the net impact to noninterest income in any reporting period represents the changes in fair value of the loans related to credit and the realized gains (losses) on the derivatives. We believe that, economically, the realized gains (losses) on the derivatives more appropriately offset the interest income recognized on the related loans and have presented non-GAAP adjusted net interest income and adjusted net interest margin to adjust for the underlying economics as outlined in “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.” For more information on these accounting arrangements, see “—Key Factors Affecting Our Business and Financial Statements—Loans and Interest Rates Swaps Accounted for at Fair Value.”

Other income. Other income includes rental income derived from leasing certain portions of bank-owned real estate, vendor incentive payments and other miscellaneous income items. Other income decreased to $5.0 million in fiscal year 2014 compared to $10.5 million in fiscal year 2013 and $13.7 million in fiscal year 2012, driven primarily by a decrease in the amount of vendor incentives earned.

Noninterest Expense

The following table presents noninterest expense for fiscal years 2014, 2013 and 2012:

	Fiscal year ended September 30,
	2014	2013	2012
	(dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$95,105	$100,660	$97,689
Occupancy expenses, net	17,526	18,532	17,366
Data processing	19,548	18,980	15,270
Equipment expenses	4,350	4,518	5,438
Advertising	4,746	6,267	8,169
Communication expenses	4,510	4,609	4,826
Professional fees	12,233	12,547	13,049
Net (gain) loss from sale of repossessed property and other assets	(2,451)	(2,788)	(6,822)
Amortization of core deposits and other intangibles	16,215	19,290	19,646
Other	28,440	25,975	34,188

Total noninterest expense	$200,222	$208,590	$208,819

Our noninterest expense consists primarily of salaries and employee benefits, net occupancy expenses, data processing, professional fees and amortization of core deposits and other intangibles. Noninterest expense decreased to $200.2 million in fiscal year 2014 from $208.6 million in fiscal year 2013, a decrease of 4%. Adjusted for amortization of intangible assets, our tangible noninterest expenses decreased 3% from $189.3 million in fiscal year 2013 to $184.0 million in fiscal year 2014. Our efficiency ratio was 50.4% for fiscal year 2014 and 50.6% for fiscal year 2013. The decline in our tangible noninterest expenses was driven primarily by lower salaries and employee benefits and lower net occupancy expenses. For more information on our tangible noninterest expense and efficiency ratio, including a reconciliation of each to the most directly comparable U.S. GAAP financial measures, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

Noninterest expense decreased marginally to $208.6 million in fiscal year 2013 from $208.8 million in fiscal year 2012. Adjusted for amortization of intangible assets, our tangible noninterest expenses increased marginally from $189.2 million in fiscal year 2012 to $189.3 million in fiscal year 2013. Our efficiency ratio was 50.6% for fiscal year 2013 and 52.8% for fiscal year 2012, a decrease of 4%. The reduction in tangible noninterest expense was driven primarily by decreases in costs related to OREO, including valuation declines and property maintenance and protection, and integration expenses. For more information on our tangible noninterest expense and efficiency ratio, including a reconciliation of each to the most directly comparable U.S. GAAP financial measures, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.” Significant components of noninterest expense are described in further detail below.

Salaries and Employee Benefits. Salaries and employee benefits are the largest component of noninterest expense and include the cost of incentive compensation, benefit plans, health insurance and payroll taxes. These expenses were $95.1 million for fiscal year 2014, a 6% decrease from $100.7 million for fiscal year 2013. The decrease was primarily driven by steps we took to streamline our retail management structure and savings realized from a net closure of 21 branches during fiscal years 2013 and 2014. Salaries and employee benefits were $100.7 million for fiscal year 2013, a 3% increase from $97.7 million for fiscal year 2012. The increase was driven primarily by the impact of a standard annual increase in wages and higher costs of employee benefits including health insurance, retirement plan contributions and other fringe benefits.

Occupancy Expenses. Occupancy costs were $17.5 million for fiscal year 2014, $18.5 million for fiscal year 2013 and $17.4 million for fiscal year 2012. Occupancy expenses relate to our branch network and administrative office locations throughout our footprint, including both owned and leased locations. The reduction in fiscal year 2014 was primarily driven by savings related to branch closures, whereas the increase in fiscal year 2013 was spread over all classes of expenses, including utilities, rent, insurance and real estate taxes.

Data Processing. These expenses include payments to vendors who provide software, data processing, and services on an outsourced basis, costs related to supporting and developing Internet-based activities, credit card rewards provided to our customers and depreciation of bank-owned hardware and software. Expenses for data processing were $19.5 million for fiscal year 2014, a 3% increase from $19.0 million for fiscal year 2013. The year-over-year increase was primarily driven by higher credit card rewards paid to customers due to increased purchase activity volumes. Expenses for data processing were $19.0 million for fiscal year 2013, a 24% increase from $15.3 million for fiscal year 2012. The year-over-year increase was primarily driven by higher depreciation and third party vendor expenditures, mostly related to online and mobile applications, and higher credit card processing expenses on increased volumes.

Advertising. Advertising expenses declined by $1.5 million to $4.7 million in fiscal year 2014 and by $1.9 million to $6.3 million for fiscal year 2013. The decrease was a result of more focused marketing campaigns.

Professional Fees. Professional fees include legal services required to complete transactions, resolve legal matters or delinquent loans, our FDIC and FICO assessments, and the cost of accountants and other consultants. These expenses were $12.2 million for fiscal year 2014, a 3% decrease from $12.5 million for fiscal year 2013, which similarly was a 4% decrease from $13.0 million for fiscal year 2012. The decrease in fiscal year 2014 was driven largely by reduced legal expenses which primarily relates to overall improvements in asset quality and fewer problem assets to consume third-party costs, while the decrease in fiscal year 2013 was primarily driven by a 66% decline in consulting fees resulting from a renewed focus on controlling third party expenses.

Net Gain from Sale of Repossessed Property and Other Assets. Our net gain on the sale of repossessed property and other assets was $2.5 million for fiscal year 2014, a decline of $0.3 million from $2.8 million for fiscal year 2013, consistent with a decrease of approximately 20% of book value of OREO assets sold year-over-year. Net gain on the sale of repossessed property and other assets was $2.8 million for fiscal year 2013, a decline of $4.0 million from $6.8 million for fiscal year 2012. This decline was primarily the result of a decrease in the number and carrying value of properties held as OREO and available for sale, resulting in fewer sales and lower cumulative gains in fiscal year 2013 compared to fiscal year 2012.

Amortization of Core Deposits and Other Intangibles. Amortization of core deposits and other intangibles represents the scheduled amortization of specifically-identifiable intangible assets arising from acquisitions, including NAB’s acquisition of us as well as subsequent acquisitions completed by us. The most significant component of amortization of core deposits and other intangibles relates to core deposit intangible assets, which represented $13.8 million in fiscal year 2014 compared to $16.8 million in fiscal year 2013 and $17.2 million in fiscal year 2012. The intangible assets currently recorded are scheduled to amortize through May 2023. Total scheduled amortization for all intangible assets includes approximately $7 million for fiscal year 2015, approximately $3 million for fiscal year 2016 and immaterial amounts for fiscal years 2017 through 2023.

Other. Other noninterest expenses include costs related to OREO, business development and professional membership fees, travel and entertainment costs and costs specific to integrating newly acquired banks. Other noninterest expenses increased from $26.0 million in fiscal year 2013 to $28.4 million in fiscal year 2014, an increase of 9%. The increase was driven primarily by a $4.7 million increase in net OREO costs which was related in large part to a valuation adjustment related to a specific construction and development loan that was foreclosed during the year, partially offset by reductions across other categories of expenses. Other noninterest expenses decreased from $34.2 million in fiscal year 2012 to $26.0 million in fiscal year 2013, a decrease of 24%. The decrease was driven primarily by a $6.5 million decrease in net OREO costs and a $7.1 million decrease in integration expenses, partially offset by a $2.5 million increase related to the FDIC clawback liability recorded in conjunction with our FDIC loss-sharing arrangements.

Provision for Income Taxes

The provision for income taxes varies due to the amount of taxable income, the investments in tax-advantaged securities and tax credit funds and the rates charged by federal and state authorities. The provision for income taxes of $54.3 million in fiscal year 2014 represents an effective tax rate of 34.1%, compared to $53.9 million or 35.9% for fiscal year 2013 and $44.2 million or 37.7% for fiscal year 2012, with the decrease in rate over a three-year period primarily due to a larger amount of tax exempt interest and the mix of state and local taxes we recognized. We have historically calculated our provision for income taxes as though we were a standalone company and we do not expect any material changes in our provisioning for income taxes as a result of our initial public offering.

Return on Assets and Equity

The table below presents our return on average total assets, return on average common equity, dividend payout ratio, average common equity to average assets ratio and net income per average common share at and for the dates presented:

	At and for the fiscal year ended September 30,
	2014	2013	2012
Return on average total assets	1.14%	1.07%	0.85%
Return on average common equity	7.34%	6.97%	5.40%
Dividend payout ratio	97%	43%	57%
Average common equity to average assets ratio	15.48%	15.30%	15.76%
Net income per average common share(1)	$1.81	$1.66	$1.26

(1)	Net income per average common share is calculated using 57,886,114 shares outstanding after the stock split we effected on October 17, 2014

Analysis of Financial Condition

Loan Portfolio

The following table presents our loan portfolio by category at the end of the most recent quarter and at the end of each of the last five fiscal years:

	December 31, 2014	September 30,
		2014	2013	2012	2011	2010
		(dollars in thousands)
Unpaid principal balance:
Commercial non-real estate(1)
Loans, other than loans acquired with deteriorated credit quality	$1,544,483	$1,562,540	$1,469,834	$1,334,760	$941,009	$875,458
Loans acquired with deteriorated credit quality	7,124	9,100	11,922	19,042	29,859	83,343

Total	1,551,607	1,571,640	1,481,756	1,353,802	970,868	958,801
Agriculture(1)
Loans, other than loans acquired with deteriorated credit quality	$1,788,028	$1,681,209	$1,587,248	$1,396,472	$1,091,755	$923,015
Loans acquired with deteriorated credit quality	—	—	—	—	—	—

Total	1,788,028	1,681,209	1,587,248	1,396,472	1,091,755	923,015
Commercial real estate(1)
Loans, other than loans acquired with deteriorated credit quality	$2,603,138	$2,476,935	$2,208,816	$2,196,543	$2,083,289	$2,113,863
Loans acquired with deteriorated credit quality	42,583	64,259	103,158	167,556	259,179	430,498

Total	2,645,721	2,541,194	2,311,974	2,364,099	2,342,468	2,544,361
Residential real estate
Loans, other than loans acquired with deteriorated credit quality	$803,659	$789,386	$765,390	$757,947	$532,198	$616,412
Loans acquired with deteriorated credit quality	106,747	112,219	141,079	182,278	244,498	376,128

Total	910,406	901,605	906,469	940,225	776,696	992,540
Consumer
Loans, other than loans acquired with deteriorated credit quality	$84,080	$88,163	$97,874	$119,644	$87,409	$103,825
Loans acquired with deteriorated credit quality	1,742	1,923	3,603	7,592	15,742	65,645

Total	85,822	90,086	101,477	127,236	103,151	169,470
Other lending
Loans, other than loans acquired with deteriorated credit quality	$35,311	$34,243	$24,630	$15,028	$7,814	$21,684
Loans acquired with deteriorated credit quality	—	—	81	386	456	524

Total	35,311	34,243	24,711	15,414	8,270	22,208
Total loans, other than loans acquired with deteriorated credit quality	6,858,699	$6,632,476	$6,153,792	$5,820,394	$4,743,474	$4,654,257
Total loans acquired with deteriorated credit quality	158,196	187,501	259,843	376,854	549,734	956,138

Total unpaid principal balance	7,016,895	6,819,977	6,413,635	6,197,248	5,293,208	5,610,395
Less: Unamortized discount on acquired loans	(23,321)	(25,638)	(34,717)	(55,836)	(94,475)	(184,622)
Less: Unearned net deferred fees and costs and loans in process	(6,809)	(6,872)	(16,245)	(2,838)	(4,692)	(5,053)

Total loans	6,986,765	6,787,467	6,362,673	6,138,574	5,194,041	5,420,720
Allowance for loan losses	(51,820)	(47,518)	(55,864)	(71,878)	(71,543)	(55,620)

Loans, net	$6,934,945	$6,739,949	$6,306,809	$6,066,696	$5,122,498	$5,365,100

(1)	Unpaid principal balance for commercial non-real estate, agriculture and commercial real estate loans includes fair value adjustments associated with long-term fixed-rate loans where we have entered into interest rate swaps to hedge our interest rate risk. See “—Key Factors Affecting Our Business and Financial Statements—Loans and Interest Rate Swaps Accounted for at Fair Value” for more information.

From September 30, 2010 to September 30, 2014, net of the change in the balance of acquired credit-impaired loans from our acquisition of TierOne Bank that are accounted for in accordance with ASC 310-30 Accounting for Purchased Loans, our loan portfolio grew at a CAGR of 7%. During fiscal year 2014, we continued to focus growth efforts on our commercial non-real estate, agriculture, and certain commercial real estate loan categories. Over the same time period, residential real estate and consumer loans continue to gradually run off in real dollar terms and as a percentage of the portfolio. A large portion of those loans are acquired and continue to run off faster than we originate similar loans.

During the first quarter of fiscal year 2015, total loans grew by 2.9%, or $199.3 million. The growth was primarily focused in the CRE and agribusiness segments of the portfolio. Over the same time period, C&I, residential real estate, consumer and other loan balances remained generally stable. We believe a portion of the growth in the agribusiness segment was driven by some of our customers’ seasonal tax planning strategies and that some of this growth may reverse in the second quarter of the fiscal year.

The following tables present an analysis of the unpaid principal balance of our loan portfolio at December 31, 2104 and September 30, 2014, by borrower and collateral type and by each of the four major geographic areas we use to manage our markets.

	December 31, 2014
	Nebraska	Iowa/ Kansas/ Missouri	South Dakota	Arizona/ Colorado	Other(2)	Total	%
	(dollars in thousands)
Commercial non-real estate(1)	$349,756	$708,302	$251,419	$199,924	$42,206	$1,551,607	22.1%
Agriculture(1)	179,343	453,364	604,472	543,779	7,070	1,788,028	25.5%
Commercial real estate(1)	581,758	791,362	679,695	545,872	47,034	2,645,721	37.7%
Residential real estate	228,396	317,172	167,763	132,746	64,329	910,406	13.0%
Consumer	24,834	27,393	25,632	5,695	2,268	85,822	1.2%
Other Lending	—	—	—	—	35,311	35,311	0.5%

Total	$1,364,087	$2,297,593	$1,728,981	$1,428,016	$1,98,218	$7,016,895	100%

% by location	19.4%	32.8%	24.6%	20.4%	2.8%	100%

(1)	Unpaid principal balance for commercial non-real estate, agriculture and commercial real estate loans includes fair value adjustments associated with long-term fixed-rate loans where we have entered into interest rate swaps to hedge our interest rate risk. See “—Key Factors Affecting Our Business and Financial Statements—Loans and Interest Rate Swaps Accounted for at Fair Value” for more information.
(2)	Balances in this column represent acquired workout loans and certain other loans managed by our staff, commercial and consumer credit card loans, fair value adjustments related to acquisitions and loans for which we have elected the fair value option, which could result in a negative carrying amount in the event of a net negative fair value adjustment.

	September 30, 2014
	Nebraska	Iowa / Kansas / Missouri	South Dakota	Arizona / Colorado	Other(2)	Total	%
	(dollars in thousands)
Commercial non-real estate(1)	$369,688	$710,259	$267,581	$189,163	$34,949	$1,571,640	23.0%
Agriculture(1)	139,922	451,859	575,755	512,207	1,466	1,681,209	24.7%
Commercial real estate(1)	547,788	746,986	660,007	527,505	58,908	2,541,194	37.3%
Residential real estate	227,114	319,152	159,908	129,151	66,280	901,605	13.2%
Consumer	26,266	28,844	26,452	6,038	2,486	90,086	1.3%
Other lending	—	—	—	—	34,243	34,243	0.5%

Total	$1,310,778	$2,257,100	$1,689,703	$1,364,064	$198,332	$6,819,977	100%

% by location	19.2%	33.1%	24.8%	20.0%	2.9%	100%

(1)	Unpaid principal balance for commercial non-real estate, agriculture and commercial real estate loans includes fair value adjustments associated with long-term fixed-rate loans where we have entered into interest rate swaps to hedge our interest rate risk. See “—Key Factors Affecting Our Business and Financial Statements—Loans and Interest Rate Swaps Accounted for at Fair Value” for more information.
(2)	Balances in this column represent acquired workout loans and certain other loans managed by our staff, commercial and consumer credit card loans, fair value adjustments related to acquisitions and loans for which we have elected the fair value option, which could result in a negative carrying amount in the event of a net negative fair value adjustment.

The following table presents additional detail regarding our agriculture, CRE and residential real estate loans at September 30, 2014 and December 31, 2014:

	December 31, 2014	Sept. 30, 2014
	(dollars in thousands)	(dollars in thousands)
Commercial non-real estate	$1,551,607	$1,571,640
Agriculture real estate	800,631	783,405
Agriculture operating loans	987,397	897,804

Agriculture	1,788,028	1,681,209
Construction and development	285,366	314,000
Owner-occupied CRE	1,146,670	1,151,868
Non-owner-occupied CRE	1,033,481	922,395
Multifamily residential real estate	180,204	152,931

Commercial real estate	2,645,721	2,541,194
Home equity lines of credit	338,112	340,819
Closed-end first lien	444,936	438,708
Closed-end junior lien	55,274	63,626
Residential construction	72,084	58,452

Residential real estate	910,406	901,605
Consumer	85,822	90,086
Other	35,311	34,243

Total unpaid principal balance	$7,016,895	$6,819,977

Commercial Non-Real Estate. Commercial non-real estate, or business lending, represents one of our core competencies. We believe that providing a tailored range of integrated products and services, including lending, to small- and medium-enterprise customers is the business at which we excel and through which we can generate favorable returns for our stockholders. We offer a number of different products including working capital and other shorter-term lines of credit, fixed-rate loans over a wide range of terms including our tailored business loans, for which we enter into matching interest rate swaps that give us floating payments for all deals over five years, and variable-rate loans with varying terms. During fiscal year 2014, commercial non-real estate lending grew by $89.4 million, or 6%.

Agriculture. Agriculture loans include farm operating loans and loans collateralized by farm land. According to the American Bankers Association, at December 31, 2014, we were ranked the seventh-largest farm lender bank in the United States measured by total dollar volume of farm loans, and we take great pride in our knowledge of the agricultural industry across our footprint. We consider agriculture lending one of our core competencies. In 2008, agriculture loans comprised approximately 15% of our overall loan portfolio, compared to 26% as of December 31, 2014. We target a 20% to 35% portfolio composition for agriculture loans according to our risk appetite statement approved by our board of directors. Within our agriculture portfolio, we are further diversified across a wide range of subsectors with the majority of the portfolio concentrated within various types of grain, livestock and dairy products, and across different geographical segments within our footprint. Total agriculture lending grew by approximately $94.0 million, or 6%, during fiscal year 2014.

Commercial Real Estate. CRE includes both owner-occupied CRE and non-owner-occupied CRE and construction and development lending. While CRE lending will remain a significant component of our overall loan portfolio, we are committed to managing our exposure to riskier construction and development deals specifically, and to CRE lending in general, by targeting relationships with relatively low loan-to-value positions, priced to reflect the amount of risk we accept as the lender. This focus on rebalancing the portfolio is reflected in the fact that CRE lending comprised nearly 50% of the portfolio at the time of the NAB acquisition in 2008, compared to 38% as of December 31, 2014. We saw the most growth of any segment of our portfolio in CRE lending during fiscal year 2014, as the segment grew 10% to $2.54 billion. Construction and development lending grew at a rate of 7%, slower than the overall rate of CRE lending growth, and at $314 million represents only 5% of our overall loan portfolio.

Residential Real Estate. Residential real estate lending reflects 1-to-4-family real estate construction loans, closed-end first-lien mortgages (primarily single-family long-term first mortgages resulting from acquisitions of other banks), closed-end junior-lien mortgages and home equity lines of credit, or HELOCs. Our closed-end first-lien mortgages include a small percentage of single-family first mortgages that we originate and cannot subsequently sell into the secondary market, including jumbo products, adjustable-rate mortgages and rural home mortgages. Conversely, a large percentage of our total single-family first mortgage originations are sold into the secondary market in order to meet our interest rate risk management objectives.

Consumer. Our consumer lending offering comprises a relatively small portion of our total loan portfolio, and predominantly reflects small-balance secured and unsecured products marketed by our retail branches.

Other Lending. Other lending includes all other loan relationships that do not fit within the categories above, primarily consumer and commercial credit cards and customer deposit account overdrafts.

The following table presents the maturity distribution of our loan portfolio as of December 31, 2014. The maturity dates were determined based on the contractual maturity date of the loan:

	1 Year or Less	>1 Through 5 Years	>5 Years	Total
	(dollars in thousands)
Maturity distribution:
Commercial non-real estate	$472,383	$603,759	$475,465	$1,551,607
Agriculture	778,157	656,401	353,470	1,788,028
Commercial real estate	296,008	1,093,616	1,256,097	2,645,721
Residential real estate	94,323	403,869	412,214	910,406
Consumer	13,733	51,190	20,899	85,822
Other lending	35,311	—	—	35,311

Total	$1,689,915	$2,808,835	$2,518,145	$7,016,895

The following table presents the distribution, as of December 31, 2014, of our loans that were due after one year between fixed and variable interest rates:

	Fixed	Variable	Total
	(dollars in thousands)
Maturity distribution:
Commercial non-real estate	$620,505	$458,719	$1,079,224
Agriculture	720,093	289,778	1,009,871
Commercial real estate	1,231,148	1,118,565	2,349,713
Residential real estate	226,561	589,522	816,083
Consumer	63,101	8,988	72,089

Total	$2,861,408	$2,465,572	$5,326,980

OREO

In the normal course of business, we obtain title to parcels of real estate and other assets when borrowers are unable to meet their contractual obligations and we initiate foreclosure proceedings, or via deed in lieu of foreclosure actions. OREO assets are considered nonperforming assets. When we obtain title to an asset, we evaluate how best to maintain and protect our interest in the property and seek to liquidate the assets at an acceptable price in a timely manner. Our total OREO carrying value was $49.6 million as of September 30, 2014, a decrease of $7.8 million compared to September 30, 2013. The amount of OREO covered by FDIC loss-sharing arrangements was $10.6 million as of September 30, 2014 and $24.4 million as of September 30, 2013. The increase in valuation adjustments and other from fiscal year 2013 to fiscal year 2014 was primarily driven by valuations of a small number of specific exposures. Our total OREO carrying value was $43.4 million as of December 31, 2014, a decrease of $6.1 million compared to September 30, 2014. The amount of OREO covered by FDIC loss-sharing arrangements was $10.6 million as of December 31, 2014. The following table presents our OREO balances for the periods indicated:

	Quarter Ended December 31, 2014	Fiscal year ended Sept. 30,
		2014	2013	2012
		(dollars in thousands)
Beginning balance	$49,580	$57,422	$68,526	$99,640
Additions to OREO	1,369	33,502	28,980	62,158
Valuation adjustments and other	(2,110)	(14,074)	(6,884)	(14,060)
Sales	(5,397)	(27,270)	(33,200)	(79,212)

Ending balance	$43,442	$49,580	$57,422	$68,526

Investments

The following table presents the amortized cost of each category of our investment portfolio at the dates indicated:

	December 31, 2014	Sept. 30,
		2014	2013	2012
		(dollars in thousands)
U.S. Treasury securities	$271,551	$222,868	$—	$5,005
Mortgage-backed securities:
Government National Mortgage Association	989,204	1,113,363	1,470,822	1,502,442
Federal National Mortgage Association	—	—	1	1
States and political subdivision securities	2,117	2,188	3,513	5,757
Corporate debt securities	4,996	11,732	11,889	32,878
Other	1,006	1,006	5,449	5,449

Total	$1,268,874	$1,351,157	$1,491,674	$1,551,532

We have historically invested excess deposits in high-quality, liquid investment securities including residential agency mortgage-backed securities and, to a lesser extent, U.S. Treasury securities, corporate debt securities and issuances of U.S. states and political subdivisions. Our investment portfolio serves as a means to collateralize FHLB borrowings and public funds deposits, to earn net spread income on excess deposits and to maintain liquidity and balance interest rate risk. Dating to the beginning of fiscal year 2011, the portfolio composition was heavily weighted toward Government National Mortgage Association residential agency mortgage-backed securities to fit the risk appetite and financial return targets of NAB; however, we rebalanced approximately $273 million of the portfolio into U.S. Treasury securities in the last half of fiscal year 2014 and first quarter of fiscal year 2015 to balance our interest rate risk exposures. U.S. Treasury securities comprised 17% of the total portfolio as of September 30, 2014 and 22% of the total portfolio as of December 31, 2014. During fiscal year 2014, the carrying value of the portfolio decreased by $139.2 million, or 9% from September 30, 2013 to September 30, 2014, as our loan portfolio growth outpaced deposit growth and certain holdings were liquidated to ensure interest rate risk metrics remained within policy limits. During the first fiscal quarter of fiscal year 2015, the carrying value of the portfolio decreased by $77.3 million, or 6%, driven by scheduled principal repayments on mortgage-backed securities which we have chosen not to reinvest in due to limited options that meet yield and risk requirements.

The following tables present the aggregate amortized cost of each investment category of the investment portfolio and the weighted average yield for each investment category for each maturity period at September 30, 2014 and December 31, 2014. Maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or prepaid without any penalties. The weighted-average yield on these assets is presented below based on the contractual rate, as opposed to a tax equivalent yield concept.

	December 31, 2014
	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years		Mortgage-backed securities		Securities without contractual maturities		Total
	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return
	(dollars in thousands)
U.S. Treasury securities	$—	—%	$247,262	1.36%	$24,289	1.72%	$—	—%	$—	—%	$—	—%	$271,551	1.39%
Mortgage-backed securities	—	—%	—	—%	—	—%	—	—%	989,204	1.78%	—	—%	989,204	1.78%
States and political subdivision securities	470	5.78%	534	3.46%	1,113	5.30%	—	—%	—	—%	—	—%	2,117	4.94%
Corporate debt securities	—	—%	—	—%	4,996	1.76%	—	—%	—	—%	—	—%	4,996	1.76%
Other	—	—%	—	—%	—	—%	—	—%	—	—%	1,006	—%	1,006	—%

Total	$470	5.78%	$247,796	1.37%	$30,398	1.86%	$—	—%	$989,204	1.78%	$1,006	—%	$1,268,874	1.70%

	September 30, 2014
	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years		Mortgage-backed securities		Securities without contractual maturities		Total
	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return	Amount	Weighted average return
	(dollars in thousands)
U.S. Treasury securities	$—	—%	$222,868	1.33%	$—	—%	$—	—%	$—	—%	$—	—%	$222,868	1.33%
Mortgage-backed securities	—	—%	—	—%	—	—%	—	—%	1,113,363	1.87%	—	—%	1,113,363	1.87%
States and political subdivision securities	470	5.78%	414	3.41%	1,304	5.30%	—	—%	—	—%	—	—%	2,188	5.04%
Corporate debt securities	6,737	2.41%	—	—%	4,995	1.75%	—	—%	—	—%	—	—%	11,732	2.13%
Other	—	—%	—	—%	—	—%	—	—%	—	—%	1,006	—%	1,006	—%

Total	$7,207	2.63%	$223,282	1.33%	$6,299	2.48%	$—	—%	$1,113,363	1.87%	$1,006	—%	$1,351,157	1.79%

Asset Quality

We place an asset on nonaccrual status when any installment of principal or interest is more than 90 days past due (except for loans that are well secured and in the process of collection) or earlier when management determines the ultimate collection of all contractually due principal or interest to be unlikely. Restructured loans for which we grant payment or significant interest rate concessions are placed on nonaccrual status until collectability improves and a satisfactory payment history is established, generally by the receipt of at least six consecutive payments. Our collection policies related to delinquent and charged-off loans are highly focused on individual relationships, and we believe that these policies are in compliance with all applicable laws and regulations.

The following table presents the dollar amount of nonaccrual loans, OREO, restructured performing loans and accruing loans over 90 days past due, at the end of the dates indicated. Loans covered by FDIC loss-sharing arrangements are generally pooled with other similar loans and are generally accreting purchase discount into income each period. Subject to compliance with the applicable loss-sharing agreement, we are generally indemnified by the FDIC at a rate of 80% for any future credit losses on loans covered by FDIC loss-sharing arrangements through June 4, 2015 for commercial loans and June 4, 2020 for single-family real estate loans.

	December 31, 2014	Sept. 30,
		2014	2013	2012	2011	2010
				(dollars in thousands)
Nonaccrual loans(1)
Commercial non-real estate
Loans covered by FDIC loss-sharing arrangements	$1,996	$2,126	$2,947	$9,898	$18,223	$43,774
Loans not covered by FDIC loss-sharing arrangements	10,630	4,908	6,641	7,394	12,359	14,168

Total	12,626	7,034	9,588	17,292	30,582	57,942
Agriculture
Loans covered by FDIC loss-sharing arrangements	$—	$—	$—	$—	$—	$2,197
Loans not covered by FDIC loss-sharing arrangements	10,342	11,453	8,236	3,757	6,200	5,109

Total	10,342	11,453	8,236	3,757	6,200	7,306

Commercial real estate
Loans covered by FDIC loss-sharing arrangements	$16,831	$21,995	$31,151	$48,822	$120,141	$179,341
Loans not covered by FDIC loss-sharing arrangements	10,638	20,767	57,652	71,455	116,465	45,741

Total	27,469	42,762	88,803	120,277	236,606	225,082
Residential real estate
Loans covered by FDIC loss-sharing arrangements	$10,644	$10,839	$13,401	$16,890	$21,513	$37,323
Loans not covered by FDIC loss-sharing arrangements	7,269	6,671	8,746	10,798	7,377	6,334

Total	17,913	17,510	22,147	27,688	28,890	43,657
Consumer
Loans covered by FDIC loss-sharing arrangements	$—	$—	$—	$—	$17	$1,173
Loans not covered by FDIC loss-sharing arrangements	104	146	226	401	823	686

Total	104	146	226	401	840	1,859

	December 31, 2014	Sept. 30,
		2014	2013	2012	2011	2010
				(dollars in thousands)
Other lending
Loans covered by FDIC loss-sharing arrangements	$—	$—	$—	$—	$—	$—
Loans not covered by FDIC loss-sharing arrangements	—	—	—	—	—	—

Total	—	—	—	—	—	—
Total nonaccrual loans covered by FDIC loss-sharing arrangements	$29,471	$34,960	$47,499	$75,610	$159,894	$263,808
Total nonaccrual loans not covered by FDIC loss-sharing arrangements	38,983	43,945	81,501	93,805	143,224	72,038

Total nonaccrual loans	68,454	78,905	129,000	169,415	303,118	335,846

OREO	43,442	49,580	57,422	68,526	99,640	132,988

Total nonperforming assets	$111,896	$128,485	$186,422	$237,941	$402,758	$468,834
Restructured performing loans	53,146	36,837	39,130	40,009	14,244	—

Total nonperforming and restructured assets	$165,042	$165,322	$225,552	$277,950	$417,002	$468,834

Accruing loans 90 days or more past due	$376	$28	$227	$1,832	$352	$203
Nonperforming restructured loans included in total nonaccrual loans	$19,778	$20,415	$63,140	$50,305	$14,244	*
Nonaccretable difference outstanding related to loans acquired with deteriorated credit quality	$62,078	$62,606	$92,541	$179,199	$303,413	$495,665
Percent of total assets
Nonaccrual loans(1)
Loans not covered by FDIC loss-sharing arrangements	0.40%	0.47%	0.89%	1.04%	1.75%	0.87%
Total	0.71%	0.84%	1.41%	1.88%	3.70%	4.05%
OREO	0.45%	0.53%	0.63%	0.76%	1.22%	1.61%
Nonperforming assets(2)	1.16%	1.37%	2.04%	2.64%	4.92%	5.66%
Nonperforming and restructured assets(2)	1.71%	1.76%	2.47%	3.09%	5.09%	5.66%

*	Information not available for periods indicated.
(1)	Includes nonperforming restructured loans.
(2)	Includes nonaccrual loans, which includes nonperforming restructured loans.

Fiscal Year Ended September 30, 2014. At September 30, 2014, our nonperforming assets were approximately 1.37% of total assets, compared to 2.04% at September 30, 2013.

Excluding loans covered by FDIC loss-sharing arrangements, we had simple average nonaccrual loans of $62.7 million outstanding during fiscal year 2014. Based on the average loan portfolio yield for these loans for the year of 4.95%, we estimate that we would have received approximately $3 million to $4 million of additional interest income during the year if that entire portion of the portfolio had been performing. During the same period, the amount of net interest income that we recorded on these loans was immaterial.

We have experienced a decline in nonaccrual loans and total nonperforming assets in both total-dollar terms and as a percentage of total assets since both measures peaked in fiscal year 2011. Most notably, nonaccrual commercial real estate loans not covered by FDIC loss-sharing arrangements have declined from $116.5 million at September 30, 2011 to $20.8 million at September 30, 2014, a reduction of 82%. This change was driven by our focused workout through restructure and foreclosure of a number of problem loans that were written primarily prior to 2009, supported by our overall focus on managing our exposure to construction and development loans, in particular, which we believe are relatively riskier than other types of CRE loans, including owner-occupied CRE loans. Nonaccrual agriculture loans not covered by FDIC loss-sharing arrangements have increased since the end of fiscal year 2011; however, this increase was driven by a small number of specific loans that we do not believe are representative of our broader agriculture lending portfolio. Further, this increase is proportionate to growth in our overall agriculture loan portfolio since September 30, 2011. Our OREO assets decreased by $7.8 million from September 30, 2013 to September 30, 2014.

Nonaccrual loans covered by FDIC loss-sharing arrangements have declined by 87% since peaking after our acquisition of TierOne Bank in fiscal year 2010, and we expect these loans to continue to decline due to the expiration of the commercial loss-sharing arrangement on June 4, 2015.

Three Months Ended December 31, 2014. At December 31, 2014, our nonperforming assets were approximately 1.16% of total assets, compared to 1.37% at September 30, 2014.

Excluding loans covered by FDIC loss-sharing arrangements, we had simple average nonaccrual loans of $41.5 million outstanding during the first quarter of fiscal year 2015. Based on the average loan portfolio yield for these loans for the quarter, we estimate that interest income would have been less than $1 million higher during the quarter had these loans been accruing. During the same period, the amount of net interest income that we recorded on these loans was immaterial.

Nonaccrual loans not covered by FDIC loss-sharing arrangements decreased by $5.0 million compared to September 30, 2014, driven by an increase in C&I nonaccrual loans related to a small number of relationships, more than offset by a reduction in CRE nonaccrual loans that were resolved during the quarter without experiencing material charge-offs.

Nonaccrual loans covered by FDIC loss-sharing arrangements continued to decline and are down $5.5 million over the quarter, and we expect these loans to continue to decline due to the expiration of the commercial loss-sharing arrangement on June 4, 2015 and the natural runoff through payment or foreclosure of the underlying assets.

We consistently monitor all loans internally rated “watch” or worse because that rating indicates we have identified some potential weakness emerging; but loans rated “watch” will not necessarily become problem loans or become impaired. Aside from the loans on the watch list, we do not believe we have any potential problem loans that are not already identified as nonaccrual, past due or restructured as it is our policy to promptly reclassify loans as soon as we become aware of doubts as to the borrowers’ ability to meet repayment terms. We do not have any material interest-bearing assets that would be disclosed as nonperforming loans or restructured performing loans if they were loans.

When we grant concessions to borrowers that we would not otherwise grant if not for the borrowers’ financial difficulties, such as reduced interest rates or extensions of loan periods, we consider these modifications troubled debt restructurings, or TDRs. The table below outlines total TDRs, split between performing and nonperforming loans, at each of the dates indicated:

	December 31, 2014	Sept. 30,
		2014	2013	2012
			(dollars in thousands)
Commercial non-real estate
Performing TDRs	$7,561	$6,753	$4,769	$14,235
Nonperforming TDRs	1,468	1,785	5,007	5,719

Total	9,029	8,538	9,776	19,954
Agriculture
Performing TDRs	$3,731	$3,780	$4,326	$410
Nonperforming TDRs	9,708	9,994	7,268	352

Total	13,439	13,774	11,594	762
Commercial real estate
Performing TDRs	$41,114	$25,177	$29,373	$25,323
Nonperforming TDRs	6,638	6,884	49,736	41,955

Total	47,752	32,061	79,109	67,278
Residential real estate
Performing TDRs	$723	$1,112	$662	$41
Nonperforming TDRs	1,947	1,730	1,100	2,279

Total	2,670	2,842	1,762	2,320
Consumer
Performing TDRs	$17	$35	$—	$—
Nonperforming TDRs	17	22	29	—

Total	34	57	29	—
Other lending
Performing TDRs	$—	$—	$—	$—
Nonperforming TDRs	—	—	—	—

Total	—	—	—	—
Total performing TDRs	$53,146	$36,857	$39,130	$40,009
Total nonperforming TDRs	19,778	20,415	63,140	50,305

Total TDRs	$72,924	$57,272	$102,270	$90,314

We entered into loss-sharing arrangements with the FDIC related to certain assets (loans and OREO) acquired from TierOne Bank on June 4, 2010. We are generally indemnified by the FDIC at a rate of 80% for any future credit losses through June 4, 2015 for commercial loans and OREO and June 4, 2020 for single-family real estate loans and OREO. The table below presents nonaccrual loans, TDRs, and OREO covered by loss-sharing arrangements; a rollforward of the allowance for loan losses for loans covered by loss-sharing arrangements; a rollforward of allowance for loan losses for only those loans purchased with deteriorated credit quality covered by loss-sharing arrangements; and a rollforward of OREO covered by loss-sharing arrangements at and for the periods presented.

	At and for the three months ended December 31, 2014	At and for the fiscal year ended Sept. 30,
		2014	2013	2012	2011	2010
		(dollars in thousands)
Assets covered by FDIC loss-sharing arrangements
Nonaccrual loans(1)	$29,471	$34,960	$47,499	$75,610	$159,894	$263,808
TDRs	3,252	5,293	6,145	1,939	1,859	—
OREO	10,602	10,628	24,412	44,332	83,417	108,578
Allowance for loan losses, loans covered by FDIC loss-sharing arrangements
Balance at beginning of period	$5,108	$7,246	$14,470	$12,542	$—	$—
Additional impairment recorded	119	2,364	2,509	20,232	18,841	—
Recoupment of previously-recorded impairment	(510)	(4,482)	(5,095)	(6,387)	(874)	—
Charge-offs	—	(20)	(4,638)	(11,917)	(5,425)	—
Recoveries	—	—	—	—	—	—

Balance at end of period	$4,717	$5,108	$7,246	$14,470	$12,542	$—

OREO covered by FDIC loss-sharing arrangement
Balance at beginning of period	$10,628	$24,412	$44,332	$83,417	$108,578	$—
Additions to OREO	1,164	1,785	6,100	28,395	66,299	123,167
Valuation adjustments and other	(693)	(3,750)	(3,754)	(11,851)	(33,280)	(7,749)
Sales	(497)	(11,819)	(22,266)	(55,629)	(58,180)	(6,840)

Balance at end of period	$10,602	$10,628	$24,412	$44,332	$83,417	$108,578

(1)	Includes nonperforming restructured loans.

Allowance for Loan Losses

We establish an allowance for the inherent risk of probable losses within our loan portfolio. The allowance for loan losses is management’s best estimate of probable credit losses that are incurred in the loan portfolio. We determine the allowance for loan losses based on an ongoing evaluation, driven primarily by monitoring changes in loan risk grades, delinquencies and other credit risk indicators, which is an inherently subjective process. We consider the uncertainty related to certain industry sectors and the extent of credit exposure to specific borrowers within the portfolio. In addition, we consider concentration risks associated with the various loan portfolios and current economic conditions that might impact the portfolio. All of these estimates are susceptible to significant change. Changes to the allowance for loan losses are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged off against the allowance for loan losses. Recoveries of amounts previously charged-off are credited to the allowance for loan losses.

Our allowance for loan losses consists of two components. For non-impaired loans, we calculate a weighted average ratio of 12-, 36- and 60-month historical realized losses by collateral type; adjust as necessary for our interpretation of current economic conditions and current portfolio trends including credit quality, concentrations, aging of the portfolio and/or significant policy and underwriting changes not entirely covered by the calculated historical loss rates; and apply the loss rates to outstanding loan balances in each collateral category. We calculate the weighted average ratio of 12-, 36- and 60-month historical realized losses for each collateral type by dividing the average net annual charge-offs by the average outstanding loans of such type subject to the calculation for each of the 12-, 36- and 60-month periods, then averaging those three results. For impaired loans, we estimate our exposure for each individual relationship, given the current payment status of the loan, the present value of expected payments and the value of the underlying collateral as supported by third party appraisals, broker’s price opinions, and/or the borrower’s audited financial statements, each adjusted for liquidation costs. Any shortfall between the liquidation value of the underlying collateral and the recorded investment value of the loan is considered the required specific reserve amount. Actual losses in any period may exceed allowance amounts. We evaluate and adjust our allowance for loan losses, and the allocation of the allowance between loan categories, each month.

The following table presents an analysis of our allowance for loan losses, including provisions for loan losses, charge-offs and recoveries, for the periods indicated:

	At and for the quarter ended December 31,	At and for the fiscal year ended Sept. 30,
	2014	2014	2013	2012	2011	2010
	(dollars in thousands)
Allowance for loan losses:
Balance at beginning of period	$47,518	$55,864	$71,878	$71,543	$55,620	$33,762
Provision charged to expense	3,639	4,456	13,650	16,300	43,810	48,711
Purchase accounting adjustment	—	—	—	—	—	—
Impairment of loans acquired with deteriorated credit quality	(320)	(3,772)	(2,076)	13,845	17,967	—
Charge-offs:
Commercial non-real estate	(84)	(5,380)	(3,636)	(7,304)	(9,482)	(10,966)
Agriculture	—	(2,429)	(4,069)	(49)	(1,075)	(1,155)
Commercial real estate	(82)	(3,199)	(19,648)	(24,854)	(32,862)	(11,911)
Residential real estate	(57)	(631)	(1,766)	(1,625)	(3,900)	(5,207)
Consumer	(38)	(211)	(244)	(1,137)	(526)	(192)
Other lending	(428)	(1,893)	(1,851)	(1,764)	(1,521)	(1,044)

Total charge-offs	(689)	(13,743)	(31,214)	(36,733)	(49,366)	(30,475)

Recoveries:
Commercial non-real estate	1,160	1,439	1,206	1,386	1,156	1,853
Agriculture	57	58	22	160	201	3
Commercial real estate	69	1,470	689	3,268	761	830
Residential real estate	43	233	279	630	379	218
Consumer	24	156	396	226	241	27
Other lending	319	1,357	1,034	1,253	774	691

Total recoveries	1,672	4,713	3,626	6,923	3,512	3,622

Net loan (charge-offs) recoveries	983	(9,030)	(27,588)	(29,810)	(45,854)	(26,853)

Balance at end of period	$51,820	$47,518	$55,864	$71,878	$71,543	$55,620

Average total loans for the period(1)	$6,825,990	$6,556,818	$6,223,009	$5,549,685	$5,226,325	$4,147,054
Total loans at period end(1)	$6,986,765	$6,787,467	$6,362,673	$6,138,574	$5,194,041	$5,420,720
Ratios
Net charge-offs (recoveries) to average total loans	(0.06)%	0.14%	0.44%	0.54%	0.88%	0.65%
Allowance for loan losses to:
Total loans	0.74%	0.70%	0.88%	1.17%	1.38%	1.03%
Nonaccruing loans(2)	132.93%	108.13%	68.54%	76.62%	49.95%	77.21%

(1)	Loans include unpaid principal balance net of unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process.
(2)	Nonaccruing loans excludes loans covered by FDIC loss-sharing arrangements.

Fiscal Year Ended September 30, 2014. In fiscal year 2014, we recorded net charge-offs of $9.0 million, compared to net charge-offs of $27.6 million in fiscal year 2013 and $29.8 million in fiscal year 2012. Net charge-offs as a percentage of average total loans were 0.14% in fiscal year 2014 compared to 0.44% in fiscal year 2013 and 0.54% in fiscal year 2012.

Total charge-offs and net charge-offs have each decreased since fiscal year 2011. The majority of charge-offs in fiscal years 2011, 2012 and 2013 were related to commercial real estate loans, primarily loans that were written prior to 2009. We believe this continued decline is reflective of our focus on managing our exposure to non-owner-occupied commercial real estate and construction and development loans, which we believe are relatively riskier than owner-occupied CRE loans, and represents that the majority of our most problematic commercial real estate loans have been worked out of our portfolio. Agriculture charge-offs increased in fiscal years 2013 and 2014; however, these increases are related to a small number of specific loans and, we believe, are not representative of underlying issues in our broader agriculture portfolio.

At September 30, 2014, the allowance for loan losses was 0.70% of our total loan portfolio, compared with 0.88% at September 30, 2013. Our allowance for loan losses, both in total dollars and as a percentage of total loans, has declined since September 30, 2013. Since that point in time we have experienced a consistent decline in annual net charge-offs as a percentage of total loans which impacts the allowance calculation for non-impaired loans and a reduction in nonperforming (and typically impaired) loans which generally require higher specific reserves. Additionally, certain of our loans which are carried at fair value, totaling $985 million and $842 million at September 30, 2014 and September 30, 2013, respectively, have no associated allowance for loan losses, but rather have a fair value adjustment related to credit risk, which is reflected in interest income, thus driving the overall ratio of allowance for loan losses to total loans lower. The amount of fair value adjustment related to credit risk on these loans was $6.0 million at each of September 30, 2014 and September 30, 2013.

Three Months Ended December 31, 2014. In the first quarter of fiscal year 2015, we recorded net recoveries of $1.0 million, representing (0.06)% of total loans on an annualized basis, a 20 basis point improvement compared to 0.14% for fiscal year 2014. The charge-offs we recorded during the quarter were relatively small in magnitude and were not concentrated in any one segment of the loan portfolio.

At December 31, 2014, the allowance for loan losses was 0.74% of our total loan portfolio, a 4 basis point increase compared with 0.70% at September 30, 2014. The increase in the allowance for loan losses, both in total dollars and as a percentage of the loan portfolio, was primarily driven by a small number of impaired credits that required higher specific allowance as well as by loan growth in the quarter. Additionally, certain of our loans which are carried at fair value, totaling $1.02 billion and $985 million at December 31, 2014 and September 30, 2014, respectively, have no associated allowance for loan losses, but rather have a fair value adjustment related to credit risk, which is reflected in noninterest income, thus driving the overall ratio of allowance for loan losses to total loans lower. The amount of fair value adjustment related to credit risk on these loans was $4.3 million and $6.0 million at December 31, 2014 and September 30, 2014, respectively.

The following tables present management’s historical allocation of the allowance for loan losses by loan category, in both dollars and percentage of our total allowance for loan losses, to specific loans in those categories at the dates indicated:

	December 31,	Sept. 30,
	2014	2014	2013	2012	2011	2010
	(dollars in thousands)
Allocation of allowance for loan losses:
Commercial non-real estate	$14,625	$10,550	$11,222	$18,979	$16,450	$14,687
Agriculture	10,920	10,655	9,296	6,906	2,509	2,298
Commercial real estate	17,722	16,884	22,562	30,234	40,733	31,593
Residential real estate	7,567	8,342	11,779	14,761	10,758	6,026
Consumer	201	264	312	542	832	624
Other lending	785	823	693	456	261	392

Total	$51,820	$47,518	$55,864	$71,878	$71,543	$55,620

	December 31,	Sept. 30,
	2014	2014	2013	2012	2011	2010
Allocation of allowance for loan losses:
Commercial non-real estate	28.2%	22.2%	20.1%	26.4%	23.0%	26.4%
Agriculture	21.1%	22.4%	16.6%	9.6%	3.5%	4.1%
Commercial real estate	34.2%	35.5%	40.4%	42.1%	56.9%	56.8%
Residential real estate	14.6%	17.6%	21.1%	20.5%	15.0%	10.8%
Consumer	0.4%	0.6%	0.6%	0.8%	1.2%	1.1%
Other lending	1.5%	1.7%	1.2%	0.6%	0.4%	0.7%

Management will continue to evaluate the loan portfolio and assess economic conditions in order to determine future allowance levels and the amount of loan loss provisions. We review the appropriateness of our allowance for loan losses on a monthly basis. Management monitors closely all past due and restructured loans in assessing the appropriateness of its allowance for loan losses. In addition, we follow procedures for reviewing and grading all substantial commercial and agriculture relationships at least annually. Based predominantly upon the review and grading process, we determine the appropriate level of the allowance in response to our assessment of the probable risk of loss inherent in our loan portfolio. Management will make additional loan loss provisions when the results of its problem loan assessment methodology or overall allowance appropriateness test indicate additional provisions are required.

The review of problem loans is an ongoing process during which management may determine that additional charge-offs are required or additional loans should be placed on nonaccrual status. We recorded provision for loan losses of $0.7 million during fiscal year 2014. We recorded provisions for loan losses of $11.6 million and $30.1 million during fiscal years 2013 and 2012, respectively, and $3.3 million during the first quarter of fiscal year 2015. We have also recorded an allowance for unfunded lending-related commitments that represents our estimate of incurred losses on the portion of lending commitments that borrowers have not advanced. The balance of the allowance for unfunded lending-related commitments was $0.4 million at December 31, 2014, September 30, 2014 and September 30, 2013.

Deposits

We obtain funds from depositors by offering consumer and business demand deposit accounts, MMDAs, NOW accounts, savings accounts and term CDs. At September 30, 2014 and September 30, 2013, our total deposits were $7.05 billion and $6.95 billion, respectively. Deposits increased 1% at September 30, 2014 as compared to September 30, 2013. At December 31, 2014, our total deposits were $7.24 billion, an increase of 2.7% over the quarter. Our accounts are federally insured by the FDIC up to the legal maximum. We advertise in newspapers, on the Internet and on television and radio to attract deposits and perform limited direct telephone solicitation of potential institutional depositors such as investment managers, public depositors and pension plans. We have significantly shifted the composition of our deposit portfolio away from CDs toward demand, NOW, MMDA and savings accounts over the last 24 months. This has dramatically reduced our overall cost of deposit funding, in addition to the fact that we have greatly increased adherence to internally published rate offerings for various types of deposit account offerings. The following table presents the balances and weighted average cost of our deposit portfolio at the following dates:

	December 31,		September 30,
	2014		2014		2013		2012
	Amount	Weighted Avg. Cost	Amount	Weighted Avg. Cost	Amount	Weighted Avg. Cost	Amount	Weighted Avg. Cost
	(dollars in thousands)
Non-interest-bearing demand	$1,381,887	—%	$1,303,015	—%	$1,199,427	—%	$1,076,437	—%
NOW accounts, money market and savings	4,233,797	0.27%	4,005,471	0.24%	3,601,796	0.21%	3,037,382	0.22%
Time certificates, $100,000 or more	678,241	0.91%	733,376	0.98%	850,817	1.04%	1,178,095	1.36%
Other time certificates	945,281	0.72%	1,010,318	0.82%	1,296,168	0.97%	1,592,601	1.27%

Total	$7,239,206	0.34%	$7,052,180	0.36%	$6,948,208	0.42%	$6,884,515	0.62%

Municipal public deposits constituted $1.00 billion and $873 million of our deposit portfolio at September 30, 2014, and September 30, 2013, respectively, of which $737 million and $667 million, respectively, were required to be collateralized. Municipal public deposits constituted $983 million of our deposit portfolio at December 31, 2014, of which $704 million were required to be collateralized. Our top 10 depositors were responsible for 9% of our total deposits at December 31, 2014 and September 30, 2014.

The following table presents deposits by region:

	December 31,	Sept. 30,
	2014	2014	2013	2012
	(dollars in thousands)
Nebraska	$2,384,008	$2,366,196	$2,455,229	$2,481,965
Iowa / Kansas / Missouri	2,180,577	2,096,212	2,103,593	1,827,833
South Dakota	1,506,138	1,431,737	1,315,652	1,428,004
Arizona / Colorado	1,128,440	1,105,535	1,038,201	1,100,562
Corporate and other	40,043	52,500	35,533	46,151

Total deposits	$7,239,206	$7,052,180	$6,948,208	$6,884,515

We fund a portion of our assets with CDs that have balances of $100,000 or more and that have maturities generally in excess of six months. At December 31, 2014, our CDs of $100,000 or more totaled $678 million. The following table presents the maturities of our CDs of $100,000 or more and less than $100,000 in size at December 31, 2014:

	Greater than or equal to $100,000	Less than $100,000
	(dollars in thousands)
Remaining maturity:
Three months or less	$136,459	$220,828
Over three through six months	142,658	151,776
Over six through twelve months	169,124	248,008
Over twelve months	230,000	324,669

Total	$678,241	$945,281

Percent of total deposits	9.4%	13.1%

At September 30, 2014 and September 30, 2013, our CDs of $100,000 or more totaled $733 million and $851 million, respectively. The following table presents the maturities of our CDs of $100,000 or more and less than $100,000 in size at September 30, 2014:

	Greater than or equal to $100,000	Less than $100,000
	(dollars in thousands)
Remaining maturity:
Three months or less	$162,461	$238,132
Over three through six months	123,192	195,454
Over six through twelve months	212,494	236,031
Over twelve months	235,229	340,701

Total	$733,376	$1,010,318

Percent of total deposits	10.4%	14.3%

At September 30, 2014 and September 30, 2013, the average remaining maturity of all CDs was approximately 13 months. The average CD amount per account was approximately $28,581 and $29,538 at September 30, 2014 and September 30, 2013, respectively. At December 31, 2014, the average remaining maturity of all CDs was approximately 13 months. The average CD amount per account was approximately $27,974 at December 31, 2014.

We have acquired term CDs that matured prior to September 30, 2014 from a source that was deemed to be a broker. The total amount of these deposits was approximately $0.4 million at September 30, 2013. We no longer acquire deposits from this source.

Derivatives

In the normal course of business, we enter into fixed-rate loans having original maturities of 5 years or greater (typically between 5 and 15 years) with certain of our commercial and agribusiness banking customers to assist them in facilitating their risk management strategies. We mitigate our interest rate risk associated with these loans by entering into equal and offsetting fixed-to-floating interest rate swap agreements for these loans with NAB London Branch. We have elected to account for the loans at fair value under ASC 825 Fair Value Option. Changes in the fair value of these loans are recorded in earnings as a component of noninterest income in the relevant period. The related interest rate swaps are recognized as either assets or liabilities in our financial statements and any gains or losses on these swaps are recorded in earnings as a component of noninterest income. The economic hedges are fully effective from an interest rate risk perspective, as gains and losses on our swaps are directly offset by changes in fair value of the hedged loans (i.e., swap interest rate risk adjustments are directly offset by associated loan interest rate risk adjustments). Consequently, any changes in noninterest income associated with changes in fair value resulting from interest rate movement, as opposed to changes in credit quality, on the loans are directly offset by equal and opposite charges to or reductions in noninterest income for the related interest rate swap. To ensure the correlation of movements in fair value between the interest rate swap and the related loan, we pass on all economic costs associated with our hedging activity resulting from loan customer prepayments (partial or full) to the customer.

Short-Term Borrowings

Our primary sources of short-term borrowings include securities sold under repurchase agreements and certain FHLB advances maturing within 12 months. The following table presents certain information with respect to only our borrowings with original maturities less than 12 months for the periods noted:

	At and for the quarter ended December 31,	As of and for the fiscal year ended Sept. 30,
	2014	2014	2013	2012
	(dollars in thousands)
Short-term borrowings:
FHLB advances	$25,000	$—	$50,000	$150,000
Securities sold under agreements to repurchase	187,693	157,979	213,940	231,247
Related party notes payable	5,500	5,500	5,500	5,500
Other short-term borrowings	85	94	107	121

Total short-term borrowings	$218,278	$163,573	$269,547	$386,868

Maximum amount outstanding at any month-end during the period	$218,278	$264,345	$387,769	$447,274
Average amount outstanding during the period	$186,471	$205,483	$315,611	$347,937
Weighted average rate for the period(1)	0.31%	0.42%	0.30%	0.36%
Weighted average rate as of date indicated	0.33%	0.37%	0.29%	0.34%

(1)	Calculated as an annualized percentage for the three months ended December 31, 2014.

Great Western also has a $10 million revolving line of credit issued by NAB that is due on demand. Amounts outstanding under the line of credit bear interest at a rate equal to the London inter-bank offered rate, or LIBOR, for three-month U.S. dollar deposits plus 125 basis points, with interest payable quarterly. The interest rate is recalculated every quarter and was 1.42% at December 31, 2014. There were outstanding advances of $5.5 million on this line of credit at each of December 31, 2014 and September 30, 2014. We incurred $0.1 million in interest expense on outstanding amounts under the line of credit during each of fiscal years 2014, 2013 and 2012. We incurred an immaterial amount of interest expense related to this facility during the first quarter of fiscal year 2015.

Other Borrowings

Great Western has outstanding $56.1 million of junior subordinated debentures to affiliated trusts in connection with the issuance of trust preferred securities by such trusts as of December 31, 2014, September 30, 2014, September 30, 2013, and September 30, 2012. We are permitted under applicable laws and regulations to count these trust preferred securities as part of our Tier 1 capital.

Great Western also has outstanding a subordinated capital note issued to NAB New York Branch having an aggregate principal amount of approximately $35.8 million maturing in June 2018. Interest on the note is payable quarterly and accrues at a rate equal to LIBOR for three-month U.S. dollar deposits plus 205 basis points. The interest rate on the note is recalculated every quarter and was 2.28% at December 31, 2014. We incurred $0.8 million and $0.9 million in interest on outstanding amounts under the line of credit during the fiscal years ended September 30, 2014 and 2013, respectively. We incurred $0.2 million in interest on outstanding amounts under the line of credit during the quarter. Subject to receipt of regulatory approval, we may prepay the note at any time, in whole but not in part, without penalty.

Off-Balance Sheet Commitments, Commitments, Guarantees and Contractual Obligations

The following table summarizes the maturity of our contractual obligations and other commitments to make future payments at December 31, 2014. Customer deposit obligations categorized as “not determined” include noninterest-bearing demand accounts, NOW accounts, MMDAs and passbook accounts.

	Less Than 1 Year	1 to 2 Years	2 to 5 Years	>5 Years	Not Determined	Total
	(dollars in thousands)
Contractual Obligations:
Customer deposits	$1,068,854	$287,381	$248,409	$18,878	$5,615,684	$7,239,206
Securities sold under agreement to repurchase	—	—	2,802	—	187,783	$190,585
FHLB advances and other borrowings	90,085	90,000	125,000	270,000	—	$575,085
Related party notes payable	5,500	—	35,795	—	—	$41,295
Subordinated debentures(1)	—	—	—	56,083	—	$56,083
Accrued interest payable	4,812	—	—	—	—	$4,812
Interest on FHLB advances	3,379	2,317	5,352	4,156	—	$15,204
Interest on related party notes payable(1)	815	815	1,223	—	—	$2,853
Other Commitments:
Commitments to extend credit—non-credit card	$974,504	$372,030	$289,532	$202,042	$15,656	$1,853,764
Commitments to extend credit—credit card	—	—	—	—	173,263	$173,263
Letters of credit	54,542	—	—	—	—	$54,542

(1)	The outstanding balance of our $10 million line of credit with NAB New York Branch and our subordinated debentures can be prepaid at any time without penalty; therefore, no future interest payments, other than those already accrued, are reflected.

Instruments with Off-Balance Sheet Risk

In the normal course of business, we enter into various transactions that are not included in our consolidated financial statements in accordance with U.S. GAAP. These transactions include commitments to extend credit to our customers and letters of credit. Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the commitment. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued primarily to support or guarantee the performance of a customer’s obligations to a third party. The credit risk involved in issuing letters of credit is essentially the same as originating a loan to the customer. We manage the risks associated with these arrangements by evaluating each customer’s creditworthiness prior to issuance through a process similar to that used by us in deciding whether to extend credit to the customer.

The following table presents the total notional amounts of all commitments by us to extend credit and letters of credit as of the dates indicated:

	December 31,	Sept. 30,
	2014	2014	2013	2012
	(dollars in thousands)
Commitments to extend credit	$2,027,027	$1,939,544	$1,713,869	$1,451,680
Letters of credit	54,542	54,381	51,893	61,111

Total	$2,081,569	$1,993,925	$1,765,762	$1,512,791

Liquidity

Liquidity refers to our ability to maintain cash flow that is adequate to fund operations and meet present and future financial obligations through either the sale or maturity of existing assets or by obtaining additional funding through liability management. We consider the effective and prudent management of liquidity to be fundamental to our health and strength. Our objective is to manage our cash flow and liquidity reserves so that they are adequate to fund our obligations and other commitments on a timely basis and at a reasonable cost.

Our liquidity risk is managed through a comprehensive framework of policies and limits overseen by our bank’s asset and liability committee. We continuously monitor and make adjustments to our liquidity position by adjusting the balance between sources and uses of funds as we deem appropriate. Our primary measures of liquidity include monthly cash flow analyses under ordinary business activities and conditions and under situations simulating a severe run on our bank. We also monitor our bank’s deposit to loan ratio to ensure high quality funding is available to support our strategic lending growth objectives, and have internal management targets for the FDIC’s liquidity ratio, net short-term non-core funding dependence ratio and non-core liabilities to total assets ratio. The results of these measures and analyses are incorporated into our contingency funding plan, which provides the basis for the identification of our liquidity needs.

Great Western. Great Western’s primary source of liquidity is cash obtained from dividends by our bank. We primarily use our cash for the payment of dividends, when and if declared by our board of directors, and the payment of interest on our outstanding junior subordinated debentures and related party notes payable. We also use cash, as necessary, to satisfy the needs of our bank through equity contributions and for acquisitions. At December 31, 2014, Great Western had $4.8 million of cash. Great Western did not declare or pay any dividends during the quarter. The outstanding amounts under our revolving line of credit with NAB and subordinated capital note issued to NAB New York Branch together totaled $41.3 million at December 31, 2014. Our management believes that the sources of available liquidity are adequate to meet all reasonably foreseeable short-term and intermediate-term demands.

Great Western Bank. Our bank maintains sufficient liquidity by maintaining minimum levels of excess cash reserves (measured on a daily basis), a sufficient amount of unencumbered, highly liquid assets and access to contingent funding with the FHLB. At December 31, 2014, our bank had cash of $423.4 million and $1.26 billion of highly-liquid securities held in our investment portfolio, of which $1.16 billion were pledged as collateral on public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law. The balance could be sold to meet liquidity requirements. Our bank also had $575.0 million in FHLB borrowings at December 31, 2014, with additional available lines of $685.5 million. Our bank primarily uses liquidity to meet loan requests and commitments (including commitments under letters of credit), to accommodate outflows in deposits and to take advantage of interest rate market opportunities. At December 31, 2014, we had a total of $2.08 billion of outstanding exposure under commitments to extend credit and issued letters of credit. Our management believes that the sources of available liquidity are adequate to meet all our bank’s reasonably foreseeable short-term and intermediate-term demands.

Capital

As a bank holding company, we must comply with the capital requirements established by the Federal Reserve, and our bank must comply with the capital requirements established by the FDIC. The current risk-based guidelines applicable to us and our bank are based on the Basel I framework, as implemented by the federal bank regulators.

The following table presents our regulatory capital ratios at December 31, 2014 and the standards for both well-capitalized depository institutions and minimum capital requirements. Our capital ratios exceeded applicable regulatory requirements.

	Actual		Minimum Capital Requirement Ratio	Well Capitalized Ratio
	Capital Amount	Ratio
	(dollars in thousands)
Great Western
Tier 1 capital	$812,661	11.8%	4.0%	6.0%
Total capital	886,258	12.9%	8.0%	10.0%
Tier 1 leverage	812,661	9.1%	4.0%	5.0%

Great Western Bank
Tier 1 capital	$844,367	12.3%	4.0%	6.0%
Total capital	896,488	13.0%	8.0%	10.0%
Tier 1 leverage	844,367	9.4%	4.0%	5.0%

At December 31, 2014 and September 30, 2014, our Tier 1 capital included an aggregate of $56.1 million of trust preferred securities issued by our subsidiaries. At December 31, 2014, our Tier 2 capital included $51.8 million of the allowance for loan losses and $21.5 million of an intercompany subordinated capital note, subject to phase-out and a current haircut of 60%. At September 30, 2014, our Tier 2 capital included $47.5 million of the allowance for loan losses and $21.5 million of an intercompany subordinated capital note, subject to phase-out and a current haircut of 60%. Our total risk-weighted assets were $6.88 billion at December 31, 2014.

In July 2013, the federal bank regulators approved capital rules implementing the Basel III capital framework and various provisions of the Dodd-Frank Act (the “New Capital Rules”). We and our bank are required to comply with these rules as of January 1, 2015, subject to the phase-in of certain provisions. In addition to other changes, the New Capital Rules establish a new common equity Tier 1 capital ratio. At December 31, 2014, calculated on a fully phased-in basis, our common equity Tier 1 capital ratio would have been 10.6%, which exceeds the 4.5% minimum ratio requirement in the rules (and the 7.0% minimum ratio requirement after including the full phase-in of the capital conservation buffer). At December 31, 2014, calculated on a fully phased-in basis, our bank’s common equity Tier 1 capital ratio would have been 11.8%.

The New Capital Rules also make changes to the calculation of Tier 1 capital and total capital, as well as changing the risk weightings associated with calculating our risk weighted assets. We believe the most significant changes from the current risk-based capital guidelines currently applicable to us will be the increased risk weightings for higher-volatility CRE, revolving lines of credit with less than a one year term and on past-due and impaired loans. In addition, our outstanding trust preferred securities will continue to qualify as additional Tier 1 capital under the New Capital Rules until we exceed $15 billion in consolidated total assets. At December 31, 2014, calculated on a fully phased-in basis, our Tier 1 capital ratio calculated under the New Capital Rules was 11.4%, and our bank’s Tier 1 capital ratio calculated under the New Capital Rules was 11.8%. We believe that, as of December 31, 2014, we and our bank would meet all capital adequacy requirements under the New Capital Rules on a fully phased-in basis as if such requirements were then in effect.

The common equity Tier 1 capital and Tier 1 capital ratio calculated under the New Capital Rules for both us and our bank are unaudited, non-GAAP financial measures. These ratios are calculated based on our estimates of the required adjustments under the New Capital Rules to the current regulatory-required calculation of risk-weighted assets and estimates of the application of provisions of the New Capital Rules to be phased in over time. We believe these estimates are reasonable, but they may ultimately be incorrect as we finalize our calculations under the New Capital Rules. A reconciliation our and our bank’s common equity Tier 1 capital and Tier 1 capital ratio calculated under the New Capital Rules at December 31, 2014 to our and our bank’s current regulatory-required Tier 1 capital ratios are presented in the table below:

	December 31, 2014
	Great Western	Great Western Bank
	(dollars in thousands)
Common equity Tier 1 capital:
Total Tier 1 capital	$812,661	$844,367
Less: Trust preferred securities	56,083	—

Total common equity Tier 1 capital	$756,578	$844,367

Risk-weighted assets	$6,876,196	$6,875,117
Add: Net change in risk-weighted assets	270,000	270,000

Basel III risk-weighted assets	$7,146,196	$7,145,117

Current regulatory Tier 1 capital ratio	11.8%	12.3%
Common equity Tier 1 capital ratio	10.6%	11.8%
Basel III Tier 1 capital ratio	11.4%	11.8%

Internal Control Over Financial Reporting

Until our IPO in October 2014, we were a wholly owned subsidiary of NAB, and our results have been included in NAB’s consolidated financial statements since NAB acquired us in 2008. As a result, we have historically reported our financial results to NAB under International Financial Reporting Standards (“IFRS”), which were applicable to us as a wholly owned subsidiary of NAB. In accordance with the terms of the Stockholder Agreement we entered into with NAB, we will be required to report our financial results to NAB under IFRS until such time as NAB is no longer required under IFRS to account in its financial statements for its holdings in our business under an equity method of accounting (unless our obligation is terminated earlier by NAB). In addition, as regulated financial institutions, we and our bank have also reported our financial results under U.S. GAAP for an extended period of time, as required under the financial reporting regulatory regime applicable to financial institutions and their holding companies in the U.S. We are required to report financial results under U.S. GAAP to the Federal Reserve, and our bank is required to report financial results under U.S. GAAP to the FDIC and the South Dakota Division of Banking.

As a publicly traded company, we are subject to the financial reporting standards prescribed under U.S. GAAP and SEC rules, which are more extensive than the standards applicable to us as a wholly owned subsidiary of NAB prior to our IPO. Complying with these heightened financial reporting standards has required us to implement enhancements to the design and operation of our internal control over financial reporting. In the process of preparing additional disclosures required by the SEC for public companies contained within our consolidated financial statements under these requirements in connection with our IPO, during the third quarter of fiscal year 2014, we concluded a material weakness existed in the design and operation of our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness identified resulted primarily from a lack of sufficient resources and personnel within the accounting function engaged in the preparation and review of our consolidated financial statements and a lack of formal controls and procedures with respect to our internal review of the accuracy and completeness of our application of SEC rules to our consolidated financial statements. The material weakness did not affect our reported net income or stockholder’s equity for any financial reporting period or materially affect our reported total assets and total liabilities for any financial reporting period.

Following identification of the material weakness, we implemented a number of controls and procedures designed to improve our control environment. In particular, we included additional members of our accounting and financial reporting staff in the preparation and review of the consolidated financial statements for the year ended September 30, 2014, and have implemented a more formal preparation and review hierarchy designed to identify and resolve potential errors on a timely basis. We have also contracted with two independent consulting firms to assist us in the preparation of our consolidated financial statements, and, in March 2015, we hired additional experienced, qualified personnel within our financial reporting function to assist with the preparation and review of future financial statements. Although we believe these changes to our control environment will be sufficient to remediate our previously identified material weakness, we believe that further reporting periods are required to confirm the remediation as well as the ongoing effectiveness of the revised control environment. We may be unsuccessful in implementing all remedial measures we may undertake, and these measures may not significantly improve or remediate the material weakness identified in the design and operating effectiveness of our internal control over financial reporting, which, in future periods, could impact our ability to report our financial results accurately or on a timely basis. As a result of the material weakness, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of September 30, 2014. We anticipate reporting that the material weakness continues to exist as of March 31, 2015.

More generally, if we are unable to meet the demands that have been placed upon us as a public company, including the requirements of Sarbanes-Oxley, we may be unable to accurately report our financial results in future periods, or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Sarbanes-Oxley, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Under such circumstances, we may be unable to implement the necessary internal controls in a timely manner, or at all, and future material weaknesses may exist or may be discovered. If we fail to implement the necessary improvements, or if material weaknesses or other deficiencies occur, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements, a decline in our stock price, suspension or delisting of our common stock from the NYSE and could have a material adverse effect on our business, results of operations or financial condition. Even if we are able to report our financial statements accurately and in a timely manner, any failure in our efforts to implement the improvements or disclosure of material weaknesses in our future filings with the SEC could cause our reputation to be harmed and our stock price to decline significantly.

We have not performed an evaluation of our internal control over financial reporting, as contemplated by Section 404 of Sarbanes-Oxley, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies, including additional material weaknesses and significant deficiencies, may have been identified. In addition, the JOBS Act provides that, so long as we qualify as an “emerging growth company,” we will be exempt from the provisions of Section 404(b) of Sarbanes-Oxley, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. We may take advantage of this exemption so long as we qualify as an “emerging growth company.”

Impact of Inflation and Changing Prices

Our financial statements included in this prospectus have been prepared in accordance with U.S. GAAP, which requires us to measure financial position and operating results primarily in terms of historic dollars.

Changes in the relative value of money due to inflation or recession generally are not considered. The primary effect of inflation on our operations is reflected in increased operating costs. In our management’s opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not necessarily change at the same rate or in the same magnitude as the inflation rate. Interest rates are highly sensitive to many factors that are beyond our control, including changes in the expected rate of inflation, the influence of general and local economic conditions and the monetary and fiscal policies of the United States government, its agencies and various other governmental regulatory authorities.

Recent Accounting Pronouncements

In December 2011, the FASB issued Accounting Standards Update, or ASU, 2011-11 Disclosures about Offsetting Assets and Liabilities. Under the ASU, an entity is required to disclose both gross and net information about instruments and transactions eligible for offset in the balance sheet, as well as instruments and transactions subject to an agreement similar to a master netting agreement. In January 2013, the FASB released ASU 2013-01 Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which amended ASU 2011-11 to specifically include only derivatives accounted for under Topic 815, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset or subject to an enforceable master netting arrangement. The disclosure requirements became effective for annual reporting periods beginning on or after January 1, 2013, and interim periods therein, with retrospective application required. The adoption of these accounting pronouncements did not have a material impact on our consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04 Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The update amends existing literature to eliminate diversity in practice by clarifying and defining when an in substance repossession or foreclosure occurs. The terms “in substance a repossession or foreclosure” and “physical possession” are not currently defined in the accounting literature, resulting in diversity in practice when a creditor derecognizes a loan receivable and recognizes the real estate property collateralizing the loan receivable as an asset. Additionally, the update requires interim and annual disclosures of both the amount of foreclosed residential real estate property and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The update is effective for annual periods and the interim periods within those annual periods beginning after December 15, 2014. The adoption of the update to existing standards is not expected to have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers (Topic 606), which does not apply to financial instruments. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this update recognized at the date of initial application. Early application is not permitted. The Company is assessing the impact of ASU 2014-09 on its accounting and disclosures.

Critical Accounting Policies and the Impact of Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowance for loan losses, credit risks, estimated loan lives, interest rate risk, investments, intangible assets, income taxes, contingencies, litigation and other operational risks. We base these estimates on our historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Credit Risk Management

Our strategy for credit risk management includes well-defined, centralized credit policies, uniform underwriting criteria and ongoing risk monitoring and review processes for all credit exposures. The strategy also emphasizes diversification on a geographic, industry and customer level; regular credit examinations; and management reviews of loans exhibiting deterioration of credit quality. The credit risk management strategy also includes a credit risk assessment process that performs assessments of compliance with commercial and consumer credit policies, risk ratings, and other critical credit information. Loan decisions are documented with respect to the borrower’s business, purpose of the loan, evaluation of the repayment source and the associated risks, evaluation of collateral, covenants and monitoring requirements and risk rating rationale.

For purposes of managing credit risk, we separate our loan portfolio into a number of classes, including: commercial non-real estate, agriculture, CRE, residential real estate, consumer and other lending.

The commercial non-real estate lending class includes loans made to small and middle market businesses and loans made to public sector customers. Loans in this class are secured by the operations and cash flows of the borrowers, and any guarantors. Historical loss history and updated loan-to-value information on collateral-dependent loans are the primary factors in determining the allowance for loan losses for the commercial non real estate lending class. Key risk characteristics relevant to the commercial non real estate lending class include the industry and geography of the borrower’s business, purpose of the loan, repayment source, borrower’s debt capacity and financial performance, loan covenants and nature of pledged collateral. We consider these risk characteristics in assigning risk ratings and estimating environmental factors considered in determining the allowance for loan losses.

The agriculture lending class includes loans made to small and mid-size agricultural individuals and businesses. Loans in this class are secured by agricultural real estate, production, cash flows and any guarantors. Historical loss history and updated loan-to-value information on collateral-dependent loans are the primary factors in determining the allowance for loan losses for the agriculture lending class. Key risk characteristics relevant to the agriculture lending class include the geography of the borrower’s operations, commodity prices and weather patterns, purpose of the loan, repayment source, borrower’s debt capacity and financial performance, loan covenants, and nature of pledged collateral. We consider these risk characteristics in assigning risk ratings and estimating environmental factors considered in determining the allowance for loan losses.

The CRE lending class includes loans made to small and middle market businesses, including multifamily properties. Loans in this class are secured by CRE. Historical loss history and updated loan-to-value information on collateral-dependent loans are the primary factors in determining the allowance for loan losses for the CRE lending class. Key risk characteristics relevant to the CRE lending class include the industry and geography of the borrower’s business, purpose of the loan, repayment source, borrower’s debt capacity and financial performance, loan covenants, and nature of pledged collateral. We consider these risk characteristics in assigning risk ratings and estimating environmental factors considered in determining the allowance for loan losses.

The residential real estate lending class includes loans made to consumer customers including residential mortgages, residential construction loans and home equity loans and lines. These loans are typically fixed-rate loans secured by residential real estate. Home equity lines are revolving accounts giving the borrower the ability to draw and repay balances repeatedly, up to a maximum commitment, and are secured by residential real estate. Home equity lines typically have variable-rate terms that are benchmarked to a prime rate. Historical loss history is the primary factor in determining the allowance for loan losses for the residential real estate lending class. Key risk characteristics relevant to residential real estate lending class loans primarily relate to the borrower’s capacity and willingness to repay and include unemployment rates and other economic factors, and customer payment history. These risk characteristics, among others, are reflected in the environmental factors considered in determining the allowance for loan losses.

The consumer lending class includes loans made to consumer customers including loans secured by automobiles and other installment loans, and the other lending class includes credit card loans and unsecured revolving credit lines. Historical loss history is the primary factor in determining the allowance for loan losses for the consumer and other lending classes. Key risk characteristics relevant to loans in the consumer and other lending classes primarily relate to the borrower’s capacity and willingness to repay and include unemployment rates and other economic factors, and customer payment history. These risk characteristics, among others, are reflected in the environmental factors considered in determining the allowance for loan losses.

We classify all non-consumer loans by credit quality ratings. These ratings are Pass, Watch, Substandard, Doubtful, and Loss. Loans with a Pass and Watch rating represent those loans not classified on our rating scale for problem credits, with loans with a Watch rating being monitored and updated at least quarterly by management. Substandard loans are those where a well-defined weakness has been identified that may put full collection of contractual cash flows at risk. Doubtful loans are those where a well-defined weakness has been identified and a loss of contractual cash flows is known. Substandard and doubtful loans are monitored and updated monthly. All loan risk ratings are updated and monitored on a continuous basis. We generally do not risk rate consumer loans unless a default event such as bankruptcy or extended nonperformance takes place. Alternatively, standard credit scoring systems are used to assess credit risks of consumer loans.

Allowance for Loan Losses and Unfunded Commitments

We maintain an allowance for loan losses at a level management believes is appropriate to reserve for credit losses inherent in our loan portfolio. The allowance for loan losses is determined based on an ongoing evaluation, driven primarily by monitoring changes in loan risk grades, delinquencies and other credit risk indicators, that is inherently subjective.

We consider the uncertainty related to certain industry sectors and the extent of credit exposure to specific borrowers within the portfolio. In addition, consideration is given to concentration risks associated with the various loan portfolios and current economic conditions that might impact the portfolio. We also consider changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry, or customer-specific concentrations), trends in loan performance, the level of allowance coverage relative to similar banking institutions and macroeconomic factors, such as changes in unemployment rates, gross domestic product and consumer bankruptcy filings.

All of these estimates are susceptible to significant change. Changes to the allowance for loan losses are made by charges to the provision for loan losses, which is reflected in the consolidated statement of comprehensive income. Loans deemed to be uncollectible are charged off against the allowance for loan losses. Recoveries of amounts previously charged-off are credited to the allowance for loan losses.

The allowance for loan losses consists of reserves for probable losses that have been identified related to specific borrowing relationships that are individually evaluated for impairment, which we refer to in this prospectus as the “specific reserve,” as well as probable losses inherent in our loan portfolio that are not specifically identified, which we refer to in this prospectus as the “collective reserve.”

The specific reserve relates to impaired loans. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due (interest as well as principal) according to the contractual terms of the loan agreement. Specific reserves are determined on a loan-by-loan basis based on management’s best estimate of our exposure, given the current payment status of the loan, the present value of expected payments, and the value of any underlying collateral. Impaired loans also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Generally, the impairment related to troubled debt restructurings is measured based on the fair value of the collateral, less cost to sell, or the present value of expected payments relative to the unpaid principal balance. If the impaired loan is identified as collateral dependent, then the fair value of the collateral method of measuring the amount of the impairment is used. This method requires obtaining an independent appraisal of the collateral and applying a discount factor to the appraised value, if necessary, and including costs to sell.

Management’s estimate for collective reserves reflects losses incurred in the loan portfolio as of the consolidated balance sheet reporting date. Incurred loss estimates are primarily based on historical loss experience and portfolio mix. Incurred loss estimates may be adjusted to reflect current economic conditions and current portfolio trends including credit quality, concentrations, aging of the portfolio, and/or significant policy and underwriting changes.

While management uses the best information available to establish the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in performing the estimates.

Unfunded residential mortgage loan commitments entered into in connection with mortgage loans to be held for sale are considered derivatives and recorded at fair value on the consolidated balance sheet with changes in fair value recorded in other interest income. All other unfunded loan commitments are generally related to providing credit facilities to customers and are not considered derivatives. For purchased loans, the fair value of the unfunded credit commitments is considered in determination of the fair value of the loans recorded at the date of acquisition. Reserves for credit exposure on all other unfunded credit commitments are recorded in other liabilities.

FDIC Indemnification Asset and Clawback Liability

We entered into two loss-sharing agreements with the FDIC in connection with our FDIC-assisted acquisition of TierOne Bank, one covering certain single family residential mortgage loans and one covering commercial loans and other assets. The agreements cover a portion of realized losses on loans, foreclosed real estate and certain other assets. We have recorded assets on the consolidated balance sheets—that is, indemnification assets—representing estimated future amounts recoverable from the FDIC.

Fair values of loans covered by the loss-sharing agreements at the acquisition date were estimated based on projected cash flows available based on the expected probability of default, default timing and loss given default, the expected reimbursement rates (generally 80%) from the FDIC and other relevant terms of the loss-sharing agreements. The initial fair value was established by discounting these expected cash flows with a market discount rate for instruments with like maturity and risk characteristics.

The loss-sharing assets are measured separately from the related loans and foreclosed real estate and recorded as an FDIC indemnification asset on the consolidated balance sheets because they are not contractually embedded in the loans and are not transferrable with the loans should we choose to dispose of them. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses reduce the carrying amount of the loss-sharing assets. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, also reduce the carrying amount of the loss-sharing assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, increase the carrying amount of the loss-sharing assets. The corresponding accretion or amortization is recorded as a component of interest income on the consolidated statements of comprehensive income. Although these assets are contractual receivables from the FDIC, there are no contractual interest rates.

As part of the loss-sharing agreements, we also assumed a liability, which we refer to as the FDIC Clawback Liability, to be paid within 45 days subsequent to the maturity or termination of the loss-sharing agreements that is contingent upon actual losses incurred over the life of the agreements relative to expected losses considered in the consideration paid at acquisition date and the amount of losses reimbursed to us under the loss-sharing agreements. The liability was recorded at fair value as of the acquisition date. The fair value was based on a discounted cash flow calculation that considered the formula defined in the loss-sharing agreements and projected losses. The difference between the fair value at acquisition date and the projected losses is amortized through other noninterest expense. As projected losses and reimbursements are updated, as described above, the FDIC Clawback Liability is adjusted and a gain or loss is recorded in other noninterest expense.

Goodwill

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business acquisitions. Goodwill is evaluated annually for impairment on the basis of a single reportable segment, consistent with how we prepare and evaluate our financial results. We perform our impairment evaluation in the fourth quarter of each fiscal year. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill are not recognized in the consolidated financial statements. For a discussion of the risks related to our goodwill, see “Risk Factors—The value of our goodwill and other intangible assets may decline in the future.”

Core Deposits and Other Intangibles

Intangible assets consist of core deposits, brand intangible, customer relationships and other intangibles. Core deposits represent the identifiable intangible value assigned to core deposit bases arising from purchase acquisitions. Brand intangible represents the value associated with our bank’s charter and our name. Customer relationships intangible represents the identifiable intangible value assigned to customer relationships arising from a purchase acquisition. Other intangibles represent contractual franchise arrangements under which the franchiser grants the franchisee the right to perform certain functions within a designated geographical area.

The methods and lives used to amortize intangible assets are as follows:

Intangible	Method	Years
Core deposit	Straight-line or effective yield	4.75–6.20
Brand intangible	Straight-line	15
Customer relationships	Straight-line	8.5
Other intangibles	Straight-line	5

Intangible assets are evaluated for impairment if indicators of impairment are identified.

Income Taxes

We file a consolidated income tax return with our bank. Income taxes are allocated pursuant to a tax-sharing arrangement, whereby we pay federal and state income taxes as if we were filing on a standalone basis. Income tax expense includes two components: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over income. We determine deferred income taxes using the liability, or balance sheet, method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Liabilities related to uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination (including upon resolution of the related appeals or litigation processes, if any). References to “more likely than not” refer to a likelihood of more than 50 percent. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.

The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

We recognize interest and/or penalties related to income tax matters in other interest and noninterest expense.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary market risk is interest rate risk, which is defined as the risk of loss of net interest income or net interest margin because of changes in interest rates.

We seek to measure and manage the potential impact of interest rate risk. Interest rate risk occurs when interest-earning assets and interest-bearing liabilities mature or re-price at different times, on a different basis or in unequal amounts. Interest rate risk also arises when our assets, liabilities and off-balance sheet contracts each respond differently to changes in interest rates, including as a result of explicit and implicit provisions in agreements related to such assets and liabilities and in off-balance sheet contracts that alter the applicable interest rate and cash flow characteristics as interest rates change. The two primary examples of such provisions that we are exposed to are the duration and rate sensitivity associated with indeterminate-maturity deposits (e.g., non-interest-bearing checking accounts, NOW accounts, savings accounts and MMDAs) and the rate of prepayment associated with fixed-rate lending and mortgage-backed securities. Interest rates may also affect loan demand, credit losses, mortgage origination volume and other items affecting earnings.

Our management of interest rate risk is overseen by our bank’s asset and liability committee based on a risk management infrastructure approved by our board of directors that outlines reporting and measurement requirements. In particular, this infrastructure sets limits and management targets, calculated monthly, for various metrics, including our economic value sensitivity, our economic value of equity and net interest income simulations involving parallel shifts in interest rate curves, steepening and flattening yield curves, and various prepayment and deposit duration assumptions. Our risk management infrastructure also requires a periodic review of all key assumptions used, such as identifying appropriate interest rate scenarios, setting loan prepayment rates based on historical analysis, non-interest-bearing and interest-bearing demand deposit durations based on historical analysis, and the targeted investment term of capital.

We manage the interest rate risk associated with our interest-bearing liabilities by managing the interest rates and tenors associated with our borrowings from the FHLB and deposits from our customers that we rely on for funding. In particular, from time to time we use special offers on deposits to alter the interest rates and tenors associated with our interest-bearing liabilities. We manage the interest rate risk associated with our interest-earning assets by managing the interest rates and tenors associated with our investment and loan portfolios, from time to time purchasing and selling investment securities and selling residential mortgage loans in the secondary market.

We rely on interest rate swaps to hedge our interest rate exposure on commercial non-real estate, CRE and agricultural loans with fixed interest rates of more than 5 years, such as our tailored business loans. As of December 31, 2014, we had a notional amount of $1.02 billion of interest rate swaps outstanding. The overall effectiveness of our hedging strategies is subject to market conditions, the quality of our execution, the accuracy of our valuation assumptions, the associated counterparty credit risk and changes in interest rates.

We do not engage in speculative trading activities relating to interest rates, foreign exchange rates, commodity prices, equities or credit.

We do not maintain a portfolio of mortgage servicing rights.

Evaluation of Interest Rate Risk

We use a net interest income simulation model to measure and evaluate potential changes in our net interest income. We run various hypothetical interest rate scenarios at least monthly and compare these results against a scenario with no changes in interest rates. Our net interest income simulation model incorporates various assumptions, which we believe are reasonable but which may have a significant impact on results such as: (1) the timing of changes in interest rates, (2) shifts or rotations in the yield curve, (3) re-pricing characteristics for market-rate-sensitive instruments on and off balance sheet, (4) differing sensitivities of financial instruments due to differing underlying rate indices, (5) varying loan prepayment speeds for different interest rate scenarios, (6) the effect of interest rate limitations in our assets, such as floors and caps, (7) the effect of our interest rate swaps, and (8) overall growth and repayment rates and product mix of assets and liabilities. Because of limitations inherent in any approach used to measure interest rate risk, simulation results are not intended as a forecast of the actual effect of a change in market interest rates on our results but rather as a means to better plan and execute appropriate asset-liability management strategies and manage our interest rate risk.

Potential changes to our net interest income in hypothetical rising and declining rate scenarios calculated as of September 30, 2014 are presented in the following table. The projections assume (1)immediate, parallel shifts downward of the yield curve of 100 basis points and immediate, parallel shifts upward of the yield curve of 100, 200, 300 and 400 basis points and (2)gradual shifts downward of 100 basis points over 12 months and gradual shifts upward of 100, 200, 300 and 400 basis points over 12 months. In the current interest rate environment, a downward shift of the yield curve of 200, 300 and 400 basis points does not provide us with meaningful results. In a downward parallel shift of the yield curve, interest rates at the short-end of the yield curve are not modeled to decline any further than 0%. For the immediate-shift scenarios, we assume short-term rates follow a forward yield curve throughout the forecast period that is dictated by the instantaneously shocked yield curve from the as of date. In the gradual-shift scenarios, we take each rate across the yield curve from the as of date and shock it by 1/12th of the total change in rates each month for twelve months.

	Estimated Increase (Decrease) in Net Interest Income
Change in Market Interest Rates as of September 30, 2014	Fiscal Year Ending September 30, 2015	Fiscal Year Ending September 30, 2016
Immediate Shifts
+400 basis points	14.20%	7.63%
+300 basis points	10.65%	5.90%
+200 basis points	7.00%	4.08%
+100 basis points	3.32%	2.20%
-100 basis points	(1.650)%	(2.140)%

Gradual Shifts
+400 basis points	1.95%
+300 basis points	1.23%
+200 basis points	0.57%
+100 basis points	0.01%
-100 basis points	(0.390)%

We primarily use interest rate swaps to ensure that long-term fixed-rate loans are effectively re-priced as short-term rates change, which we believe would allow us to achieve these results. The results of this simulation analysis are hypothetical, and a variety of factors might cause actual results to differ substantially from what is depicted. For example, if the timing and magnitude of interest rate changes differ from those projected, our net interest income might vary significantly. Non-parallel yield curve shifts such as a flattening or steepening of the yield curve or changes in interest rate spreads, would also cause our net interest income to be different from that depicted. An increasing interest rate environment could reduce projected net interest income if deposits and other short-term liabilities re-price faster than expected or faster than our assets re-price. Actual results could differ from those projected if we grow assets and liabilities faster or slower than estimated, if we experience a net outflow of deposit liabilities or if our mix of assets and liabilities otherwise changes. Actual results could also differ from those projected if we experience substantially different repayment speeds in our loan portfolio than those assumed in the simulation model. Finally, these simulation results do not contemplate all the actions that we may undertake in response to potential or actual changes in interest rates, such as changes to our loan, investment, deposit, funding or hedging strategies.

BUSINESS

Our Business

We are a full-service regional bank holding company focused on relationship-based business and agribusiness banking. We serve our customers through 158 branches in attractive markets in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. We were established more than 70 years ago and have achieved strong market positions by developing and maintaining extensive local relationships in the communities we serve. By leveraging our business and agribusiness focus, presence in attractive markets, highly efficient operating model and robust approach to risk management, we have achieved significant and profitable growth—both organically and through disciplined acquisitions. We have successfully completed eight acquisitions since 2006, including our 2010 FDIC-assisted acquisition of TierOne Bank, which represented approximately $2.5 billion in acquired assets.

Our net income was $26.7 million for the three months ended December 31, 2014 and $105.0 million for the twelve months ended September 30, 2014, representing a compound annual growth rate, or CAGR, of 18% from fiscal year 2009 to fiscal year 2014 and a 9% increase from fiscal year 2013 to fiscal year 2014. Our total assets were $9.64 billion at December 31, 2014, and, on an annualized basis, our net charge-offs (recoveries) for the three months ended December 31, 2014 represented (0.06)% of our average total loans. Since fiscal year 2009, we have also operated with efficiency ratios superior to our peer median. For a discussion of the manner in which our efficiency ratios are calculated, see “—Our Competitive Strengths—Highly Efficient Operating Model.” For fiscal year 2014, we achieved a return on average total assets of 1.14% and a return on average tangible common equity of 16.6%. For more information on our return on average tangible common equity, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

The following table illustrates our net income over the periods indicated:

Net Income ($MM)(1)

(1)	For the fiscal years ended September 30, except as otherwise indicated.

We focus on business and agribusiness banking, complemented by retail banking and wealth management services. Our loan portfolio consists primarily of business loans, comprised of C&I loans and CRE loans, and agribusiness loans. At December 31, 2014, our business and agribusiness loans collectively accounted for 85% of our total loan portfolio. In addition, 62% of our aggregate loan portfolio, comprising our CRE loans (representing 38% of our aggregate loan portfolio), residential real estate loans (representing 13% of our aggregate loan portfolio) and agriculture real estate loans (representing 11% of our aggregate loan portfolio), was primarily secured by interests in real estate predominantly located in the states in which we operate at December 31, 2014. In addition, some of our other lending occasionally involves taking real estate as primary or secondary collateral. We offer small and mid-sized businesses a focused suite of financial products and have established strong relationships across a diversified range of sectors, including key areas supporting regional growth such as agribusiness services, freight and transport, healthcare and tourism. We have developed extensive expertise in agribusiness lending, which serves one of the most prominent industries across our markets, and we offer a variety of financial services designed to meet the specific needs of our agribusiness customers. We also provide a range of deposit and loan products to our retail customers through several channels, including our branch network, online banking system, mobile banking applications and customer care centers. In our wealth management business, we seek to expand our private banking, financial planning, investment management and insurance operations to better position us to capture an increased share of the business of managing the private wealth of many of our business and agribusiness customers.

Our banking model seeks to balance the best of being a “big enough” & “small enough” bank, providing capabilities typical of a much larger bank, such as diversified product specialists, customized banking solutions and multiple delivery channels, with a customer-focused culture usually associated with smaller banks. Our focus on balancing these capabilities with a service-oriented culture is embedded within our operations and is enhanced by focusing on our core competencies. We are well recognized within our markets for our relationship-based banking model that provides for local, efficient decision making. We believe we serve our customers in a manner that is responsive, flexible and accessible. Our relationship bankers strive to build deep, long-term relationships with customers and understand the customers’ specific needs to identify appropriate financial solutions. We believe we have been successful in attracting customers from larger competitors because of our flexible approach and the speed and efficiency with which we provide banking solutions to our customers while maintaining disciplined underwriting standards.

Market Opportunity

We operate 158 branches located in 115 communities in seven states. In 2007, we began operating in Arizona with our acquisition of Sunstate Bank. In 2009, we expanded our footprint into Colorado through our acquisition of First Community Bank’s Colorado franchise. In 2010, we significantly expanded our presence in Nebraska through our acquisition of TierOne Bank.

Geographic Footprint

We believe that the states in which we operate present attractive opportunities for our banking model.

The economies of Nebraska, Iowa and South Dakota are growing. According to the Bureau of Economic Analysis, real GDP growth in these states from 2009 to 2013 has been faster than national real GDP growth, with real GDP in these states growing at a CAGR of 2.7% compared to 2.0% for the nation. According to the Bureau of Labor Statistics of the U.S. Department of Labor, overall unemployment rates for February 2015 in these states were also below the 5.5% U.S. national seasonally adjusted unemployment rate for February 2015, with Nebraska having the lowest unemployment rate in the country, South Dakota tied for 3rd lowest and Iowa tied for 11th lowest seasonally adjusted unemployment rate in the country.

Markets in each of Arizona and Colorado are recognized as fast-growing and dynamic economies. For example, according to data from SNL Financial, the populations of Phoenix and Denver are expected to grow by 5.3% and 9.9%, respectively, from 2014 through 2019. The U.S. Census Bureau estimates that, as of July 1, 2013, Phoenix had a population of 1.5 million and was the 6th largest city in the United States. According to Moody’s Analytics, Arizona ranks 1st among U.S. states for projected employment growth from 2013 through 2018 and Colorado ranks 5th.

Nebraska, Iowa, South Dakota, Arizona and Colorado are each home to a number of small and mid-sized businesses across a diverse range of sectors and together serve as the corporate headquarters for several Fortune 500 companies. The economies within these states represent a diverse range of industries, with manufacturing, trade, agriculture, professional and business services, finance and insurance and government accounting for approximately 56% of real GDP in these states in 2013 according to the Bureau of Economic Analysis. We expect strong population and job growth will lead to an increased need for business banking services, more deposits and an increased credit demand to fund ongoing capital investments and working capital, cash management solutions and credit cards, among other products and services. We believe integrated banking support is important to providing a focused suite of services to meet the evolving needs of business customers in our markets.

Agribusiness customers in Nebraska, Iowa, South Dakota, Arizona and Colorado produce and raise a variety of grains, proteins and other produce, including corn, soybeans, wheat, dairy products, beef cattle, hogs and vegetables. These products are consumed globally as foods and also serve as inputs for goods made by other industries. Agriculture, as defined by the Bureau of Economic Analysis, has grown faster than the U.S. economy as a whole, with real agricultural GDP growing at a CAGR of 3.4% nationally from 2009 to 2013 compared to a CAGR of 2.0% for the United States over the same period. The value of U.S. agricultural exports is also expected to grow by 26% from 2014 through 2023 according to the USDA. In addition, there has been a growing emphasis on research and development and technology in the agricultural sector, with consumers and producers focused on sustainable methods of food production, particularly with a view to decreasing their reliance on non-renewable inputs.

We believe increasing demand for agricultural products and changing agricultural industry dynamics will continue to drive the need for banking services in our markets, particularly from banks such as ours that understand, and provide products and services that specifically address, the unique needs of our agribusiness customers. We believe that we are well positioned to continue to serve the banking needs of small and mid-sized businesses and the agribusiness sector.

Our Competitive Strengths

We attribute our success to the following competitive strengths, among others:

Focus on Business Banking

We focus on business banking, which has contributed significantly to our profitability and growth. As of December 31, 2014, business banking accounted for approximately 60% of our loan portfolio, with C&I loans representing 22%, owner-occupied CRE loans representing 16% and other CRE loans representing 21% of our total loan portfolio. From September 30, 2009 through December 31, 2014, our business banking loan portfolio has grown at a CAGR of 14%. We believe we have developed a strong brand and market reputation in business banking within the markets we serve by focusing on our core competencies. We provide business banking services to small and mid-sized businesses across a diverse range of industries that support economic growth in the markets in which our business banking customers operate. We offer our business banking customers focused banking services designed to meet the specific needs of their businesses. We have a significant presence in attractive markets, particularly markets such as Omaha, Des Moines and Sioux Falls, which we believe are located in growing economies and present opportunities to increase our business banking activities.

Specialized Agribusiness Expertise

In addition to business banking, we focus on agribusiness banking. According to the American Bankers Association, at December 31, 2014, we were ranked the 7th-largest farm lender bank in the United States measured by total dollar volume of farm loans. We have been providing banking services to the agricultural community since our bank was founded in 1935. We have developed extensive expertise and brand recognition in agribusiness lending, which is one of the fastest growing industries in our markets and is the largest single industry sector that we serve. At December 31, 2014, our agribusiness loan portfolio was balanced among the major types of agricultural production in our footprint—grains (primarily corn, soybeans and wheat) representing 37% of our agribusiness loan portfolio, proteins (primarily beef cattle, dairy products and hogs) representing 48% of our agribusiness loan portfolio, and other (including cotton and vegetables) representing 15% of our agribusiness loan portfolio. We have grown our agribusiness lending significantly in recent years through our focus on expansion within the markets in our footprint and the recruitment of specialist relationship bankers with a deep understanding of, and strong relationships with customers in, the agriculture industry. Our agribusiness loan portfolio represented 25% of our total loan portfolio at December 31, 2014, and has grown at a CAGR of 21% from September 30, 2009 to December 31, 2014. In our most recent fiscal year, our agribusiness loan portfolio grew 6% from September 30, 2013 to December 31, 2014. In addition, we estimate that approximately 14% of our C&I loans and owner-occupied CRE loans are agriculture-related loans, as of December 31, 2014.

Track Record of Strong and Disciplined Growth

We have a track record of combining organic expansion with strategic acquisitions to achieve strong overall growth. Our record of steadily growing and successfully operating our business is demonstrated by our:

•	Balance sheet growth: From September 30, 2009 to September 30, 2014, we have grown our total assets at a CAGR of 12%, our loan portfolio at a CAGR of 15% and our deposit base at a CAGR of 13%. From September 30, 2013 to September 30, 2014 our total assets, loan portfolio and deposit base grew by 3%, 7% and 1%, respectively, as our loan growth drove continued asset growth, despite being offset by a reduction in the size of our investment portfolio. At December 31, 2014, our total assets, loans and deposits each grew by 3% to $9.64 billion in total assets, $6.99 billion in loans and $7.24 billion in deposits compared with September 30, 2014;

•	Earnings growth: We have increased our net income to $105.0 million for fiscal year 2014, representing a CAGR of 18% from fiscal year 2009 and an increase of 9% from fiscal year 2013. Our net income was $26.7 million for the three months ended December 31, 2014; and

•	Return on assets and equity: For fiscal year 2014, we achieved a 1.14% return on average total assets and a 16.6% return on average tangible common equity.

For more information on our return on average tangible common equity, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”

We have achieved organic growth by increasing our market share in select markets and entering new markets. We have been successful at recruiting and retaining relationship bankers with extensive industry expertise. We have also developed streamlined processes that allow us to be responsive, flexible and accessible to our customers, which we believe has allowed us to attract new customers and grow our loan portfolio and deposit base. We have achieved this growth while maintaining strong asset quality, with annual net charge-offs peaking at 88 basis points of average loans for fiscal year 2011 and declining to 14 basis points of average loans for fiscal year 2014.

Our organic growth has been supplemented by our disciplined acquisition strategy led by our experienced management team. We seek to maximize the success of our acquisitions through a well-established integration process. We have successfully leveraged our business banking model with our specialized agribusiness expertise to expand our footprint through eight acquisitions since 2006, including our 2010 FDIC-assisted acquisition of TierOne Bank, which represented approximately $2.5 billion in acquired assets. We expect to continue to opportunistically pursue acquisitions consistent with our strategic objectives, although we do not have any current agreements, arrangements or understandings regarding future acquisitions.

The following chart shows our loan portfolio and the portion of our loans acquired through acquisitions completed since September 30, 2009:

Loans ($BN)(1) (2)

(1)	At September 30 of each year, other than the three months ended December 31, 2014.
(2)	Acquired loans includes all loans acquired in acquisitions completed after September 30, 2009.

Through organic growth and acquisitions, we have grown our total loan portfolio to $7.0 billion at December 31, 2014. As illustrated above, from September 30, 2009 to December 31, 2014 our total loan portfolio, less acquired loans, has grown from $3.4 billion to $6.6 billion, representing a CAGR of 13%.

Highly Efficient Operating Model

We believe our highly efficient and scalable operating model has enabled us to operate profitably, remain competitive, increase market share and develop new business. We emphasize company-wide operating principles focused on proactive expense management, targeted investment, disciplined lending practices and focused product offerings. We have achieved cost efficiencies by consolidating our branch network through the closure of less profitable locations and through our demonstrated success in acquiring and integrating banks. We have also achieved significant cost efficiencies through the use of the Kaizen& Lean principles, which are management techniques for improving processes and reducing waste, to eliminate redundancies and improve the efficient allocation of resources throughout our operations. We believe our focus on operating efficiency has contributed significantly to our return on equity, return on assets and net income and is reflected in our efficiency ratios presented below.

Efficiency Ratios(1)

Peer Median Source: SNL Financial.

(1)	For the twelve months ended September 30, except as otherwise indicated.
(2)	One financial measure we use to evaluate our operational efficiency is our efficiency ratio, which is not presented in accordance with U.S. GAAP. We calculate our efficiency ratio as the ratio of our tangible noninterest expense, which excludes amortization of core deposits and other intangible assets, to our total revenue (equal to the sum of net interest income and noninterest income) on a fully taxable equivalent basis. For more information on each of these measures, including a reconciliation to the most directly comparable U.S. GAAP financial measure, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Information.”
(3)	Our “peers” refer, collectively, to all publicly listed U.S. bank holding companies with total assets between $5 billion and $15 billion at December 31, 2014. For each period, the peer group excludes any bank holding company for which data was not available for such period. SNL Financial calculates peer efficiency ratios for all twelve-month periods as the ratio of noninterest expense, which excludes amortization of intangible assets, to the sum of net interest income on a fully taxable equivalent basis and noninterest income. We calculated peer efficiency ratios for the first quarter of fiscal 2015 based on the same methodology, with data obtained from SNL Financial.

Disciplined Risk Management

Risk management is a core competency of our business, and we believe that our risk management approach is more robust than that of most U.S. banks our size. Following the acquisition of us by NAB, we expanded our risk management staff significantly to conform to NAB’s global standards. We have also implemented comprehensive policies and procedures for credit underwriting and monitoring of our loan portfolio, including strong credit practices among our relationship bankers, allowing credit decisions to be made efficiently on a local basis consistent with our underwriting standards. We were able to remain profitable while maintaining strong asset quality through the financial crisis, in part due to our focus on our core business and adherence to our disciplined risk management. We believe our robust approach to risk management has enabled us to grow our loan portfolio without compromising credit quality. By focusing on our core areas of expertise, we largely avoided higher-risk lending practices that impacted other lenders in the industry during 2009 to 2011.

The following chart shows our annual net charge-offs as a percentage of average loans for fiscal year 2009 through fiscal year 2014, and for the three months ended December 31, 2014, compared to the median of our peers:

Annual Net Charge-offs as a Percentage of Average Loans(1)

Peer Median Source: SNL Financial.

(1)	For the twelve months ended September 30, except as otherwise indicated. Information for the three months ended December 31, 2014 is computed on an annualized basis. For each period, the peer group excludes any bank holding company for which data was not available for such period.
(2)	Our “peers” refer, collectively, to all publicly listed U.S. bank holding companies with total assets between $5 billion and $15 billion at December 31, 2014.
(3)	Our net charge-offs increased for the three months ended March 31, 2015 due to higher credit-related charges of approximately $14 million incurred during the quarter. As a result, our annual net charge-offs as a percentage of average loans increased to 0.23%. For a discussion of these credit-related charges, see “Summary Prospectus—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

Experienced Management Team With Local Market Experience

Our senior management team, led by Ken Karels, our President and Chief Executive Officer, has a long and successful history of managing financial institutions in the region and, in particular, significant experience in business and agribusiness lending, with an average of over 25 years of banking experience. Our senior management team has a demonstrated track record of managing profitable growth, successfully executing and integrating acquisitions, improving operating efficiencies, maintaining a strong risk management culture and implementing a relationship-based and service-focused approach to banking.

Our Business Strategy

We believe that stable long-term growth and profitability are the result of building strong customer relationships while maintaining disciplined underwriting standards. We plan to focus on originating high-quality loans and growing our low-cost deposit base through our relationship-based business and agribusiness banking. We believe that continuing to focus on our core strengths will enable us to gain market share, continue to improve our operational efficiency and increase profitability. The key components of our strategy for continued success and future growth include the following:

Attract and Retain High-Quality Relationship Bankers

A key component of our growth in our existing markets and entry into new markets has been our ability to attract and retain high-quality relationship bankers. We have recruited approximately 51 new business and agribusiness relationship bankers since January 1, 2011 (out of a total of approximately 167 business and agribusiness relationship bankers at December 31, 2014), with average industry experience of over 15 years when hired. We believe we have been successful in recruiting qualified relationship bankers due primarily to our decentralized management approach, focused product suite and flexible and customer-focused culture while continuing to provide sophisticated banking capabilities to serve our customers’ needs. We intend to continue to hire experienced relationship bankers to execute our relationship-driven banking model. We utilize a variable compensation structure designed to incentivize our relationship bankers by tying their compensation to their individual overall performance and the performance of the loans that they help originate, which we measure based on revenues, return on assets and asset quality/risk, among other things. We believe this structure establishes the appropriate incentives to maximize performance and satisfy our risk management objectives. By leveraging the strong networks and reputation of our experienced relationship bankers, we believe we can continue to grow our loan portfolio and deposit base as well as cross-sell other products and services.

Optimize Footprint in Existing and Complementary Markets

We pursue attractive growth opportunities to expand within our existing footprint and enter new markets aligned with our business model and strategic plans. We believe we can increase our presence in under-represented areas in our existing markets and broaden our footprint in attractive markets adjacent and complementary to our current markets by continuing our emphasis on business and agribusiness banking. Our branch strategy is guided by our ability to recruit experienced relationship bankers in under-represented and new markets. These bankers expand our banking relationships into these markets prior to opening a branch, which increases our likelihood of expanding profitably by developing an asset base before we establish a branch in that market. We will continue to opportunistically consider opening new branches. We intend to capitalize on growth opportunities we believe exist in growing economies in and adjacent to our existing markets.

Deepen Customer Relationships

We believe that our reputation, expertise and relationship-based banking model enables us to deepen our relationships with our customers. We look to leverage our relationships with existing customers by cross-selling our products and services. We have sought to grow our low-cost customer deposit base by attracting more deposits from our business and agribusiness customers. We offer alternative cash management solutions intended to help retain business customers. We seek to expand and enhance our wealth management platform through focused product offerings that we believe will appeal to our more affluent customers. We intend to continue to capitalize on opportunities to capture more business from existing customers throughout our banking network.

Continue to Improve Efficiency and Lower Costs

We believe that our focus on operational efficiency, even in light of incremental costs from being a public company, is critical to our profitability and future growth. We intend to carefully manage our cost structure and continuously refine and implement internal processes to create further efficiencies and enhance our earnings. We continue to optimize our branch network and have commenced reviews of additional internal processes and our vendor relationships, with a view to identifying opportunities to further improve efficiency and enhance earnings.

In March 2015, we closed three branches in Omaha and two branches in Sioux Falls while opening a new Business Banking center in Omaha to improve our operating efficiency and better serve our customers. We are also continuing our efforts to shift our deposit base to lower-cost customer deposits, a strategic initiative that has been primarily responsible for driving our cost of deposit funding down since September 30, 2012. We believe our scalable systems, risk management infrastructure and operating model will better enable us to achieve further operational efficiencies as we grow our business.

Opportunistically Pursue Acquisitions

Our management team has extensive expertise and a successful track record in evaluating, executing and integrating attractive, franchise-enhancing acquisitions. We will continue to consider acquisitions that are consistent with our business strategy and financial model as opportunities arise. Illustrated below, as of September 30 of each indicated year, is the growth in our total assets as a result of our acquisitions in that fiscal year.

(1)	Acquired assets are the total of the fair value of assets acquired and the net cash and cash equivalents received at the time of acquisition in each indicated year. Total assets increased to $9.8 billion as of March 31, 2015.

We believe acquisition opportunities will continue to arise within our markets, as well as in familiar and complementary markets.

Our Business Lines

Business Banking

Business banking is a key focus of our business model and is one of our core competencies. We provide business banking services to small and mid-sized businesses across a diverse range of industries, including key sectors supporting regional growth such as ancillary agribusiness services (e.g., farm equipment suppliers and grain and seed merchants), freight and transport, healthcare (e.g., hospitals, physicians, care facilities and dentists) and tourism. We offer our business banking customers a focused range of financial products, including loans, lines of credit, cash management services, online business deposit and wire transfer services, in addition to checking and savings accounts and corporate credit cards. At December 31, 2014, business banking represented $2.24 billion in deposits and $4.20 billion in loans, representing 31% and 60%, respectively, of our total volumes.

Our business banking model is based on a fundamental understanding of the communities we serve and the banking needs of our customers. Our bank employs experienced relationship bankers across our footprint, each of whom offers our bank’s suite of business banking products and services to our customers. Our relationship bankers strive to build deep, long-term customer relationships with our banking customers and to understand our customers’ specific needs to identify appropriate financial solutions.

Our business banking lending portfolio comprises C&I and CRE loans. C&I loans represent one of our core competencies in business banking. We offer a focused range of lending products to our C&I customers, including working capital and other shorter-term lines of credit, fixed-rate loans over a wide range of terms, including our tailored business loans, and variable-rate loans with varying terms. CRE loans include both owner-occupied CRE and non-owner-occupied CRE loans, multifamily residential real estate loans and construction and development loans. CRE lending is a significant component of our overall loan portfolio, but we are focused on managing our exposure to construction and development lending, in particular, which we believe is relatively riskier than other types of CRE lending, including owner-occupied CRE lending. The composition of our business lending, as of December 31, 2014, is as follows:

	December 31, 2014
	Nebraska	Iowa / Kansas / Missouri	South Dakota	Arizona / Colorado	Other(1)	Total	% of Total Loan Unpaid Principal Balance
	(dollars in thousands)
C&I loans	349,756	708,302	251,419	199,924	42,206	1,551,607	22.1%
Owner-occupied CRE loans	230,771	395,720	227,934	288,816	3,429	1,146,670	16.3%
Non-owner-occupied CRE loans	192,395	289,149	337,998	183,821	30,118	1,033,481	14.7%
Construction and development loans	99,619	69,292	68,739	41,348	6,368	285,366	4.1%
Multifamily residential real estate loans	58,973	37,201	45,024	31,887	7,119	180,204	2.6%

Total business loans	931,514	1,499,664	931,114	745,796	89,240	4,197,328	59.8%

(1)	Balances in this column represent acquired workout loans and certain other loans managed by our staff, commercial credit card loans, fair value adjustments related to acquisitions and loans for which we have elected the fair value option, which could result in a negative carrying amount in the event of a net negative fair value adjustment.

The compositions of our C&I and CRE loan portfolios, aggregated by customer exposure as of December 31, 2014, are diversified across loan sizes, as set forth below:

C&I and CRE Loan Portfolio Compositions

C&I	CRE

Agribusiness Banking

In addition to business banking, we consider agribusiness lending one of our core competencies. We have developed extensive expertise in agribusiness lending and provide loans and banking services to agribusiness customers across our geographic footprint. We predominantly lend to grain and protein producers who produce a range of agricultural commodities. Our agribusiness customers range in size from small, family farms to large, commercial farming operations.

At December 31, 2014, our gross agribusiness loan portfolio was $1.79 billion, representing 25% of our bank’s $7.02 billion in total gross lending. Our agribusiness loan portfolio is balanced among the major types of agricultural production undertaken in our footprint, with grains (primarily corn, soybeans and wheat) representing 37% of our agribusiness loan portfolio; proteins representing 48% of our agribusiness loan portfolio (primarily beef cattle, dairy products and hogs); and other products representing 15% of our agribusiness loan portfolio (including cotton, trees, fruits and nuts and vegetables, among others), as set forth below:

Agribusiness Loan Portfolio

The composition of our agribusiness lending portfolio is also geographically diversified across our locations in our four business regions, as set forth below:

	December 31, 2014
	Agribusiness Loans	% of Agribusiness Loan Portfolio
	(dollars in thousands)
South Dakota	604,472	33.8%
Arizona and Colorado	543,779	30.4%
Iowa, Kansas and Missouri	453,364	25.4%
Nebraska	179,343	10.0%
Other(1)	7,070	0.4%

Total	1,788,028	100.0%

(1)	Balances in this row represent acquired workout loans and certain other loans managed by our staff, fair value adjustments related to acquisitions and loans for which we have elected the fair value option, which could result in a negative carrying amount in the event of a net negative fair value adjustment.

We offer a number of products to meet our agribusiness customers’ banking needs, from short-term working capital funding to long-term land-related lending, as well as other tailored services. Through relationships with insurance agencies, we offer and sell crop insurance that can provide farms with options for financial protection from various events, including flood, drought, hail, fire, disease, insect damage, wildfire and earthquake. We service our agribusiness customers through dedicated relationship bankers with deep industry/sector knowledge, supplemented by a team of local bankers focused on agriculture who build long-term relationships with customers.

Retail Banking

Retail banking provides a source of low-cost funds and deposit-related fee income. Our branch network consists of 158 branch offices located in 115 communities. Our branch network enhances our ability to gather deposits, expand our brand presence, service our customers’ needs, originate loans and maintain our lending relationships.

We offer traditional banking products to our retail customers, including checking accounts, savings and money market accounts, individual retirement accounts, or IRAs, and CDs. As the banking industry continues to experience broader customer acceptance of online and mobile banking tools for conducting basic banking functions and retail customers use branch locations with less frequency than they have historically, we serve our customers through a wide range of non-branch channels, including online, telephone and mobile banking platforms. In addition, we continue to optimize our branch network and have closed less profitable branches. We continue to strive to optimize the effectiveness of our distribution channels and increase our operational efficiency to adapt to increasing customer preferences for self-service banking capabilities. We have ATMs at 156, or 98%, of our branches and have another 31 company-owned ATMs at off-site locations. We are part of the MoneyPass, SHAZAM and NETS networks, enabling our customers to take out cash surcharge-free and service charge-free at over 25,000 ATM locations across the country.

Our retail branch network is spread among our four regions as follows:

	December 31, 2014
	Number of branches	% of branches
South Dakota	23	15%
Arizona and Colorado	28	18%
Iowa, Kansas and Missouri	56	35%
Nebraska	51	32%

Total	158	100%

We also provide a variety of loan products to individuals. At December 31, 2014, our residential real estate and consumer portfolio was $996 million, representing 14% of our total lending, and comprised residential mortgage loans, home equity loans and home equity lines of credit and general lines of credit, and auto loans and other loans. We also have a small amount of consumer credit card balances outstanding. In addition to retail loans held in our portfolio, we also originate residential mortgage loans for resale (including their servicing) on the secondary market and, in the three months ended December 31, 2014, we originated $63.3 million of these loans. We have a retail and mortgage loan officer base of 411 individuals. Home equity originations (including residential mortgages) are sourced almost exclusively through our branch network. Our home equity loan portfolio is conservatively underwritten, including assessment of the borrower’s FICO score and the loan-to-value ratio. See “—Loans—Underwriting Principles” for discussion of our credit underwriting standards.

Wealth Management

We also provide our customers with a selection of wealth management solutions, including financial planning, private banking, investment management and trust services through associations with third party vendors, including a registered broker-dealer and investment adviser. Our investment representatives offer our customers investment management services through our branch network that entail overseeing and recommending investment allocations between asset classes based on review of a client’s risk tolerance, and they can offer and sell insurance solutions, including life insurance. We also offer trust services, including personal trusts and estate planning. At December 31, 2014 our investment representatives had $505 million in assets under management, and, through our trust services group, we had $712 million in assets under management, for a combined total of $1.22 billion in assets under management. Enhancing and expanding our wealth management business is an important component of our strategic plan, as we believe it can deepen our customer relationships, create cross-selling opportunities and drive stable and recurring revenue.

Loans

Overview

Our loan portfolio consists primarily of C&I, CRE and agribusiness loans. We also originate residential real estate loans, personal loans, home equity loans, lines of credit, credit cards and auto loans. As described below, our loan portfolio is diversified across our customer base, geographically, and across industries.

The following chart sets forth the composition of our loan portfolio by loan category as of December 31, 2014:

Our underwriting standards, discussed below, require portfolio diversification across geographies, industries and customers. Our lending is spread among our four geographic regions, with each region representing between 19% and 33% of our lending portfolio at December 31, 2014. Within each region, our lending is also diversified across our lending categories referenced above. We are also diversified within these categories. For example, within agribusiness lending, our portfolio is diversified across grain, protein and other types of agribusiness, and we offer our customers federally subsidized crop insurance for a range of crops. Our C&I and owner-occupied CRE lending categories are well diversified, with no individual industry comprising more than 7% of lending in these combined categories. See “—Our Business Lines—Agribusiness Banking” for information about the composition of our agribusiness loan portfolio and “—Our Business Lines—Business Banking” for information about the composition of our business banking loan portfolio. At a customer level, our largest exposure represents 1% of our total loan book, and our top ten loan exposures represent 8% of our total lending at December 31, 2014.

Underwriting Principles

General. We apply consistent credit principles in our assessment of lending proposals, whether CRE, commercial non-real estate, agriculture, residential real estate, consumer or other lending. We are cash flow-focused lenders, which means our assessment of any potential loan includes an analysis of whether the customer can generate sufficient cash flow, not only in normal operating conditions but in a range of circumstances, to ensure the likelihood that the borrowers’ repayment obligations to our bank can be fully met. Our underwriting procedures include an assessment of the borrower’s cash flow sustainability, the acceptability of the borrowing purpose, the borrower’s liquidity, collateral quality and adequacy, industry dynamics, and management capability, integrity and experience. For residential real estate, consumer and other lending, our underwriting process is intended to assess the prospective borrower’s credit standing and ability to repay (which we analyze based on the borrower’s cash flow, liquidity, credit standing, employment history and overall financial condition) and the value and adequacy of any collateral.

We establish conservative collateral guidelines that recognize the potential effects of volatility or deterioration of the value of collateral we accept, such as real estate, inventory, receivables and machinery. We manage this risk in a number of ways, including through advance rate guidelines for the various types of collateral we typically accept. In addition, where we take real estate as collateral, and for some other specialized assets, we require assessment of value based on appropriate methodology and benchmarks. For our larger real estate commitments, this can include an independent third party appraisal review and, where appropriate, additional reviews.

We also assess the presence and viability of one or more acceptable secondary sources of repayment to mitigate potential future borrower cash flow deterioration. To improve the reliability of secondary sources of repayment, we prefer originating loans on a secured basis, and at December 31, 2014, less than 1% of our total lending was on an unsecured basis. We typically engage in unsecured lending only in situations involving long-standing customers of sound net worth and above-average liquidity with strong repayment ability (other than in connection with credit cards we issue).

We have a delegated commitment authorities framework that provides a conservative level of lending authority to our bankers commensurate with their role and lending experience. Commitments above the lending thresholds established for a banker require the approval, depending on the size of the commitment, of our regional credit managers, central credit senior managers, Chief Credit Officer or Chief Risk Officer or, for our largest commitments, our transactional credit committee. Loan analyses and decisions are documented and form part of the loan’s continual monitoring and relationship management record. We believe this framework provides the necessary separation of authority and independence in the credit underwriting process while providing flexibility to expedite appropriate credit decisions and provide competitive customer service.

Agribusiness. The underwriting principles described above generally apply to our agribusiness lending, although our assessment of cash flow sustainability, acceptability of borrowing purpose, borrower liquidity, industry environment, and management capability, integrity and experience are considered in light of the unique attributes of agribusiness lending. For example, we review the adequacy and sustainability of an agribusiness customer’s operating cash flows to determine adequate coverage of interest and principal repayments, and, generally, require a minimum of 1.25 times average coverage over a medium term of two to five years. We ensure that we understand the purpose of the loan and are willing to fund it. We work with the borrower to select the appropriate funding facility, such as working capital funding for short-term needs, medium-term borrowing to fund purchases of durables like machinery or equipment and long-term real estate loans, which are typically committed for five to ten years, with a maximum of 15 years. All of our agribusiness real estate loans are fully amortizing, based on full loan repayment over 15 to 25 years, and, for fixed-rate loans longer than five years, we typically enter into matching fixed-to-floating interest rate swaps as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business and Financial Statements—Loans and Interest Rate Swaps Accounted for at Fair Value.”

As described above, we establish conservative collateral guidelines for our lending that recognize the volatility of asset prices. We also tailor the structure of certain loans, apply additional policies and require appropriate covenants to ensure our bank is well protected against the key potential risks. For livestock, we adopt conservative valuations to reduce the effects of cyclical trends before applying our collateral guidelines. For growing grain crops, we generally limit our lending to the coverage provided by crop insurance.

As is the case with all types of lending, external risks beyond a customer’s business and operations can affect repayment. Our agribusiness lending, in particular, is subject to several external risks that we manage in various ways, including:

•	Price cycles and volatility—Agricultural commodity prices are both cyclical and volatile, and we seek to manage these factors by diversifying our portfolio across a range of agribusiness customers including grain producers and protein producers (e.g., generally low grain prices assist protein producers since their businesses use grains as inputs) and by determining and applying appropriate advance rate guidelines to agricultural commodities used as collateral, as discussed above.

•	Weather, disease and other perils—Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business and the business of our borrowers. We seek to mitigate our exposure to this risk through our geographic diversification across seven states and a number of agricultural products. Federally subsidized crop insurance coverage is also available for over 120 kinds of crops, typically for 50% to 85% of a grower’s average yield, against various agriculture-related perils, including flood, drought, hail, fire, disease, insect damage, wildlife and earthquake.

•	Land prices—As discussed above, we focus on cash flow lending, which helps farms to ensure that they have sufficient cash flow to service debt and support their businesses, and generally take land as secondary collateral, with conservative advance rate guidelines in assessing collateral adequacy.

Deposits

Deposits are our primary source of funds to support our revenue-generating assets. We offer traditional deposit products to businesses and other customers with a variety of rates and terms. Deposits at our bank are insured by the FDIC up to statutory limits. We price our deposit products with a view to maximizing our share of each customer’s financial services business and prudently managing our cost of funds. At December 31, 2014, we held $7.24 billion of total deposits, which have grown at a CAGR of 13% from September 30, 2009 to December 31, 2014. At December 31, 2014, our deposit base consisted of $1.38 billion, or 19%, in checking accounts, $4.23 billion, or 59%, in money market checking, savings and passbook accounts, and $1.62 billion, or 22%, in CDs and IRAs.

Our deposit base is diversified across our geographic footprint, as illustrated by the following table showing the composition of our deposit base by the geographic region of our branches at December 31, 2014:

	December 31, 2014
State	Number of Branches	Deposits (in millions)	% of Deposits
Nebraska	53	2,384	32.9%
Iowa, Kansas and Missouri	54	2,181	30.1%
South Dakota	23	1,506	20.8%
Arizona and Colorado	28	1,128	15.6%
Corporate and other	—	40	0.6%

Total	158	7,239	100%

Our deposit base is also diversified by client type. As of December 31, 2014, no individual depositor represented more than 2% of our total deposits, and our top ten depositors represented only 9% of our total deposits. The composition of our deposit mix has recently changed with an increased proportion of non-interest-bearing deposits and a lower proportion of more expensive time deposits as a result of a strategic initiative launched during fiscal year 2013. This shift in deposit mix has been largely responsible for the recent declines in our average cost of deposits from 0.79% at September 30, 2011 to 0.34% at December 31, 2014. At December 31, 2014, our deposit base included $0.98 billion of municipal deposits, against which $704 million was required to be collateralized. These deposits were from municipalities representing approximately 586 customers with an average balance per customer of $1.68 million.

The graph below shows our non-interest-bearing deposits, interest-bearing demand deposits and time deposits at the end of each period, as well as weighted average costs of deposits for each period presented:

(1)	At September 30.
(2)	At December 31, 2014.
(3)	Weighted average cost of deposits presented for the twelve months ended September 30, except as otherwise indicated.

Risk Oversight and Management

Risk management is a core competency of our business. As a result of the acquisition of us by NAB, we have expanded our risk management staff and risk capabilities significantly in recent years. We believe that our risk management is more robust than that of most banks our size. These robust risk capabilities are embedded into our operations.

Our risk management consists of comprehensive policies and processes and seeks to emphasize personal ownership and accountability for risk with all our employees. We expect our people to focus on managing our risks, and we support this with appropriate oversight and governance and 76 risk management employees as of December 31, 2014. We delegate authority for our risk management oversight and governance to a number of executive management committees, each responsible for overseeing various aspects of our risk management process. Various board committees provide oversight over our risk management function. The roles of each of the committees of our board of directors regarding risk management are discussed under “Board of Directors, Committees and Governance—Board Oversight of Risk Management.”

Our executive risk committee is responsible for oversight and governance of all risks across the enterprise. These responsibilities include monitoring our bank’s overall risk profile to ensure it remains within the board-approved risk appetite and adjusting activities as appropriate, assessing new and emerging risks, monitoring our risk management culture, assessing acceptability of the risk impacts of any material changes (or additions) to our products, vendor relationships, partnerships or other processes and overseeing compliance with regulatory expectations and requirements. The executive risk committee is chaired by our President and Chief Executive Officer and includes our Chief Risk Officer and executives representing our business and support areas together with senior risk managers. The executive risk committee is supported by the following four subcommittees, each with specific responsibility to monitor, oversee and approve changes in their respective areas of focus relating to risks: asset & liability committee, operational risk & compliance committee, transactional credit committee and technology committee. Our transactional credit committee reviews and approves our largest lending exposures (i.e., those over $25 million).

Our Chief Risk Officer leads our integrated risk management function that oversees all enterprise risk, including credit risk, compliance risk, regulatory risk, operational risk, legal risk, reputational risk and strategic risk, as well as overseeing ongoing enhancements to our risk management processes. Our Chief Risk Officer, a member of our executive committee, reports to our President and Chief Executive Officer and has direct access to the risk committee of our board of directors. In addition, our executive leadership team and other members of management have responsibility for oversight and management of risk across business and operational lines.

Risk Framework and Appetite

Our risk framework is structured to guide decisions regarding the appropriate balance between risk and return considerations in our business. Our risk framework is informed by our strategy, risk appetite and financial plans approved by our board of directors. This framework includes risk policies, procedures, limits and targets and reporting. Our board of directors approves our stated risk appetites, which set forth the amount and type of risk we are willing to accept in pursuit of our strategy, business and financial objectives. Our risk appetites provide the context for our risk management tools, including, among others, risk policies, delegated authorities, limits, portfolio composition, underwriting standards and operational processes.

We manage risk through three lines of defense that allocate responsibility and accountability for risk management throughout our business. Our first line of defense is our business lines and support functions, which are accountable for being aware of and managing the risks in their respective business areas and for operating within our established risk framework and appetite. Our second line of defense is our risk team, which provides monitoring, control, oversight and advice on risk to our business lines, and our third line of defense is our internal audit function, which provides independent oversight that risks are being managed to an acceptable level and that our internal control frameworks are operating effectively.

Credit Risk Management

Credit risk is the potential for loss arising from a customer, counterparty or issuer failing to meet its contractual obligations to us. Our strategy for managing credit risk includes well-defined, centralized credit policies, uniform underwriting criteria, clearly delegated authority levels and accountability, ongoing risk monitoring and review processes for credit exposures and portfolio diversification by geography, industry and customer. We segment our loan portfolio into a number of asset classes for purposes of developing and documenting our credit risk management procedures and determining associated allowance for loan losses, including real estate, CRE, commercial non-real estate, agriculture, consumer and other lending. For a discussion of our underwriting standards, see “—Loans—Underwriting Principles.”

We emphasize regular credit examinations and management reviews of loans with deteriorating credit quality as part of our credit risk management strategy. As part of this process, we perform assessments of asset quality, compliance with commercial and consumer credit policies and other critical credit information. We also monitor and update risk ratings on our non-consumer loans on an ongoing basis. With respect to consumer loans, we typically use standard credit scoring systems to assess our credit risks. We also rely on a dedicated risk asset review team to provide independent assurance of portfolio asset quality and policy compliance.

We have well-established procedures for managing loans that either show early signs of weakness or appear to have actually weakened. These procedures include moving a loan to our “watch” list when we have early concerns. Loans on our watch list receive more intense focus, along with more senior-level monitoring and reporting, a requirement of higher credit authority approval for any further lending increase and action plans for improving the prospects for such loans. Loans that we rate “substandard” (or lower) will generally fall under the management or consultation of our strategic business services team, or SBS, our specialist loan rehabilitations, workout and OREO asset team. These loans are actively managed, with the primary goal of SBS rehabilitating the loans to “performing” status. If rehabilitation is not feasible, a loan workout strategy is developed and put into execution to maximize our bank’s recovery of loan proceeds and other costs to which it is legally entitled.

SBS also oversees the litigation of troubled assets, when appropriate. In addition, appropriate reserves and charge-offs are made based on assessment of potential realization levels and related costs.

Our non-lending activities also give rise to credit risk, including exposures resulting from our investment in securities and our entry into interest rate swap contracts for balance sheet hedging purposes. For more information on these activities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Financial Condition—Investments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Financial Condition—Derivatives.”

Operational Risk

Operational risk is the risk of loss arising from inadequate or failed processes, people or systems, external events (such as natural disasters), or compliance, reputational or legal matters. We have a framework in place that includes the reporting and assessment of any operational risk events, including narrowly avoided operational risk events, and the assessment of our mitigating strategies within our key business lines. This framework is implemented through our policies, processes and reporting requirements, including those governing business and information technology continuity, information security and cyber-security, technological capability, fraud-risk management, operational risk profiling and vendor management. Our operational risk review process is a core part of our assessment of any material new or modified business or support initiative.

Our operational risks related to legal and compliance matters are heightened by the heavily regulated environment in which we operate. We have designed our processes and systems, and provide education of applicable legal and regulatory standards to our employees, to comply with these requirements. For information on the legal framework in which we operate, and which our operational risk processes and systems are designed to address, see “Supervision and Regulation.”

Competition

The financial services industry and each of the markets in which we operate in particular are highly competitive. We face strong competition in gathering deposits, making loans and obtaining client assets for management by our investment or trust operations. We compete for deposits and loans by seeking to provide a higher level of personal service than is generally offered by our larger competitors, many of whom have more assets, capital and resources and higher lending limits than we do and may be able to conduct more intensive and broader based promotional efforts to reach both commercial and retail customers. We also compete based on advertising impact and interest rates. Our principal competitors for deposits, loans and client assets for management by our investment or trust operations include U.S. Bank, Wells Fargo, Bank of America, First National Bank of Omaha and various other nationwide, regional and community banks operating in our markets.

Competition for deposits is also affected by the ease with which customers can transfer deposits from one institution to another. Our cost of funds fluctuates with market interest rates and may be affected by higher rates being offered by other financial institutions. In certain interest rate environments, additional significant competition for deposits may be expected to arise from corporate and government debt securities and money market mutual funds. Our management believes that our most direct competition for deposits comes from nationwide and regional banks, savings banks and associations, credit unions, insurance companies, money market funds, brokerage firms, other non-bank financial services companies and service-focused community banks that target the same customers we do.

We compete for loans principally through the quality of service we provide to borrowers while maintaining competitive interest rates, loan fees and other loan terms. We emphasize personalized relationship banking services and the local and efficient decision-making of our banking businesses. Because of economies of scale, our larger, nationwide competitors may offer loan pricing that is more attractive than loan pricing we can offer. Our most direct competition for loans comes from larger regional and national banks, savings banks and associations, credit unions, insurance companies and service-focused community banks that target the same customers we do. We also face competition for agribusiness loans from participants in the nationwide Farm Credit System and global banks.

We compete for wealth management clients on the basis of the level of investment performance, fees and personalized client service. Our competition in wealth management services comes primarily from other institutions, particularly larger regional and national banks, providing similar services, wealth management companies and brokerage firms, many of which are larger than us and provide a wider array of products and services.

Intellectual Property

In the highly competitive banking industry in which we operate, intellectual property is important to the success of our business. We own a variety of trademarks, service marks, trade names and logos and spend time and resources maintaining this intellectual property portfolio. We control access to our intellectual property through license agreements, confidentiality procedures, non-disclosure agreements with third parties, employment agreements and other contractual rights to protect our intellectual property.

Information Technology Systems

We devote significant resources to maintain stable, reliable, efficient and scalable information technology systems. We utilize a single, highly integrated core processing system from a third party vendor across our business that improves cost efficiency and acquisition integration. We work with our third party vendors to monitor and maximize the efficiency of our use of their applications. We use integrated systems to originate and process loans and deposit accounts, which reduces processing time, improves customer experience and reduces costs. Most customer records are maintained digitally. We are also currently executing several initiatives to enhance our online and mobile banking services to further improve the overall client experience. We continue to rely on NAB for certain non-core banking information technology needs during a transition period following our IPO. See “Our Relationship with NAB and Certain Other Related Party Transactions—Relationship with NAB—Transitional Services Agreement.”

Protecting our systems to ensure the safety of our customers’ information is critical to our business. We use multiple layers of protection to control access and reduce risk, including conducting a variety of vulnerability and penetration tests on our platforms, systems and applications to reduce the risk that any attacks are successful. To protect against disasters, we have a backup offsite core processing system and recovery plans.

We invested in an enterprise data warehouse system in order to capture, analyze and report key metrics associated with customer and product profitability. Data that previously was arduous to collect across multiple systems is now available daily through standard and ad hoc reports to assist with managing our business and competing effectively in the marketplace.

Employees

As of December 31, 2014, we had 1,490 total employees, which included 1,306 full-time employees, 176 part-time employees and 8 temporary employees. Of our 1,490 employees, 1,109 are in core banking (i.e., non-line of business branch network employees, including relationship bankers), 80 employees are in lines of business (e.g., mortgage, credit cards, investments), 32 employees are in finance, 147 employees are in support services (i.e., employees in operations, IT and projects), 76 employees are in risk management and 46 employees are in other functions. We believe our relationship with our employees to be generally good. We have not experienced any material employment-related issues or interruptions of services due to labor disagreements and are not a party to any collective bargaining agreements.

Properties

Our corporate headquarters is located at 100 N. Phillips Ave, Sioux Falls, South Dakota 57104, and we have two leased facilities in Sioux Falls for our data center and operations centers. In addition to our corporate headquarters, we operate from 158 branch offices located in 115 communities in South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. We lease 34 of our branch offices, all on market terms, and we own the remainder of our offices, including our main office. All of our banking offices are in free-standing, permanent facilities. We generally believe our existing and contracted-for facilities are adequate to meet our requirements.

Legal Proceedings

From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

SUPERVISION AND REGULATION

We and our subsidiaries are subject to extensive regulation under federal and state banking laws that establish a comprehensive framework for our operations. This framework may materially impact our growth potential and financial performance and is intended primarily for the protection of depositors, customers, federal deposit insurance funds and the banking system as a whole, not for the protection of our stockholders and creditors. Significant elements of the statutes, regulations and policies applicable to us and our subsidiaries are described below. This description is qualified in its entirety by reference to the full text of the statutes, regulations and policies described.

Regulatory Agencies

Great Western is a bank holding company under the BHC Act. Consequently, Great Western and its subsidiaries are subject to supervision, regulation and examination by the Federal Reserve. The BHC Act provides generally for “umbrella” regulation of bank holding companies and functional regulation of holding company subsidiaries by applicable regulatory agencies. Great Western Bank, our bank subsidiary, is an FDIC-insured commercial bank chartered under the laws of South Dakota. Our bank is not a member of the Federal Reserve System. Consequently, the FDIC and the South Dakota Division of Banking are the primary regulators of our bank and also regulate our bank’s subsidiaries. As the owner of a South Dakota-chartered bank, Great Western is also subject to supervision and examination by the South Dakota Division of Banking. Great Western is also subject to the disclosure and regulatory requirements of the Exchange Act administered by the SEC, and the rules adopted by the NYSE applicable to listed companies. We offer certain insurance and investment products through one of our bank’s subsidiaries that is subject to regulation and supervision by applicable state insurance regulatory agencies and by FINRA as a result of a contractual relationship we have with a third party broker-dealer relating to the provision of some of wealth management and investment services to customers.

Regulatory Impact of Control by NAB

As long as we are controlled by NAB for purposes of the BHC Act, NAB’s regulatory status may impact our regulatory status as well as our regulatory burden and hence our ability to expand by acquisition or engage in new activities. For example, unsatisfactory examination ratings or enforcement actions regarding NAB could impact our ability to obtain or preclude us from obtaining any necessary approvals or informal clearance for the foregoing. Furthermore, to the extent that we are required to obtain regulatory approvals under the BHC Act to make acquisitions or expand our activities, as long as NAB controls us, NAB would also be required to obtain BHC Act approvals for such acquisitions or activities as well. In addition, U.S. regulatory restrictions and requirements on non-U.S. banks such as NAB that have a certain amount of assets may result in additional restrictions and burdens on us that would not otherwise be applicable.

NAB is an Australian authorized deposit-taking institution regulated by APRA under the Banking Act 1959 (Cth), or the Banking Act. NAB does not guarantee our obligations. Pursuant to the Banking Act, APRA has issued a legally enforceable prudential standard that restricts associations between an authorized deposit-taking institution (such as NAB) and its related entities. Any provision of material financial support by NAB to us or our bank would need to comply with the requirements of the prudential standard.

APRA also has broad powers under the Banking Act to give legally enforceable directions to NAB in circumstances, for example, where it considers that NAB has not complied with prudential standards or that it is in the interests of NAB’s deposit holders to do so. In the event that NAB becomes unlikely to be able to meet its obligations, APRA has the power to take control of NAB’s business or appoint an administrator for NAB’s affairs. The priority of creditors of NAB in the event that NAB is unable to meet its obligations is governed by various Australian laws, including the Banking Act. The Banking Act provides that the assets of NAB in Australia are to be available to meet liabilities to certain governmental agencies and deposit holders in Australia in priority to all other liabilities.

Permissible Activities for Bank Holding Companies

In general, the BHC Act limits the business of bank holding companies to banking, managing or controlling banks and other activities that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto.

Bank holding companies that qualify and elect to be treated as “financial holding companies” may engage in a broad range of additional activities that are (i) financial in nature or incidental to such financial activities or (ii) complementary to a financial activity and do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. These activities include securities underwriting and dealing, insurance underwriting and making merchant banking investments. We have not elected to be treated as a financial holding company and currently have no plans to make a financial holding company election.

The BHC Act does not place territorial restrictions on permissible non-banking activities of bank holding companies. The Federal Reserve has the power to order any bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable grounds to believe that continuing such activity, ownership or control constitutes a serious risk to the financial soundness, safety or stability of any bank subsidiary of the bank holding company.

Permissible Activities for Banks

As a South Dakota-chartered commercial bank, our bank’s business is generally limited to activities permitted by South Dakota law and any applicable federal laws. Under the South Dakota Banking Code, our bank may generally engage in all usual banking activities, including taking commercial and saving deposits; lending money on personal and real security; issuing letters of credit; buying, discounting, and negotiating promissory notes, bonds, drafts and other forms of indebtedness; buying and selling currency and, subject to certain limitations, certain investment securities; engaging in all facets of the insurance business and maintaining safe deposit boxes on premises. Subject to prior approval by the Director of the South Dakota Division of Banking, our bank may also permissibly engage in any activity permissible as of January 1, 2008 for a national bank doing business in South Dakota.

South Dakota law also imposes restrictions on our bank’s activities and corporate governance requirements intended to ensure the safety and soundness of our bank. For example, South Dakota law requires our bank’s officers to be elected annually and the election of each officer to be confirmed by the Director of the South Dakota Division of Banking. In addition, South Dakota law also requires at least 75% of our bank’s board of directors be U.S. citizens. Our bank is also restricted under South Dakota law from investing in certain types of investment securities and is generally limited in the amount of money it can lend to a single borrower or invest in securities issued by a single issuer (in each case, 20% of our bank’s capital stock and surplus plus 10% of our bank’s undivided profits).

Acquisitions by Bank Holding Companies

The BHC Act, the Bank Merger Act, the South Dakota Banking Code and other federal and state statutes regulate acquisitions of commercial banks and other FDIC-insured depository institutions. We must obtain the prior approval of the Federal Reserve before (i) acquiring more than 5% of the voting stock of any FDIC-insured depository institution or other bank holding company (other than directly through our bank), (ii) acquiring all or substantially all of the assets of any bank or bank holding company or (iii) merging or consolidating with any other bank holding company. Under the Bank Merger Act, the prior approval of the FDIC is required for our bank to merge with another bank or purchase all or substantially all of the assets or assume any of the deposits of another FDIC-insured depository institution. In reviewing applications seeking approval of merger and acquisition transactions, bank regulators consider, among other things, the competitive effect and public benefits of the transactions, the capital position and managerial resources of the combined organization, the risks to the stability of the U.S. banking or financial system, the applicant’s performance record under the CRA, the applicant’s compliance with fair housing and other consumer protection laws and the effectiveness of all organizations involved in combating money laundering activities. In addition, failure to implement or maintain adequate compliance programs could cause bank regulators not to approve an acquisition where regulatory approval is required or to prohibit an acquisition even if approval is not required.

Dividends; Stress Testing

Great Western is a legal entity separate and distinct from its banking and other subsidiaries. As a bank holding company, Great Western is subject to certain restrictions on its ability to pay dividends under applicable banking laws and regulations. Federal bank regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In particular, federal bank regulators have stated that paying dividends that deplete a banking organization’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, in the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

A significant portion of our income comes from dividends from our bank, which is also the primary source of our liquidity. In addition to the restrictions discussed above, our bank is subject to limitations under South Dakota law regarding the level of dividends that it may pay to us. In general, dividends by our bank may only be declared from its net profits and may be declared no more than once per calendar quarter. The approval of the South Dakota Director of Banking is required if our bank seeks to pay aggregate dividends during any calendar year that would exceed the sum of its net profits from the year to date and retained net profits from the preceding two years, minus any required transfers to surplus.

In October 2012, as required by the Dodd-Frank Act, the Federal Reserve and the FDIC published final rules regarding company-run stress testing. These rules require bank holding companies and banks with average total consolidated assets greater than $10 billion to conduct an annual company-run stress test of capital, consolidated earnings and losses under one base and at least two stress scenarios provided by the federal bank regulators. Although our assets are currently below this threshold, we have nevertheless commenced a project to ensure that we are able to meet these requirements in a timely fashion. Neither we nor our bank is currently subject to the stress testing requirements, but we expect that once we are subject to those requirements, the Federal Reserve, the FDIC and the South Dakota Division of Banking will consider our results and those of our bank as an important factor in evaluating our and our bank’s capital adequacy, any proposed acquisitions by us or by our bank and whether any proposed dividends or stock repurchases by us or by our bank may be an unsafe or unsound practice.

Transactions with Affiliates

Transactions between our bank and its subsidiaries, on the one hand, and Great Western or any other subsidiary, on the other hand, are regulated under federal banking law. The Federal Reserve Act imposes quantitative and qualitative requirements and collateral requirements on covered transactions by our bank with, or for the benefit of, its affiliates, and generally requires those transactions to be on terms at least as favorable to our bank as if the transaction were conducted with an unaffiliated third party. Covered transactions are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve) from the affiliate, certain derivative transactions that create a credit exposure to an affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In general, any such transaction by our bank or its subsidiaries must be limited to certain thresholds on an individual and aggregate basis and, for credit transactions with any affiliate, must be secured by designated amounts of specified collateral.

Federal law also limits a bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons. Among other things, extensions of credit to insiders are required to be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons. Also, the terms of such extensions of credit may not involve more than the normal risk of non-repayment or present other unfavorable features and may not exceed certain limitations on the amount of credit extended to such persons individually and in the aggregate.

Source of Strength

Federal Reserve policy and federal law require bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. Under this requirement, we are expected to commit resources to support our bank, including at times when we may not be in a financial position to provide such resources, and it may not be in our, or our stockholders’ or creditors’, best interests to do so. In addition, any capital loans we make to our bank are subordinate in right of payment to depositors and to certain other indebtedness of our bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of our bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Regulatory Capital Requirements

The Federal Reserve monitors the capital adequacy of our holding company on a consolidated basis, and the FDIC and the South Dakota Division of Banking monitor the capital adequacy of our bank. The current risk-based capital standards used by our regulators, parts of which are currently in the process of being phased-in, are based on the December 2010 final capital framework for strengthening international capital standards, known as Basel III, of the Basel Committee on Banking Supervision, or the Basel Committee. Prior to January 1, 2015, however, the risk based capital standards applicable to us and our bank, known as the general risk-based capital guidelines, were based on the 1988 capital accord, known as Basel I, of the Basel Committee.

General Risk-Based Capital Guidelines

The general risk-based guidelines were intended to make regulatory capital requirements sensitive to differences in credit and market risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items were assigned to weighted risk categories, and capital was classified in one of the two following tiers depending on its characteristic:

•	Tier 1 (Core) Capital—Tier 1 capital included common equity, retained earnings, qualifying non-cumulative perpetual preferred stock, minority interests in equity accounts of consolidated subsidiaries (and, under existing standards, a limited amount of qualifying trust preferred securities at the holding company level), less goodwill, most intangible assets and certain other assets.

•	Tier 2 (Supplementary) Capital—Tier 2 capital included perpetual preferred stock and trust preferred securities not meeting the definition of Tier 1 capital, qualifying mandatory convertible debt securities, qualifying subordinated debt and a limited amount of allowances for loan and lease losses.

Under the general risk-based capital guidelines, we were required to maintain Tier 1 capital and total capital (that is, Tier 1 capital plus Tier 2 capital, less certain deductions) equal to at least 4% and 8%, respectively, of our total risk-weighted assets (including various off-balance sheet items such as letters of credit). Our bank was required to maintain similar capital ratios. To be considered “well capitalized” under the regulatory framework for a variety of purposes, we and our bank were required to maintain Tier 1 and total capital ratios of at least 6% and 10%, respectively.

Basel III and the New Capital Rules

In July 2013, the federal bank regulators approved final rules, or the New Capital Rules, implementing the Basel III framework and various provisions of the Dodd-Frank Act. The New Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and banks, including us and our bank, compared to the general risk-based capital guidelines. The New Capital Rules revise the components of capital and address other issues affecting the numerator in regulatory capital ratio calculations. The New Capital Rules also address risk weights and other issues affecting the denominator in regulatory capital ratio calculations, including by replacing the existing risk-weighting approach derived from Basel I with a more risk-sensitive approach based, in part, on the standardized approach adopted by the Basel Committee in its 2004 capital accords, known as Basel II. The New Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal bank regulators’ rules. Subject to a phase-in period for various provisions, the New Capital Rules became effective for us and for our bank beginning on January 1, 2015.

The New Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1,” or CET1, (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (v) expand the scope of the deductions/adjustments to capital as compared to prior regulations.

Under the New Capital Rules, the minimum capital ratios as of January 1, 2015 are (i) 4.5% CET1 to risk-weighted assets, (ii) 6% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets and (iii) 8% total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets.

The New Capital Rules also introduce a new capital conservation buffer designed to absorb losses during periods of economic stress. The capital conservation buffer is composed entirely of CET1, on top of these minimum risk-weighted asset ratios. In addition, the New Capital Rules provide for a countercyclical capital buffer applicable only to certain covered institutions. We do not expect the countercyclical capital buffer to be applicable to us or our bank. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and will be phased in over a three-year period (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019). When fully phased-in, the New Capital Rules will require us, and our bank, to maintain such additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios of (i) 7% CET1 to risk-weighted assets, (ii) 8.5% Tier 1 capital to risk-weighted assets, and (iii) 10.5% total capital to risk-weighted assets.

The New Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, certain deferred tax assets and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Implementation of the deductions and other adjustments to CET1 will begin on January 1, 2015 and will be phased in over a four-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The New Capital Rules also generally preclude certain hybrid securities, such as trust preferred securities, from being counted as Tier 1 capital for most bank holding companies. Bank holding companies such as us who had less than $15 billion in assets as of December 31, 2009 (and who continue to have less than $15 billion in assets) are permitted to include trust preferred securities issued prior to May 19, 2010 as Additional Tier 1 capital under the New Capital Rules, however.

The New Capital Rules also prescribe a new standardized approach for risk weightings that expands the risk-weighting categories from the prior four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0%, for U.S. government and agency securities, to 600%, for certain equity exposures, and resulting in higher risk weights for a variety of asset categories.

With respect to our bank, the New Capital Rules also revise the prompt corrective action regulations pursuant to Section 38 of the FDIA, including minimum requirements for us and our bank to be “well capitalized.” See “—Prompt Corrective Action Framework.”

We believe that, as of December 31, 2014, we and our bank would meet all capital adequacy requirements under the New Capital Rules on a fully phased-in basis as if such requirements were then in effect.

Leverage Requirements

Bank holding companies and banks are also currently required to comply with minimum leverage requirements, measured based on the ratio of a bank holding company’s or a bank’s, as applicable, Tier 1 capital to adjusted quarterly average total assets (as defined for regulatory purposes). These requirements necessitate a minimum Tier 1 leverage ratio of 4% for all bank holding companies and banks. To be considered “well capitalized” under the regulatory framework for prompt corrective action, our bank must maintain minimum Tier 1 leverage ratios of at least 5%. See “—Prompt Corrective Action Framework.”

Liquidity Regulations

Historically, the regulation and monitoring of bank and bank holding company liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III final framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by banks and regulators for management and supervisory purposes, going forward would be required by regulation. One test, referred to as the liquidity coverage ratio, or LCR, is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity’s expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other test, referred to as the net stable funding ratio, or NSFR, is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. These requirements will incentivize banking entities to increase their holdings of U.S. Treasury securities and other sovereign debt as a component of assets and increase the use of long-term debt as a funding source.

In September 2014, the federal bank regulators approved final rules implementing the LCR for advanced approaches banking organizations (i.e., banking organizations with $250 billion or more in total consolidated assets or $10 billion or more in total on-balance sheet foreign exposure) and a modified version of the LCR for bank holding companies with at least $50 billion in total consolidated assets that are not advanced approach banking organizations, neither of which would apply to us or our bank. The federal bank regulators have not yet proposed rules to implement the NSFR, but the Federal Reserve has stated its intent to adopt a version of this measure as well.

Prompt Corrective Action Framework

The FDIA requires the federal bank regulators to take prompt corrective action in respect of depository institutions that fail to meet specified capital requirements. The FDIA establishes five capital categories (“well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized”), and the federal bank regulators are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions that are undercapitalized, significantly undercapitalized or critically undercapitalized. The severity of these mandatory and discretionary supervisory actions depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the FDIA requires the regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

Effective as of January 1, 2015, an insured depository institution generally will be classified in the following categories based on the capital measures indicated:

“Well capitalized”	“Adequately capitalized”
• Total capital ratio of at least 10%,	• Total capital ratio of at least 8%,
• Tier 1 capital ratio of at least 8%,	• Tier 1 capital ratio of at least 6%,
• CET1 Ratio of at least 6.5%,	• CET1 Ratio of at least 4.5%, and
• Tier 1 leverage ratio of at least 5%, and	• Tier 1 leverage ratio of at least 4%.
• Not subject to any order or written directive requiring a specific capital level.

“Undercapitalized”	“Significantly undercapitalized”
• Total capital ratio of less than 8%,	• Total capital ratio of less than 6%,
• Tier 1 capital ratio of less than 6%,	• Tier 1 capital ratio of less than 4%,
• CET1 Ratio of less than 4.5%, or	• CET1 Ratio of less than 3%, or
• Tier 1 leverage ratio of less than 4%.	• Tier 1 leverage ratio of less than 3%.

“Critically undercapitalized”
• Tangible equity to average quarterly tangible assets of 2% or less.

Prior to January 1, 2015, an insured depository institution would generally be classified as “well capitalized” if the institution had a total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%, each calculated under the capital guidelines then applicable to the depository institution, and if the institution was not subject to any order or written directive requiring a specific capital level for any capital measure. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

As of December 31, 2014, we and our bank were well capitalized with Tier 1 capital ratios of 11.8% and 12.3%, respectively, total capital ratios of 12.9% and 13.0%, respectively, and Tier 1 leverage ratios of 9.1% and 9.4%, respectively, in each case calculated under the then applicable risk-based capital guidelines. As of December 31, 2014, we and our bank also had CET1 ratios of 10.6% and 11.8%, respectively, and Tier 1 capital ratios of 11.4% and 11.8%, respectively, each calculated as if the New Capital Rules were fully phased in as of the calculation date. The CET1 ratios and Tier 1 capital ratios calculated in accordance with the New Capital Rules presented are unaudited, non-GAAP financial measures. These ratios are calculated based on our estimates of the required adjustments under the New Capital Rules to the current regulatory-required calculation of risk-weighted assets and estimates of the application of provisions of the New Capital Rules to be phased in over time. We believe these estimates are reasonable, but they may ultimately be incorrect as we finalize our calculations under the New Capital Rules. For more information on these financial measures, including reconciliations to our and our bank’s Tier 1 capital ratio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”

An institution that is categorized as undercapitalized, significantly undercapitalized or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal bank regulator. Under the FDIA, in order for the capital restoration plan to be accepted by the appropriate federal banking agency, a bank holding company must guarantee that a subsidiary depository institution will comply with its capital restoration plan, subject to certain limitations. The bank holding company must also provide appropriate assurances of performance. The obligation of a controlling bank holding company under the FDIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions and capital distributions, establishing any branches or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. Institutions that are undercapitalized or significantly undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions failing to submit or implement an acceptable capital restoration plan are subject to appointment of a receiver or conservator.

In addition, the FDIA prohibits an insured depository institution from accepting brokered deposits or offering interest rates on any deposits significantly higher than the prevailing rate in the bank’s normal market area or nationally (depending upon where the deposits are solicited), unless it is well capitalized or is adequately capitalized and receives a waiver from the FDIC. A depository institution that is adequately capitalized and accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates.

Safety and Soundness Standards

The FDIA requires the federal bank regulators to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. Guidelines adopted by the federal bank regulatory agencies establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, these guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines. These guidelines also prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the bank regulator must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution may be subject under the FDIA. See “—Prompt Corrective Action Framework.” If an institution fails to comply with such an order, the bank regulator may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Deposit Insurance

FDIC Insurance Assessments

As an FDIC-insured bank, our bank must pay deposit insurance assessments to the FDIC based on its average total assets minus its average tangible equity. As an institution with less than $10 billion in assets, our bank’s assessment rates are based on its risk classification (i.e., the level of risk it poses to the FDIC’s deposit insurance fund). Institutions classified as higher risk pay assessments at higher rates than institutions that pose a lower risk. For institutions with $10 billion or more in assets, the FDIC uses a performance score and a loss-severity score that are used to calculate an initial assessment rate. In calculating these scores, the FDIC uses a bank’s capital level and regulatory supervisory ratings and certain financial measures to assess an institution’s ability to withstand asset-related stress and funding-related stress. The FDIC also has the ability to make discretionary adjustments to the total score based upon significant risk factors that are not adequately captured in the calculations. In addition to ordinary assessments described above, the FDIC has the ability to impose special assessments in certain instances.

The FDIC’s deposit insurance fund is currently underfunded, and the FDIC has raised assessment rates and imposed special assessments on certain institutions during recent years to raise funds. Under the Dodd-Frank Act, the minimum designated reserve ratio for the deposit insurance fund is 1.35% of the estimated total amount of insured deposits. In October 2010, the FDIC adopted a restoration plan to ensure that the fund reserve ratio reaches 1.35% by September 30, 2020, as required by the Dodd-Frank Act. At least semi-annually, the FDIC will update its loss and income projections for the fund and, if needed, will increase or decrease assessment rates, following notice-and-comment rulemaking if required.

Under the FDIA, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Other Assessments

In addition, the Deposit Insurance Funds Act of 1996 authorized the Financing Corporation to impose assessments on deposit insurance fund applicable deposits in order to service the interest on the Financing Corporation’s bond obligations from deposit insurance fund assessments. The amount assessed on individual institutions is in addition to the amount, if any, paid for deposit insurance according to the FDIC’s risk-related assessment rate schedules. Assessment rates may be adjusted quarterly to reflect changes in the assessment base.

Heightened Requirements for Bank Holding Companies with $10 Billion or More in Assets

Various federal banking laws and regulations, including rules adopted by the Federal Reserve pursuant to the requirements of the Dodd-Frank Act, impose heightened requirements on certain large banks and bank holding companies. Most of these rules apply primarily to bank holding companies with at least $50 billion in total consolidated assets, but certain rules also apply to banks and bank holding companies with at least $10 billion in total consolidated assets. Following the fourth consecutive quarter (and any applicable phase-in period) where our or our bank’s total consolidated assets, as applicable, equal or exceed $10 billion, we or our bank, as applicable, will, among other requirements:

•	be required to perform annual stress tests as described above in “—Dividends; Stress Testing;”

•	be required to establish a dedicated risk committee of our board of directors responsible for overseeing our enterprise-wide risk management policies, which must be commensurate with our capital structure, risk profile, complexity, activities, size and other appropriate risk-related factors, and include as a member at least one risk management expert;

•	calculate our FDIC deposit assessment base using the performance score and a loss-severity score system described above in “—Deposit Insurance;” and

•	be examined for compliance with federal consumer protection laws primarily by the Consumer Financial Protection Bureau, or CFPB, as described below in “—Consumer Financial Protection.”

While neither we nor our bank currently have $10 billion or more in total consolidated assets, we have begun analyzing these rules to ensure we are prepared to comply with the rules when and if they become applicable. Upon the completion of our IPO, our board of directors established a risk committee compliant with these rules. In addition, we have begun running periodic and selective stress tests on liquidity, interest rates and certain areas of our loan portfolio to prepare for compliance with FDIC stress testing requirements. Based on our historic organic growth rates, we expect that our total assets and our bank’s total assets could exceed $10 billion over the next two to five years, or sooner if we engage in any acquisitions.

The Volcker Rule

The Dodd-Frank Act prohibits banks and their affiliates from engaging in proprietary trading and investing in and sponsoring hedge funds and private equity funds. The statutory provision is commonly called the “Volcker Rule.” In December 2013, federal regulators adopted final rules to implement the Volcker Rule that became effective in April 2014. The Federal Reserve, however, issued an order extending the period that institutions have to conform their activities to the requirements of the Volcker Rule to July 21, 2015. Banks with less than $10 billion in total consolidated assets, such as our bank, that do not engage in any covered activities, other than trading in certain government, agency, state or municipal obligations, do not have any significant compliance obligations under the rules implementing the Volcker Rule. We are continuing to evaluate the effects of the Volcker Rule on our business, but we do not currently anticipate that the Volcker Rule will have a material effect on our operations.

Depositor Preference

Under federal law, depositors (including the FDIC with respect to the subrogated claims of insured depositors) and certain claims for administrative expenses of the FDIC as receiver would be afforded a priority over other general unsecured claims against such an institution in the “liquidation or other resolution” of such an institution by any receiver.

Interchange Fees

Under the Durbin Amendment to the Dodd-Frank Act, the Federal Reserve adopted rules establishing standards for assessing whether the interchange fees that may be charged with respect to certain electronic debit transactions are “reasonable and proportional” to the costs incurred by issuers for processing such transactions.

Interchange fees, or “swipe” fees, are charges that merchants pay to us and other card-issuing banks for processing electronic payment transactions. Under the final rules, the maximum permissible interchange fee is equal to no more than 21 cents plus 5 basis points of the transaction value for many types of debit interchange transactions. The Federal Reserve also adopted a rule to allow a debit card issuer to recover 1 cent per transaction for fraud prevention purposes if the issuer complies with certain fraud-related requirements required by the Federal Reserve. The Federal Reserve also has rules governing routing and exclusivity that require issuers to offer two unaffiliated networks for routing transactions on each debit or prepaid product.

Currently, we are subject to the interchange fee cap as a result of NAB’s ownership of us. Once NAB no longer controls us for bank regulatory purposes, we may be able to qualify for the small issuer exemption from the interchange fee cap depending on our total assets at the time. The small issuer exemption applies to any debit card issuer that, together with its affiliates, has total assets of less than $10 billion as of the end of the previous calendar year. In the event we qualify for the small issuer exemption, we will once again become subject to the interchange fee cap beginning July 1 of the year following the time when our total assets reaches or exceeds $10 billion. Reliance on the small issuer exemption would not exempt us from federal regulations prohibiting network exclusivity arrangements or from routing restrictions, however, and these regulations have negatively affected the interchange income we have received from our debit card network.

Consumer Financial Protection

We are subject to a number of federal and state consumer protection laws that extensively govern our relationship with our customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act and these laws’ respective state-law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, prohibit unfair, deceptive and abusive practices, restrict our ability to raise interest rates and subject us to substantial regulatory oversight. Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys’ fees. Federal bank regulators, state attorneys general and state and local consumer protection agencies may also seek to enforce consumer protection requirements and obtain these and other remedies, including regulatory sanctions, customer rescission rights, action by the state and local attorneys general in each jurisdiction in which we operate and civil money penalties. Failure to comply with consumer protection requirements may also result in our failure to obtain any required bank regulatory approval for merger or acquisition transactions we may wish to pursue or our prohibition from engaging in such transactions even if approval is not required.

The Dodd-Frank Act created a new, independent federal agency, the CFPB, which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws. The CFPB is also authorized to engage in consumer financial education, track consumer complaints, request data and promote the availability of financial services to underserved consumers and communities. Although all institutions are subject to rules adopted by the CFPB and examination by the CFPB in conjunction with examinations by the institution’s primary federal regulator, the CFPB has primary examination and enforcement authority over institutions with assets of $10 billion or more. The FDIC has primary responsibility for examination of our bank and enforcement with respect to federal consumer protection laws so long as our bank has total consolidated assets of less than $10 billion, and state authorities are responsible for monitoring our compliance with all state consumer laws. The CFPB also has the authority to require reports from institutions with less than $10 billion in assets, such as our bank, to support the CFPB in implementing federal consumer protection laws, supporting examination activities, and assessing and detecting risks to consumers and financial markets.

The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations by the CFPB have created a more intense and complex environment for consumer finance regulation. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the Truth in Lending Act, the Equal Credit Opportunity Act and new requirements for financial services products provided for in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair, deceptive or abusive acts and practices. The review of products and practices to prevent such acts and practices is a continuing focus of the CFPB, and of banking regulators more broadly. The ultimate impact of this heightened scrutiny is uncertain but could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, additional remediation efforts and possible penalties. In addition, the Dodd-Frank Act provides the CFPB with broad supervisory, examination and enforcement authority over various consumer financial products and services, including the ability to require reimbursements and other payments to customers for alleged legal violations and to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. The CFPB also has the authority to obtain cease and desist orders providing for affirmative relief or monetary penalties. The Dodd-Frank Act does not prevent states from adopting stricter consumer protection standards. State regulation of financial products and potential enforcement actions could also adversely affect our business, financial condition or results of operations.

Community Reinvestment Act of 1977

Under the CRA, our bank has an obligation, consistent with safe and sound operations, to help meet the credit needs of the market areas where it operates, which includes providing credit to low- and moderate-income individuals and communities. In connection with its examination of our bank, the FDIC is required to assess our bank’s compliance with the CRA. Our bank’s failure to comply with the CRA could, among other things, result in the denial or delay in certain corporate applications filed by us or our bank, including applications for branch openings or relocations and applications to acquire, merge or consolidate with another banking institution or holding company. Our bank received a rating of “satisfactory” in its most recently completed CRA examination.

Financial Privacy

The federal bank regulators have adopted rules limiting the ability of banks and other financial institutions to disclose non-public information about consumers to unaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to an unaffiliated third party. These regulations affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

Anti-Money Laundering and the USA PATRIOT ACT

A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA PATRIOT Act of 2001, or the USA Patriot Act, substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk customers and implement a written customer identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution, including causing applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required. Regulatory authorities have imposed cease and desist orders and civil money penalties against institutions found to be violating these obligations.

Office of Foreign Assets Control Regulation

The U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries and regimes, under authority of various laws, including designated foreign countries, nationals and others. OFAC publishes lists of specially designated targets and countries. We and our bank are responsible for, among other things, blocking accounts of, and transactions with, such targets and countries, prohibiting unlicensed trade and financial transactions with them and reporting blocked transactions after their occurrence. Failure to comply with these sanctions could have serious legal and reputational consequences, including causing applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required.

Incentive Compensation

The Dodd-Frank Act requires the federal bank regulators and the SEC to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities, including us and our bank, having at least $1 billion in total assets that encourage inappropriate risks by providing an executive officer, employee, director or principal stockholder with excessive compensation, fees or benefits or that could lead to material financial loss to the entity. In addition, these regulators must establish regulations or guidelines requiring enhanced disclosure to regulators of incentive-based compensation arrangements. The agencies proposed such regulations in April 2011, but the regulations have not been finalized. Although final regulations have not been adopted, officials from the Federal Reserve have recently indicated that the federal bank regulators are in the process of preparing for public comment a new rule on incentive compensation. If these or other regulations are adopted in a form similar to that initially proposed, they will impose limitations on the manner in which we may structure compensation for our executives.

In June 2010, the Federal Reserve and FDIC issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (1) provide incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risk, (2) be compatible with effective internal controls and risk management and (3) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. These three principles are incorporated into the proposed joint compensation regulations under the Dodd-Frank Act, discussed above.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as us, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Future Legislation and Regulation

Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could impact the regulatory structure under which we operate and may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and modify our business strategy, and limit our ability to pursue business opportunities in an efficient manner. Our business, financial condition, results of operations or prospects may be adversely affected, perhaps materially, as a result.

MANAGEMENT

Directors and Executive Officers

The following table and the descriptions below set forth biographical information regarding Great Western Bancorp, Inc.’s directors and executive officers as of the date of this prospectus:

Name	Age	Position
Richard Sawers	60	Chairman of the Board of Directors
Ken Karels	58	President and CEO, Director
Peter Chapman	41	Executive Vice President and Chief Financial Officer
Stephen Ulenberg	57	Executive Vice President and Chief Risk Officer
Allen Shafer	53	Executive Vice President of Support Services
Doug Bass	53	Executive Vice President, Regional President of our bank
Bryan Kindopp	48	Executive Vice President, Regional President of our bank
Daniel Rykhus	49	Director
Swati Dave	52	Director
Rolfe Lakin	53	Director
Nathan Butler	42	Director
Richard Rauchenberger	51	Director
Frances Grieb	54	Director
Andrew Hove	80	Director

Richard Sawers has been a director since July 2014. Mr. Sawers has served on NAB’s Group Executive Committee since 2009, during which time he led NAB’s global Wholesale Banking business and in 2013 established NAB’s Product and Markets division. Mr. Sawers is a member of the NAB Group Risk and Return Management Committee and a director of National Australia Group (Europe) Limited and Clydesdale Bank PLC. He is also a board member (and former chairman) of the Australian Financial Markets Association, a senior fellow of the Financial Services Institute of Australia, a graduate member of the Australia Institute of Company Directors and a life member of the Financial Markets Foundation for Children.

Mr. Sawers has 43 years of commercial and international banking experience, including assignments in London, New York, Los Angeles, Tokyo, Sydney and Melbourne. He has successfully led a number of large frontline businesses and, in his broader role as a Group Executive at NAB, Mr. Sawers has also performed key functions in the areas of risk governance, people and culture and financial oversight. Early in his career, Mr. Sawers worked in financial markets (including capital markets, funding, liquidity and fixed income, money markets, FX and interest rate risk management) where he led trading, sales and treasury functions and, at times, was responsible for technology, operations and risk areas. He has also had assignments in retail banking, trade finance and payments.

Mr. Sawers’ qualifications to serve on the board of directors include his operating, management and leadership experience throughout the NAB corporate organization and in the broader financial services industry. In addition to his extensive banking experience, Mr. Sawers also brings to the board of directors his extensive personal relationships stemming from his years of experience in the financial industry. Mr. Sawers was nominated to our board of directors by NAB consistent with its then anticipated rights under the Stockholder Agreement.

Ken Karels has been a director since July 2014. Mr. Karels served as the President and Chief Executive Officer of our predecessor, GWBI, and on its board of directors since 2010, and has served as the President and Chief Executive Officer of Great Western since July 2014. Mr. Karels is also the President and Chief Executive Officer of Great Western Bank and serves on the boards of directors of our bank and our other subsidiaries. Mr. Karels’ duties include overall leadership and executive oversight of our bank. Mr. Karels has 38 years of banking experience and expertise in all areas of bank management and strategic bank acquisitions. He has served in several different capacities at Great Western Bank since February 2002, including Regional President and Chief Operating Officer for the bank’s branch distribution channel including agriculture, business and retail lending and deposits functions. During his executive tenure, Mr. Karels has helped grow Great Western Bank from $5.2 billion in assets at September 30, 2009 to over $9 billion in assets as of September 30, 2014. Before joining Great Western Bank, Mr. Karels served as President and Chief Executive Officer at Marquette Bank, Milbank, SD, where he was employed for 25 years.

Mr. Karels’ qualifications to serve on the board of directors include his operating, management and leadership experience in the banking industry and as Great Western’s President and Chief Executive Officer. Mr. Karels has extensive knowledge of, and has made significant contributions to, the growth of Great Western and our bank. Until the Non-Control Date as defined in the Stockholder Agreement and described below in “Our Relationship with NAB and Certain Other Related Party Transactions – Relationship with NAB – Stockholder Agreement,” Mr. Karels’ service on the board of directors is required pursuant to the Stockholder Agreement for as long as he remains Great Western’s President and Chief Executive Officer.

Peter Chapman served as GWBI’s Chief Financial Officer and Executive Vice President and on its board of directors since January 2013, and has served as the Chief Financial Officer and Executive Vice President of Great Western since its formation in July 2014. Mr. Chapman is also the Chief Financial Officer and Executive Vice President of Great Western Bank. Mr. Chapman has nearly 20 years of industry experience and is responsible for all aspects of our financial and regulatory reporting together with planning and strategy and treasury management of our balance sheet. From 2010 until he was appointed as our Chief Financial Officer in November 2012, Mr. Chapman served as the General Manager, Finance Performance Management & Non Traded Businesses for NAB’s Wholesale Banking business. From 2007 to 2010, Mr. Chapman served as Head of Financial Control at NAB and was responsible for oversight and delivery of NAB’s external financial reporting and internal management reporting. From 2004 to 2007, Mr. Chapman was Manager, and then Senior Manager, in NAB’s Group Accounting Policy team. From 1995 to 2004, Mr. Chapman held various roles with Ernst & Young’s Financial Services Audit Division, including Group Manager of its Melbourne, Australia office’s Financial Services Audit practice, and he was seconded to Ernst & Young’s New York office from 1998 to 2000. Mr. Chapman has been a Chartered Accountant with the Institute of Chartered Accountants Australia since 1998 and is currently a Fellow of the Institute.

Stephen Ulenberg has served as our bank’s Chief Risk Officer and Executive Vice President since 2010, served as the Chief Risk Officer and Executive Vice President of our predecessor, GWBI, since 2010 and has served as the Chief Risk Officer and Executive Vice President of Great Western since its formation in July 2014. Mr. Ulenberg is responsible for ensuring that risk is effectively managed and overseen across our enterprise. Mr. Ulenberg has over 30 years of experience in the financial services industry, including a 25-year career with NAB and its subsidiaries, where he has worked in a number of senior positions including frontline business leadership in commercial and wholesale banking, risk management and major, cross-organizational strategic initiatives at both Bank of New Zealand (a NAB subsidiary) and NAB. Immediately prior to joining Great Western Bank, Mr. Ulenberg was responsible for the leadership of Bank of New Zealand’s enterprise risk management capability across a $60 billion lending portfolio. In that role, Mr. Ulenberg provided related analytics, risk reporting, portfolio metrics, risk insights, asset quality information and oversight of decision analysis, managed provisioning, risk appetite and advanced Basel models and led ongoing enhancements to Bank of New Zealand’s risk management capabilities.

Allen Shafer has served as the Executive Vice President of Support Services of our bank since August 2012. Mr. Shafer is responsible for our operations and information technology groups, along with our project management office. Mr. Shafer joined Great Western Bank in December 2002 and has held the positions of Chief Credit Officer, Regional President and Group President at Great Western Bank. Mr. Shafer has 29 years of banking experience. Prior to joining Great Western Bank, he served as Market Manager at Wells Fargo after Wells Fargo acquired Brenton Bank in Iowa. At Brenton Bank, Mr. Shafer held a variety of positions from 1991 to 2001, including President of Business Banking and Regional Manager of Commercial Banking. In 1987,

Mr. Shafer joined First Interstate Bank, Seattle, Washington, as a Commercial Banking Manager. Mr. Shafer began his banking career in 1985 at Citizen’s Bank and Trust, Belle Plaine, Iowa.

Doug Bass has served as a Regional President of Great Western Bank since 2010 and is also an Executive Vice President of Great Western Bank. Mr. Bass oversees all of our banking operations within the states of Arizona, Colorado, Iowa, Kansas and Missouri, as well as our wealth management, brokerage and mortgage banking business lines. In total, Mr. Bass has over 31 years of banking experience. Mr. Bass has worked in various capacities with Great Western Bank since 2009 and has expertise in all areas of bank management within Great Western Bank. Before joining Great Western Bank, Mr. Bass served as President of First American Bank Group. Previously Mr. Bass served in various capacities over 15 years with Firstar Corporation, which is now known as US Bank, including as President and Chief Executive Officer of Firstar’s Sioux City and Council Bluffs operations in Western Iowa and as Manager of Correspondent Banking for its Eastern Iowa operations, which also included responsibility for commercial banking and agribusiness lending.

Bryan Kindopp has served as a Regional President of Great Western Bank since 2011 and is also an Executive Vice President of Great Western Bank. Mr. Kindopp oversees all of our banking operations within the states of South Dakota and Nebraska. In these two states, Mr. Kindopp is responsible for branch operations of 83 of our locations and 600 of our employees. Mr. Kindopp has 23 years of banking experience. Mr. Kindopp has expertise in all areas of bank management and strategic bank acquisitions and has served in several different capacities at Great Western Bank since 2001. Mr. Kindopp’s roles have included Market President and Group President for our bank’s branch distribution channel for the Northeastern region of South Dakota. In these roles, Mr. Kindopp had responsibility for agriculture and commercial business and retail lending and deposit functions. Before joining Great Western Bank, Mr. Kindopp served as Vice President and Market Manager for three years at Marquette Bank, Kimball, South Dakota, where he was employed for a total of ten years.

Daniel Rykhus has been a director since July 2014. Mr. Rykhus joined Great Western Bank as a director and Audit Committee member in 2011. He has served as President and CEO of Raven Industries, a publicly-listed corporation that manufactures plastic, electronic and specialized-apparel products, since August 2010 and has been a member of the board of directors of Raven Industries since 2008. He has worked in various managerial capacities at Raven Industries since 1991, starting as Manufacturing Manager of the Applied Technology Division and serving from 1999 to 2008 as the Division’s General Manager. From 2008 to 2010, Mr. Rykhus was the Executive Vice President of Raven Industries. In addition, Mr. Rykhus serves on the boards of directors of the Sioux Empire United Way, the Sioux Falls Chamber of Commerce and Face It Together, a nonprofit organization that employs innovative approaches to combating drug and alcohol addiction.

Mr. Rykhus’ qualifications to serve on the board of directors include his 23 years of managerial experience and his three years of experience as a director and audit committee member for Great Western Bank. As the leader of a publicly listed company with a market capitalization of over $1 billion as of August 2014, Mr. Rykhus also brings several years of public company corporate governance experience to Great Western’s board of directors.

Swati Dave has been a director since July 2014. Ms. Dave is currently an Executive General Manager of NAB, Great Western’s principal stockholder. In September 2014, Ms. Dave served as NAB’s Acting Executive General Manager, Consumer Lending and, in August 2014, she served as NAB’s Acting Executive General Manager, Lending and Deposits. From March 2009 to July 2014, Ms. Dave served as Executive General Manager of NAB’s Specialized Finance business and had responsibility for leading the Project and Infrastructure Finance, Asset Finance and Leasing and Export Credit Agency businesses. Ms. Dave joined NAB in 2005 and has over 25 years of total commercial banking and finance experience with NAB, Deutsche Bank, AMP Henderson Global Investors, Bankers Trust Australia, Westpac Banking Corporation and Commonwealth Bank of Australia. She is a director on the NAB Wealth Responsible Entity Boards. Mrs. Dave is also a non-executive director of Australian Hearing, an Australian authority that provides hearing health services and undertakes hearing research, and the chair of its Audit and Risk Management Committee.

Ms. Dave’s qualifications to serve on the board of directors include her operating, management and leadership experience throughout the NAB corporate organization and in the banking and finance industry more generally. Ms. Dave was nominated for re-election to our board of directors by NAB consistent with its rights under the Stockholder Agreement.

Rolfe Lakin has been a director since July 2014. Mr. Lakin joined NAB in 1996 and has served as General Manager and Chief Financial Officer for NAB’s New York and London Branches and NAB’s Specialized Group Assets line of business since 2009, as well as for NAB’s U.K. CRE line of business since 2012. The businesses for which he is Chief Financial Officer primarily involve wholesale banking activities. Mr. Lakin has served on a number of NAB Group subsidiary company boards since 1998, and holds a Certificate in Company Direction from the U.K. Institute of Directors. He has over 35 years of banking experience, with over 25 years in wholesale banking markets in London. Mr. Lakin also has expertise in treasury management and has served on the NAB London Branch managing Executive Committee for many years. Before working at NAB, Mr. Lakin worked at The Co-operative Bank p.l.c. for 19 years in various roles.

Mr. Lakin’s qualifications to serve on the board of directors include his operating, management and leadership experience throughout the NAB corporate organization. Mr. Lakin also has extensive experience in financial services and, more specifically, wholesale banking markets. Mr. Lakin was nominated for re-election to our board of directors by NAB consistent with its rights under the Stockholder Agreement.

Nathan Butler has been a director since July 2014. Mr. Butler joined NAB in 2001 and has served as a General Counsel at NAB for several years, leading its corporate legal department since 2007 and serving as General Counsel, Governance, Corporate & Enterprise Services since 2013. Mr. Butler has almost 20 years of experience as a corporate and commercial lawyer and has advised boards and senior managers on a broad range of strategic matters, including mergers & acquisitions, equity financings, major litigation, regulatory inquiries and legal and regulatory reform. He also advised NAB in 2007 and 2008 on its acquisition of our predecessor, GWBI. Mr. Butler is a member of the Corporations Committee of the Law Council of Australia and of the Advisory Board to the Asian Law Centre of the University of Melbourne and is also chairman of a number of NAB Group subsidiary companies.

Mr. Butler’s qualifications to serve on the board of directors include his operating, management and leadership experience throughout the NAB corporate organization. Mr. Butler also has extensive experience in corporate governance, financial services regulation and investigation and mergers, acquisitions and business development in multiple jurisdictions across the United States, Europe and Australasia. Mr. Butler was nominated to our board of directors by NAB consistent with its then anticipated rights under the Stockholder Agreement.

Richard Rauchenberger has been a director since July 2014. Mr. Rauchenberger has also served on GWBI’s board of directors, the board of directors of our bank and the boards of directors of certain affiliated companies since 2011. Mr. Rauchenberger has been the General Manager and Head of NAB New York Branch since 2009. He is directly responsible for all activities under the NAB brand in the United States, except for our business. The activities for which he is responsible primarily involve wholesale banking operations. Mr. Rauchenberger has been with NAB since 1996 and has a total of 29 years of international banking experience. He has expertise in risk management and services, having served in numerous roles, including Head of Risk and Chief Operating Officer for NAB New York Branch and NAB’s global wholesale bank, respectively. Before working at NAB, Mr. Rauchenberger worked at Lloyds Bank’s New York Branch for nine years and at National Westminster Bank USA for two years. He is a director and member of the executive committee of the Institute of International Bankers and of the American Australian Association.

Mr. Rauchenberger’s qualifications to serve on the board of directors include his operating, management and leadership experience and extensive knowledge of our business and the financial services industry generally. Mr. Rauchenberger was nominated to our board of directors by NAB consistent with its then anticipated rights under the Stockholder Agreement.

Frances Grieb has been a director since July 2014. Ms. Grieb has also served on the board of directors of our bank since July 2014. Ms. Grieb has 29 years of public accounting experience with Deloitte LLP, the international professional services firm, including leadership roles as Lead Client Service Partner and Audit Partner. Prior to her retirement from Deloitte LLP in 2010, Ms. Grieb was based in Deloitte LLP’s office in Omaha, Nebraska, and worked with a broad array of financial services entities throughout her career. Additionally, Ms. Grieb has five years of banking industry experience with Packers National Bank, Omaha, Nebraska. Ms. Grieb also serves on the National Advisory Board of the College of Business at the University of Nebraska at Omaha and on the Millard Public Schools Business Advisory Council.

Ms. Grieb’s qualifications to serve on the board of directors include her 34 years of relevant business experience in the financial services industry, including banking, insurance, broker-dealer, investment company and real estate audit and consulting, and her significant experience with corporate governance and regulatory matters. Ms. Grieb also brings to the board of directors her extensive experience working closely with public and private companies of various sizes focusing on accounting and technical matters, internal controls and reporting requirements.

Andrew Hove has been a director since July 2014. Mr. Hove has also served on the board of directors of our bank since 2001. From 2001 to 2009, Mr. Hove was also a director of both Sovereign Bank, Wyomissing, PA and Sovereign Bancorporation, Philadelphia, Pennsylvania. Mr. Hove has over 50 years of banking experience, with over 40 years in retail banking in our states. Before joining our bank’s board of directors, Mr. Hove worked at Minden Exchange Bank & Trust Co., Minden, Nebraska for 30 years, including as Chairman and Chief Executive Officer, and at the FDIC for over 10 years, including as Acting Chairman for a total of three years. Mr. Hove is also a director of the Federal Home Loan Bank of Topeka and an advisory director at Promontory Financial Group, Washington, DC.

Mr. Hove’s qualifications to serve on the board of directors include his organizational, management and leadership experience in the broader financial services industry, as well as his extensive bank regulatory experience. Mr. Hove also brings to the board of directors his extensive personal relationships stemming from his years of experience in the financial industry and in government.

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE

Overview

The board of directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the board of directors are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at board of directors and committee meetings by our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and other officers. The board of directors has five standing committees, the principal responsibilities of which are described below under “—Committees of our Board of Directors.” Additionally, the independent directors and the NAB Directors meet in regularly scheduled executive sessions, without Great Western management, including Mr. Karels, present at each regularly scheduled meeting of the board of directors. An executive session may not occur for a special meeting of the board of directors called for a specific purpose.

The board of directors met three times in 2014, one regular meeting and two special meetings. Each member of the board of directors attended more than 75% of the total number of meetings of the board of directors and the committees on which he or she served. We strongly encourage, but do not require, our board of directors members to attend annual meetings of our stockholders.

Board Leadership Structure

We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of directors of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

While our board of directors does not have a policy requiring the separation of the roles of Chief Executive Officer and Chairperson of the board of directors, the Corporate Governance and Nominating Committee and the board of directors have determined to continue the practice of separating the roles of the Chief Executive Officer and the Chairperson. Our Chairperson is a NAB-nominated director pursuant to the Stockholder Agreement. As long as our Chairperson is not independent under applicable independence requirements, the board of directors is required by the Stockholder Agreement to designate an independent director who is not nominated by NAB as its “Lead Independent Director.” The Lead Independent Director presides over meetings of the board of directors when the Chairperson is absent and in circumstances in which the non-management directors meet without management present. The Lead Independent Director also has the authority to call meetings of the Independent Directors; consult on and approve agendas, schedules and time allotments for meetings of the board of directors; consult with the Chairperson of the Compensation Committee with respect to the evaluation and performance of the Chief Executive Officer; serve as a liaison between the non-management members of the board of directors and the Chairperson of the board of directors; act as a contact person to facilitate communications by Great Western’s employees, stockholders and others with the non-management members of the board of directors; and review the quality, appropriateness and timeliness of information provided to the board of directors. The board of directors has appointed Andrew Hove as its Lead Independent Director. The board of directors has determined that Mr. Hove satisfies the independence standards set forth in Section 303A of the NYSE Listed Company Manual, has no material relationship with Great Western that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, is independent within the meaning of Rule 10A-3 of the Exchange Act; and is a “Non-Employee Director” under Rule 16h-3 of the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines, which are accessible on our website at www.greatwesternbank.com, that set forth a framework within which our board of directors, assisted by our board committees, directs Great Western’s affairs. These guidelines address among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, board committees and selection of new directors.

Board Oversight of Risk Management

Our board of directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our board of directors assuming a different and important role in overseeing the management of the risks we face.

The Risk Committee of our board of directors oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. The Audit Committee of our board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of our board of directors has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. The Corporate Governance and Nominating Committee of our board of directors oversees risks associated with the independence of our board of directors and governance matters. See “—Committees of our Board of Directors” for additional information with respect to our board of directors committees.

Our senior management is responsible for implementing and reporting to our board of directors regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our senior management is also responsible for creating and recommending to our board of directors and Risk Committee for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our board of directors in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Status as a “Controlled Company”

Our common stock is listed on the NYSE. As a result, we are subject to NYSE corporate governance listing standards. Following this offering, we will cease to be a “controlled company” within the meaning of the corporate governance listing standards of the NYSE because NAB will no longer own more than 50% of our outstanding common stock. A controlled company may elect not to comply with certain corporate governance requirements of the NYSE. If a controlled company ceases to qualify as such, in order for its shares to remain listed on the NYSE, the majority of its directors must be independent within one year of the date its status changed and it must have at least one independent member on its corporate governance and nominating committee and at least one independent member on its compensation committee by the date its status changed, at least a majority of independent members on each committee within 90 days of the date its status changed and fully independent committees within one year of the date its status changed.

As part of our separation from NAB, we entered into the Stockholder Agreement, which provides NAB with certain rights relating to the composition of our board of directors consistent with the requirements applicable to a “controlled company.” In particular, so long as NAB directly or indirectly owns more than 50% of our outstanding common stock and we are therefore a “controlled company,” and during the 12-month transition phase following the date on which we cease to be a “controlled company” as a result of NAB’s ownership of shares of our common stock, we will elect not to comply with the corporate governance standards of the NYSE requiring: (1) a majority of independent directors on the board of directors, (2) a fully independent Corporate Governance and Nominating Committee and (3) a fully independent Compensation Committee. As discussed below, five of our nine directors, including at least one member of each of the Corporate Governance and Nominating Committee, Compensation Committee and Risk Committee of our board of directors are directors designated by NAB and will not necessarily qualify as “independent directors” under the applicable rules of the NYSE.

A director is independent if the board of directors affirmatively determines that he or she satisfies the independence standards set forth in Section 303A of the NYSE Listed Company Manual, has no material relationship with Great Western that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of Rule 10A-3 of the Exchange Act. The board of directors has reviewed the independence of our current non-employee directors and nominees and has determined that Messrs. Hove and Rykhus and Ms. Grieb are each an independent director.

Committees of Our Board of Directors

The standing committees of our board of directors were organized in July 2014 in anticipation of and in connection with our IPO and consist of an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Risk Committee and an Executive Committee. The responsibilities of these committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities. However, the Stockholder Agreement provides that, until the Non-Control Date (as defined in the Stockholder Agreement and described below in “Related Party Transactions—Relationship and Related Party Transactions with NAB—Stockholder Agreement”), without NAB’s prior written approval, we may not form, nor delegate any authority to, any new committee of our board of directors or any subcommittee thereof, nor may we delegate any authority to any existing committee or subcommittee thereof not set forth in such committee’s charter in effect immediately prior to the completion of our IPO. The following table summarizes the current membership of the board of directors and each of its committees:

Director Name	Audit Committee	Corporate Governance & Nominating Committee	Compensation Committee	Risk Committee	Executive Committee
Nathan Butler		Chair
Swati Dave				Chair
Frances Grieb*	Chair	Member		Member
Andrew Hove*	Member		Member		Member
Ken Karels					Member
Rolfe Lakin
Richard Rauchenberger			Member	Member	Alternate Chair
Dan Rykhus*	Member	Member	Chair
Rick Sawers					Chair

*	“Independent” under the NYSE listing standards.

Audit Committee. The Audit Committee assists the board of directors in fulfilling its oversight responsibilities by providing general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. Among other things, the Audit Committee:

•	appoints, oversees and determines the compensation of our independent auditors;

•	reviews and discusses our financial statements and the scope of our annual audit to be conducted by our independent auditors and approves all audit fees;

•	reviews and discusses our financial reporting activities, including our annual report, and the accounting standards and principles followed in connection with those activities;

•	pre-approves audit and non-audit services provided by our independent auditors;

•	meets with management and our independent auditors to review and discuss our financial statements and financial disclosure;

•	establishes and oversees procedures for the treatment of complaints regarding accounting and auditing matters;

•	reviews the scope and staffing of our internal audit function and our disclosure and internal controls; and

•	monitors our legal, ethical and regulatory compliance with a focus on matters impacting the financial statements.

Under the Stockholder Agreement, the Audit Committee must consist of at least three members. These members are Ms. Grieb (Chairperson) and Messrs. Hove and Rykhus, each of whom is “independent” under the listing standards of the NYSE and meets the requirements of Rule 10A-3 of the Exchange Act. Ms. Grieb serves as the “audit committee financial expert.” Under the Stockholder Agreement, until the Non-Control Date, if any of the directors designated for nomination and election to our board of directors by NAB qualifies as an independent director and satisfies the requirements of Rule 10A-3 and the NYSE listing standards, at least one member of the Audit Committee will be a director designated for nomination and election to our board of directors by NAB.

The Audit Committee has adopted a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, the committee did not meet. The committee had its initial meeting in November 2014 following our IPO.

Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of our board of directors relating to compensation of our executives and directors (other than certain compensation decisions regarding our Chief Executive Officer, which are made by our board of directors). Among other things, the Compensation Committee:

•	reviews no less than annually our compensation programs and incentive plans to determine whether they are properly coordinated and achieving their intended purposes;

•	reviews our overall compensation philosophy with a view to appropriately balance risk and financial results in a manner that does not encourage employees to expose us to imprudent risks and is consistent with safety, soundness, the goals and objectives of the plans and the compensation practices of any relevant peer group of competitive companies, and reviews (with input from our Chief Risk Officer) the relationship between risk management policies and practices, corporate strategy and senior executive compensation;

•	reviews and oversees executive incentive compensation plans and programs, including any equity-based compensation plans; and

•	reviews and recommends to our board of directors any changes in compensation for directors.

Under the Stockholder Agreement, the Compensation Committee may not delegate its responsibilities without NAB’s prior written consent and must consist of at least three members. These members are Messrs. Rykhus (Chairperson), Hove and Rauchenberger. Mr. Rauchenberger is the NAB Director serving on the committee and has not been determined by our board of directors to be “independent” under the listing standards of the NYSE and the applicable rules of the Exchange Act. At all times prior to the date of the completion of this offering, which will be the date when NAB ceases to beneficially own at least 50% of our outstanding common stock, at least one of the members of the committee must be a director designated for nomination and election to our board of directors by NAB. On or before 90 days after the date of the completion of this offering, the committee will consist of a majority of independent directors. On or before the one-year anniversary of the completion of this offering, the committee will consist solely of independent directors. After such time as the committee transitions to full independence, but prior to the Non-Control Date, if any of the directors designated for nomination and election to our board of directors by NAB qualifies as an independent director, at least one such director will be a member of the committee. As currently constituted, a majority of the members of the committee are independent directors.

The Compensation Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, this committee and the compensation committee of our bank which was formed prior to the organization of Great Western in anticipation of our IPO and which consists of the same members as the committee, met seven times.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for ensuring an effective and efficient system of governance for Great Western by clarifying the roles of our board of directors and its committees; identifying, evaluating and recommending to our board of directors candidates for directorships; and reviewing and making recommendations with respect to the size and composition of our board of directors. In addition, the committee is responsible for reviewing and overseeing our corporate governance guidelines and for making recommendations to our board of directors concerning governance matters. Among other things, the committee:

•	identifies individuals qualified to be directors consistent with our corporate governance guidelines and evaluates and recommends director nominees for approval by our board of directors;

•	reviews and makes recommendations to our board of directors concerning the structure and membership of board committees;

•	develops and will annually review our corporate governance guidelines;

•	oversees the annual self-evaluation of our board of directors and its committees;

•	oversees management continuity planning; and

•	oversees risks related to corporate governance.

Under the Stockholder Agreement, the Corporate Governance and Nominating Committee must consist of at least two members. The members of the Corporate Governance and Nominating Committee are Mr. Butler (Chairperson), Ms. Grieb and Mr. Rykhus. Under the Stockholder Agreement, at all times prior to the date of the completion of this offering, which will be the date when NAB ceases to beneficially own at least 50% of our outstanding common stock, at least one member of the committee was required to be a director designated for nomination and election to our board of directors by NAB. Mr. Butler is the NAB Director serving on the Corporate Governance and Nominating Committee and has not been determined by our board of directors to be “independent” under the listing standards of the NYSE and the applicable rules of the Exchange Act. On or before 90 days after the date of the completion of this offering, the committee will consist of a majority of independent directors. On or before the one-year anniversary of the completion of this offering, the committee shall consist solely of independent directors. After such time as the committee transitions to full independence, but prior to the Non-Control Date, if any of the directors designated for nomination and election to our board of directors by NAB qualifies as an independent director, at least one such director will be a member of the committee. As currently constituted, a majority of the members of the committee are independent directors.

The Corporate Governance and Nominating Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, the committee did not meet. The committee had its initial meeting in November 2014 following the our IPO.

Risk Committee. The Risk Committee assists the board of directors in fulfilling its responsibilities for oversight of our enterprise-wide risk management framework, including reviewing our overall risk appetite, risk management strategy, and policies and practices established by our management to identify and manage risks to Great Western. Among other things, the committee:

•	reviews reports on and oversees our enterprise-wide risk management framework, including processes and resources necessary for us to execute our risk program effectively;

•	considers the alignment of our risk profile with our strategic plan, goals, objectives and risk appetite;

•	reviews reports from management on any significant new business or strategic initiatives expected;

•	will consult at least on an annual basis with the Chief Executive Officer, Chief Risk Officer and other executive management as required to review our overall risk appetite and make recommendations to our board of directors;

•	considers, where necessary or appropriate, communications from regulatory authorities, including those pertaining to examinations;

•	reviews minutes of all meetings of our management risk committee;

•	reviews with the Chief Risk Officer and management their assessment of our risk position and profile, matters of note, trends and emerging risks; and

•	assists in promoting a risk-based culture and reinforcing achievement of a balance between risk and return.

Under the Stockholder Agreement, until the earlier of (i) the one-year anniversary of the date when NAB ceased to beneficially own at least 50% of our outstanding common stock, which will be the one-year anniversary of the completion of this offering, and (ii) the Non-Control Date, the committee must consist of at least two members, at least one of whom must be a director designated for nomination and election to our board of directors by NAB. The members of the committee are Ms. Dave (Chairperson), Ms. Grieb and Mr. Rauchenberger, with Ms. Dave and Mr. Rauchenberger serving as the NAB Directors on the committee. Under the Stockholder Agreement, at least one member of our committee must have experience in identifying, assessing and managing the risk exposures of large, complex firms. Mr. Rauchenberger has been determined to be a member possessing such experience.

The Risk Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, the committee did not meet. The committee had its initial meeting in November 2014 following our IPO.

Executive Committee. The Executive Committee is responsible for providing guidance and counsel to Great Western’s management team on significant matters affecting Great Western and taking action on behalf of our board of directors where required in exigent circumstances where it is impracticable or infeasible to convene, or obtain the unanimous written consent of, our full board of directors. Under the Stockholder Agreement, until the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the Non-Control Date, the committee will consist of (i) our Chief Executive Officer, (ii) one independent director who is not a NAB independent director and (iii) two NAB Directors, one of whom is designated and treated as an alternate to serve in the absence of the other NAB-appointed member. The members of the committee are Messrs. Sawers (Chairperson), Karels and Hove. Mr. Rauchenberger has been appointed as alternate to Mr. Sawers as Chairperson. Until the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the Non-Control Date, any act of the Executive Committee must include the consent of the acting NAB Director serving on the committee.

The Executive Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com. During fiscal year 2014, the committee did not meet. The committee had its initial meeting in October 2014.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been one of our officers or employees, and none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Ethics and Whistle Blower Policy

Our board of directors adopted a Code of Ethics applicable to our principal executive, financial and accounting officers in July 2014, a code of ethics applicable to all officers, directors and employees in September 2014, and a Whistle Blower Policy in September 2014, all of which are available on our website at www.greatwesternbank.com. Employees may submit concerns or complaints regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, or dishonest or unethical conduct; disclosures in Great Western’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of our code of ethics; and/or any other violations of laws, rules or regulations, on a confidential or non-confidential basis by means, among others, of a toll-free telephone hotline or the use of an internet-based reporting system. Concerns and complaints are to be reported in accordance with such codes and policies, and where appropriate, they are reported to our General Counsel and/or Audit Committee chairperson for review and any required investigation.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table presents compensation awarded in the fiscal years ended September 30, 2013 and 2014 to our principal executive officer and our two other most highly compensated persons serving as executive officers as of September 30, 2014 or paid to or accrued for those executive officers for services rendered during fiscal years 2013 and 2014. We refer to these executive officers as our “named executive officers.”

Name & Principal Position	Fiscal year ended Sept. 30,	Salary(4)	Bonus(5)	Stock Awards(6),(7)	All Other Compensation(8)	Total
Kenneth Karels(1)	2014	$577,500	$618,750	$382,555	$17,438	$1,596,244
President and Chief Executive Officer	2013	550,000	237,187	1,391,208	17,234	2,195,629
Peter Chapman(1), (2)	2014	321,867	144,006	25,934	111,952	603,759
Executive Vice President and Chief Financial Officer	2013	358,700	79,099	177,823	88,989	704,611
Stephen Ulenberg(1), (3)	2014	239,132	69,903	19,666	211,952	540,653
Executive Vice President and Chief Risk Officer	2013	180,368	60,474	193,926	201,064	635,832

(1)	Mr. Chapman was seconded to us from NAB, and Mr. Ulenberg was seconded to us from Bank of New Zealand, a wholly owned subsidiary of NAB, during fiscal year 2014. We entered into new employment agreements with our named executive officers in connection with our IPO, and Mr. Chapman’s and Mr. Ulenberg’s employment with NAB or Bank of New Zealand, as applicable, was transferred to us when the agreements became effective upon the completion of our IPO on October 20, 2014. See “—Current Employment Arrangements” for further details.
(2)	In addition to amounts in the stock awards column, the following items of Mr. Chapman’s compensation for fiscal year 2014 have been converted from Australian dollars to U.S. dollars using an exchange rate as of September 30, 2014 of A$1.00 = US$0.8752: certain expatriate benefits and premiums for medical coverage. Contributions to an Australian superannuation fund were paid in Australian dollars and converted to U.S. dollars on a monthly basis by NAB for inclusion in Mr. Chapman’s compensation. The remaining items for fiscal year 2014 were paid in U.S. dollars.
(3)	The following items were provided to Mr. Ulenberg by NAB or Bank of New Zealand for fiscal year 2014 and have been converted from New Zealand dollars to U.S. dollars using an exchange rate as of September 30, 2014 of NZ$1.00 = US$0.7767: about 32% of base salary, bonus, contributions to a New Zealand superannuation fund, certain expatriate benefits and premiums for medical coverage. The remaining items for fiscal year 2014 (including tax equalization payments) were paid in U.S. dollars.
(4)	The fiscal year 2014 salary amounts include payments made in fiscal year 2015 for retroactive adjustments to 2014 salaries for each named executive officer for the period from August 1, 2014 through September 30, 2014. See “—Current Employment Arrangements” for further details.
(5)	The amounts in this column for fiscal year 2014 represent each named executive officer’s 2014 annual incentive, including deferred amounts that will be paid in cash in December 2015, under the NAB Group Short Term Incentive Plan, or the NAB STI Plan. See “—Annual Cash and Deferred Equity-Based Incentive Compensation” for further details.
(6)	The amounts in this column reflect the aggregate grant date fair value under FASB ASC Topic 718 of NAB equity-based awards granted to the named executive officers in fiscal years 2013 and 2014.

For each of the named executive officers, the amounts for fiscal year 2014 include the portion of the 2013 annual incentive that was subject to mandatory deferral and granted in February 2014 in the form of deferred shares of NAB common stock, with the following grant date fair values: Mr. Karels—$223,106, Mr. Chapman—$25,161, and Mr. Ulenberg—$18,893. The amounts also include: (1) for Mr. Karels, a long-term equity incentive award of performance shares of NAB common stock granted in December 2013 (with

50% of the award having a grant date fair value of $79,722 and the remaining 50% having a grant date fair value of $79,727), which will vest based on NAB’s total stockholder return performance against two peer groups from November 2013 to November 2017 and (2) for each of Messrs. Chapman and Ulenberg, a long- term equity incentive award of restricted shares of NAB common stock granted in December 2013 (each with a grant date fair value of $773) in recognition of NAB’s 2013 fiscal year performance.

For each of the named executive officers, the amounts for fiscal year 2013 include the portion of the 2012 annual incentive that was subject to mandatory deferral and granted in November 2012 (and, for Mr. Karels, May 2013) in the form of deferred shares of NAB common stock, with the following grant date fair values: Mr. Karels—$155,324, Mr. Chapman—$39,985, and Mr. Ulenberg—$30,400. The amounts also include: (1) for Messrs. Karels and Ulenberg, a long-term equity incentive award of performance shares of NAB common stock granted in December 2012 (with a grant date fair value of $246,805 and $114,060, respectively), which will vest based on NAB’s total stockholder return performance against two peer groups from November 2012 to November 2016, (2) for Mr. Chapman, two long-term equity incentive awards of restricted shares of NAB common stock each granted in December 2012 (with grant date fair values of $934 and $2,855) in recognition of NAB’s 2012 fiscal year performance, and (3) for each of Messrs. Karels, Chapman and Ulenberg, a special, one-time award of restricted shares of NAB common stock granted in November 2012, February 2013 and November 2012, respectively (with a grant date fair value of $989,079, $134,049 and $49,466, respectively), in recognition of their contributions.

(7)	The amounts in this column for fiscal year 2014 have been converted from Australian dollars to U.S. dollars using an exchange rate as of September 30, 2014 of A$1.00 = US$0.8752.
(8)	The amounts in this column for fiscal year 2014 include:

•	For Mr. Karels: a matching contribution of $6,375 and a profit sharing contribution of $10,838 under our 401(k) plan; and company-paid premiums for group life insurance of $225.

•	For Mr. Chapman: a contribution of $33,810 by NAB to an Australian superannuation fund; expatriate benefits in connection with his international assignment from Australia to the United States of $58,229 (comprised of $36,000 in housing expenses, $13,740 in relocation expenses and $8,489 in other benefits); and premiums for medical coverage of $19,913.

•	For Mr. Ulenberg: a contribution of $8,193 by Bank of New Zealand to a New Zealand superannuation scheme; expatriate benefits in connection with his international assignment from New Zealand to the United States of $177,252 (comprised of $126,788 in tax equalization payments, $42,000 in housing expenses, $7,395 in relocation expenses and $1,069 in other benefits) and premiums for medical coverage of $26,507.

Outstanding Equity Awards at Fiscal Year End

As of September 30, 2014, none of the named executive officers held any outstanding Great Western equity-based awards. In fiscal year 2015 and in connection with our IPO, we granted Great Western equity-based awards to each of our named executive officers in accordance with the terms of their employment agreements as described in “—Current Employment Arrangements.” While our named executive officers no longer participate in NAB’s compensation programs and plans, any outstanding NAB equity-based awards will continue to vest in accordance with their terms. The following table provides information about the outstanding NAB equity-based awards held by each of our named executive officers as of September 30, 2014:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Kenneth Karels	37,871	(2)	$1,078,529	9,510	(11)	$270,835
	2,877	(3)	81,934	9,100	(12)	259,159
	7,404	(4)	210,859	—		—
Peter Chapman	2,117	(5)	60,290	—		—
	146	(6)	4,158	—		—
	162	(7)	4,614	—		—
	26	(8)	740	—		—
	835	(9)	23,780	—
Stephen Ulenberg	582	(3)	16,575	4,395	(11)	125,165
	947	(10)	26,970	—		—
	26	(8)	740	—		—
	627	(9)	17,856	—		—

(1)	The market value was determined by multiplying the number of shares or units by the closing price of a share of NAB common stock on September 30, 2014, converted into U.S. dollars at an exchange rate as of September 30, 2014 of A$1.00 = US$0.8752, resulting in a value of approximately US$28.48 per share.
(2)	Represents a special, one-time award of restricted shares granted in November 2012 in recognition of Mr. Karels’ contributions. The shares are scheduled to vest on October 31, 2015.
(3)	Represents deferred shares under the NAB STI Plan granted in respect of the 2012 fiscal year in November 2012 and May 2013. The shares vested on November 7, 2014.
(4)	Represents deferred shares under the NAB STI Plan granted in respect of the 2013 fiscal year in February 2014. 50% of the shares vested on December 4, 2014 and 50% are scheduled to vest on December 4, 2015.
(5)	Represents a special, one-time award of restricted shares granted in February 2013 in recognition of Mr. Chapman’s contributions. The shares vested on November 1, 2014.
(6)	Represents two long-term equity incentive awards of restricted shares granted in respect of the 2012 fiscal year in December 2012. The shares are scheduled to vest on December 12, 2015.
(7)	Represents two long-term equity incentive awards of restricted shares granted in respect of the 2011 fiscal year in December 2011. The shares vested on December 14, 2014.
(8)	Represents a long-term equity incentive award of restricted shares granted in respect of the 2013 fiscal year in December 2013. The shares are scheduled to vest on December 11, 2016.
(9)	Represents deferred shares under the NAB STI Plan granted in respect of the 2013 fiscal year in February 2014. The shares vested on December 4, 2014.
(10)	Represents a special, one-time award of restricted shares granted in November 2012 in recognition of Mr. Ulenberg’s contributions. The shares are scheduled to vest on October 15, 2015.
(11)

Represents the maximum number of unearned performance shares granted in December 2012. The performance shares are scheduled to vest on December 19, 2016. The actual number of performance shares that vest will be based on NAB’s total stockholder return performance against two different peer groups from November 2012 to November 2016. Any performance shares that are unvested after the first performance period are scheduled to vest on December 19, 2017, based on performance from November 2012 to November 2017. Any performance shares that do not vest following the second performance period will be forfeited.
(12)	Represents the maximum number of unearned performance shares granted in December 2013. The performance shares are scheduled to vest on December 20, 2017. The actual number of performance shares that vest will be based on NAB’s total stockholder return performance against two different peer groups from November 2013 to November 2017. Any performance shares that are unvested after the first performance period are scheduled to vest on December 20, 2018, based on performance from November 2013 to November 2018. Any performance shares that do not vest following the second performance period will be forfeited.

Annual Cash and Deferred Equity-Based Incentive Compensation

For fiscal year 2014, our named executive officers participated in the NAB STI Plan. The NAB STI Plan rewards achievement of four key business drivers: financial and risk management; strategic projects; employees and culture; and customer and community. Each named executive officer’s target short-term incentive, or STI, was established prior to the beginning of the 2014 fiscal year, and the actual STI earned reflects both individual and business performance.

Name	Base Salary	STI Target Percentage	STI Target Amount	Business STI Multiple	Individual STI Multiple	Earned STI
Kenneth Karels	$550,000	75%	$412,500	1	1.5	$618,750
Peter Chapman(1)	320,012	30%	96,004	1	1.5	144,006
Stephen Ulenberg(2)	233,010	30%	69,903	1	1.0	69,903

(1)	Mr. Chapman received a target STI opportunity of 30% from us, pursuant to the terms of his secondment letter agreement.
(2)	Amounts for Mr. Ulenberg have been converted from New Zealand dollars to U.S. dollars using an exchange rate as of September 30, 2014 of NZ$1.00 = US$0.7767.

Determination of Earned STI Award. The business STI multiple can range from 0 up to 1.3 for exceptional business performance, and was determined by NAB’s board of directors as 100% stockholder during fiscal year 2014 (since we were an indirect, wholly owned subsidiary of NAB during fiscal year 2014) and endorsed by our board of directors. The assessment takes into account our bank’s management of business risks, stockholder expectations and the quality of our bank’s financial results. For fiscal year 2014, after considering our bank’s growth in earnings and achievement of return on total allocated equity (based upon accounting standards issued by the Australian Accounting Standards Board (AASB), which are consistent with International Financial Reporting Standards), NAB’s board of directors determined that a business STI multiple of one (1) was appropriate.

The individual STI multiple can range from 0 up to 2.0 for outstanding performance and was determined by each named executive officer’s direct manager after assessing individual performance against pre-established metrics. The following key achievements were considered in determining the individual STI multiple for 2014: for Mr. Karels, achievement of Great Western Bank cash earnings and return on equity targets despite strong market competition, proactive leadership of risk management at Great Western Bank, implementation of a strong sales culture at Great Western Bank and managing through the successful launch of our IPO; for Mr. Chapman, strong overall Great Western Bank financial results (including cash earnings of more than $121 million (calculated based on AASB standards for our bank only), representing a 7.0% increase over the prior fiscal year), leadership in driving refinements of Great Western Bank’s return on equity model to support long-term business objectives and growth targets, and providing reporting and guidance through the IPO process and roadshow; and for Mr. Ulenberg, successful management of Great Western Bank within risk appetite parameters, maintenance of a sound risk profile in connection with sustainable growth, and continued improvements within the audit function of Great Western Bank.

In addition, our named executive officers were subject to a compliance gateway. Our senior executives are subject to a reduction in their STI, either in part or in full depending on the severity of the breach, if they do not pass the compliance expectations of their role. No such reduction was applied to the STI awards earned by our named executive officers for 2014.

Mandatory Deferral of Earned STI Award. Under the NAB STI Plan, a portion of our named executive officers’ earned STI awards were subject to mandatory deferral to instill an appropriate focus on business performance beyond the current year, allow for alignment with risk outcomes, support achievement of targets, and encourage an appropriate level of shareholding by senior executives. For each of our named executive officers, 25% was deferred and will be paid in cash in December 2015.

Current Employment Arrangements

We entered into an employment agreement with Mr. Karels on September 15, 2014, and each of Messrs. Chapman and Ulenberg on September 12, 2014. The employment agreements became effective upon the completion of our IPO on October 20, 2014. Prior to such time, our named executive officers’ employment was governed by the agreements described below in “—Former Employment Arrangements.” The term of each employment agreement is for an unspecified duration and constitutes “at will” employment. During the term, the executives will continue to serve in their current positions as President and Chief Executive Officer for Mr. Karels; Chief Financial Officer and Executive Vice President for Mr. Chapman; and Chief Risk Officer and Executive Vice President for Mr. Ulenberg.

Each employment agreement provides for, among other things: (i) an annual base salary of $715,000 for Mr. Karels, $345,000 for Mr. Chapman and $285,000 for Mr. Ulenberg (effective retroactive to August 1, 2014), (ii) an annual incentive bonus with a target STI opportunity of 75% of base salary for Mr. Karels and 50% for Messrs. Chapman and Ulenberg (except that Mr. Ulenberg’s target STI opportunity for fiscal year 2014 is 30%), with the actual amount earned ranging from 0% to 200% of target based on actual achievement against performance metrics, (iii) annual long-term incentive compensation awards with a value of $670,000 for Mr. Karels, $225,000 for Mr. Chapman and $175,000 for Mr. Ulenberg for fiscal year 2015, and eligibility to receive future annual long-term incentive compensation awards in form and amount determined in the sole discretion of the board of directors, and (iv) participation in our employee benefit and welfare plans. The annual long-term incentive compensation awards for fiscal year 2015 are 50% in the form of time-based restricted stock units that vest in three equal annual installments on each of the first three anniversaries of the grant date and 50% in the form of performance-based restricted stock units that cliff vest based on performance over a three-year performance period. Each of Messrs. Chapman and Ulenberg will also receive an additional $10,000 per month for twelve months as they transition from their international assignments.

The executives also received a special one-time grant of performance-based restricted stock units (the “IPO Grant”) immediately following the completion of our IPO with a value of $1,000,000 for Mr. Karels, $225,000 for Mr. Chapman and $175,000 for Mr. Ulenberg. The IPO Grant will cliff vest based on performance over a three-year performance period.

Upon a termination of any executive’s employment by the company without “cause” or by the executive for “good reason,” subject to a general release of claims in favor of the company, the executive will be entitled to: (i) a prorated annual incentive bonus for the year of termination based on actual performance, (ii) a severance payment equal to two times for Mr. Karels, and one times for Messrs. Chapman and Ulenberg, the sum of (A) the executive’s then-current annual base salary and (B) the executive’s then-current target annual incentive bonus, paid in 52 or 26 equal installments, respectively, in accordance with the company’s normal payroll practices, (iii) either (A) continued benefits under the company’s group healthcare, vision and dental plans through the second anniversary of termination of employment for Mr. Karels, and through the first anniversary for Messrs. Chapman and Ulenberg, or (B) a lump-sum payment (grossed up for applicable taxes) equal to 24 times for Mr. Karels, and 12 times for Messrs. Chapman and Ulenberg, the monthly COBRA cost of continued health and medical coverage and (iv) continued vesting of any outstanding equity compensation awards as if the executive had remained employed through the applicable vesting dates. In the event that the executive’s employment is terminated by the company without “cause” or by the executive for “good reason” within two years following a “change in control,” subject to a general release of claims in favor of the company, the executive will be entitled to the payments and benefits described above, except that (i) the severance payment will be paid in a lump sum and be equal to three times for Mr. Karels, and two times for Messrs. Chapman and Ulenberg, the sum of (A) the executive’s then-current annual base salary and (B) the executive’s then-current target annual incentive bonus, and (ii) in lieu of the benefits described in clause (iii) of the prior sentence, all executives will receive a lump-sum healthcare payment (grossed up for applicable taxes) equal to 24 times the monthly COBRA cost. In addition, the employment agreements provide that, notwithstanding anything to the contrary, the company will not be required to provide any payment or benefit that is prohibited by the Australian Corporations Act 2001 (Cth) in the absence of stockholder approval so long as NAB continues to hold shares of our common stock, or that would otherwise be a prohibited golden parachute payment within the meaning of Section 18(k) of the FDIA.

“Cause” generally means the executive’s: (i) conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) engagement in gross misconduct that causes material financial or reputation harm to the company; (iii) repeated failure to substantially perform his duties and responsibilities to the company; (iv) material violation of any contract or agreement between the executive and the company or any written company policy; or (v) disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by the executive’s job description, or loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his duties or responsibilities.

“Good reason” generally means, in the absence of the executive’s written consent: (i) any material and adverse change in the executive’s position or authority with the company; (ii) the transfer of the executive’s primary work site to a new location that is more than 50 miles from that in effect immediately prior to such transfer; (iii) a diminution of the executive’s base salary by more than 10%, unless such diminution applies to all other senior executives or (iv) a material breach of the employment agreement by Great Western or our bank.

“Change in control” generally means the occurrence of any of the following events: (i) during any period of less than 36 months, individuals who constitute the board of directors as of the beginning of the period (which we refer to as the incumbent directors) cease to constitute at least a majority of the board of directors, (ii) any person is or becomes a beneficial owner, directly or indirectly, of 30% or more of the combined voting power of Great Western’s then-outstanding securities eligible to vote for the election of the board of directors, (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Great Western that requires the approval of Great Western’s stockholders (generally excluding such an event with National Australia Bank Limited or any of its subsidiaries), (iv) the consummation of a sale of all or substantially all of Great Western’s assets (other than to National Australia Bank Limited or any of its subsidiaries), or (v) Great Western’s stockholders approve a plan of complete liquidation or dissolution of Great Western.

Each employment agreement also contains confidentiality and non-disparagement provisions, which apply indefinitely, and non-competition as well as client and employee non-solicitation provisions that apply during the term of the employment agreement and for one year following a termination of employment for any reason.

Former Employment Arrangements

Employment Agreement with Mr. Karels. We previously entered into an employment agreement with Mr. Karels, which became effective on January 16, 2014 and terminated when his current agreement became effective on October 20, 2014. During the term of the prior agreement, Mr. Karels also served as our President and Chief Executive Officer. Material terms of the employment agreement included: an annual base salary of $550,000 (with any increase at our and NAB’s sole discretion); eligibility to participate in the NAB STI Plan with a target opportunity equal to 75% of base salary; and eligibility to participate in our executive long-term incentive plan.

Had we terminated Mr. Karels’ employment without “cause” under his prior agreement, he would have been entitled to receive either fifty-two (52) weeks’ prior written notice or fifty-two (52) weeks of base salary in lieu of notice. “Cause” generally meant failure to comply with the terms and conditions of the employment agreement (including, without limitation, a formal indictment or charge with any felonious criminal violation, or violent crimes; conviction of any crime or offense involving monies or other property, or commission of fraud or embezzlement; willful or continual neglect or failure to discharge his duties; or violation of any material law, or any other conduct, which reveals or demonstrates behavior or character traits which are reasonably considered detrimental to us).

Had Mr. Karels become wholly disabled from continuing his duties of employment under his prior agreement, he would have been entitled to ninety (90) days of base salary and, at the conclusion of the ninety (90) days, would have been terminated by us. Had Mr. Karels’ employment been terminated due to death, his estate would have been entitled to the compensation which would otherwise would be payable to him up to the date of death.

The employment agreement also contained a confidentiality provision, which applied indefinitely, and non-competition restrictions which applied during the term of the employment agreement and for one year following Mr. Karels’ termination for any reason.

International Assignment Arrangements with Messrs. Chapman and Ulenberg. Mr. Chapman was seconded to us from NAB, and Mr. Ulenberg was seconded to us from Bank of New Zealand, for all of fiscal year 2014. Under their prior letter agreements, which terminated when their current agreements became effective on October 20, 2014, Messrs. Chapman and Ulenberg also served as our Chief Financial Officer and Chief Risk Officer, respectively. Material terms of their agreements included: an annual base salary of US$310,000 for Mr. Chapman and NZ$300,000 for Mr. Ulenberg; eligibility to participate in the NAB STI Plan with a target opportunity equal to 30%; and expatriate benefits in accordance with NAB’s international assignment policy. In addition, we increased Mr. Chapman’s annual base salary to US$320,012, effective January 1, 2014.

Potential Payments upon Termination or Change in Control

Other than the employment agreements described above, we do not currently have any agreements, plans or other arrangements that provide for payments to any of our named executive officers upon termination or a change in control.

Savings Plans

We maintain the Great Western Bancorporation, Inc. 401(k) Profit Sharing Plan and Trust, or the 401(k) Plan, which is a tax-qualified defined contribution savings plan, for the benefit of all eligible U.S. employees of the company (including Mr. Karels). Employee contributions, including after-tax contributions, are permitted by means of pay reduction. The 401(k) Plan also provides for discretionary employer matching contributions and discretionary employer profit sharing contributions. During fiscal year 2014, the company matched 100% of employee contributions up to 2.5% of a participant’s plan compensation, and made a discretionary profit sharing contribution of 4.25% ($2,082,406) allocated proportionately to eligible participants based on their 2014 plan compensation. All employee contributions and earnings on employee contributions are at all times fully vested. Beginning with the second year of service, employer matching contributions and employer profit sharing contributions are vested at a rate of 25% per year of service and are completely vested after five years of service.

In addition, during fiscal year 2014, NAB contributed to a defined contribution superannuation fund on behalf all eligible Australian employees (including Mr. Chapman) in an amount equal to 10.0% of the employee’s 2014 base salary, up to the maximum contribution base determined by the Australian Taxation Office. All eligible New Zealand employees (including Mr. Ulenberg) participate in a New Zealand superannuation scheme, pursuant to which Bank of New Zealand provides an employer matching contribution equal to 5% of the employee’s 2014 base salary into a defined contribution retirement plan

Pension Benefits; Nonqualified Deferred Compensation

We do not currently offer any defined pension plans or any nonqualified deferred compensation plans to our named executive officers.

Director Compensation

The following table provides information concerning the compensation of each non-employee director for service on our board of directors in fiscal year 2014. Directors who are employees of us or any of our affiliate companies (including NAB) did not receive, and will not receive, any compensation for their services as directors of our board of directors.

Name	Fees Earned or Paid in Cash(1)	Total
Frances Grieb	$12,000	$12,000
Andrew Hove	10,500	10,500
Dan Rykhus	12,250	12,250

(1)	The amounts in this column were paid during the quarter effective July 1, 2014 for service from the date our board of directors was formed on July 30, 2014 through September 30, 2014.

In connection with our IPO, we adopted a directors’ compensation program that provides the following compensation for independent non-employee members of our board of directors:

•	an annual cash retainer of $30,000;

•	an annual equity award in the form of immediately vested restricted stock units with a value of $60,000 for the initial grant following the IPO and until the board of directors consists of at least a majority of independent directors and $40,000 for annual grants thereafter;

•	an additional annual cash retainer of $12,000 for the chair of the audit committee;

•	an additional annual cash retainer of $10,000 for the chair of the compensation committee;

•	an additional annual cash retainer of $6,000 for each of the chairs of the corporate governance and nominating committee and risk committee; and

•	an additional annual membership fee of $6,000 for each member of the audit committee and/or compensation committee, and of $3,000 for each member of the corporate governance and nominating committee and/or risk committee.

The independent non-employee directors also received a grant of performance-based restricted stock units in fiscal year 2015 immediately following our IPO with a value of $40,000, which will cliff vest based on performance over a three-year performance period. We also reimburse all directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at board of directors and committee meetings.

PRINCIPAL AND SELLING STOCKHOLDER

Prior to the completion of our IPO, all shares of our common stock were owned by the NAB selling stockholder, an indirect subsidiary of NAB. As of the date of this prospectus, we have 57,886,114 shares of common stock issued and outstanding, of which NAB (through the NAB selling stockholder) indirectly beneficially owns approximately 68.2%.

The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common stock, immediately prior to the consummation of this offering and as adjusted to reflect the sale of common stock in this offering by the NAB selling stockholder, by:

•	all persons known by us to own beneficially more than 5% of our outstanding common stock;

•	the NAB selling stockholder;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed below is c/o Great Western Bancorp, Inc., 100 N. Phillips Ave, Sioux Falls, South Dakota 57104.

	Beneficial Ownership Prior to the Completion of this Offering		Number of Shares to be Sold in this Offering	Beneficial Ownership After the Completion of this Offering
Name and Address of Beneficial Owner	Number	Percentage		Number	Percentage
NAB(1)	39,486,114	68.2%				%

Directors and Named Executive Officers
Ken Karels(2)	50,000	*	—	50,000	*
Nathan Butler	—	*	—	—	*
Swati Dave	—	*	—	—	*
Frances Grieb(3)	3,333	*	—	3,333	*
Andrew Hove(3)	4,333	*	—	4,333	*
Rolfe Lakin	—	*	—	—	*
Richard Rauchenberger	—	*	—	—	*
Daniel Rykhus(3)	3,333	*	—	3,333	*
Richard Sawers	—	*	—	—	*
Peter Chapman(4)	3,500	*	—	3,500	*
Stephen Ulenberg(5)	2,100	*	—	2,100	*
Directors, director nominees and executive officers as a group (14 persons)	73,244	*	—	73,244	*

*	Less than 1%.
(1)	NAB, as the ultimate parent of the NAB selling stockholder, beneficially owns all shares of our common stock owned of record by the NAB selling stockholder. NAB’s investment decisions are made by its board of directors. NAB is a public company with shares listed on the Australian Securities Exchange. The address of NAB and the NAB selling stockholder is 245 Park Avenue, New York, New York 10167.
(2)	Excludes 74,167 shares of common stock underlying performance stock units and 18,611 shares of common stock underlying restricted stock units granted to Mr. Karels in connection with our IPO, which are subject to vesting. For a discussion of these awards, see “Executive and Director Compensation.”

(3)	Shares beneficially owned represent shares of common stock underlying restricted stock units granted to each of the identified directors in connection with our IPO, which vested immediately upon grant. Shares beneficially owned excludes, for each of Ms. Grieb and Messrs. Hove and Rykhus, 2,222 shares of common stock underlying performance stock units granted in connection with our IPO, which are subject to vesting. For a discussion of these awards, see “Executive and Director Compensation.”
(4)	Excludes 18,750 shares of common stock underlying performance stock units and 6,250 shares of common stock underlying restricted stock units granted to Mr. Chapman in connection with our IPO, which are subject to vesting. For a discussion of these awards, see “Executive and Director Compensation.”
(5)	Excludes 14,583 shares of common stock underlying performance stock units and 4,861 shares of common stock underlying restricted stock units granted to Mr. Ulenberg in connection with our IPO, which are subject to vesting. For a discussion of these awards, see “Executive and Director Compensation.”

OUR RELATIONSHIP WITH NAB AND CERTAIN OTHER RELATED PARTY TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related party transactions.”

Related Party Transaction Policy

Our board of directors has adopted a written policy governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy calls for the related person transactions to be reviewed and, if deemed appropriate, approved by our Audit Committee. Upon determination by the General Counsel of Great Western that a transaction requires review under the policy, the material facts are required to be presented to the Audit Committee. In determining whether or not to approve a related person transaction, our Audit Committee will take into account, among relevant other factors, whether the related person transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event a member of our Audit Committee is not disinterested with respect to the related person transaction under review, that member may not participate in the review, approval or ratification of that related person transaction.

Certain decisions and transactions are not subject to the related person transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) indebtedness to us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

Relationship with NAB

Prior to the completion of our IPO, we were an indirect, wholly owned subsidiary of NAB, and, prior to the completion of this offering, NAB continues to be our majority stockholder. NAB has announced that it intends to divest itself of our bank over time, subject to market conditions, consistent with its strategy of focusing on its core Australian and New Zealand franchises. Prior to giving effect to this offering, NAB indirectly beneficially owns approximately 68.2% of our common stock and, as a result, NAB has considerable control over us. This offering of 18,000,000 shares of our common stock by the NAB selling stockholder, representing 45.6% of its ownership interest in our outstanding capital stock, is the second stage of NAB’s planned divestment. Following this offering, NAB will indirectly beneficially own approximately 37.1% of our common stock (or 32.5% if the underwriters’ option to purchase additional shares of common stock is exercised in full) and, as a result NAB, will continue to have significant control of our business, including pursuant to the agreements described below. See “Risk Factors—Risks Related to Our Principal Stockholder.” In addition, we expect that, following this offering, NAB will continue to consolidate our financial results in its financial statements.

Prior to our IPO, NAB and its affiliates provided financial and administrative support to us and engaged in business transactions with us. Among other transactions, we borrowed from NAB from time to time including through a revolving credit agreement and certain subordinated capital notes. We also purchased securities from NAB in its role as dealer, and certain of our employees were NAB employees or compensated in part with NAB securities. In addition, NAB London Branch has acted and continues to act as a counterparty for all our interest rate swaps. For more information on these and other transactions with NAB, see “—Transitional Services Agreement—Interest Rate Swaps” and “—Related Party Transactions with NAB.”

In connection with our IPO, we and NAB entered into certain agreements that provide a framework for our ongoing relationship, including a Stockholder Agreement governing NAB’s rights as a stockholder, a Transitional Services Agreement pursuant to which NAB continues to provide us with certain services for a transition period, and a Registration Rights Agreement requiring that we register shares of our common stock beneficially owned by NAB under certain circumstances.

The agreements summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part. The summaries of these agreements are qualified in their entirety by reference to the full text of the agreements.

Stockholder Agreement

The Stockholder Agreement governs the relationship between NAB and us following our IPO, including matters related to our corporate governance and NAB’s right to approve certain actions we might desire to take in the future. Certain rights under the Stockholder Agreement will terminate on the earlier to occur of (i) the one-year anniversary of the first date when NAB ceases to directly or indirectly beneficially own at least 50% of our outstanding common stock and (ii) the date NAB ceases to control us for purposes of the BHC Act, as provided for in a written determination from the Federal Reserve to NAB or as provided for in a written notice by NAB to Great Western to such effect, which we refer to in this prospectus as the “Non-Control Date.” Because NAB will beneficially own less than 50% of our outstanding common stock following the completion of this offering, certain of their rights will terminate one year following this offering (or earlier if NAB is able to obtain a non-control determination from the Federal Reserve). NAB has informed us that it currently intends to seek a non-control determination from the Federal Reserve with respect to NAB’s ownership interest in us at such time as it believes there is a reasonable opportunity to obtain such a non-control determination and the benefits of such a non-control determination to NAB outweigh the loss of the governance and consent rights described in this section. We and NAB believe that NAB will not have a reasonable opportunity to seek such a determination until NAB owns less than 25% of our outstanding common stock, although NAB’s ownership interest may need to be substantially less than 25% in order for NAB to obtain a non-control determination.

Corporate Governance. Until such time as NAB ceases to beneficially own at least 5% of our outstanding common stock, NAB is entitled to designate individuals for nomination and election to our board of directors. The number of designees depends on the level of NAB’s beneficial ownership of our outstanding common stock and non-voting common stock. Prior to the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the Non-Control Date, we and NAB will together use our best efforts to ensure that a majority of our board of directors consists of NAB Directors.

From and after the one-year anniversary of the completion of this offering, our board of directors will be required to consist of a majority of independent directors, consistent with NYSE listing standards. From and after the one-year anniversary of the completion of this offering, if the Non-Control Date has not occurred, NAB will have the right to designate for nomination and election a number of individuals equal to the number of independent directors nominated to serve on our board of directors (other than any independent directors who are NAB Directors) minus two until the Non-Control Date. As a result, from and after the one-year anniversary of the completion of this offering until the Non-Control Date, our board of directors will consist of a majority of independent directors (other than any independent directors who are NAB Directors), our President and Chief Executive Officer and the NAB Directors. Following the Non-Control Date, NAB will have the right to designate one nominee for election to our board of directors as long as NAB continues to beneficially own at least 5% of our outstanding common stock and non-voting common stock.

NAB is also entitled to have its designees to our board of directors serve on the Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee, Risk Committee and Executive Committee of our board of directors under certain circumstances. The composition of these committees is more fully described above under “Board of Directors, Committees and Governance—Committees of Our Board of Directors.”

Until the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the Non-Control Date, and subject to any applicable laws or regulations, NAB has the right to appoint up to two directors to serve on the board of directors of our bank subsidiary. The Stockholder Agreement prohibits NAB from appointing more than 25% of the members of our bank subsidiary. In addition, until the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the Non-Control Date, we will not, nor will we cause our bank subsidiary to, reduce the size of the board of directors of our bank subsidiary to fewer than eight members without the prior consent of NAB. Prior to the Non-Control Date, any NAB Director will be entitled to attend any meeting of the board of directors of our bank subsidiary as a non-voting observer.

Stockholder Approval Rights. Until the Non-Control Date, we will be required to obtain NAB’s prior written approval before undertaking (or permitting or authorizing any of our subsidiaries to undertake) various significant corporate actions, including engaging in certain business activities, entrance into mergers or consolidations, acquiring or disposing of assets, liabilities or securities with a value in excess of certain thresholds, entrance into amendments to or terminations of material agreements or policies, issuance of capital stock (subject to certain exceptions), incurrence or guarantee of indebtedness in excess of certain thresholds (subject to certain exceptions), amending any of our or any of our subsidiaries’ constituent documents (i.e., certificate of incorporation and bylaws), materially changing the scope of our business as conducted immediately prior to the completion of our IPO, terminating our or our bank’s Chief Executive Officer or Chief Financial Officer (other than for cause), increasing or decreasing the size of our board of directors, and engaging in certain other significant transactions.

Information Rights. As long as NAB is required under applicable accounting standards to consolidate our financial statements with theirs, and in any case for all financial periods commencing before the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the Non-Control Date, we will be required to provide to NAB information and data relating to our business and financial results, including access to our personnel, data and systems, in the same manner and to the same extent as we provided immediately prior to our IPO. In addition, during this period, we and our subsidiaries will be required to maintain accounting principles, systems and reporting formats that are consistent with NAB’s financial accounting practices in effect as of the completion of our IPO, and in good faith to consider any changes to such principles, systems or reporting formats requested by NAB. Furthermore, the Stockholder Agreement requires us during this time to maintain appropriate disclosure controls and procedures and internal control over financial reporting, and to provide quarterly certifications from our relevant officers and employees regarding such matters in accordance with NAB’s internal standards, and to inform NAB promptly of any events or developments that might reasonably be expected to materially affect our financial results. After NAB is no longer required to consolidate our financial statements with theirs, we must continue to provide NAB with certain information and data relating to our business and financial results, including access to our personnel, data and systems, to the extent required by NAB to meet its legal, financial or regulatory obligations or requirements (as determined by NAB in its reasonable judgment) for as long as NAB is required under applicable accounting standards to account for its investment in us under the equity accounting method.

The Stockholder Agreement also provides that, until the Non-Control Date, NAB has certain access and cooperation rights with respect to the independent public registered accounting firm responsible for the audit of our financial statements and to our internal audit function, both we and NAB are prohibited from taking any action that could cause the other party’s auditor not to be independent, and we and NAB must consult and coordinate with each other with respect to public disclosures and filings, including in connection with our quarterly and annual financial results.

In addition, for a period of ten years following the Non-Control Date, subject to an extension of up to five years upon the demonstration of a legal, tax or regulatory requirement for such extension, we and NAB have mutual rights with respect to any information and access each may require in connection with regulatory or supervisory reporting obligations or inquiries.

Share Exchange. At NAB’s option, we will be required to exchange some or all of the outstanding common stock beneficially owned by NAB for an equal number of shares of our non-voting common stock. See “Description of Capital Stock—Common Stock and Non-Voting Common Stock” for a description of the rights and preferences associated with our non-voting common stock.

Directors and Officer Indemnification and Insurance. Until at least the last day on which a NAB director, officer or employee, or a person designated by NAB to be a member of our board of directors, is our employee or officer, or a member of our board of directors, we will indemnify each such officer, employee or director to the greatest extent permitted by Section 145 of the Delaware General Corporation Law and other applicable law. In addition, we are required to provide NAB directors, officers or employees serving as our officers or employees or as members of our board of directors with agreed insurance coverage with respect to director and officer liability, fiduciary liability and liability under U.S. federal and state securities laws until the last day on which a NAB director, officer or employee, or a person designated by NAB to be a member of our board of directors, is our employee or officer, or a member of our board of directors.

Indemnification. We and NAB each will indemnify the other and the other’s subsidiaries for breaches of the Stockholder Agreement.

Non-Competition. Until the two-year anniversary of the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the Non-Control Date, neither NAB nor any of its subsidiaries will be permitted to control, for purposes of the BHC Act, a bank or insured institution with a main office or one or more branches in any of our states; or own, manage or operate, or participate in the ownership, management or operation of, any business principally engaged in consumer lending to individuals or in lending to businesses in our states with total annual revenues of less than $250 million. These restrictions are subject to certain exceptions and will not apply to any business or activity conducted by NAB New York Branch during the five years preceding the date of the Stockholder Agreement.

Non-Solicitation. Neither NAB nor any of its subsidiaries is permitted to solicit for employment or hire any of our officers or employees or any officer or employee of our subsidiaries. This restriction will remain in effect until the second anniversary of the earlier of (i) the one-year anniversary of the completion of this offering and (ii) the Non-Control Date and is subject to certain customary exceptions, including exceptions for general solicitations, persons no longer employed by us or our subsidiaries and persons that approach NAB and its subsidiaries on an unsolicited basis.

Other Provisions. The Stockholder Agreement may not be assigned by either party, except with the other party’s written consent, and also contains covenants and provisions with respect to confidentiality of our and NAB’s information, subject to certain exceptions permitting our directors to share information with NAB and APRA; restrictions on our ability to take any actions that would cause NAB or any of its subsidiaries to violate any applicable law or regulation; our obligation to consult with NAB prior to issuing any internal communications which could reasonably be expected to be material either to NAB or to NAB’s control of us for purposes of the BHC Act.

NAB’s concentration of voting power and veto rights could deprive our stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company, and could affect the market price of our common stock. NAB’s interests may differ from our interests or those of our other stockholders. NAB will have access to our internal information in the same manner and to the same extent as we provided immediately prior to our IPO and may affect the management of our business, or exercise its voting power, consent rights or information access in a manner unfavorable to our other stockholders. In addition, although the Stockholder Agreement may only be assigned with the written consent of both parties, NAB, as our principal stockholder, has the ability to cause us to consent to NAB’s assignment of its rights under the Stockholder Agreement. Such assignment could be to one or more persons whose interests may differ from ours, including a direct or indirect competitor who may use the rights to harm our business and our stockholders. Accordingly, NAB’s control over us and the consequences of such control could have a material adverse effect on our business and business prospects and negatively impact the trading price of our common stock. See “Risk Factors—Risks Related to our Principal Stockholder—NAB has significant control over us, and its interests may conflict with ours or our other stockholders’ in the future.”

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, upon NAB’s request, we will use our reasonable best efforts to file a registration statement for, and effect the registration under applicable federal and state securities laws of, any shares of our common stock beneficially owned by NAB or its wholly owned subsidiaries following our IPO. The rights of NAB and its majority-owned subsidiaries under the Registration Rights Agreement will remain in effect with respect to all shares covered by the agreement until those shares are sold pursuant to an effective registration statement under the Securities Act, sold pursuant to Rule 144 of the Securities Act to someone other than NAB or its wholly owned subsidiaries, transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act or no longer outstanding.

Demand Registration. NAB may request registration under the Securities Act of all or any portion of our shares covered by the agreement and we will be obligated, subject to limited exceptions, to use reasonable best efforts to register such shares as requested by NAB. NAB may request that we complete five demand registrations while the agreement is in effect subject to limitations on, among other things, minimum offering size. NAB may designate the terms of each offering effected pursuant to a demand registration, subject to market “cut-back” exceptions regarding the size of the offering. Subject to certain exceptions, we may delay the filing of a registration statement after a demand request has been made if at the time of such request our board of directors determines that such registration or offering would materially interfere with or jeopardize any pending or proposed material transaction or would materially adversely affect us. The registration statement, of which this prospectus forms a part, has been filed pursuant to NAB’s exercise of its rights under the agreement.

Piggyback Registration. Prior to the Non-Control Date, we may only register common stock for our own account in limited circumstances. If we, at any time after the Non-Control Date, intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for the offer and sale of our common stock held by NAB, NAB will have the right to include its shares of our common stock in that offering if we continue to pursue it. NAB’s ability to participate in any such offering will be subject to market “cut-back” exceptions.

S-3 Registration. When we are eligible to use a registration statement on Form S-3 under the Securities Act, or a Form S-3, NAB will be able to request such registration and we will be obligated, subject to limited exceptions, to use reasonable best efforts to file the Form S-3 and cause it to become effective. NAB may request that we complete three S-3 registrations while the agreement is in effect subject to limitations on, among other things, minimum offering size. NAB may sell shares of our common stock that it beneficially owns upon not less than three business days’ prior notice to us, subject to market “cut-back” exceptions regarding the size of the offering. Subject to certain exceptions, we may delay the filing of a registration statement after an S-3 registration request has been made in the same circumstances as we may do so for demand registrations.

Registration Procedures Expenses. We are generally responsible for all registration expenses, including expenses incurred by NAB, in connection with the registration, offer and sale of securities under the Registration Rights Agreement, except as otherwise may be agreed. NAB is responsible for any applicable underwriting discounts or commissions. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make our management available for road show presentations in connection with any underwritten offerings. We also agreed to indemnify NAB and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by NAB or wholly owned subsidiaries of NAB. See also “Underwriting.”

Transitional Services Agreement

The Transitional Services Agreement with NAB governs the continued provision of certain services to us by NAB for the applicable transition period, including the provision of the following services:

•	access to computer databases and risk modeling applications and simulations that we deploy as part of our risk management framework;

•	continuing to act as counterparty to us on any interest rate swaps we may desire to obtain for purposes of hedging our loan portfolio;

•	daily and month-end fair value calculations for use in our month-end accounting of certain of our loans and interest rate swaps;

•	access to systems and applications used to report financial information and risk positions to NAB for consolidation in NAB’s overall financial results and risk management processes;

•	certain risk, credit rating and tax oversight currently provided to us by NAB New York Branch through its systems;

•	certain insurance coverage for us and our operations under NAB’s group-wide insurance policies; and

•	access to a specialized data circuit used for our computer systems.

Interest Rate Swaps. NAB London Branch currently acts as counterparty for all our interest rate swaps. As of December 31, 2014, the total notional amount of swaps outstanding was approximately $1.02 billion. Based upon a periodic review we have undertaken in consultation with a third party alternative pricing source, we believe these swaps were entered into on commercially reasonable terms that could have been negotiated with an independent third party. During fiscal year 2014, we entered into new lending relationships with our customers that generated approximately $2.8 million in revenue related to our interest rate swaps, of which approximately $0.8 million was paid to us by NAB London Branch under the terms of our revenue sharing relationship with NAB London Branch. We plan to continue to hold our existing interest rate swap portfolio to maturity with NAB London Branch continuing to serve as counterparty. As of December 31, 2014, the average remaining duration on our interest rate swaps with NAB London Branch was 6.5 years. The Transitional Services Agreement provides that until the one-year anniversary of the completion of this offering, NAB London Branch will continue to act as counterparty on any interest rate swaps we may desire to obtain consistent with past practice, on terms set in a manner consistent with past practice and based on then-prevailing market terms. During this period, we also expect to begin contracting with one or more third parties to act as counterparty on new interest rate swaps, although we expect to continue to transact with NAB London Branch as well. By the one-year anniversary of the completion of this offering, we expect to develop relationships with counterparties other than NAB London Branch sufficient to permit us to continue entering into interest rate swaps in the future. We do not anticipate that our costs of entering into these swap transactions with third party counterparties will be materially different than our costs of entering into these swap transactions with NAB London Branch.

Fair Value Calculations. From the completion of our IPO until the maturity of our interest rate swap portfolio held with NAB London Branch, NAB will continue to provide us with fair value calculations used in the mark-to-market accounting of certain of our loans and interest rate swaps for financial and regulatory reporting purposes. No commission or other payment was made for these services during fiscal year 2014, and we are not required to pay for these services under the terms of the Transitional Services Agreement.

Systems and Application Access. We are currently a consolidated subsidiary of NAB for purposes of its financial and regulatory reporting. Accordingly, NAB will provide us access to systems and applications used by NAB to report and consolidate its aggregate financial results and risk positions across its enterprise until, depending on the nature of the particular system or application, either (i) the one-year anniversary of the completion of this offering or (ii) the Non-Control Date. During fiscal year 2014, we paid NAB approximately $0.1 million in fees for these services. We expect the fees we will pay for these services under the Transitional Services Agreement will be materially consistent with the fees we paid as a wholly owned subsidiary of NAB. We will not require these services once our financial results are no longer consolidated by NAB.

Risk, Credit Rating and Tax Oversight. NAB continues to provide us with certain risk, credit rating and tax oversight currently provided to us and recorded through NAB’s systems by NAB employees. During the period when these services are being provided, we expect to engage one or more additional third party vendors to begin providing similar services to ensure an orderly transition following NAB’s cessation of these services, which will result in some duplicate costs for a period of time during the transition period, which we do not expect will be material. NAB will continue to provide all of these services, other than tax oversight services, until the Non-Control Date, and will continue providing tax oversight services until the one-year anniversary of the completion of this offering. During fiscal year 2014, we paid NAB approximately $0.2 million in fees for these services. We expect the fees we will pay for these services under the Transitional Services Agreement will be materially consistent with the fees we paid as a wholly owned subsidiary of NAB.

Insurance. Until the one-year anniversary of the completion of this offering, NAB will continue to provide us with various insurance-related services. The fees we will pay for these services under the Transitional Services Agreement will be based on prevailing market rates.

Other Provisions. We and NAB are working together in good faith to mutually agree to migration plans for each of the services being provided under the Transitional Services Agreement. We may terminate any of the services provided under the Transitional Services Agreement earlier, however, as mutually agreed by both us and NAB, upon our delivery of at least 60 days’ prior written notice to NAB or in certain other circumstances, provided that in such case we will be responsible for any fees or expenses incurred by NAB as a result of such termination.

Generally, most services to be provided by NAB or its affiliates under the Transitional Services Agreement will terminate on the date NAB ceases to control us for purposes of the BHC Act or the one-year anniversary of the first date when NAB ceases to directly or indirectly beneficially own at least 50% of our outstanding common stock. Accordingly, we expect that most services provided under the agreement will terminate on the one-year anniversary of the completion of this offering (or earlier if NAB is able to obtain a non-control determination from the Federal Reserve).

Except for breaches of certain intellectual property licenses, breaches of confidentiality and data protection provisions and breaches of applicable law in connection with provision or receipt of the services being provided under the Transitional Services Agreement, neither we nor NAB will be liable for claims in connection with or arising out of the Transitional Services Agreement in an aggregate amount exceeding the aggregate payments made for services under the Transitional Services Agreement.

Although we believe the Transitional Services Agreement contains commercially reasonable terms (including fees for the services provided) that could have been negotiated with an independent third party, the terms of the agreement may later prove to be more or less favorable than arrangements we could make to provide these services internally or to obtain them from unaffiliated service providers in the future.

Related Party Transactions with NAB

Services Subject to the Transitional Services Agreement

As discussed above, NAB has provided certain services to us historically and will continue to provide these services for a limited transitional period. For a discussion of these services and the fees we have paid NAB for the fiscal year ended September 30, 2014, see “—Relationship with NAB—Transitional Services Agreement.”

Indebtedness Held by NAB and Its Affiliates

In connection with NAB’s acquisition of us in 2008, Great Western issued to NAB New York Branch a $35.8 million subordinated capital note due on June 3, 2018. Interest on the note is payable quarterly and accrues at a rate equal to the London inter-bank offered rate, or LIBOR, for three-month U.S. dollar deposits plus 205 basis points. The interest rate on the note is recalculated every quarter and was 2.28% at December 31, 2014. We incurred $0.8 million in interest on the note during the year ended September 30, 2014. Subject to receipt of regulatory approval, we may prepay the note at any time, in whole but not in part, without penalty. Great Western has a $10.0 million revolving line of credit issued by NAB, which is due on demand. Amounts outstanding under the line of credit bear interest at a rate equal to LIBOR for three-month U.S. dollar deposits plus 125 basis points, with interest payable quarterly. The interest rate is recalculated every quarter and was 1.42% at December 31, 2014. There were outstanding advances of $5.5 million on this line of credit at December 31, 2014. We incurred $0.1 million in interest on outstanding amounts under the line of credit during fiscal 2014. We may prepay all amounts outstanding under the revolving line of credit without penalty.

Other

NAB is a dealer of certain securities we purchase from time to time. We purchased approximately $56.1 million of securities from NAB during the year ended September 30, 2013. No commission was paid in connection with those purchases.

Prior to our IPO, NAB provided certain of our employees with restricted shares of NAB common stock in connection with the satisfaction of short- and long-term incentive goals. We record a liability in favor of NAB based on the value and vesting schedule of the issued shares. The aggregate amount of this liability was $0.8 million as of September 30, 2014. Subsequent to September 30, 2014, all outstanding awards were either satisfied or failed to vest. As of December 31, 2014, we have recorded a net receivable from NAB for $0.6 million representing amounts that we had previously expensed and paid that ultimately did not vest. These restricted shares continue to vest in accordance with their terms, and we will provide NAB with any information NAB reasonably requests to permit vesting of these shares in accordance with their terms. NAB will also provide us with information regarding the value, vesting schedule and outstanding amount of restricted shares upon our reasonable request.

Prior to our IPO, our Chief Financial Officer and Chief Risk Officer were employees of NAB or its subsidiary, Bank of New Zealand. In connection with our IPO, we entered into employment agreements with our Chief Financial Officer and Chief Risk Officer, whose employment with NAB, or Bank of New Zealand, as applicable, will be terminated later this year. Prior to our IPO, two officers, our former Chief Credit Officer, a NAB employee, and our former Head of Credit—Agribusiness, a Bank of New Zealand employee, were temporarily seconded to work with us in November 2010 and December 2010, respectively. Their secondments terminated on December 31, 2014 and they have been replaced with local non-NAB-affiliated employees. We have generally been responsible for paying the salary and benefits of these individuals while they were or continue to be NAB or Bank of New Zealand employees. In addition, through until March 6, 2015 an employee of NAB New York Branch who worked from our offices in Omaha, NE assisted us in providing pricing terms for certain of our long-term fixed-rate loans for which we enter into interest rate swaps. We did not pay any portion of this person’s salary or benefits. The services previously provided by this employee have been replaced with local non-NAB-affiliated employees.

During fiscal year 2014, NAB apportioned to its U.S. operations, including us, certain costs associated with NAB’s compliance with rules implemented pursuant to authority granted under the Dodd-Frank Act. These costs were apportioned based on the aggregate amount of assets of each of NAB’s U.S. operations relative to the total assets of all of NAB’s U.S. operations. During fiscal year 2014, we paid NAB approximately $0.2 million related to these apportioned costs.

NAB has paid or reimbursed all fees and expenses we incurred in connection with our IPO in the amount of approximately $1.9 million. This amount includes reimbursement of audit fees of approximately $1.3 million incurred in connection with our IPO which consisted of incremental audit fees, fees incurred relating to the consent and comfort letter, and fees with respect to the review of the registration statement and interim financial statements, and an additional $0.6 million of fees and expenses which consisted of consulting fees, marketing fees, listing fees, and related expenses.

NAB has agreed to pay or reimburse all fees and expenses we incur in connection with this offering, notwithstanding the terms of the Registration Rights Agreement.

On September 30, 2014, Great Western had an income tax payable to NAI for $4.9 million. There was no similar payable at December 31, 2014.

Other Related Party Transactions

In the ordinary course of our business, we have engaged and expect to continue engaging in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any such loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features.

Mr. Karels’ son owns a 22.5% interest in Sioux Falls Financial Services, LLC, which, until April 2, 2015, leased to us certain property in South Dakota we use as an operations center. The lease agreement for this property commenced on April 1, 2011 and contains customary and standard terms for similar lease arrangements. The term of the lease runs through March 31, 2020, at which point we have the option to renew the lease for an additional five year term. During fiscal year 2014, payments under this lease totaled approximately $0.2 million. Sioux Falls Financial Services, LLC sold the property on April 2, 2015.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, which we refer to in this prospectus as “common stock,” 50,000,000 shares of non-voting common stock, par value $0.01 per share, which we refer to in this prospectus as “non-voting common stock,” and 15,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we had 57,886,114 shares of our common stock issued and outstanding, and no shares of our non-voting common stock or preferred stock were issued and outstanding. The authorized but unissued shares of our capital stock will be available for future issuance without stockholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange and subject to NAB’s consent pursuant to the terms of the Stockholder Agreement. All of our issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable.

Common Stock and Non-Voting Common Stock

Subject to the rights and preferences granted to holders of our preferred stock then outstanding, and except with respect to voting rights, conversion rights and certain distributions of our capital stock, holders of our common stock and our non-voting common stock will rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information distributed by us with respect to such meetings.

Dividends. Holders of our common stock and non-voting common stock are equally entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock or non-voting common stock unless the shares of common stock and non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock or non-voting common stock, shares of common stock shall only be entitled to receive shares of common stock and shares of non-voting common stock shall only be entitled to receive shares of non-voting common stock. The ability of our board of directors to declare and pay dividends on our common stock and non-voting common stock is subject to the laws of the state of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) we may then have outstanding. Our principal source of income is dividends that are declared and paid by our bank on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from our bank. See “Dividend Policy and Dividends.”

Voting Rights. Each holder of our common stock is entitled to one vote for each share of record held on all matters submitted to a vote of stockholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Holders of our common stock are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast. The holders of non-voting common stock do not have any voting power and are not entitled to vote on any matter, except as otherwise required by law and as described herein. In addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of common stock or non-voting common stock, each voting separately as a class, as the case may be, will be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of our amended and restated certificate of incorporation that adversely affects the rights, preferences or privileges of the common stock or non-voting common stock, respectively, in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the other class of our capital stock, as applicable.

Conversion of Non-Voting Common Stock. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder if such conversion is in connection with a transfer (i) that is part of a widely distributed public offering of our common stock, (ii) to an underwriter for the purpose of conducting a widely distributed public offering, (iii) that is part of a transfer of non-voting common stock not requiring registration under the Securities Act in which no one transferee (or group of associated transferees) acquires the right to purchase in excess of 2% of our common stock then outstanding (including pursuant to a related series of transfers), or (iv) that is part of a transaction approved by the Federal Reserve and the FDIC. We will reserve for issuance a number of shares of common stock into which all outstanding shares of non-voting common stock may be converted.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock and non-voting common stock are entitled to share ratably in all of our assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding preferred stock. Because we are a bank holding company, our rights and the rights of our creditors and stockholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against our subsidiary.

Preemptive and Other Rights. Holders of our common stock and our non-voting common stock are not entitled to any preemptive, subscription or redemption rights, and no sinking fund will be applicable to our common stock or our non-voting common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders, subject to NAB’s consent pursuant to the terms of the Stockholder Agreement. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under our amended and restated certificate of incorporation) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares. Without stockholder approval, but subject to NAB’s consent pursuant to the terms of the Stockholder Agreement, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Authorized but Unissued Capital Stock

The DGCL does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the NYSE, which would apply so long as the common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. In addition, our ability to issue additional shares of capital stock is subject to NAB’s consent pursuant to the terms of the Stockholder Agreement.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Anti-Takeover Effects of Provisions of Applicable Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Business Combination Statute. We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, we may not engage in any “business combination” with any “interested stockholder” for a three-year period following the time such stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares as specified in Section 203; or

•	at or subsequent to such time, the business combination is approved by our board of directors and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes, among other things, a merger or asset or stock sale of us or any of our majority-owned subsidiaries or any of certain other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock. Our amended and restated certificate of incorporation, however, generally exempts NAB and all of its affiliates, and all transferees of our stock or preferred stock receiving shares from NAB or any of its affiliates, or any affiliate of any such transferee, from the definition of interested stockholder for purposes of Section 203 of the DGCL.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement described above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Federal Banking Law. The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The BHC Act requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock. Any “company,” as defined in the BHC Act, other than a bank holding company is required to obtain the approval of the Federal Reserve before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls us for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock (or any other class of our voting securities).

Classified Board. Our amended and restated certificate of incorporation provides that our board of directors shall be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such stockholder approval must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by our amended and restated bylaws.

Limits on Written Consents. Our amended and restated certificate of incorporation provides that any action to be taken by the stockholders that the stockholders are required or permitted to take must be effected at a duly called annual or special meeting of stockholders. Our stockholders are not permitted to take action by written consent.

Annual Meetings; Limits on Special Meetings. We held our 2015 annual meeting of stockholders on February 9, 2015. Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) our board of directors, (ii) the Chairperson of the board of directors, (iii) our Chief Executive Officer and (iv) prior to the Non-Control Date, NAB.

Amendments to our Governing Documents. Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders; however, certain material amendments (including amendments with respect to provisions governing board composition and actions by written consent) require the approval of at least 75% of the votes entitled to be cast by the outstanding capital stock in the elections of our board of directors. Any amendment to our amended and restated bylaws requires the approval of either a majority of our board of directors or holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. The approval of at least 75% of our board of directors is also required to amend our amended and restated bylaws to increase the number of directors and, prior to the Non-Control Date, no such amendment shall increase the number of directors to more than thirteen or decrease the number of directors to fewer than five. In addition, to any other vote required by law, the affirmative vote of a majority of the outstanding shares of common stock or non-voting common stock, each voting separately as a class, as the case may be, will be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of our amended and restated certificate of incorporation that adversely affects the privileges, preferences or rights of our common stock or non-voting common stock, respectively, in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the other class of our capital stock, as applicable. Any amendment to our amended and restated certificate of incorporation (whether by merger, consolidation or otherwise) to increase or decrease the authorized shares of any class of common stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable.

Sole and Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our amended and restated certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our amended and restated certificate of incorporation to be inapplicable or unenforceable.

Indemnification and Limitation of Liability

Our amended and restated bylaws provide generally that we will indemnify and hold harmless, to the full extent permitted by law, our directors, officers, employees and agents, as well as other persons who have served as our directors, officers, employees or agents and other persons who serve or have served at our request at another corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise in connection with any actual or threatened action, suit or proceeding, subject to limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

Our amended and restated certificate of incorporation limits, to the full extent permitted by law, the personal liability of our directors in actions brought on our behalf or on behalf of our stockholders for monetary damages as a result of a director’s breach of fiduciary duty while acting in a capacity as a director. Our amended and restated certificate of incorporation does not eliminate or limit our right or the right of our stockholders to seek injunctive or other equitable relief not involving monetary damages.

Business Opportunities

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of NAB or any of its affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. NAB has agreed, as part of the Stockholder Agreement, to refrain and to cause its subsidiaries to refrain from engaging in certain activities competitive with our business, subject to certain exceptions. See “Our Relationship with NAB and Certain Other Related Party Transactions—Relationship with NAB—Stockholder Agreement.”

Listing

Our common stock is listed on the NYSE under the symbol “GWB”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our non-voting common stock is Computershare, Inc.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

This section summarizes the material United States federal income and estate tax consequences of the ownership and disposition of shares of our common stock by a non-U.S. holder (as defined below). It applies to you only if you acquire your shares of common stock in this offering and you hold the shares of common stock as capital assets for U.S. federal income tax purposes. You are a “non-U.S. holder” if you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). This section is based on the tax laws of the United States, including the Internal Revenue Code, as amended, or the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the shares of our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock should consult its tax adviser with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax adviser regarding the United States federal tax consequences of acquiring, holding and disposing of shares of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of shares of our common stock, distributions paid to you that are characterized as dividends for United States federal income tax purposes are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. In addition, even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of shares of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption.

If you are a non-U.S. holder and the gain from the disposition of shares of our common stock is effectively connected with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Shares of our common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

In general (except as described below), backup withholding and information reporting will not apply to a distribution of dividends on shares of our common stock paid to you or to proceeds from the disposition of shares of our common stock by you, in each case, if you certify under penalties of perjury that you are a non-United States person, and neither we nor our paying agent (or other payor) have actual knowledge or reason to know to the contrary. In general, if the shares of our common stock are not held through a qualified intermediary, the amount of dividends, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the Internal Revenue Service.

Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability or refunded, provided the required information is timely furnished to the Internal Revenue Service.

FATCA Withholding Taxes

Under legislation enacted in 2010 and existing guidance issued thereafter, a 30% withholding tax will be imposed on dividends paid in respect of shares of our common stock, and on gross proceeds from the sale of shares of our common stock after December 31, 2016, if such shares are held by or through certain foreign financial institutions (including investment funds). This withholding tax does not apply if such institution either (i) enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to certain interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons, or (ii) is based in a country that has entered into an agreement with the United States which requires such institutions to report such information.

Accordingly, the entity through which shares of our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, shares of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will be subject to withholding at a rate of 30% beginning after the dates noted above, unless such entity either (i) certifies to us (or another applicable withholding agent) that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we (or another applicable withholding agent) will in turn provide to the U.S. Treasury Department. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in shares of our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the NAB selling stockholder, NAB and the underwriters, the NAB selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the NAB selling stockholder, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Keefe, Bruyette & Woods, Inc.
Macquarie Capital (USA) Inc.
Sandler O’Neill & Partners, L.P.
Stephens Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We, NAB and the NAB selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if sold to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the NAB selling stockholder that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the NAB selling stockholder. We will not receive any proceeds from the sale of shares by the NAB selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares:

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the NAB selling stockholder	$	$	$

We currently estimate that the total amount of expenses payable relating to this offering, not including the underwriting discount, are approximately $         million, all of which will be paid or reimbursed to us by NAB. We have agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with FINRA up to a maximum of $        .

Option to Purchase Additional Shares

The NAB selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 2,700,000 additional shares of our common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, the NAB selling stockholder, NAB and our executive officers and directors will agree not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 75 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	dispose of or transfer any common stock;

•	file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

Our common stock is listed on the NYSE under the symbol “GWB”.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, each, a Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We and the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus as “relevant persons.” This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the

Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth), or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, which we refer to in this prospectus as the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Great Western Bancorp, Inc. at September 30, 2014 and 2013, and for each of the three years in the period ended September 30, 2014 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-1 filed with the SEC, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information about us and the shares of common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s Internet website at www.sec.gov.

Upon completion of our IPO, we became subject to the reporting and information requirements of the Exchange Act and, as a result, we are required to file periodic and current reports, proxy statements and other information with the SEC. Our periodic reports and other information filed with or furnished to the SEC are available, free of charge, through our website at greatwesternbank.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Great Western Bancorp, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Great Western Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Great Western Bancorp, Inc. (the “Company”) as of September 30, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholder’s equity and cash flows for each of the three years in the period ended September 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great Western Bancorp, Inc. at September 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois

December 12, 2014,

except for Note 26, as to which the date is

April 20, 2015

GREAT WESTERN BANCORP, INC.

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	September 30,
	2014	2013
Assets
Cash and due from banks	$256,639	$282,157
Securities	1,341,242	1,480,449
Investment in affiliates	1,683	1,683
Loans, net of allowance for loan losses of $47,518 and $55,864 in 2014 and 2013, respectively (includes $234,036 and $347,408 of loans covered by FDIC loss share agreements in 2014 and 2013, respectively, $985,411 and $841,862 of loans and written loan commitments at fair value under the fair value option in 2014 and 2013, respectively, and $10,381 and $8,271 of loans held for sale in 2014 and 2013, respectively)	6,739,949	6,306,809
Premises and equipment	103,707	114,380
Accrued interest receivable	42,609	41,065
Other repossessed property (includes $10,628 and $24,412 of property covered under FDIC loss share agreements in 2014 and 2013, respectively)	49,580	57,422
FDIC indemnification asset	26,678	45,690
Goodwill	697,807	697,807
Core deposits and other intangibles	14,229	30,444
Net deferred tax assets	44,703	32,626
Other assets	52,603	43,726

Total assets	$9,371,429	$9,134,258

Liabilities and stockholder’s equity
Deposits:
Noninterest-bearing	$1,303,015	$1,199,427
Interest-bearing	5,749,165	5,748,781

Total deposits	7,052,180	6,948,208
Securities sold under agreements to repurchase	161,687	217,562
FHLB advances and other borrowings	575,094	390,607
Related party notes payable	41,295	41,295
Subordinated debentures	56,083	56,083
Fair value of derivatives	13,092	1,526
Accrued interest payable	5,273	6,790
Income tax payable	4,915	12,390
Accrued expenses and other liabilities	40,720	42,583

Total liabilities	7,950,339	7,717,044

Stockholder’s equity
Common stock, $0.01 par value, authorized 500,000,000 shares; issued and outstanding 2014 and 2013-57,886,114 shares	579	579
Additional paid-in capital	1,260,124	1,260,124
Retained earnings	166,544	163,592
Accumulated other comprehensive income (loss)	(6,157)	(7,081)

Total stockholder’s equity	1,421,090	1,417,214

Total liabilities and stockholder’s equity	$9,371,429	$9,134,258

See accompanying notes.

GREAT WESTERN BANCORP, INC.

Consolidated Statements of Comprehensive Income

(In Thousands, Except Share and Per Share Data)

	Years Ended September 30,
	2014	2013	2012
Interest and dividend income
Loans	$324,610	$319,710	$305,020
Taxable securities	26,363	28,552	32,581
Nontaxable securities	80	127	180
Dividends on securities	968	909	1,030
Federal funds sold and other	455	336	331

Total interest and dividend income	352,476	349,634	339,142

Interest expense
Deposits	25,764	33,117	44,416
Securities sold under agreements to repurchase	600	644	1,014
FHLB advances and other borrowings	3,452	3,103	3,098
Related party notes payable	921	950	1,007
Subordinated debentures and other	1,315	1,347	1,436

Total interest expense	32,052	39,161	50,971

Net interest income	320,424	310,473	288,171

Provision for loan losses	684	11,574	30,145

Net interest income after provision for loan losses	319,740	298,899	258,026

Noninterest income
Service charges and other fees	40,204	41,692	38,937
Net gain on sale of loans	5,539	13,724	11,794
Casualty insurance commissions	1,073	1,426	1,383
Investment center income	2,417	3,137	1,847
Net gain on sale of securities	90	917	7,305
Trust department income	3,738	3,545	3,241
Net increase (decrease) in fair value of loans at fair value	11,904	(41,160)	15,093
Net realized and unrealized gain (loss) on derivatives	(30,177)	26,088	(29,300)
Gain on acquisition of business	—	—	3,950
Other	4,993	10,463	13,696

Total noninterest income	39,781	59,832	67,946

GREAT WESTERN BANCORP, INC.

Consolidated Statements of Comprehensive Income

(In Thousands, Except Share and Per Share Data)

	Years Ended September 30,
	2014	2013	2012
Noninterest expense
Salaries and employee benefits	$95,105	$100,660	$97,689
Occupancy expenses, net	17,526	18,532	17,366
Data processing	19,548	18,980	15,270
Equipment expenses	4,350	4,518	5,438
Advertising	4,746	6,267	8,169
Communication expenses	4,510	4,609	4,826
Professional fees	12,233	12,547	13,049
Net (gain) loss from sale of repossessed property and other assets	(2,451)	(2,788)	(6,822)
Amortization of core deposits and other intangibles	16,215	19,290	19,646
Other	28,440	25,975	34,188

Total noninterest expense	200,222	208,590	208,819

Income before income taxes	159,299	150,141	117,153
Provision for income taxes	54,347	53,898	44,158

Net income	$104,952	$96,243	$72,995

Other comprehensive income (loss)—change in net unrealized gain (loss) on securities available-for-sale (net of deferred income tax (expense) benefit of $(386), 15,376 and $(1,502) in 2014, 2013 and 2012 respectively)	924	(26,192)	2,569

Comprehensive income	$105,876	$70,051	$75,564

Earnings per common share
Weighted average shares outstanding	57,886,114	57,886,114	57,886,114
Earnings per share	$1.81	$1.66	$1.26

Dividends per share
Dividends issued	$102,000	$41,400	$41,800
Dividends per share	$1.76	$0.72	$0.72

See accompanying notes.

GREAT WESTERN BANCORP, INC.

Consolidated Statement of Stockholder’s Equity

(In Thousands, Except Per Share Data)

Years Ended September 30, 2014, 2013, and 2012

	Comprehensive Income	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, September 30, 2011		$579	$1,260,124	$77,554	$16,542	$1,354,799
Net income	$72,995	—	—	72,995	—	72,995
Other comprehensive income, net of tax:
Net change in net unrealized gain (loss) on securities available for sale	2,569	—	—	—	2,569	2,569

Comprehensive income	$75,564

Cash dividends paid:
Common stock, $0.72 per share		—	—	(41,800)	—	(41,800)

Balance, September 30, 2012		$579	$1,260,124	$108,749	$19,111	$1,388,563
Net income	$96,243	—	—	96,243	—	96,243
Other comprehensive income, net of tax:
Net change in net unrealized gain (loss) on securities available for sale	(26,192)	—	—	—	(26,192)	(26,192)

Comprehensive income	$70,051

Cash dividends paid:
Common stock, $0.72 per share		—	—	(41,400)	—	(41,400)

Balance, September 30, 2013		$579	$1,260,124	$163,592	$(7,081)	$1,417,214
Net income	$104,952	—	—	104,952	—	104,952
Other comprehensive income, net of tax:
Net change in net unrealized gain (loss) on securities available for sale	924	—	—	—	924	924

Comprehensive income	$105,876

Cash dividends paid:
Common stock, $1.76 per share		—	—	(102,000)	—	(102,000)

Balance, September 30, 2014		$579	$1,260,124	$166,544	$(6,157)	$1,421,090

See accompanying notes.

GREAT WESTERN BANCORP, INC.

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended September 30,
	2014	2013	2012
Operating activities
Net income	$104,952	$96,243	$72,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,770	43,764	47,333
Net gain on sale of securities	(90)	(917)	(7,305)
Net gain on sale of loans	(5,539)	(13,724)	(11,794)
Net loss on sale of premises and equipment	3,280	632	—
Net gain from sale of repossessed assets and other assets	(2,451)	(2,788)	(6,822)
Gain on acquisition of business	—	—	(3,950)
Provision for loan losses	684	11,574	30,145
Provision for repossessed assets	9,688	4,028	13,820
Proceeds from FDIC indemnification claims	8,914	5,284	57,090
Originations of residential real estate loans held-for-sale	(216,361)	(429,009)	(420,491)
Proceeds from sales of residential real estate loans held-for-sale	219,790	463,730	428,797
Net deferred income taxes	(12,463)	(6,088)	(14,719)
Changes in:
Accrued interest receivable	(1,544)	(329)	(3,326)
Other assets	(1,721)	(2,931)	15,005
FDIC indemnification asset	10,098	17,689	573
FDIC clawback liability	1,153	1,202	(1,284)
Accrued interest payable and other liabilities	(441)	(35,519)	21,653

Net cash provided by operating activities	152,719	152,841	217,720

Investing activities
Purchase of securities available for sale	(222,711)	(520,929)	(874,857)
Proceeds from sales and maturities of securities available for sale	354,399	567,931	858,709
Proceeds from sale of mortgage servicing rights	—	—	510
Net increase in loans	(465,217)	(308,696)	(753,714)
Purchase of premises and equipment	(4,978)	(3,318)	(12,451)
Proceeds from sale of premises and equipment	2,736	5,163	2,567
Proceeds from sale of other assets	34,107	45,877	118,834
Purchase of FHLB stock	(7,157)	(1,967)	(6,716)
Business acquisitions, net of cash acquired	—	—	(23,014)

Net cash used in investing activities	(308,821)	(215,939)	(690,132)

Financing activities
Net increase in deposits	103,972	63,693	254,100
Net increase (decrease) in securities sold under agreements to repurchase	(55,875)	(18,009)	20,923
Proceeds from FHLB advances and other borrowings	184,487	84,986	132,078
Net decrease in note payable to NAB	—	—	(7,000)
Dividends paid	(102,000)	(41,400)	(41,800)

Net cash provided by financing activities	130,584	89,270	358,301

Net increase (decrease) in cash and due from banks	(25,518)	26,172	(114,111)
Cash and due from banks, beginning of year	282,157	255,985	370,096

Cash and due from banks, end of year	$256,639	$282,157	$255,985

Supplemental disclosures of cash flows information
Cash payments for interest	$33,570	$43,832	$51,502

Cash payments for income taxes	$75,695	$58,599	$51,249

Supplemental schedules of noncash investing and financing activities
Loans transferred to repossessed assets and other assets	$(33,502)	$(28,980)	$(62,158)

See accompanying notes.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Great Western Bancorp, Inc. (the “Company”) is a bank holding company organized under the laws of Delaware. The primary business of the Company is ownership of its wholly owned subsidiary, Great Western Bank (the “Bank”). The Bank is a full-service regional bank focused on relationship-based business and agri-business banking in Arizona, Colorado, Iowa, Kansas, Missouri, Nebraska, and South Dakota. The Company and the Bank are subject to the regulation of certain federal and/or state agencies and undergo periodic examinations by those regulatory authorities. Substantially all of the Company’s income is generated from banking operations. The Company is a wholly owned indirect subsidiary of National Australia Bank Limited (“NAB”) at September 30, 2014.

Segment Reporting

The “Segment Reporting” topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) requires that public companies report certain information about operating segments. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is a holding company for a regional bank, which offers a wide array of products and services to its customers. Pursuant to its banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, the Company is not organized and does not allocate resources around discernible lines of business or geographies and prefers to work as an integrated unit to customize solutions for its customers, with business line and geographic emphasis and product offerings changing over time as needs and demands change. Therefore, the Company only reports one segment, which is consistent with the Company’s preparation of financial information that is evaluated regularly by management in deciding how to allocate resources and assess performance.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and results of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions.

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Certain items in prior periods have been reclassified to conform to the current presentation.

Subsequent Events

In July 2014, NAB formed the Company, as a wholly owned direct subsidiary of National Americas Holdings LLC, an indirect wholly owned subsidiary of NAB. In October 2014, a series of formation transactions were undertaken whereby the Company acquired Great Western Bancorporation, Inc. (“GWBI”), the former holding company of the Bank, for its carrying value from National Americas Investment, Inc., a wholly owned direct subsidiary of National Americas Holdings LLC, and GWBI was merged with and into the Company, with the Company continuing as the surviving corporation and succeeding to all of the assets, liabilities and business of GWBI. Prior to the formation transactions, the Company held no assets other than a $100 equity contribution, and the Company had not engaged in any business or other activities other than in connection with its formation and as the registrant for an initial public offering of common stock. Because GWBI and the Company were under

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Notes to Consolidated Financial Statements

common control at the time of the formation transactions, the Company’s acquisition of GWBI was accounted for as a transaction among entities under common control. The accompanying consolidated financial statements give effect retrospectively to the combination of the Company, GWBI and the Bank for all periods presented.

In addition, the Company’s certificate of incorporation was amended on October 17, 2014 to give effect to a 578,861.14-for-1 split of its common stock, resulting in 57,886,114 shares of common stock being issued and outstanding. The consolidated financial statements give effect retrospectively to the stock split.

On October 20, 2014, the Company completed an initial public offering (“IPO”) of 18,400,000 shares of its 57,886,114 outstanding shares of common stock. All of the shares sold in the offering were shares beneficially owned by NAB. NAB continues to beneficially own 39,486,114 shares of our common stock. NAB received all of the net proceeds of $312.16 million from the sale of the shares of common stock sold in the offering. The 18,400,000 shares sold in the offering are listed on the New York Stock Exchange (“NYSE”) under the symbol GWB.

On September 26, 2014, the Board of Directors adopted, and on October 10, 2014 our shareholder, approved the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”), the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (the “2014 Director Plan”), and the Great Western Bancorp, Inc. Executive Incentive Compensation Plan (the “Bonus Plan”). Upon completion of our IPO, the Company granted a total of 216,724 shares of our common stock underlying performance stock units and 65,834 shares of our common stock underlying restricted stock units to certain of our employees. Additionally, a total of 6,666 shares of our common stock underlying performance stock units and 12,221 shares of our common stock underlying restricted stock units were granted to our independent non-employee directors and a non-employee director of our bank.

The Company evaluated subsequent events through the date its consolidated financial statements were issued. Other than those events described above, there were no other material events that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations” (“ASC 805”). The Company recognizes the fair value of the assets acquired and liabilities assumed, immediately expenses transaction costs and accounts for restructuring plans separately from the business combination. There is no separate recognition of the acquired allowance for loan losses on the acquirer’s balance sheet as credit related factors are incorporated directly into the fair value of the loans recorded at the acquisition date. The excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired is recorded as goodwill. Alternatively, a bargain purchase gain is recorded equal to the amount by which the fair value of assets purchased exceeds the fair value of liabilities assumed and consideration paid.

Results of operations of the acquired business are included in the consolidated statements of comprehensive income from the effective date of acquisition.

Cash and Due From Banks

For purposes of the consolidated statements of cash flows, management has defined cash and cash equivalents to include cash on hand, amounts due from banks (including cash items in process of clearing), and amounts held at other financial institutions with an initial maturity of 90 days or less.

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Notes to Consolidated Financial Statements

Securities

The Company classifies securities upon purchase in one of three categories: trading, held-to-maturity, or available-for-sale. Debt and equity securities held for resale are classified as trading. Debt securities for which the Company has the ability and positive intent to hold until maturity are classified as held-to-maturity. All other securities are classified as available-for-sale as they may be sold prior to maturity in response to changes in the Company’s interest rate risk profile, funding needs, demand for collateralized deposits by public entities or other reasons.

Held-to-maturity securities are stated at amortized cost, which represents actual cost adjusted for premium amortization and discount accretion. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of related taxes, included in stockholder’s equity as a component of accumulated other comprehensive income (loss).

Trading securities are stated at fair value. Realized and unrealized gains and losses from sales and fair value adjustments of trading securities are included in other noninterest income in the consolidated statements of comprehensive income.

Purchases and sales of securities are recognized on a trade date basis. The cost of securities sold is based on the specific identification method.

Declines in the fair value of investment securities available for sale (with certain exceptions for debt securities noted below) that are deemed to be other-than-temporary are recognized in earnings as a realized loss, and a new cost basis for the securities is established. In evaluating other-than-temporary impairment, management considers the length of time and extent to which the fair value has been less than amortized cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value in the near term. Declines in the fair value of debt securities below amortized cost are deemed to be other-than-temporary in circumstances where: (1) the Company has the intent to sell a security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the Company does not expect to recover the entire amortized cost basis of the security. If the Company intends to sell a security or if it is more likely than not that the Company will be required to sell the security before recovery, an other-than-temporary impairment loss is recognized in earnings equal to the difference between the security’s amortized cost basis and its fair value. If the Company does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the other-than-temporary impairment write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income.

Interest and dividends, including amortization of premiums and accretion of discounts, are recognized as interest or dividend income when earned. Realized gains and losses on sales (using the specific identification method) and declines in value judged to be other-than-temporary are included in noninterest income in the consolidated statements of comprehensive income (loss).

Federal Home Loan Bank Stock

Investments in the Federal Home Loan Bank (“FHLB”) stock are restricted as to redemption and are carried at cost. Investments in FHLB stock are reviewed regularly for possible other-than-temporary impairment, and the cost basis of this investment is reduced by any declines in value determined to be other-than-temporary.

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Notes to Consolidated Financial Statements

Loans

The Company’s accounting method for loans differs depending on whether the loans were originated or purchased and, for purchased loans, whether the loans were acquired at a discount related to evidence of credit deterioration since date of origination.

Originated Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are reported at their outstanding principal balance, adjusted for charge-offs, the allowance for loan losses, and any unamortized deferred fees or costs. Other fees, not associated with originating a loan are recognized as fee income when earned.

Interest income on loans is accrued daily on the outstanding balances. Accrual of interest is discontinued when management believes, after considering collection efforts and other factors, the borrower’s financial condition is such that collection of interest is doubtful. Generally, when loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Loans are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest.

The Company has elected to measure certain long-term loans and written loan commitments at fair value to assist in managing interest rate risk for longer-term loans. Fair value loans are fixed-rate loans having original maturities of 5 years or greater (typically between 5 and 15 years) to our business and agribusiness banking customers to assist them in facilitating their risk management strategies. The fair value option was elected upon the origination or acquisition of these loans and written loan commitments. Interest income is recognized in the same manner on loans reported at fair value as on non-fair value loans, except in regard to origination fees and costs which are recognized immediately upon closing. The changes in fair value of long-term loans and written loan commitments at fair value are reported in noninterest income.

For loans held for sale, loan fees charged or received on origination, net of certain direct loan origination costs, are recognized in income when the related loan is sold. For loans held for investment, loan fees, net of certain direct loan origination costs, are deferred, and the net amount is amortized as an adjustment of the related loan’s yield. The Company is generally amortizing these amounts over the contractual lives of the loans. Commitment fees are recognized as income when received.

The Company grants commercial, agricultural, consumer, residential real estate, and other loans to customers primarily in Arizona, Colorado, Iowa, Kansas, Missouri, Nebraska, and South Dakota. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the borrower. Collateral held varies but includes accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial and agricultural properties. Government guarantees are also obtained for some loans, which reduces the Company’s risk of loss.

Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. Loans held for sale include fixed rate single-family residential mortgage loans under contract to be sold in the secondary market. In most cases, loans in this category are sold within 45 days. These loans are sold with the mortgage servicing rights released. Under limited circumstances, buyers may have recourse to return a purchased loan to the Company. Recourse conditions may include early payment default, breach of representation or warranties, or documentation deficiencies.

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Notes to Consolidated Financial Statements

Fair value of loans held for sale is determined based on prevailing market prices for loans with similar characteristics, sale contract prices, or, for certain portfolios, discounted cash flow analyses. Declines in fair value below cost (and subsequent recoveries) are recognized in net gain on sale of loans. Deferred fees and costs related to these loans are not amortized but are recognized as part of the cost basis of the loan at the time it is sold. Gains or losses on sales are recognized upon delivery and included in net gain on sale of loans.

Purchased Loans

Loans acquired (non-impaired and impaired) in a business acquisition are recorded at their fair value at the acquisition date. Credit discounts are included in the determination of fair value; therefore, an allowance for loan losses is not recorded at the acquisition date.

In determining the acquisition date fair value of purchased loans with evidence of credit deterioration (“purchased impaired loans”), and in subsequent accounting, the Company generally aggregates impaired purchased consumer and certain smaller balance impaired commercial loans into pools of loans with common risk characteristics, while accounting for larger-balance impaired commercial loans individually. Expected cash flows at the acquisition date in excess of the fair value of loans are recorded as interest income over the life of the loans using a level-yield method.

Management estimates the cash flows expected to be collected at acquisition and at subsequent measurement dates using internal risk models, which incorporate the estimate of key assumptions, such as default rates, loss severity, and prepayment speeds. Subsequent to the acquisition date, decreases in cash flows over those expected at the acquisition date are recognized by recording an allowance for loan losses. Subsequent increases in cash flow over those expected at the acquisition date are recognized as reductions to allowance for loan losses to the extent impairment was previously recognized and thereafter as interest income prospectively.

For purchased loans not deemed impaired at the acquisition date, the difference between the fair value of the loans and the expected cash flows of the loans at acquisition date is recognized in interest income on a level-yield method over the life of the loans. Credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value. Subsequent to the purchase date, the methods utilized to estimate the required allowance for loan losses for these loans is similar to originated loans; however, the Company records a provision for loan losses only when the required allowance exceeds any remaining credit discounts.

Credit Risk Management

The Company’s strategy for credit risk management includes well-defined, centralized credit policies, uniform underwriting criteria and ongoing risk monitoring and review processes for all credit exposures. The strategy also emphasizes diversification on a geographic, industry, and customer level; regular credit examinations; and management reviews of loans exhibiting deterioration of credit quality. The credit risk management strategy also includes a credit risk assessment process that performs assessments of compliance with commercial and consumer credit policies, risk ratings, and other critical credit information. Loan decisions are documented with respect to the borrower’s business, purpose of the loan, evaluation of the repayment source, and the associated risks, evaluation of collateral, covenants and monitoring requirements, and risk rating rationale.

The Company categorizes its loan portfolio into six classes, which is the level at which it develops and documents a systematic methodology to determine the allowance for loan losses.

The Company’s six loan portfolio classes are residential real estate, commercial real estate, commercial non real estate, agriculture, consumer and other lending.

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Notes to Consolidated Financial Statements

The residential real estate lending class includes loans made to consumer customers including residential mortgages, residential construction loans and home equity loans and lines. These loans are typically fixed rate loans secured by residential real estate. Home equity lines are revolving accounts giving the borrower the ability to draw and repay balances repeatedly, up to a maximum commitment, and are secured by residential real estate. Home equity lines typically have variable rate terms which are benchmarked to a prime rate. Historical loss history is the primary factor in determining the allowance for loan losses for the residential real estate lending class. Key risk characteristics relevant to residential real estate lending class loans primarily relate to the borrower’s capacity and willingness to repay and include unemployment rates and other economic factors, and customer payment history. These risk characteristics, among others, are reflected in the environmental factors considered in determining the allowance for loan losses.

The commercial real estate lending class includes loans made to small and middle market businesses, including multifamily properties. Loans in this class are secured by commercial real estate. Historical loss history and updated loan-to-value information on collateral-dependent loans are the primary factors in determining the allowance for loan losses for the commercial real estate lending class. Key risk characteristics relevant to the commercial real estate lending class include the industry and geography of the borrower’s business, purpose of the loan, repayment source, borrower’s debt capacity and financial performance, loan covenants, and nature of pledged collateral. We consider these risk characteristics in assigning risk ratings and estimating environmental factors considered in determining the allowance for loan losses.

The commercial non real estate lending class includes loans made to small and middle market businesses, and loans made to public sector customers. Loans in this class are secured by the operations and cash flows of the borrowers, and any guarantors. Historical loss history and updated loan-to-value information on collateral-dependent loans are the primary factors in determining the allowance for loan losses for the commercial non real estate lending class. Key risk characteristics relevant to the commercial non real estate lending class include the industry and geography of the borrower’s business, purpose of the loan, repayment source, borrower’s debt capacity and financial performance, loan covenants, and nature of pledged collateral. We consider these risk characteristics in assigning risk ratings and estimating environmental factors considered in determining the allowance for loan losses.

The agriculture lending class includes loans made to small and mid-size agricultural individuals and businesses. Loans in this class are secured by agricultural real estate, production, and cash flows, and any guarantors. Historical loss history and updated loan-to-value information on collateral-dependent loans are the primary factors in determining the allowance for loan losses for the agriculture lending class. Key risk characteristics relevant to the agriculture lending class include the geography of the borrower’s operations, commodity prices and weather patterns, purpose of the loan, repayment source, borrower’s debt capacity and financial performance, loan covenants, and nature of pledged collateral. We consider these risk characteristics in assigning risk ratings and estimating environmental factors considered in determining the allowance for loan losses.

The consumer lending class includes loans made to consumer customers including loans secured by automobiles and other installment loans, and the other lending class includes credit card loans and unsecured revolving credit lines. Historical loss history is the primary factor in determining the allowance for loan losses for the consumer and other lending classes. Key risk characteristics relevant to loans in the consumer and other lending classes primarily relate to the borrower’s capacity and willingness to repay and include unemployment rates and other economic factors, and customer payment history. These risk characteristics, among others, are reflected in the environmental factors considered in determining the allowance for loan losses.

The Company classifies all non-consumer loans by credit quality ratings. These ratings are Pass, Watch, Substandard, Doubtful, and Loss. Loans with a Pass and Watch rating represent those loans not classified on the

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Company’s rating scale for problem credits, with loans with a Watch rating being monitored and updated at least quarterly by management. Substandard loans are those where a well-defined weakness has been identified that may put full collection of contractual cash flows at risk. Doubtful loans are those where a well-defined weakness has been identified and a loss of contractual cash flows is known. Substandard and doubtful loans are monitored and updated monthly. All loan risk ratings are updated and monitored on a continuous basis. The Company generally does not risk rate consumer loans unless a default event such as bankruptcy or extended nonperformance takes place. Alternatively, standard credit scoring systems are used to assess credit risks of consumer loans.

Allowance for Loan Losses (“ALL”) and Unfunded Commitments

The Company maintains an allowance for loan losses at a level management believes is appropriate to reserve for credit losses inherent in our loan portfolio. The allowance for loan losses is determined based on an ongoing evaluation, driven primarily by monitoring changes in loan risk grades, delinquencies, and other credit risk indicators, which is inherently subjective.

The Company considers the uncertainty related to certain industry sectors and the extent of credit exposure to specific borrowers within the portfolio. In addition, consideration is given to concentration risks associated with the various loan portfolios and current economic conditions that might impact the portfolio. The Company also considers changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry, or customer-specific concentrations), trends in loan performance, the level of allowance coverage relative to similar banking institutions and macroeconomic factors, such as changes in unemployment rates, gross domestic product, and consumer bankruptcy filings.

All of these estimates are susceptible to significant change. Changes to the allowance for loan losses are made by charges to the provision for loan losses, which is reflected in the consolidated statements of comprehensive income. Loans deemed to be uncollectible are charged off against the allowance for loan losses. Recoveries of amounts previously charged-off are credited to the allowance for loan losses.

The allowance for loan losses consist of reserves for probable losses that have been identified related to specific borrowing relationships that are individually evaluated for impairment (“specific reserve”), as well as probable losses inherent in our loan portfolio that are not specifically identified (“collective reserve”).

The specific reserve relates to impaired loans. A loan is impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due (interest as well as principal) according to the contractual terms of the loan agreement. Specific reserves are determined on a loan-by-loan basis based on management’s best estimate of the Company’s exposure, given the current payment status of the loan, the present value of expected payments, and the value of any underlying collateral. Impaired loans also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance, or other actions intended to maximize collection. Generally, the impairment related to troubled debt restructurings is measured based on the fair value of the collateral, less cost to sell, or the present value of expected payments relative to the unpaid principal balance. If the impaired loan is identified as collateral dependent, then the fair value of the collateral method of measuring the amount of the impairment is utilized. This method requires obtaining an independent appraisal of the collateral and applying a discount factor to the appraised value, if necessary, and including costs to sell.

Management’s estimate for collective reserves reflects losses incurred in the loan portfolio as of the consolidated balance sheet reporting date. Incurred loss estimates primarily are based on historical loss experience and

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

portfolio mix. Incurred loss estimates may be adjusted to reflect current economic conditions and current portfolio trends including credit quality, concentrations, aging of the portfolio, and/or significant policy and underwriting changes.

While management uses the best information available to establish the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in performing the estimates.

Unfunded residential mortgage loan commitments entered into in connection with mortgage loans to be held for sale are considered derivatives and recorded at fair value on the consolidated balance sheets with changes in fair value recorded in other interest income. All other unfunded loan commitments are generally related to providing credit facilities to customers and are not considered derivatives. For purchased loans, the fair value of the unfunded credit commitments is considered in determination of the fair value of the loans recorded at the date of acquisition. Reserves for credit exposure on all other unfunded credit commitments are recorded in other liabilities on the consolidated balance sheets. We maintain a reserve for unfunded commitments at a level we believe to be sufficient to absorb estimated probable losses related to unfunded credit facilities.

FDIC Indemnification Asset and Clawback Liability

In conjunction with a Federal Deposit Insurance Corporation (“FDIC”)-assisted transaction of TierOne Bank in 2010, the Company entered into two loss share agreements with the FDIC, one covering certain single family residential mortgage loans and one covering commercial loans and other assets, with claim periods ending June 2020 and June 2015, respectively. The agreements cover a portion of realized losses on loans, foreclosed real estate and certain other assets. The Company has recorded assets on the consolidated balance sheets (i.e., indemnification assets) representing estimated future amounts recoverable from the FDIC.

Fair values of loans covered by the loss sharing agreements at the acquisition date were estimated based on projected cash flows available based on the expected probability of default, default timing and loss given default, the expected reimbursement rates (generally 80%) from the FDIC and other relevant terms of the loss sharing agreements. The initial fair value was established by discounting these expected cash flows with a market discount rate for instruments with like maturity and risk characteristics.

The loss share assets are measured separately from the related loans and foreclosed real estate and recorded as an FDIC indemnification asset on the consolidated balance sheets because they are not contractually embedded in the loans and are not transferrable with the loans should the Company choose to dispose of them. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses reduce the carrying amount of the loss share assets. Reductions to expected losses on covered assets, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, also reduce the carrying amount of the loss share assets. The rate of accretion of the indemnification asset discount included in interest income slows to mirror the accelerated accretion of the loan discount. Additional expected losses on covered assets, to the extent such expected losses result in the recognition of an allowance for loan losses, increase the carrying amount of the loss share assets. A related increase in the value of the indemnification asset up to the amount covered by the FDIC is calculated based on the reimbursement rates from the FDIC and is included in other noninterest income. The corresponding loan accretion or amortization is recorded as a component of interest income on the consolidated statements of comprehensive income. Although these assets are contractual receivables from the FDIC, there are no contractual interest rates.

As part of the loss sharing agreements, the Company also assumed a liability (“FDIC Clawback Liability”) to be paid within 45 days subsequent to the maturity or termination of the loss sharing agreements that is contingent

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Notes to Consolidated Financial Statements

upon actual losses incurred over the life of the agreements relative to expected losses considered in the consideration paid at acquisition date and the amount of losses reimbursed to the Company under the loss sharing agreements. The liability was recorded at fair value as of the acquisition date. The fair value was based on a discounted cash flow calculation that considered the formula defined in the loss sharing agreements and projected losses. The difference between the fair value at acquisition date and the projected losses is amortized through other noninterest expense. As projected losses and reimbursements are updated, as described above, the FDIC Clawback Liability is adjusted and a gain or loss is recorded in other noninterest expense.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed as incurred. The range of estimated useful lives for buildings and building improvements are 10 to 40 years and 3 to 10 years for furniture and equipment.

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset’s carrying value is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

No long-lived asset impairments were recognized during the years ended September 30, 2014, 2013 or 2012.

Bank Owned Life Insurance (“BOLI”)

BOLI represents life insurance policies on the lives of certain Company officers or former officers for which the Company is the beneficiary. The carrying amount of bank owned life insurance consists of the initial premium paid plus increases in cash value less the carrying amount associated with any death benefits received, and is recorded in other assets. Death benefits paid in excess of the applicable carrying amount are recognized as income, which is exempt from income taxes.

Other Repossessed Property

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Income and expenses from operations of repossessed property are included in other noninterest expense.

Goodwill

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business acquisitions. Goodwill is evaluated annually for impairment. The Company performs its impairment evaluation as of June 30 of each fiscal year. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill are not recognized in the consolidated financial statements. No goodwill impairment was recognized during the years ended September 30, 2014, 2013 or 2012.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Core Deposits and Other Intangibles

Intangible assets consist of core deposits, brand intangible, customer relationships, and other intangibles. Core deposits represent the identifiable intangible value assigned to core deposit bases arising from purchase acquisitions. Brand intangible represents the value associated with the Bank charter. Customer relationships intangible represents the identifiable intangible value assigned to customer relationships arising from a purchase acquisition. Other intangibles represent contractual franchise arrangements under which the franchiser grants the franchisee the right to perform certain functions within a designated geographical area.

The methods and lives used to amortize intangible assets are as follows:

Intangible	Method	Years
Core deposit	Straight-line or effective yield	4.75 – 6.2
Brand intangible	Straight-line	15
Customer relationships	Straight-line	8.5
Other intangibles	Straight-line	5

Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. No intangible asset impairments were recognized during the years ended September 30, 2014, 2013 or 2012.

Derivatives

The Company maintains an overall interest rate risk management strategy that permits the use of derivative instruments to modify exposure to interest rate risk. The Company enters into interest rate swap contracts to offset the interest rate risk associated with borrowers who lock in long-term fixed rates (greater than or equal to 5 years to maturity) through a fixed rate loan. These contracts do not qualify for hedge accounting. Generally, under these swaps, the Company agrees with NAB to exchange the difference between fixed-rate and floating-rate interest amounts based upon notional principal amounts. These interest rate derivative instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value, with changes in fair value reported in net realized and unrealized gain (loss) on derivatives. Since each fixed rate loan is paired with an offsetting derivative contract, the impact to net income is minimized.

The Company enters into forward interest rate lock commitments on mortgage loans to be held for sale, which are commitments to originate loans whereby the interest rate on the loan is determined prior to funding. The Company also has corresponding forward sales contracts related to these interest rate lock commitments. Both the mortgage loan commitments and the related sales contracts are considered derivatives and are recorded at fair value with changes in fair value recorded in other interest income.

Income Taxes

The Company files a consolidated income tax return with National Americas Investment, Inc. (a wholly owned indirect subsidiary of NAB). Income taxes are allocated pursuant to a tax-sharing arrangement, whereby the Company will pay federal and state income taxes as if it were filing on a stand-alone basis. Income tax expense includes two components: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over income. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Liabilities related to uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.

The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and/or penalties related to income tax matters in other interest and noninterest expense.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company-put presumptively beyond reach of the Company and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at amounts at which the securities were financed, plus accrued interest.

Revenue Recognition

The Company recognizes revenue as it is earned based on contractual terms, as transactions occur, or as services are provided and collectability is reasonably assured. Certain specific policies related to service charges and other fees include the following:

Deposit Service Charges

Service charges on deposit accounts are primarily fees related to customer overdraft events and not sufficient funds fees, net of any refunded fees, and are recognized as transactions occur and services are provided. Service charges on deposit accounts also relate to monthly fees based on minimum balances, and are earned as transactions occur and services are provided.

Interchange Fees

Interchange fees include interchange income from consumer debit card transactions processed through card association networks. Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network. Interchange fees are set by the card association networks and are based on cardholder purchase volumes.

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Notes to Consolidated Financial Statements

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income (loss) consists entirely of unrealized appreciation (depreciation) on available-for-sale securities.

New Accounting Pronouncements

In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11, Disclosures about Offsetting Assets and Liabilities. Under the ASU, an entity is required to disclose both gross and net information about instruments and transactions eligible for offset in the balance sheet, as well as instruments and transactions subject to an agreement similar to a master netting agreement. In January 2013, the FASB released ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which amended ASU 2011-11 to specifically include only derivatives accounted for under Topic 815, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset or subject to an enforceable master netting arrangement. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods therein, with retrospective application required. The adoption of these accounting pronouncements did not have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The update amends existing literature to eliminate diversity in practice by clarifying and defining when an in substance repossession or foreclosure occurs. The terms “in substance a repossession or foreclosure” and “physical possession” are not currently defined in the accounting literature, resulting in diversity in practice when a creditor derecognizes a loan receivable and recognizes the real estate property collateralizing the loan receivable as an asset. Additionally, the update requires interim and annual disclosures of both the amount of foreclosed residential real estate property and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The update is effective for annual periods and the interim periods within those annual periods beginning after December 15, 2014. The adoption of the update to existing standards is not expected to have a material impact to the Company’s consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers (Topic 606)”, which does not apply to financial instruments. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this ASU recognized at the date of initial application. Early application is not permitted. The Company is assessing the impact of ASU 2014-09 on its accounting and disclosures.

2. Restrictions on Cash and Due from Banks

The Company is required to maintain reserve balances in cash and on deposit with the Federal Reserve based on a percentage of deposits. The total requirement was approximately $50.36 million and $52.66 million at September 30, 2014 and 2013, respectively.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

3. Securities

The amortized cost and approximate fair value of investments in securities, all of which are classified as available for sale according to management’s intent, are summarized as follows (in thousands):

	Amortized	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of September 30, 2014
U.S. Treasury securities	$222,868	$31	$(174)	$222,725
Mortgage-backed securities:
Government National Mortgage Association	1,113,363	4,639	(14,587)	1,103,415
Federal National Mortgage Association	—	—	—	—
States and political subdivision securities	2,188	1	—	2,189
Corporate debt securities	11,732	141	—	11,873
Other	1,006	34	—	1,040

	$1,351,157	$4,846	$(14,761)	$1,341,242

	Amortized	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of September 30, 2013
U.S. Treasury securities	$—	$—	$—	$—
Mortgage-backed securities:
Government National Mortgage Association	1,470,822	9,634	(21,013)	1,459,443
Federal National Mortgage Association	1	—	—	1
States and political subdivision securities	3,513	19	—	3,532
Corporate debt securities	11,889	133	(9)	12,013
Other	5,449	17	(6)	5,460

	$1,491,674	$9,803	$(21,028)	$1,480,449

The amortized cost and approximate fair value of debt securities available for sale as of September 30, 2014 and 2013, by contractual maturity, are shown below. Maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties.

	September 30, 2014		September 30, 2013
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$7,207	$7,218	$1,497	$1,514
Due after one year through five years	223,282	223,140	6,988	7,123
Due after five years through ten years	6,299	6,429	6,917	6,908
Due after ten years	—	—	—	—

	236,788	236,787	15,402	15,545
Mortgage-backed securities	1,113,363	1,103,415	1,470,823	1,459,444
Securities without contractual maturities	1,006	1,040	5,449	5,460

	$1,351,157	$1,341,242	$1,491,674	$1,480,449

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Proceeds from sales of securities available for sale were $47.31 million, $72.44 million and $542.8 million for the years ended September 30, 2014, 2013 and 2012, respectively. Gross gains of $0.95 million, $1.70 million and $7.67 million and gross losses of $0.86 million, $0.78 million and $0.36 million were realized on the sales for the years ended September 30, 2014, 2013 and 2012, respectively, using the specific identification method.

Securities with a carrying value of approximately $1,132.31 million and $1,090.37 million at September 30, 2014 and 2013, respectively, were pledged as collateral on public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law. The counterparties do not have the right to sell or pledge the securities the Company has pledged as collateral.

As detailed in the following tables, certain investments in debt securities, which are approximately 64% and 62% of the Company’s investment portfolio at September 30, 2014 and 2013, respectively, are reported in the consolidated financial statements at an amount less than their amortized cost. Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information, implicit or explicit government guarantees, and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary. As the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before the recovery of their amortized cost basis, which may be maturity, the Company does not consider the securities to be other than temporarily impaired at September 30, 2014 or 2013. For the years ended September 30, 2014, 2013 and 2012, the Company did not recognize any other-than-temporary impairment.

The following table presents the Company’s gross unrealized losses and approximate fair value in investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 months		September 30, 2014 12 months or more		Total
	Fair Value	Unrealized	Fair Value	Unrealized	Fair Value	Unrealized
U.S. Treasury securities	$98,344	$(174)	$—	$—	$98,344	$(174)
Mortgage-backed securities	24,625	(125)	730,171	(14,462)	754,796	(14,587)
Corporate debt securities	—	—	—	—	—	—
Other	—	—	—	—	—	—

	$122,969	$(299)	$730,171	$(14,462)	$853,140	$(14,761)

	Less than 12 months		September 30, 2013 12 months or more		Total
	Fair Value	Unrealized	Fair Value	Unrealized	Fair Value	Unrealized
Mortgage-backed securities	$852,344	$(19,469)	$56,781	$(1,544)	$909,125	$(21,013)
Corporate debt securities	4,436	(9)	—	—	4,436	(9)
Other	—	—	4,986	(6)	4,986	(6)

	$856,780	$(19,478)	$61,767	$(1,550)	$918,547	$(21,028)

The Company’s investments in nonmarketable equity securities are all stock of the Federal Home Loan Bank. The carrying value of Federal Home Loan Bank stock was $35.92 million and $28.77 million as of September 30, 2014 and 2013, respectively, and is reported in other assets on the consolidated balance sheets. No indicators of impairment related to FHLB stock were identified during fiscal year 2014, 2013 or 2012.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

The components of other comprehensive income from net unrealized gains (losses) on securities available for sale for the years ended September 30, 2014, 2013 and 2012 are as follows (in thousands):

	2014	2013	2012
Beginning balance accumulated other comprehensive income	$(7,081)	$19,111	$16,542
Net unrealized holding gain (loss) arising during the period	1,400	(40,651)	11,376
Reclassification adjustment for net gain realized in net income	(90)	(917)	(7,305)

Net change in unrealized gain (loss) before income taxes	1,310	(41,568)	4,071
Income tax benefit (expense)	(386)	15,376	(1,502)

Net change in unrealized gain (loss) on securities after taxes	924	(26,192)	2,569

Ending balance accumulated other comprehensive income (loss)	$(6,157)	$(7,081)	$19,111

4. Loans

The composition of net loans as of September 30, 2014 and 2013, is as follows (in thousands):

	2014	2013
Residential real estate	$901,605	$906,469
Commercial real estate	2,541,194	2,311,974
Commercial non real estate	1,571,640	1,481,756
Agriculture	1,681,209	1,587,248
Consumer	90,086	101,477
Other	34,243	24,711

	6,819,977	6,413,635
Less:
Allowance for loan losses	(47,518)	(55,864)
Unamortized discount on acquired loans	(25,638)	(34,717)
Unearned net deferred fees and costs and loans in process	(6,872)	(16,245)

	$6,739,949	$6,306,809

The loan breakouts above include loans covered by FDIC loss sharing agreements totaling $234.04 million and $347.41 million as of September 30, 2014 and 2013, respectively, residential real estate loans held for sale totaling $10.38 million and $8.27 million at September 30, 2014 and 2013, respectively, and $985.41 million and $841.86 million of loans and written loan commitments accounted for at fair value as of September 30, 2014 and 2013, respectively.

Unamortized net deferred fees and costs totaled $6.27 million and $5.19 million as of September 30, 2014 and 2013, respectively.

Loans in process represent loans that have been funded as of the balance sheet dates but not classified into a loan category and loan payments received as of the balance sheet dates that have not been applied to individual loan accounts. Loans in process totaled $0.60 million and $11.05 million as of September 30, 2014 and 2013, respectively.

Loans guaranteed by agencies of the U.S. government totaled $106.46 million and $104.04 million at September 30, 2014 and 2013, respectively.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Principal balances of residential real estate loans sold totaled $214.25 million and $450.01 million for the years end September 30, 2014 and 2013, respectively.

The following table presents the Company’s nonaccrual loans at September 30, 2014 and 2013 (in thousands), excluding loans covered under the FDIC loss-sharing agreements. Loans greater than 90 days past due and still accruing interest as of September 30, 2014 and 2013, were not significant.

Nonaccrual loans	2014	2013
Residential real estate	$6,671	$8,746
Commercial real estate	20,767	57,652
Commercial non real estate	4,908	6,641
Agriculture	11,453	8,236
Consumer	146	226

Total	$43,945	$81,501

The following table (in thousands) presents the Company’s past due loans at September 30, 2014 and 2013. This table is presented net of unamortized discount on acquired loans and excludes loans measured at fair value with changes in fair value reported in earnings of $985.41 million for 2014 and $841.86 million for 2013.

As of September 30, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables
Residential real estate	$675	$611	$2,581	$3,867	$760,887	$764,754
Commercial real estate	11,050	819	3,384	15,253	1,988,585	2,003,838
Commercial non real estate	1,761	6,228	744	8,733	1,303,925	1,312,658
Agriculture	16	368	4,205	4,589	1,364,960	1,369,549
Consumer	244	18	49	311	89,528	89,839
Other	—	—	—	—	34,243	34,243

	13,746	8,044	10,963	32,753	5,542,128	5,574,881
Loans covered by FDIC loss sharing agreements	1,960	1,252	3,728	6,940	227,096	234,036

Total	$15,706	$9,296	$14,691	$39,693	$5,769,224	$5,808,917

As of September 30, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables
Residential real estate	$625	$955	$4,942	$6,522	$721,333	$727,855
Commercial real estate	431	158	9,639	10,228	1,797,884	1,808,112
Commercial non real estate	1,342	198	2,821	4,361	1,219,731	1,224,092
Agriculture	102	4,040	2,867	7,009	1,297,208	1,304,217
Consumer	340	65	44	449	100,214	100,663
Other	—	—	—	—	24,711	24,711

	2,840	5,416	20,313	28,569	5,161,081	5,189,650
Loans covered by FDIC loss sharing agreements	1,307	3,861	6,632	11,800	335,608	347,408

Total	$4,147	$9,277	$26,945	$40,369	$5,496,689	$5,537,058

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

The composition of the loan portfolio by internal risk rating is as follows as of September 30, 2014 and 2013. This table (in thousands) is presented net of unamortized discount on acquired loans and excludes loans measured at fair value with changes in fair value reported in earnings of $985.41 million for 2014 and $841.86 million for 2013:

As of September 30, 2014	Residential Real Estate	Commercial Real Estate	Commercial Non Real Estate	Agriculture	Consumer	Other	Total
Credit Risk Profile by Internally Assigned Grade
Grade:
Pass	$747,485	$1,867,866	$1,218,558	$1,202,145	$89,197	$34,243	$5,159,494
Watchlist	5,320	84,132	65,628	132,262	381	—	287,723
Substandard	11,290	51,692	27,499	35,107	242	—	125,830
Doubtful	659	148	798	35	19	—	1,659
Loss	—	—	175	—	—	—	175

Ending balance	764,754	2,003,838	1,312,658	1,369,549	89,839	34,243	5,574,881
Loans covered by FDIC loss sharing agreements	127,115	95,467	9,390	2,004	60	—	234,036

Total	$891,869	$2,099,305	$1,322,048	$1,371,553	$89,899	$34,243	$5,808,917

As of September 30, 2013	Residential Real Estate	Commercial Real Estate	Commercial Non Real Estate	Agriculture	Consumer	Other	Total
Credit Risk Profile by Internally Assigned Grade
Grade:
Pass	$707,859	$1,652,694	$1,144,131	$1,192,357	$100,087	$24,711	$4,821,839
Watchlist	5,779	72,924	52,576	87,596	164	—	219,039
Substandard	13,039	78,244	23,538	23,963	398	—	139,182
Doubtful	1,178	4,250	3,847	301	14	—	9,590
Loss	—	—	—	—	—	—	—

Ending balance	727,855	1,808,112	1,224,092	1,304,217	100,663	24,711	5,189,650
Loans covered by FDIC loss sharing agreements	167,835	150,745	28,163	525	140	—	347,408

Total	$895,690	$1,958,857	$1,252,255	$1,304,742	$100,803	$24,711	$5,537,058

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Impaired Loans

The following table presents the Company’s impaired loans (in thousands). This table excludes loans covered by FDIC loss sharing agreements:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
September 30, 2014
Impaired loans:
With an allowance recorded:
Residential real estate	$12,107	$12,737	$2,529	$13,572
Commercial real estate	62,155	64,597	2,017	84,490
Commercial non real estate	32,522	37,882	3,927	31,827
Agriculture	35,528	37,958	1,155	30,546
Consumer	280	491	51	346

	$142,592	$153,665	$9,679	$160,781

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
September 30, 2013
Impaired loans:
With an allowance recorded:
Residential real estate	$15,037	$16,815	$3,217	$15,716
Commercial real estate	106,824	123,523	5,341	106,780
Commercial non real estate	31,132	32,557	5,607	34,817
Agriculture	25,563	29,632	3,022	15,522
Consumer	412	656	90	554

	$178,968	$203,183	$17,277	$173,389

There were no impaired loans with no valuation allowance as of September 30, 2014 or 2013. Interest income recognized on impaired loans was $5.87 million and $7.87 million for the years ended September 30, 2014 and 2013, respectively.

Valuation adjustments made to repossessed properties for the years ended September 30, 2014 and 2013, totaled $9.69 million and $4.03 million, respectively, and are included in other noninterest expense.

Troubled Debt Restructured Loans

Included in certain loan categories in the impaired loans are troubled debt restructurings (“TDRs”) that were classified as impaired. These TDRs do not include purchased impaired loans. When the Company grants concessions to borrowers such as reduced interest rates or extensions of loan periods that would not be considered other than because of borrowers’ financial difficulties, the modification is considered a TDR. Specific reserves included in the allowance for loan losses for TDRs were $3.18 million and $6.43 million at September 30, 2014 and 2013, respectively. Commitments to lend additional funds to borrowers whose loans were modified in a TDR were not significant as of September 30, 2014 or 2013.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

The following table presents the recorded value of the Company’s TDR balances as of September 30, 2014 and 2013 (in thousands):

	September 30, 2014		September 30, 2013
	Accruing	Nonaccrual	Accruing	Nonaccrual
Residential real estate	$1,112	$1,730	$662	$1,100
Commercial real estate	25,177	6,884	29,373	49,736
Commercial non real estate	6,753	1,785	4,769	5,007
Agriculture	3,780	9,994	4,326	7,268
Consumer	35	22	—	29

Total	$36,857	$20,415	$39,130	$63,140

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

The following table presents a summary of all accruing loans restructured in TDRs during the years ended September 30, 2014 and 2013:

	Year ended September 30, 2014			Year ended September 30, 2013
($ in thousands)	Number	Recorded Investment		Number	Recorded Investment
		Pre- Modification	Post- Modification		Pre- Modification	Post- Modification
Residential real estate
Rate modification	—	$—	$—	—	$—	$—
Term extension	6	206	206	7	663	663
Payment modification	6	474	474	—	—	—
Bankruptcy	9	338	338	1	5	5
Other	2	49	49	—	—	—

Total residential real estate	23	1,067	1,067	8	668	668

Commercial real estate
Rate modification	—	—	—	2	990	990
Term extension	3	109	109	7	4,158	4,158
Payment modification	2	2,911	2,911	3	13,497	13,497
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total commercial real estate	5	3,020	3,020	12	18,645	18,645

Commercial non real estate
Rate modification	—	—	—	1	529	529
Term extension	7	2,183	2,183	10	14,851	14,851
Payment modification	10	3,593	3,593	9	2,759	2,759
Bankruptcy	—	—	—	—	—	—
Other	5	945	945	—	—	—

Total commercial non real estate	22	6,721	6,721	20	18,139	18,139

Agriculture
Rate modification	—	—	—	—	—	—
Term extension	5	2,755	2,755	6	2,008	2,008
Payment modification	—	—	—	2	1,949	1,949
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total agriculture	5	2,755	2,755	8	3,957	3,957

Consumer
Rate modification	—	—	—	—	—	—
Term extension	—	—	—	1	3	3
Payment modification	4	21	21	—	—	—
Bankruptcy	—	—	—	—	—	—
Other	2	28	28	—	—	—

Total consumer	6	49	49	1	3	3

Total accruing	61	$13,612	$13,612	49	$41,412	$41,412

Change in recorded investment due to principal paydown at time of modification	—	—		—	—	—
Change in recorded investment due to chargeoffs at time of modification	—	—	—	—	—

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

The following table presents a summary of all non-accruing loans restructured in TDRs during the years ended September 30, 2014 and 2013:

	Year ended September 30, 2014			Year ended September 30, 2013
($ in thousands)	Number	Recorded Investment		Number	Recorded Investment
		Pre- Modification	Post- Modification		Pre- Modification	Post- Modification
Residential real estate
Rate modification	5	$119	$119	—	$—	$—
Term extension	13	351	351	15	638	638
Payment modification	6	219	219	—	—	—
Bankruptcy	7	275	275	2	336	336
Other	11	425	425	2	147	147

Total residential real estate	42	1,389	1,389	19	1,121	1,121

Commercial real estate
Rate modification	3	1,618	1,618	2	310	310
Term extension	2	4,031	4,031	7	2,448	2,448
Payment modification	—	—	—	7	17,578	17,578
Bankruptcy	—	—	—	3	3,162	3,162
Other	1	87	87	—	—	—

Total commercial real estate	6	5,736	5,736	19	23,498	23,498

Commercial Non Real Estate
Rate modification	—	—	—	1	1,067	1,067
Term extension	10	438	438	8	1,127	1,127
Payment modification	1	36	36	3	2,051	1,416
Bankruptcy	1	10	10	—	—	—
Other	—	—	—	—	—	—

Total commercial non real estate	12	484	484	12	4,245	3,610

Agriculture
Rate modification	—	—	—	—	—	—
Term extension	3	831	831	3	768	768
Payment modification	—	—	—	4	6,196	6,196
Bankruptcy	—	—	—	—	—	—
Other	2	511	511	—	—	—

Total agriculture	5	1,342	1,342	7	6,964	6,964

Consumer
Rate modification	—	—	—	2	11	11
Term extension	2	15	15	5	30	30
Payment modification	1	2	2	—	—	—
Bankruptcy	—	—	—	—	—	—
Other	2	9	9	—	—	—

Total consumer	5	26	26	7	41	41

Total non-accruing	70	$8,977	$8,977	64	$35,869	$35,234

Change in recorded investment due to principal paydown at time of modification	—	—	—	—	—	—
Change in recorded investment due to chargeoffs at time of modification	—	—	—	1	$635	—

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

For the years ended September 30, 2014 and 2013, the table below represents defaults on loans that were first modified during the respective fiscal year, that became 90 days or more delinquent or were charged-off during the respective fiscal year.

($ in thousands)	Years Ended September 30, 2014		Years Ended September 30, 2013
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Residential real estate	11	$419	5	$647
Commercial real estate	—	—	7	4,401
Commercial non real estate	8	313	1	1,067
Agriculture	2	935	6	5,739
Consumer	1	—	—	—

	22	$1,667	19	$11,854

The majority of loans that were modified and subsequently became 90 days or more delinquent have remained on nonaccrual status since the time of modification.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

5. Allowance for Loan Losses

The following table presents the Company’s allowance for loan losses roll forward and respective loan balances for 2014 and 2013. This table (in thousands) is presented net of unamortized discount on acquired loans and excludes loans measured at fair value with changes in fair value reported in earnings of $985.41 million, loans held for sale of $10.38 million, and guaranteed loans of $106.46 million for 2014 and loans measured at fair value with changes in fair value reported in earnings of $841.86 million, loans held for sale of $8.27 million, and guaranteed loans of $104.04 million for 2013.

As of September 30, 2014	Residential Real Estate	Commercial Real Estate	Commercial Non Real Estate	Agriculture	Consumer	Other	Total
Allowance for loan losses

Beginning balance October 1, 2013	$11,779	$22,562	$11,222	$9,296	$312	$693	$55,864
Charge-offs	(631)	(3,199)	(5,380)	(2,429)	(211)	(1,893)	(13,743)
Recoveries	233	1,470	1,439	58	156	1,357	4,713
Provision	(788)	(4,114)	4,980	3,730	(18)	666	4,456
Impairment of loans acquired with deteriorated credit quality	(2,251)	165	(1,711)	—	25	—	(3,772)

Ending balance September 30, 2014	$8,342	$16,884	$10,550	$10,655	$264	$823	$47,518

Ending balance: individually evaluated for impairment	$2,528	$1,953	$3,909	$1,152	$51	$—	$9,593

Ending balance: collectively evaluated for impairment	$3,030	$12,034	$6,641	$9,503	$188	$823	$32,219

Ending balance: loans acquired with deteriorated credit quality	$2,784	$645	$—	$—	$25	$—	$3,454

Ending balance: loans acquired without deteriorated credit quality	$—	$2,252	$—	$—	$—	$—	$2,252

Financing receivables
Ending balance	$879,971	$2,057,456	$1,266,103	$1,364,399	$89,899	$34,243	$5,692,071

Ending balance: individually evaluated for impairment	$9,384	$38,457	$28,298	$25,655	$166	$—	$101,960

Ending balance: collectively evaluated for impairment	$649,970	$1,874,474	$1,224,035	$1,319,343	$85,065	$34,243	$5,187,130

Ending balance: loans acquired with deteriorated credit quality	$102,987	$49,202	$6,361	$1,746	$1,843	$—	$162,139

Ending balance: loans acquired without deteriorated credit quality	$117,630	$95,323	$7,409	$17,655	$2,825	$—	$240,842

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

As of September 30, 2013	Residential Real Estate	Commercial Real Estate	Commercial Non Real Estate	Agricultural	Consumer	Other	Total
Allowance for loan losses

Beginning balance October 1, 2012	$14,761	$30,234	$18,979	$6,906	$542	$456	$71,878
Charge-offs	(1,766)	(19,648)	(3,636)	(4,069)	(244)	(1,851)	(31,214)
Recoveries	279	689	1,206	22	396	1,034	3,626
Provision	1,043	10,925	(5,427)	6,437	(382)	1,054	13,650
Impairment of loans acquired with deteriorated credit quality	(2,538)	362	100	—	—	—	(2,076)

Ending balance September 30, 2013	$11,779	$22,562	$11,222	$9,296	$312	$693	$55,864

Ending balance: individually evaluated for impairment	$3,212	$5,095	$5,594	$3,016	$90	$—	$17,007

Ending balance: collectively evaluated for impairment	$3,533	$16,986	$3,897	$6,280	$222	$693	$31,611

Ending balance: loans acquired with deteriorated credit quality	$5,034	$481	$1,731	$—	$—	$—	$7,246

Ending balance: loans acquired without deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Financing receivables
Ending balance	$885,245	$1,926,828	$1,191,500	$1,295,661	$100,803	$24,711	$5,424,748

Ending balance: individually evaluated for impairment	$8,917	$77,620	$27,527	$23,719	$292	$—	$138,075

Ending balance: collectively evaluated for impairment	$589,104	$1,623,274	$1,136,611	$1,240,281	$91,178	$24,711	$4,705,159

Ending balance: loans acquired with deteriorated credit quality	$129,905	$85,022	$8,179	$—	$3,202	$—	$226,308

Ending balance: loans acquired without deteriorated credit quality	$157,319	$140,912	$19,183	$31,661	$6,131	$—	$355,206

The reserve for unfunded loan commitments was $0.4 million at both September 30, 2014 and 2013.

6. Accounting for Certain Loans Acquired with Deteriorated Credit Quality

In June 2010, the Company acquired certain loans that had deteriorated credit quality. Loan accounting specific to these purchased impaired loans addresses differences between contractual cash flows expected to be collected

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

from the initial investment in loans if those differences are attributable, at least in part, to credit quality. Several factors were considered when evaluating whether a loan was considered a purchased impaired loan, including the delinquency status of the loan, updated borrower credit status, geographic information, and updated loan-to-values (“LTV”). U.S. GAAP allows purchasers to aggregate purchased impaired loans acquired in the same fiscal quarter in one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

Loan pools are periodically reassessed to determine expected cash flows. In determining the expected cash flows, the timing of cash flows and prepayment assumptions for smaller, homogenous loans are based on statistical models that take into account factors such as the loan interest rate, credit profile of the borrowers, the years in which the loans were originated, and whether the loans are fixed or variable rate loans. Prepayments may be assumed on large individual loans that consider similar prepayment factors listed above for smaller homogenous loans. The re-assessment of purchased impaired loans resulted in the following changes in the accretable yield during 2014 and 2013 (in thousands):

Balance at September 30, 2012	$93,859
Accretion	(29,674)
Reclassification from nonaccretable difference	6,815
Disposals	(3,340)

Balance at September 30, 2013	67,660
Accretion	(18,204)
Reclassification from nonaccretable difference	6,252
Disposals	(4,819)

Balance at September 30, 2014	$50,889

The reclassifications from nonaccretable difference noted in the table above represent instances where specific pools of loans are expected to perform better over the remaining lives of the loans than expected at the prior re-assessment date.

The following table provides purchased impaired loans at September 30, 2014 and September 30, 2013 (in thousands):

	September 30, 2014			September 30, 2013
	Outstanding Balance[1]	Recorded Investment[2]	Carrying Value[3]	Outstanding Balance[1]	Recorded Investment[2]	Carrying Value[3]
Residential real estate	$115,863	$102,987	$100,203	$143,998	$129,905	$124,871
Commercial real estate	130,825	49,202	48,557	172,706	85,022	84,541
Commercial non real estate	16,697	6,361	6,361	19,539	8,179	6,448
Agriculture	1,747	1,746	1,746	—	—	—
Consumer	2,019	1,843	1,818	3,721	3,202	3,202

Total lending	$267,151	$162,139	$158,685	$339,964	$226,308	$219,062

[1]	Represents the legal balance of loans acquired with deteriorated credit quality.
[2]	Represents the book balance of loans acquired with deteriorated credit quality.
[3]	Represents the book balance of loans acquired with deteriorated credit quality net of the related allowance for loan losses.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Due to improved cash flows of the purchased impaired loans, the reductions to allowance recognized on previous impairments were $4.48 million and $4.58 million for the years ended September 30, 2014 and 2013, respectively.

7. FDIC Indemnification Asset

Under the terms of the purchase and assumption agreement with the FDIC with regard to the TierOne Bank acquisition, the Company is reimbursed for a portion of the losses incurred on covered assets. As covered assets are resolved, whether it be through repayment, short sale of the underlying collateral, the foreclosure on or sale of collateral, or the sale or charge-off of loans or OREO, any differences between the carrying value of the covered assets versus the payments received during the resolution process, that are reimbursable by the FDIC, are recognized as reductions in the FDIC indemnification asset. Any gains or losses realized from the resolution of covered assets reduce or increase, respectively, the amount recoverable from the FDIC. The following table represents a summary of the activity related to the FDIC indemnification asset for the years ended September 2014 and 2013 (in thousands):

	2014	2013
Balance at beginning of year	$45,690	$68,662
Amortization	(14,604)	(14,758)
Changes in expected reimbursements from FDIC for changes in expected credit losses	2,148	522
Changes in reimbursable expenses	2,358	(3,453)
Payments to/(from) the FDIC	(8,914)	(5,283)

Balance at end of year	$26,678	$45,690

The loss claims filed are subject to review, approval, and annual audits by the FDIC or its assigned agents for compliance with the terms in the loss sharing agreements.

8. Premises and Equipment

The major classes of premises and equipment and the total amount of accumulated depreciation as of September 30, 2014 and 2013, are as follows (in thousands):

	2014	2013
Land	$22,539	$23,238
Buildings and building improvements	85,370	88,171
Furniture and equipment	32,117	42,721
Construction in progress	144	55

	140,170	154,185
Accumulated depreciation	(36,463)	(39,805)

	$103,707	$114,380

Depreciation expense was $9.64 million, $10.70 million and $9.58 million for the years ended September 30, 2014, 2013 and 2012, respectively.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

9. Derivative Financial Instruments

In the normal course of business, the Company uses interest rate swaps to manage its interest rate risk and market risk in accommodating the needs of its customers. Also, the Company enters into interest rate lock commitments on mortgage loans to be held for sale, with corresponding forward sales contracts related to these interest rate lock commitments.

Derivative instruments are recognized as either assets or liabilities in the accompanying consolidated financial statements and are measured at fair value.

The following table summarizes the notional amounts and estimated fair values of the Company’s derivative instruments at September 30, 2014 and 2013 (in thousands).

	2014
	Notional Amount	Balance Sheet Location	Positive Fair Value	Negative Fair Value
Derivatives not designated as hedging instruments:
Interest rate swaps	$986,440	Liabilities	$6,213	$(19,286)
Mortgage loan commitments	22,563	Assets	19	—
Mortgage loan forward sale contracts	28,459	Liabilities	—	(19)

	2013
	Notional Amount	Balance Sheet Location	Positive Fair Value	Negative Fair Value
Derivatives not designated as hedging instruments:
Interest rate swaps	$864,040	Liabilities	$12,404	$(13,555)
Mortgage loan commitments	16,040	Assets	375	—
Mortgage loan forward sale contracts	21,881	Liabilities	—	(375)

As with any financial instrument, derivative financial instruments have inherent risk including adverse changes in interest rates. The Company’s exposure to derivative credit risk is defined as the possibility of sustaining a loss due to the failure of the counterparty to perform in accordance with the terms of the contract. Credit risk associated with interest rate swaps is similar to those relating to traditional on-balance sheet financial instruments. The Company manages interest rate swap credit risk with the same standards and procedures applied to its commercial lending activities. Amounts due from NAB to reclaim cash collateral under the interest rate swap master netting arrangements have not been offset against the derivative balances. These receivables are classified on the consolidated balance sheets as cash and were $0 as of September 30, 2014 and 2013, respectively.

The effect of derivatives on the consolidated statements of comprehensive income for the years ended September 30, 2014, 2013 and 2012 (in thousands) was as follows:

	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
		2014	2013	2012
Derivatives not designated as hedging instruments:
Interest rate swaps	Noninterest income	$(11,922)	$40,305	$(19,369)
Mortgage loan commitments	Noninterest income	19	375	(1,661)
Mortgage loan forward sale contracts	Noninterest income	(19)	(375)	1,661

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Netting of Derivatives

The Company has various financial assets and financial liabilities that are subject to enforceable master netting agreements or similar agreements. The Company has entered into an ISDA master netting arrangement with NAB. Under the terms of the master netting arrangements, all transactions between the Company and the counterparty constitute a single business relationship such that in the event of default, the non-defaulting party is entitled to set off claims and apply property held by that party in respect of any transaction against obligations owed. Any payments, deliveries, or other transfers may be applied against each other and netted.

The table below shows total gross derivative assets and liabilities which are adjusted on an aggregate basis, where applicable to take into consideration the effects of legally enforceable master netting agreements for the net reported amount in the consolidated balance sheets. These amounts are offset on the consolidated balance sheets.

The following tables (in thousands) present the Company’s gross derivative financial assets and liabilities at September 30, 2014 and 2013, and the related impact of enforceable master netting arrangements and cash collateral, where applicable:

	Gross Amount	Amount Offset	Net Amount Presented in Consolidated Balance Sheets	Held/Pledged Financial Instruments[1]	Net Amount
September 30, 2014
Derivative financial assets:
Derivatives subject to master netting arrangement or similar arrangement	$6,213	$(6,213)	$—	$—	$—
Derivative financial liabilities:
Derivatives subject to master netting arrangement or similar arrangement	(19,286)	6,213	(13,073)	13,073	—

Total derivative financial liabilities	$(13,073)	$—	$(13,073)	$13,073	$—

[1]	The actual amount of collateral exceeds the fair value exposure, at the individual counterparty level, as of the date presented.

	Gross Amount	Amount Offset	Net Amount Presented in Consolidated Balance Sheets	Held/Pledged Financial Instruments	Net Amount
September 30, 2013
Derivative financial assets:
Derivatives subject to master netting arrangement or similar arrangement	$12,404	$(12,404)	$—	$—	$—
Derivative financial liabilities:
Derivatives subject to master netting arrangement or similar arrangement	(13,555)	12,404	(1,151)	—	(1,151)

Total derivative financial liabilities	$(1,151)	$—	$(1,151)	$—	$(1,151)

10. The Fair Value Option

The Company has elected to measure certain long-term loans and written loan commitments at fair value to assist in managing the interest rate risk for longer-term loans. This fair value option was elected upon the origination of these loans. Interest income is recognized in the same manner as interest on non-fair value loans.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

See Note 22 for additional disclosures regarding the fair value of the fair value option loans and written loan commitments.

Long-term loans and written loan commitments for which the fair value option has been elected had a net favorable difference between the aggregate fair value and the aggregate unpaid loan principal balance and written loan commitment amount of approximately $7.07 million and a net unfavorable amount of approximately $4.83 million at September 30, 2014 and 2013, respectively. The total unpaid principal balance of these long-term loans was approximately $978.34 million and $846.69 million at September 30, 2014 and 2013, respectively. The fair value of these loans and written loan commitments is included in total loans in the consolidated balance sheets and are grouped with commercial non real estate, commercial real estate, and agricultural loans in Note 4. The fair value of these written loan commitments was not material at September 30, 2014 and 2013, respectively. None of the noted loans were greater than 90 days past due or in nonaccrual status as of September 30, 2014 or 2013.

Changes in fair value for items for which the fair value option has been elected and the line items in which these changes are reported are as follows for the years ended September 30, 2014, 2013 and 2012 (in thousands):

	2014		2013		2012
	Noninterest Income	Total Changes in Fair Value	Noninterest Income	Total Changes in Fair Value	Noninterest Income	Total Changes in Fair Value
Long-term loans and written loan commitments	$11,904	$11,904	$(41,160)	$(41,160)	$15,093	$15,093

For long-term loans and written loan commitments at September 30, 2014, 2013 and 2012, approximately $(0.02) million, $(0.85) million and $(4.27) million, respectively, of the total change in fair value is attributable to changes in specific credit risk. The gains or losses attributable to changes in instrument-specific credit risk were determined based on an assessment of existing market conditions and credit quality of the underlying loan for the specific portfolio of loans.

11. Goodwill

Changes in the carrying amount of goodwill for the years ended September 30, 2014 and 2013, are as follows (in thousands):

	2014	2013
Balance, beginning of year	$697,807	$697,807
Arising from prior period purchases	—	—
Arising from business acquisitions	—	—

Balance, end of year	$697,807	$697,807

Annually, the Company performs an impairment analysis to determine whether an adjustment to the carrying value of goodwill is required. The analysis is performed by comparing the fair value of the Bank to the carrying amount of its net assets. Fair value is based on the best information available, such as present value or multiple of earnings techniques. For the years ended September 30, 2014, 2013 and 2012, the Company did not recognize any impairment related to goodwill.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

12. Core Deposits and Other Intangibles

A summary of intangible assets subject to amortization is as follows (in thousands):

	Core Deposit Intangible	Brand Intangible	Customer Relationships Intangible	Other	Total
As of September 30, 2014
Gross carrying amount	$92,679	$8,464	$16,089	$—	$117,232
Accumulated amortization	(87,423)	(3,572)	(12,008)	—	(103,003)

	$5,256	$4,892	$4,081	$—	$14,229

As of September 30, 2013
Gross carrying amount	$92,679	$8,464	$16,089	$—	$117,232
Accumulated amortization	(73,668)	(3,008)	(10,112)	—	(86,788)

	$19,011	$5,456	$5,977	$—	$30,444

Amortization expense of intangible assets was $16.22 million, $19.29 million and $19.65 million for the years ended September 30, 2014, 2013 and 2012, respectively.

The estimated amortization expense of intangible assets assumes no activities, such as acquisitions, which would result in additional amortizable intangible assets. Estimated amortization expense of intangible assets in subsequent fiscal years is as follows (in thousands):

2015	$7,110
2016	2,822
2017	1,097
2018	564
2019	564
2020 and thereafter	2,072

$14,229

13. Deposits

The composition of deposits as of September 30, 2014 and 2013, is as follows (in thousands):

	2014	2013
Noninterest-bearing demand	$1,303,015	$1,199,427
NOW accounts, money market and savings	4,005,471	3,601,796
Time certificates, $100,000 or more	733,376	850,817
Other time certificates	1,010,318	1,296,168

	$7,052,180	$6,948,208

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

At September 30, 2014, the scheduled maturities of time certificates in subsequent fiscal years are as follows (in thousands):

2015	$1,137,736
2016	316,194
2017	132,565
2018	78,430
2019	36,359
2020 and thereafter	42,410

$1,743,694

14. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities underlying the agreements had an amortized cost of approximately $190.59 million and $226.16 million and fair value of approximately $188.61 million and $224.16 million at September 30, 2014 and 2013, respectively. The Company holds the securities under third-party safekeeping agreements.

15. FHLB Advances, Related Party Notes Payable and Other Borrowings

FHLB advances, related party notes payable, and other borrowings consist of the following at September 30, 2014 and 2013 (in thousands):

	2014	2013
Subordinated capital note to NAB New York (a branch of NAB), due June 2018 (callable June 2015), interest paid quarterly based on LIBOR plus 205 basis points, unsecured	$35,795	$35,795
$10,000 revolving line of credit to NAB due on demand, interest paid monthly based on LIBOR plus 125 basis points, unsecured	5,500	5,500

Total related party notes payable	41,295	41,295

Notes payable to Federal Home Loan Bank (FHLB), interest rates from 0.21% to 3.66% and maturity dates from April 2015 to July 2023, collateralized by real estate loans and FHLB stock, with various call dates at the option of the FHLB	575,000	390,500
Other	94	107

Total FHLB advances and other borrowings	575,094	390,607

	$616,389	$431,902

As of September 30, 2014, based on its Federal Home Loan Bank stock holdings, the combined aggregate additional borrowing capacity of the Company with the Federal Home Loan Bank was $659.76 million.

Principal balances of loans pledged to the Federal Home Loan Bank to collateralize notes payable totaled $2,145.55 million and $1,984.67 million at September 30, 2014 and 2013, respectively.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

As of September 30, 2014, FHLB advances, related party notes payable and other borrowings are due or callable (whichever is earlier) in subsequent fiscal years as follows (in thousands):

2015	$70,594
2016	90,000
2017	25,000
2018	60,795
2019	100,000
2020 and thereafter	270,000

$616,389

16. Subordinated Debentures

The Company has caused three trusts to be created that have issued Company Obligated Mandatorily Redeemable Preferred Securities (Preferred Securities). These trusts are described herein.

The sole assets of the trusts are junior subordinated deferrable interest debentures (the Debentures) issued by the Company (or assumed as part of the Sunstate Bank acquisition) with interest, maturity, and distribution provisions similar in term to the respective Preferred Securities. Additionally, to the extent interest payments are deferred on the Debentures, payment on the Preferred Securities will be deferred for the same period.

The trusts’ ability to pay amounts due on the Preferred Securities is solely dependent upon the Company making payment on the related Debentures. The Company’s obligation under the Debentures and relevant trust agreements constitute a full, irrevocable, and unconditional guarantee on a subordinated basis by it of the obligations of the trusts under the Preferred Securities.

For regulatory purposes the Debentures qualify as elements of capital. As of September 30, 2014, $56 million of Debentures were eligible for treatment as Tier 1 capital.

The Company caused to be issued 22,400 shares, $1,000 par value, of Company Obligated Mandatorily Redeemable Preferred Securities (Preferred Securities) of Great Western Statutory Trust IV on December 17, 2003, through a private placement. The distribution rate is set quarterly at three-month LIBOR plus 285 basis points. Interest Payment Dates are March 17, June 17, September 17 and December 17 of each year, beginning March 17, 2004 and are payable in arrears. The Company may, at one or more times, defer interest payments on the related Debentures for up to 20 consecutive quarters following suspension of dividends on all capital stock. At the end of any deferral period, all accumulated and unpaid distributions must be paid. The Debentures will be redeemed 30 years from the issuance date; however, subject to the Company receiving prior approval of the Federal Reserve, if required, the Company has the right to redeem the Debentures in whole, but not in part, at the Special Redemption Date, at a premium as defined by the Indenture if a “Special Event” occurs prior to December 17, 2008. A “Special Event” means any Capital Treatment Event, an Investment Company Event, or a Tax Event. On or after December 17, 2008, subject to the Company receiving prior approval of the Federal Reserve, if required, the Company has the right to redeem the Debentures at the Redemption Price, in whole or in part, on an Interest Payment Date. The Redemption Price is $1,000 per Preferred Security plus any accrued and unpaid distributions to the date of redemption. Holders of the Preferred Securities have no voting rights. The Preferred Securities are unsecured and rank junior in priority of payment to all of the Company’s senior indebtedness and senior to the Company’s common and preferred stock. Proceeds from the issue were used for general corporate purposes.

The Company caused to be issued 30,000 shares, $1,000 par value, of Company Obligated Mandatorily Redeemable Preferred Securities (Preferred Securities) of GWB Capital Trust VI on March 10, 2006, through a

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

private placement. The distribution rate is set quarterly at three-month LIBOR plus 148 basis points. Interest Payment dates are December 15, March 15, June 15, and September 15 of each year, beginning June 15, 2006, and are payable in arrears. The Company may, at one or more times, defer interest payments on the related Debentures for up to 20 consecutive quarters following suspension of dividends on all capital stock. At the end of any deferral period, all accumulated and unpaid interest must be paid. The Debentures will be redeemed March 15, 2036; however, subject to the Company receiving prior approval of the Federal Reserve, if required, the Company has the right to redeem the Debentures in whole, but not in part, at any Interest Payment Date, at a premium as defined by the Indenture if a “Special Event” occurs prior to March 15, 2007. A “Special Event” means any Capital Treatment Event, an Investment Company Event, or a Tax Event. On or after March 15, 2011, subject to the Company receiving approval of the Federal Reserve, if required, the Company has the right to redeem the Debentures at the Redemption Price, whole or in part, on an Interest Payment Date. The Redemption Price is $1,000 per Preferred Security plus any accrued and unpaid interest to the date of redemption. Holders of the Preferred Securities have no voting rights. The Preferred Securities are unsecured and rank junior in priority of payment to all of the Company’s senior indebtedness and senior to the Company’s common and preferred stock. Proceeds from the issue were used for general corporate purposes including redemption of the 9.75% Preferred Securities of GWB Capital Trust II.

The Company acquired the Sunstate Bancshares Trust II in the acquisition of Sunstate Bank. Sunstate Bancshares caused to be issued 2,000 shares, $1,000 par value, of Company Obligated Mandatorily Redeemable Preferred Securities (Preferred Securities) of Sunstate Bancshares Trust II on June 1, 2005, through a private placement. The distribution rate is set quarterly at three-month LIBOR plus 185 basis points. Interest Payment dates are March 15, June 15, September 15, and December 15 of each year, beginning September 15, 2005, and are payable in arrears. The Company may, at one or more times, defer interest payments on the related Debentures for up to 20 consecutive quarters following suspension of dividends on all capital stock. At the end of any deferral period, all accumulated and unpaid interest must be paid. The Debentures will be redeemed June 15, 2035; however, subject to the Company receiving prior approval of the Federal Reserve, if required, the Company has the right to redeem the Debentures in whole or in part, at any time, within 90 days following the occurrence of a Special Event, at a premium as defined by the Indenture if a “Special Event” occurs prior to June 15, 2010. A “Special Event” means any Capital Treatment Event, an Investment Company Event, or a Tax Event. On or after June 15, 2010, subject to the Company receiving prior approval of the Federal Reserve, if required, the Company has the right to redeem the Debentures at the Redemption Price, in whole or in part, on an Interest Payment Date. The Redemption Price is $1,000 per Preferred Security plus any accrued and unpaid interest to the date of redemption. Holders of the Preferred Securities have no voting rights. The Preferred Securities are unsecured and rank junior in priority of payment to all of the Company’s senior indebtedness and senior to the Company’s common and preferred stock. Relating to the trusts, the Company held as assets $1.68 million in common shares at September 30, 2014 and 2013.

17. Income Taxes

The provision for income taxes charged to operations consists of the following for the years ended September 30, 2014 and 2013 (in thousands):

	2014	2013	2012
Currently paid or payable
Federal	$58,172	$51,828	$51,677
State	8,638	8,158	7,200

	66,810	59,986	58,877
Deferred tax (benefit) expense	(12,463)	(6,088)	(14,719)

Income tax expense	$54,347	$53,898	$44,158

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following for the years ended September 30, 2014 and 2013 (in thousands):

	2014	2013	2012
Computed “expected” tax expense (35%)	$55,754	$52,550	$41,004
Increase (decrease) in income taxes resulting from:
Tax exempt interest income	(4,926)	(3,856)	(2,348)
State income taxes, net of federal benefit	5,615	5,303	4,680
Other	(2,096)	(99)	822

Actual tax expense	$54,347	$53,898	$44,158

Net deferred tax assets (liabilities) consist of the following components at September 30, 2014 and 2013 (in thousands):

	2014	2013
Deferred tax assets:
Allowance for loan losses	$19,683	$22,686
Compensation	329	320
Net operating loss carryforward	119	170
Securities available for sale	3,758	4,144
Other real estate owned	13,721	7,072
Core deposit intangible and other fair value adjustments	10,573	6,617
Excess tax basis of loans acquired over carrying value	9,595	10,879
Other	6,272	5,668

	64,050	57,556

Deferred tax liabilities:
Goodwill and other intangibles	(9,099)	(5,143)
Securities available for sale	—	—
Premises and equipment	(4,390)	(6,132)
Excess carrying value of FDIC indemnification asset and clawback liability	(4,280)	(11,943)
Other	(1,578)	(1,712)

	(19,347)	(24,930)

Net deferred tax assets (liabilities)	$44,703	$32,626

At September 30, 2014 and 2013, the Company had an income tax payable to National Americas Investment, Inc. for $4.91 million and $12.39 million (included in income tax payable).

Management has determined a valuation reserve is not required for the deferred tax assets because it is more likely than not these assets could be realized through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and future taxable income.

Uncertain tax positions were not significant at September 30, 2014 or 2013.

The Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2009. In July 2014, the IRS issued the final report on their examination of federal income tax returns for the periods ended September 30, 2010 and 2011. The results of the examination did not have a material effect on our financial condition or results of operations.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

18. Profit-Sharing Plan

The Company participates in a multiple employer 401(k) profit sharing plan (the Plan). All employees are eligible to participate, beginning with the first day of the month coincident with or immediately following the completion of one year of service and having reached the age of 21. In addition to employee contributions, the Company may contribute discretionary amounts for eligible participants. Contribution rates for participating employers must be equal. The Company contributed $3.60 million, $4.48 million and $4.13 million to the Plan for the years ended September 30, 2014, 2013 and 2012, respectively.

19. Regulatory Matters

The Company and the Bank are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval and are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table following) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (all defined in the regulations). The Company met all capital adequacy and net worth requirements to which they are subject as of September 30, 2014 and 2013.

The most recent notifications from the regulatory agencies categorize the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since those notifications that management believes have changed the categories.

As an approved mortgage seller, the Bank is required to maintain a minimum level of capital specified by the United States Department of Housing and Urban Development. At September 30, 2014 and 2013, the Bank met these requirements.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Capital amounts and ratios are presented in the following table (in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2014
Total risk based capital (to risk-weighted assets):
Consolidated	$851,867	12.87%	$529,521	8.00%	N/A	N/A
Bank	861,392	13.02%	529,273	8.00%	$661,591	10.00%

Tier 1 risk based capital (to risk-weighted assets):
Consolidated	782,872	11.83%	264,707	4.00%	N/A	N/A
Bank	813,874	12.30%	264,674	4.00%	397,012	6.00%

Tier 1 leverage capital (to average assets):
Consolidated	782,872	9.10%	344,120	4.00%	N/A	N/A
Bank	813,874	9.46%	344,133	4.00%	430,166	5.00%

As of September 30, 2013
Total risk based capital (to risk-weighted assets):
Consolidated	$846,689	13.80%	$490,865	8.00%	N/A	N/A
Bank	848,534	13.83%	490,793	8.00%	$613,492	10.00%

Tier 1 risk based capital (to risk-weighted assets):
Consolidated	762,189	12.42%	245,433	4.00%	N/A	N/A
Bank	792,670	12.92%	245,397	4.00%	368,095	6.00%

Tier 1 leverage capital (to average assets):
Consolidated	762,189	9.20%	331,374	4.00%	N/A	N/A
Bank	792,670	9.45%	335,348	4.00%	419,185	5.00%

20. Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. A summary of the Company’s commitments as of September 30, 2014 and 2013, is as follows (in thousands):

	2014	2013
Commitments to extend credit	$1,939,544	$1,713,869
Letters of credit	54,381	51,893

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The credit and collateral policy for commitments and letters of credit is comparable to that for granting loans.

Asset Sales

The Bank has provided guarantees in connection with the sale of loans and has assumed a similar obligation in its acquisitions. The guarantees are generally in the form of asset buy back or make whole provisions that are triggered upon a credit event and remain in effect until the loans are collected. The maximum potential future payment related to these guarantees is not readily determinable because the Company’s obligation under these agreements depends on the occurrence of future events. There were $1.73 million and $0.16 million loans repurchased for the year ended September 30, 2014 and 2013, respectively. Incurred losses related to these repurchased loans and guaranteed loans as of September 30, 2014 and 2013, are not significant.

Financial Instruments with Concentration of Credit Risk by Geographic Location

A substantial portion of the Company’s customers’ ability to honor their contracts is dependent on the economy in eastern and northern Nebraska, northern Missouri, northeastern Kansas, Iowa, southeastern Arizona, central Colorado, and South Dakota. Although the Company’s loan portfolio is diversified, there is a relationship in these regions between the agricultural economy and the economic performance of loans made to nonagricultural customers. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses.

Lease Commitments

The Company leases several branch locations under terms of operating lease agreements expiring through December 31, 2021. The Company has the option to renew these leases for periods that range from 1 to 5 years. Total rent expense for these leases for the years ended September 30, 2014, 2013 and 2012, was $5.21 million, $5.62 million and $5.32 million, respectively.

Approximate future minimum rental payments for operating leases in excess of one year in subsequent fiscal years are as follows (in thousands):

2015	$3,463
2016	2,884
2017	2,394
2018	1,848
2019	974
2020 and thereafter	1,261

$12,824

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s consolidated financial statements.

The Company was a defendant in a case that challenged the Company’s ordering of transactions posted to customer checking accounts. The Company entered into and satisfied the settlement during 2012. The settlement was not material to the Company’s consolidated financial statements.

21. Transactions With Related Parties

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families, and affiliated companies in which they have 10% or more beneficial ownership (commonly referred to as related parties). Total loans committed to related parties were not significant at September 30, 2014 and 2013.

In conjunction with the purchase of the Company on June 3, 2008, the subordinated capital notes with Capital Investors, LLC were redeemed and a new subordinated capital note was issued to NAB New York (a branch of NAB) in the amount of $35.80 million. The subordinated capital note bears interest at a floating rate of LIBOR plus 205 basis points and is due June 3, 2018, with interest payable quarterly. The interest rate at September 30, 2014, was 2.2836%, and resets quarterly on each September 3, December 3, March 3, and June 3. The Company has the right, subject to regulatory approval, to prepay the subordinated capital note without penalty. The Company’s obligations under its Preferred Securities guarantee and the junior subordinated debentures are unsecured and rank junior to the Company’s obligations under its subordinated capital note.

In addition, the Company obtained a $10.00 million revolving line of credit with NAB, which is due on demand. The line of credit has an interest rate of LIBOR plus 125 basis points, with interest payable quarterly. The interest rate was 1.4067% at September 30, 2014, and will reset on December 5. There were outstanding advances of $5.50 million on this line of credit at September 30, 2014 and 2013.

NAB acts as the counterparty for all of the Company’s interest rate swaps. These swaps are discussed in Note 9.

NAB acts as a dealer on certain security purchases. Securities purchased from NAB totaled $0 and $56.12 million for the years ended September 30, 2014 and 2013, respectively. No commissions were paid to NAB in connection with these purchases.

Interest paid to related parties for notes payable as discussed above and in Note 15 was $0.91 million, $0.91 million and $1.00 million for the years ended September 30, 2014, 2013 and 2012, respectively.

NAB provides the Company’s employees with restricted shares of NAB stock subsequent to meeting short- and long-term incentive goals. A payable is recorded between the Company and NAB based on the value and vesting schedule of issued shares. The liability included in accrued expenses on the consolidated balance sheets was $0.82 million and $2.36 million at September 30, 2014 and 2013, respectively. The expense related to the restricted shares was $2.06 million, $1.94 million and $2.14 million for the years ended September 30, 2014, 2013 and 2012, respectively, and is included within salaries and employee benefits on the consolidated statements of comprehensive income.

Prior to the IPO, our Chief Financial Officer and Chief Risk Officer were employees of NAB and its subsidiary, Bank of New Zealand, respectively. In connection with the IPO, the Company entered into employment agreements with our Chief Financial Officer and Chief Risk Officer, whose employment with NAB or Bank of New Zealand, as applicable, terminated. Additionally, the Company’s Chief Credit Officer is a NAB employee

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

and the Head of Credit-Agribusiness is a Bank of New Zealand employee, both of whom were temporarily seconded to work with the Company beginning in November 2010 and December 2010, respectively, and continuing through December 31, 2014. The Company has generally been responsible for paying the salary and benefits of these individuals while they were or continue to be NAB or Bank of New Zealand employees, however certain of these expenses are reimbursable by NAB. Expenses reimbursed by the Company to NAB in connection with these employees totaled $0.44 million, $0.58 million and $0.88 million for the years ended September 30, 2014, 2013 and 2012, respectively.

During fiscal year 2014, NAB apportioned to its U.S. operations, including the Company, certain costs associated with NAB’s compliance with rules implemented pursuant to authority granted under the Dodd-Frank Act. These costs were apportioned based on the aggregate amount of assets of each of NAB’s U.S. operations relative to the total assets of all of NAB’s U.S. operations. During fiscal year 2014, the Company paid NAB approximately $0.21 million related to these apportioned costs.

In connection with the IPO, other than certain audit-related expenses paid by the Company, NAB has paid or will reimburse all fees and expenses the Company incurred in connection with the IPO. These expenses totaled $1.94 million for the year ended September 30, 2014.

In connection with the IPO, the Company and NAB entered into an agreement providing a framework for our ongoing relationship with NAB referred to as the Transitional Services Agreement whereby NAB will continue to provide us with certain services for a transition period until such time as NAB ceases to control us for purposes of the U.S. Bank Holding Company Act of 1956, as amended, or the BHC Act.

The Company’s Chief Executive Officer’s son owns a 22.5% interest in Sioux Falls Financial Services, LLC, which leases to the Company certain property in South Dakota used as an operations center. The lease agreement for this property commenced on April 1, 2011 and contains customary and standard terms for similar lease arrangements. The term of the lease runs through March 31, 2020, at which point the Company has the option to renew the lease for an additional five year term. Payments under this lease totaled approximately $0.18 million, $0.19 million and $0.17 million for the years ended September 30, 2014, 2013 and 2012, respectively.

The Company’s corporate insurance policies are negotiated and paid by NAB and reimbursed by the Company on an annual basis. The fees we will pay for these services under the Transitional Services Agreement will be based on prevailing market rates.

During the IPO, the underwriters reserved for sale at the initial public offering price up to 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees, friends, family, customers and related persons through a reserved share program. A total of 130,880 shares were purchased in the reserved share program.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

22. Fair Value of Financial Instruments and Interest Rate Risk

The Company measures, monitors and discloses certain of its assets and liabilities on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value are as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Level 1 inputs are considered to be the most transparent and reliable and Level 3 inputs are considered to be the least transparent and reliable. The Company assumes the use of the principal market to conduct a transaction of each particular asset or liability being measured and then considers the assumptions that market participants would use when pricing the asset or liability. Whenever possible, the Company first looks for quoted prices for identical assets or liabilities in active markets (Level 1 inputs) to value each asset or liability. However, when inputs from identical assets or liabilities on active markets are not available, the Company utilizes market observable data for similar assets and liabilities. The Company maximizes the use of observable inputs and limits the use of unobservable inputs to occasions when observable inputs are not available. The need to use unobservable inputs generally results from the lack of market liquidity of the actual financial instrument or of the underlying collateral. Although in some instances, third party price indications may be available, limited trading activity can challenge the observability of these quotations.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Securities Available for Sale

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include U.S. Treasury securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows and classified as Level 2 securities. Level 2 securities include U.S. government agency, agency mortgage-backed, states and political subdivisions, corporate debt, and other securities. Where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Interest Rate Swaps and Loans

Interest rate swaps are valued using the system used to value all of NAB’s traded securities and derivatives using LIBOR rates. The fair value of loans accounted for under the fair value option represents the net carrying value of the loan, plus the equal and opposite amount of the value of the swap needed to hedge the interest rate risk and an adjustment for credit risk based on our assessment of existing market conditions for the specific portfolio of

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

loans. This is used due to the strict prepayment penalties put in the loan terms to cover the cost of exiting the hedge of the loans in the case of early prepayment or termination. The adjustment for credit risk on loans accounted for under the fair value option is not significant to the overall fair value of the loans. The fair values estimated by NAB use interest rates that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy. The Company is required to post cash collateral to NAB for interest rate derivative contracts that are in a liability position, thus a credit risk adjustment on interest rate swaps is not warranted.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at September 30 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
As of September 30, 2014
U.S. Treasury securities	$222,725	$222,725	$—	$—
Mortgage-backed securities	1,103,415	—	1,103,415	—
States and political subdivision securities	2,189	—	160	2,029
Corporate debt securities	11,873	—	11,873	—
Other	1,040	—	1,040	—

Securities available for sale	$1,341,242	$222,725	$1,116,488	$2,029

Derivatives-assets	$19	$—	$19	$—
Derivatives-liabilities	13,092	—	13,092	—
Fair value loans and written loan commitments	985,411	—	985,411	—

	Fair Value	Level 1	Level 2	Level 3
As of September 30, 2013
U.S. Treasury securities	$—	$—	$—	$—
Mortgage-backed securities	1,459,444	—	1,459,444	—
States and political subdivision securities	3,532	—	1,289	2,243
Corporate debt securities	12,013	—	12,013	—
Other	5,460	—	5,460	—

Securities available for sale	$1,480,449	$—	$1,478,206	$2,243

Derivatives-assets	$375	$—	$375	$—
Derivatives-liabilities	1,526	—	1,526	—
Fair value loans and written loan commitments	841,862	—	841,862	—

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

The following table presents the changes in Level 3 financial instruments for the years ended September 30, 2014 and 2013 (in thousands):

Other Securities Available for Sale
Balance at September 30, 2012	$3,852
Principal paydown	(1,609)

Balance at September 30, 2013	$2,243
Principal paydown	(214)

Balance at September 30, 2014	$2,029

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of the impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor, if necessary, to the appraised value and including costs to sell. Because many of these inputs are not observable, the measurements are classified as Level 3.

Other Real Estate Owned (OREO)

Other real estate owned consists of loan collateral that has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate. OREO is recorded initially at fair value of the collateral less estimated selling costs. Subsequent to foreclosure, valuations are updated periodically, and the assets may be marked down further to fair value less selling costs, reflecting a valuation allowance. Fair value measurements may be based upon appraisals, third-party price opinions, or internally developed pricing methods. These measurements are classified as Level 3.

Mortgage Loans Held for Sale

Fair value of mortgage loans held for sale is based on either quoted prices for the same or similar loans, or values obtained from third parties, or are estimated for portfolios of loans with similar financial characteristics and are therefore considered a Level 2 valuation.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

The following tables present the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2014 and 2013 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
As of September 30, 2014
Other real estate owned	$36,879	$—	$—	$36,879
Impaired loans	111,265	—	—	111,265
Loans held for sale, at lower of cost or fair value	10,381	—	10,381	—

As of September 30, 2013
Other real estate owned	$40,723	$—	$—	$40,723
Impaired loans	154,512	—	—	154,512
Loans held for sale, at lower of cost or fair value	8,271	—	8,271	—

The valuation techniques and significant unobservable inputs used to measure Level 3 fair value measurements at September 30, 2014 were as follows:

Financial Instrument	Fair Value of Assets / (Liabilities) at September 30, 2014	Valuation Technique(s)	Unobservable Input	Range	Weighted Average
Other real estate owned	$36,879	Appraisal value	Property specific adjustment	N/A	N/A
Impaired loans	$111,265	Appraisal value	Property specific adjustment	N/A	N/A

Fair Value of Financial Instruments

For financial instruments that have quoted market prices, those quotes are used to determine fair value. Financial instruments that have no defined maturity, have a remaining maturity of 180 days or less, or reprice frequently to a market rate are assumed to have a fair value that approximates carrying value, after taking into consideration any applicable credit risk. If no market quotes are available, financial instruments are valued by discounting the expected cash flows using an estimated current market interest rate for the financial instrument.

The short maturity of the Company’s assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates carrying value. Such financial instruments are reported in the following consolidated balance sheet categories: cash and due from banks, securities sold under agreements to repurchase, and accrued interest.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include premises and equipment, deferred income taxes, goodwill, and core deposit and other intangibles. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Off-balance sheet instruments (commitments to extend credit and standby letters of credit) are generally short-term and at variable rates. Therefore, both the carrying amount and the estimated fair value associated with these instruments are immaterial. Fair values for balance sheet instruments as of September 30, 2014 and 2013, are as follows (in thousands):

		2014		2013
	Level in Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and due from banks	Level 1	$256,639	$256,639	$282,157	$282,157
Loans, net excluding fair valued loans and loans held for sale	Level 3	5,744,157	5,734,274	5,456,676	5,420,963
Accrued interest receivable	Level 2	42,609	42,609	41,065	41,065
Federal Home Loan Bank stock	Level 2	35,922	35,922	28,765	28,765

Liabilities
Deposits	Level 3	$7,052,180	$7,057,591	$6,948,208	$6,959,936
FHLB advances, related party notes payable, and other borrowings	Level 2	616,389	604,615	431,902	421,593
Securities sold under repurchase agreements	Level 2	161,687	161,687	217,562	217,562
Accrued interest payable	Level 2	5,273	5,273	6,790	6,790
Subordinated debentures	Level 2	56,083	56,084	56,083	56,084

The following methods and assumptions were used in estimating the fair value of financial instruments that were not previously disclosed:

Cash and cash due from banks: Due to the short term nature of cash and cash equivalents, the estimated fair value is equal to the carrying value and they are categorized as a Level 1 fair value measurement.

Loans, net excluding fair valued loans and loans held for sale: The fair value of the loan portfolio is estimated using observable inputs including estimated cash flows, and discount rates based on interest rates currently being offered for loans with similar terms, to borrowers of similar credit quality. Loans held for investment are categorized as a Level 3 fair value measurement.

Accrued interest receivable: Due to the nature of accrued interest receivable, the estimated fair value is equal to the carrying value and they are categorized as a Level 2 fair value measurement.

Federal Home Loan Bank stock: The carrying amount of FHLB stock approximates its fair value as it can only be redeemed with the FHLB at par value. Federal Home Loan Bank stock has been categorized as a Level 2 fair value measurement.

Deposits: The estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW, and money market accounts, is equal to the amount payable on demand. The fair value of interest-bearing time deposits is based on the discounted value of contractual cash flows of such deposits, taking into account the option for early withdrawal. The discount rate is estimated using the rates offered by the Company, at the respective measurement dates, for deposits of similar maturities. Deposits have been categorized as a Level 3 fair value measurement.

FHLB advances, related party notes payable, and other borrowings: The fair value of FHLB advances, related party notes payable, and other borrowings is estimated using discounted cash flow analysis, based on current

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

incremental borrowing rates for similar types of borrowing arrangements. In the absence of a reasonably precise methodology to determine the fair value of the credit agreement, carrying value has been used to represent fair value. FHLB advances, related party notes payable, and other borrowings have been categorized as a Level 2 fair value measurement.

Securities sold under repurchase agreements: The Company’s repurchase agreements are overnight transactions that mature the day after the transaction, and as a result of this short-term nature, the estimated fair value equals the carrying value. Securities sold under repurchase agreements have been categorized as a Level 2 fair value measurement.

Accrued interest payable: Due to the nature of accrued interest payable, the estimated fair value is equal to the carrying value and they are categorized as a Level 2 fair value measurement.

Subordinated Debentures: The fair value of subordinated debentures is estimated using discounted cash flow analysis, based on current incremental debt rates. In the absence of a reasonably precise methodology to determine the fair value of the credit agreement, carrying value has been used to represent fair value. Subordinated debentures have been categorized as a Level 2 fair value measurement.

23. Earnings per Share

Basic earnings per share computations for the years ended September 30, 2014 and 2013 were determined by dividing net income by the weighted-average number of common shares outstanding during the years then ended. The Company had no potentially dilutive securities outstanding during the periods presented.

The following information was used in the computation of basic earnings per share (EPS) for the years ended September 30, 2014 and 2013 (in thousands except share data).

	2014	2013	2012
Basic earnings per share computation:
Net income	$104,952	$96,243	$72,995
Weighted average common shares outstanding	57,886,114	57,886,114	57,886,114

Basic EPS	$1.81	$1.66	$1.26

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

24. Parent Company Only Financial Statements

Parent company only financial information for Great Western Bancorp, Inc. is summarized as follows:

Condensed Balance Sheets

(In thousands)

	September 30,
	2014	2013
Assets
Cash and due from banks	$5,753	$6,710
Investment in subsidiaries	1,508,175	1,503,778
Investment in affiliates	1,683	1,683
Accrued interest receivable	2	2
Net deferred tax assets	416	413
Other assets	7,469	14,521

Total assets	$1,523,498	$1,527,107

Liabilities and stockholder’s equity
Related party notes payable	$41,295	$41,295
Subordinated debentures	56,083	56,083
Accrued interest payable	115	113
Income taxes payable	4,915	12,390
Accrued expenses and other liabilities	—	12

Total liabilities	102,408	109,893

Stockholder’s equity
Common stock	579	579
Additional paid-in capital	1,260,124	1,260,124
Retained earnings	166,544	163,592
Accumulated other comprehensive income (loss)	(6,157)	(7,081)

Total stockholder’s equity	1,421,090	1,417,214

Total liabilities and stockholder’s equity	$1,523,498	$1,527,107

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

Condensed Statements of Comprehensive Income

(In thousands)

	Years Ended September 30,
	2014	2013	2012
Income
Dividends from subsidiary bank	$105,000	$49,900	$45,800
Dividends on securities	257	112	264
Other	40	40	66

Total income	105,297	50,052	46,130

Expenses
Interest on related party notes payable	921	950	1,007
Interest on subordinated debentures	1,315	1,347	1,436
Salaries and employee benefits	661	906	1,655
Professional fees	1,080	135	120
Other	1,834	2,388	1,770

Total expense	5,811	5,726	5,988

Income before income tax and equity in undistributed net income of subsidiaries	99,486	44,326	40,142
Benefit for income taxes	1,993	1,955	2,057

Income before equity in undistributed net income of subsidiaries	101,479	46,281	42,199
Equity in undistributed net income of subsidiaries	3,473	49,962	30,796

Net income	$104,952	$96,243	$72,995

Condensed Statements of Cash Flows

(In thousands)

	Year Ended September 30,
	2014	2013	2012
Operating Activities
Net income	$104,952	$96,243	$72,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—	1
Deferred income taxes	(7,478)	750	(1,817)
Changes in:
Other assets	7,052	(875)	9,213
Accrued interest and other liabilities	(10)	(558)	369
Equity in undistributed net income of subsidiaries	(3,473)	(49,962)	(30,796)

Net cash provided by operating activities	101,043	45,598	49,965
Financing Activities
Net change in note payable to NAB	—	—	(7,000)
Dividends paid	(102,000)	(41,400)	(41,800)

Net cash used in financing activities	(102,000)	(41,400)	(48,800)

Change in cash and due from banks	(957)	4,198	1,165
Cash and due from banks, beginning of year	6,710	2,512	1,347

Cash and due from banks, end of year	$5,753	$6,710	$2,512

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

25. Selected Quarterly Financial Data (unaudited)

The following is a summary of quarterly results (in thousands except per share data):

	Fiscal Year 2014
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$90,941	$87,878	$84,886	$88,771
Interest expense	7,715	7,778	7,929	8,630

Net interest income	83,226	80,100	76,957	80,141
Provision for loan losses	2,749	1,500	(2,690)	(875)
Noninterest income	8,501	10,314	10,140	10,826
Noninterest expense	48,318	54,278	49,327	48,299
Net income	$27,875	$22,502	$25,971	$28,604
Earnings per share	$0.48	$0.39	$0.45	$0.49

	Fiscal Year 2013
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$87,092	$88,156	$85,581	$88,805
Interest expense	8,812	9,206	9,942	11,201

Net interest income	78,280	78,950	75,639	77,604
Provision for loan losses	(2,460)	3,500	534	10,000
Noninterest income	12,802	12,934	15,933	18,163
Noninterest expense	53,003	50,277	53,780	51,530
Net income	$26,323	$24,318	$23,918	$21,684
Earnings per share	$0.46	$0.42	$0.41	$0.37

26. Changes in the Presentation of Results for Loans at Fair Value and Related Derivatives

In the normal course of business, the Company manages interest rate risk by entering into fixed-to-floating interest rate swaps related to all fixed-rate loans with original terms longer than five years. The Company has elected to account for these loans using the Fair Value Option. During the first quarter of fiscal year 2015, the Company identified an immaterial error in its reporting of one aspect of the derivatives related to these loans and also elected to change the presentation of the reported changes in fair value of these loans and related derivatives, each as discussed below. The Company’s previous consolidated financial statements have been corrected or reclassified, as appropriate, to be consistent with the accompanying consolidated financial statements.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements

During the first quarter of fiscal year 2015, the Company identified that the current realized gain (loss) on the derivatives related to fair value loans has been improperly recorded as loan interest income instead of being presented in the same line item as the unrealized gain (loss) on the derivatives. As such, the realized gain (loss) on the derivatives related to fair value loans has been moved from loan interest income to “Net realized and unrealized gain (loss) on derivatives” within noninterest income. The Company has determined these corrections to be immaterial to the prior period financial statements and there was no effect on net income, equity or cash flows. The following table reflects the impact of the matter described above on previously filed financial statements:

	Previously Reported	Currently Reported
	Interest Income	Noninterest Income
Twelve months ended September 30, 2014
Realized gain (loss) on derivatives	$(18,255)	$(18,255)

Twelve months ended September 30, 2013
Realized gain (loss) on derivatives	$(14,217)	$(14,217)

Twelve months ended September 30, 2012
Realized gain (loss) on derivatives	$(9,931)	$(9,931)

Additionally, the Company previously reported the changes in fair value of these loans related to both interest rates and credit quality in interest income and the Company presented the changes in fair value of the derivatives in noninterest expense. Changes in fair value related to interest rates on the loans and changes in fair value of the derivatives were completely offset in any reporting period. To improve the clarity and comparability of its financial statements, the Company has elected to change its presentation of the changes in fair value related to these loans and derivatives by presenting these changes in two separate line items in noninterest income. As such, changes in fair value related to these loans, both related to interest rates and credit quality, is presented in “Net increase (decrease) in fair value of loans at fair value” within noninterest income, and changes in fair value related to these derivatives is presented in “Net realized and unrealized gain (loss) on derivatives” within noninterest income. The following table reflects the impact of the matter described above on previously filed financial statements:

	Previously Reported		Currently Reported
	Interest Income	Noninterest Expense	Noninterest Income
Twelve months ended September 30, 2014
Unrealized gain (loss) on derivatives	$—	$11,922	$—	$11,922
Loan fair value change related to interest rates	(11,922)	—	(11,922)	—
Loan fair value change related to credit quality	18	—	18	—

	$(11,904)	$11,922	$(11,904)	$11,922

Twelve months ended September 30, 2013
Unrealized gain (loss) on derivatives	$—	$(40,305)	$—	$(40,305)
Loan fair value change related to interest rates	40,305	—	40,305	—
Loan fair value change related to credit quality	855	—	855	—

	$41,160	$(40,305)	$41,160	$(40,305)

Twelve months ended September 30, 2012
Unrealized gain (loss) on derivatives	$—	$19,369	$—	$19,369
Loan fair value change related to interest rates	(19,369)	—	(19,369)	—
Loan fair value change related to credit quality	4,276	—	4,276	—

	$(15,093)	$19,369	$(15,093)	$19,369

These reclassifications have been reflected in the consolidated statements of comprehensive income and in Notes 9 and 10 of the consolidated financial statements.

GREAT WESTERN BANCORP, INC.

Consolidated Balance Sheets (Unaudited)

(In Thousands, Except Share and Per Share Data)

	December 31, 2014	September 30, 2014
Assets
Cash and due from banks	$428,186	$256,639
Securities	1,263,983	1,341,242
Investment in affiliates	1,683	1,683
Loans, net of allowance for loan losses of $51,820 and $47,518 at December 31, 2014 and September 30, 2014, respectively (includes $195,545 and $234,036 of loans covered by FDIC loss share agreements at December 31, 2014 and September 30, 2014, respectively, $1,023,281 and $985,411 of loans and written loan commitments at fair value under the fair value option at December 31, 2014 and September 30, 2014, respectively, and $9,387 and $10,381 of loans held for sale at December 31, 2014 and September 30, 2014, respectively)	6,934,945	6,739,949
Premises and equipment	102,462	103,707
Accrued interest receivable	38,201	42,609
Other repossessed property (includes $10,602 and $10,628 of property covered under FDIC loss share agreements at December 31, 2014 and September 30, 2014, respectively)	43,442	49,580
FDIC indemnification asset	22,162	26,678
Goodwill	697,807	697,807
Core deposits and other intangibles	11,916	14,229
Net deferred tax assets	44,759	44,703
Other assets	51,715	52,603

Total assets	$9,641,261	$9,371,429

Liabilities and stockholders’ equity
Deposits:
Noninterest-bearing	$1,381,887	$1,303,015
Interest-bearing	5,857,319	5,749,165

Total deposits	7,239,206	7,052,180
Securities sold under agreements to repurchase	190,585	161,687
FHLB advances and other borrowings	575,085	575,094
Related party notes payable	41,295	41,295
Subordinated debentures	56,083	56,083
Fair value of derivatives	32,409	13,092
Accrued interest payable	4,812	5,273
Income tax payable	12,563	4,915
Accrued expenses and other liabilities	37,853	40,720

Total liabilities	8,189,891	7,950,339

Stockholders’ equity
Common stock, $0.01 par value, authorized 500,000,000 shares; issued and outstanding at December 31, 2014 and September 30, 2014—57,886,114 shares	579	579
Additional paid-in capital	1,260,592	1,260,124
Retained earnings	193,241	166,544
Accumulated other comprehensive income (loss)	(3,042)	(6,157)

Total stockholders’ equity	1,451,370	1,421,090

Total liabilities and stockholders’ equity	$9,641,261	$9,371,429

See accompanying notes.

GREAT WESTERN BANCORP, INC.

Consolidated Statements of Comprehensive Income (Unaudited)

(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,
	2014	2013
Interest and dividend income
Loans	$84,344	$81,403
Taxable securities	5,687	6,969
Nontaxable securities	13	14
Dividends on securities	250	201
Federal funds sold and other	284	184

Total interest and dividend income	90,578	88,771

Interest expense
Deposits	6,015	6,879
Securities sold under agreements to repurchase	146	146
FHLB advances and other borrowings	946	1,037
Related party notes payable	232	234
Subordinated debentures and other	330	334

Total interest expense	7,669	8,630

Net interest income	82,909	80,141
Provision for loan losses	3,319	(875)

Net interest income after provision for loan losses	79,590	81,016

Noninterest income
Service charges and other fees	10,398	10,662
Net gain on sale of loans	1,544	1,616
Casualty insurance commissions	316	258
Investment center income	573	591
Net gain on sale of securities	51	—
Trust department income	1,068	905
Net increase (decrease) in fair value of loans at fair value	17,100	(9,110)
Net realized and unrealized gain (loss) on derivatives	(24,605)	4,837
Other	1,455	1,067

Total noninterest income	7,900	10,826

Noninterest expense
Salaries and employee benefits	24,088	24,021
Occupancy expenses, net	4,024	4,233
Data processing	4,828	5,028
Equipment expenses	956	1,027
Advertising	728	1,084
Communication expenses	1,173	1,114
Professional fees	3,572	2,898
Net (gain) loss from sale of repossessed property and other assets	(368)	(571)
Amortization of core deposits and other intangibles	2,313	4,688
Other	5,777	4,777

Total noninterest expense	47,091	48,299

Income before income taxes	40,399	43,543
Provision for income taxes	13,702	14,939

Net income	$26,697	$28,604

Other comprehensive income (loss)—change in net unrealized gain (loss) on securities available-for-sale (net of deferred income tax (expense) benefit of $(1,909) and 3,955 at December 31, 2014 and 2013 respectively)	3,115	(6,454)

Comprehensive income	$29,812	$22,150

Earnings per common share
Weighted average shares outstanding	57,895,783	57,886,114
Earnings per share	$0.46	$0.49

Diluted earnings per common share
Weighted average shares outstanding	57,895,783	57,886,114
Diluted earnings per share	$0.46	$0.49

Dividends per share
Dividends issued	$—	$34,000
Dividends per share	$0.00	$0.59

See accompanying notes.

GREAT WESTERN BANCORP, INC.

Consolidated Statement of Stockholders’ Equity (Unaudited)

(In Thousands, Except Share and Per Share Data)

	Comprehensive Income	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, September 30, 2013		$579	$1,260,124	$163,592	$(7,081)	$1,417,214
Net income	$28,604	—	—	28,604	—	28,604
Other comprehensive income, net of tax:
Net change in net unrealized gain (loss) on securities available for sale	$(6,454)	—	—	—	(6,454)	(6,454)

Comprehensive income	$22,150

Stock-based compensation		—	—	—	—	—
Cash dividends declared:
Common stock, $0.59 per share		—	—	(34,000)	—	(34,000)

Balance, December 31, 2013		$579	$1,260,124	$158,196	$(13,535)	$1,405,364

Balance, September 30, 2014		$579	$1,260,124	$166,544	$(6,157)	$1,421,090
Net income	$26,697	—	—	26,697	—	26,697
Other comprehensive income, net of tax:
Net change in net unrealized gain (loss) on securities available for sale	$3,115	—	—	—	3,115	3,115

Comprehensive income	$29,812

Stock-based compensation		—	468	—	—	468
Cash dividends declared:
Common stock, $0 per share		—	—	—	—	—

Balance, December 31, 2014		$579	$1,260,592	$193,241	$(3,042)	$1,451,370

See accompanying notes.

GREAT WESTERN BANCORP, INC.

Consolidated Statements of Cash Flows (Unaudited)

(In Thousands)

	Three Months Ended
	December 31, 2014	December 31, 2013
Operating activities
Net income	$26,697	$28,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,258	9,861
Net gain on sale of securities	(51)	—
Net gain on sale of loans	(1,544)	(1,616)
Net (gain) loss on sale of premises and equipment	(7)	292
Net gain from sale of repossessed property and other assets	(368)	(571)
Provision for loan losses	3,319	(875)
Provision for repossessed assets	2,110	534
Proceeds from FDIC indemnification claims	1,635	633
Stock-based compensation	468	—
Originations of residential real estate loans held-for-sale	(63,298)	(54,667)
Proceeds from sales of residential real estate loans held-for-sale	65,836	55,810
Net deferred income taxes	(1,964)	(3,697)
Changes in:
Accrued interest receivable	4,408	3,443
Other assets	833	1,475
FDIC indemnification asset	2,881	3,300
FDIC clawback liability	221	143
Accrued interest payable and other liabilities	23,416	(7,851)

Net cash provided by operating activities	70,850	34,818

Investing activities
Purchase of securities available for sale	(48,539)	—
Proceeds from sales and maturities of securities available for sale	129,116	84,323
Net increase in loans	(200,677)	(121,735)
Purchase of premises and equipment	(942)	(442)
Proceeds from sale of premises and equipment	6	426
Proceeds from sale of other assets	5,765	2,801
Redemption of FHLB stock	53	2,061

Net cash used in investing activities	(115,218)	(32,566)

Financing activities
Net increase in deposits	187,026	237,430
Net increase (decrease) in securities sold under agreements to repurchase	28,898	(29,163)
Net decrease in FHLB advances and other borrowings	(9)	(50,503)
Dividends paid	—	(34,000)

Net cash provided by financing activities	215,915	123,764

Net increase in cash and due from banks	171,547	126,016
Cash and due from banks, beginning of period	256,639	282,157

Cash and due from banks, end of period	$428,186	$408,173

Supplemental disclosures of cash flows information
Cash payments for interest	$8,129	$8,919

Cash payments for income taxes	$8,758	$15,681

Supplemental schedules of noncash investing and financing activities
Loans transferred to repossessed assets and other assets	$1,369	$1,932

See accompanying notes.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

1. Basis of Presentation

Great Western Bancorp, Inc. (the “Company”) is a bank holding company organized under the laws of Delaware. The primary business of the Company is ownership of its wholly owned subsidiary, Great Western Bank (the “Bank”). The Bank is a full-service regional bank focused on relationship-based business and agribusiness banking in Arizona, Colorado, Iowa, Kansas, Missouri, Nebraska, and South Dakota. The Company and the Bank are subject to the regulation of certain federal and/or state agencies and undergo periodic examinations by those regulatory authorities. Substantially all of the Company’s income is generated from banking operations. The Company was a majority owned indirect subsidiary of National Australia Bank Limited (“NAB”) at December 31, 2014.

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and reflect all adjustments that are, in the opinion of management, necessary for the fair presentation of the financial position and results of operations for the periods presented. All such adjustments are of a normal recurring nature other than the reclassifications outlined below.

The unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ending September 30, 2014, which includes a description of significant accounting policies. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the year or any other period.

The accompanying unaudited consolidated financial statements include the accounts and results of operations of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions. The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

The Company has evaluated all events or transactions that occurred through the date the Company issued these financial statements. During this period, the Company did not have any material recognizable or non-recognizable subsequent events other than outlined below.

On January 28, 2015, the board of directors of the Company declared a dividend of $0.12 per common share payable on February 23, 2015 to owners of record as of close of business on February 12, 2015.

Changes in the Presentation of Results for Loans at Fair Value and Related Derivatives

In the normal course of business, the Company manages interest rate risk by entering into fixed-to-floating interest rate swaps related to all fixed-rate loans with original terms longer than five years. The Company has elected to account for these loans using the Fair Value Option. During the first quarter of fiscal year 2015, the Company identified an immaterial error in its reporting of one aspect of the derivatives related to these loans and also elected to change the presentation of the reported changes in fair value of these loans and related derivatives, each as discussed below. The Company’s previous consolidated financial statements have been corrected or reclassified, as appropriate, to be consistent with the accompanying unaudited consolidated financial statements.

During the first quarter of fiscal year 2015, the Company identified that the current realized gain (loss) on the derivatives related to fair value loans has been improperly recorded as loan interest income instead of being presented in the same line item as the unrealized gain (loss) on the derivatives. As such, the realized gain (loss) on the derivatives related to fair value loans has been moved from loan interest income to “Net realized and unrealized

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

gain (loss) on derivatives” within noninterest income. The Company has determined these corrections to be immaterial to the prior period financial statements and there was no effect on net income, equity or cash flows. The following table reflects the impact of the matter described above on previously filed financial statements:

	Previously Reported	Currently Reported
	Interest Income	Noninterest Income
Twelve months ended September 30, 2014
Realized gain (loss) on derivatives	$(18,255)	$(18,255)

Twelve months ended September 30, 2013
Realized gain (loss) on derivatives	$(14,217)	$(14,217)

Twelve months ended September 30, 2012
Realized gain (loss) on derivatives	$(9,931)	$(9,931)

Additionally, the Company previously reported the changes in fair value of these loans related to both interest rates and credit quality in interest income and the Company presented the changes in fair value of the derivatives in noninterest expense. Changes in fair value related to interest rates on the loans and changes in fair value of the derivatives were completely offset in any reporting period. To improve the clarity and comparability of its financial statements, the Company has elected to change its presentation of the changes in fair value related to these loans and derivatives by presenting these changes in two separate line items in noninterest income. As such, changes in fair value related to these loans, both related to interest rates and credit quality, is presented in “Net increase (decrease) in fair value of loans at fair value” within noninterest income, and changes in fair value related to these derivatives is presented in “Net realized and unrealized gain (loss) on derivatives” within noninterest income. The following table reflects the impact of the matter described above on previously filed financial statements:

	Previously Reported		Currently Reported
	Interest Income	Noninterest Expense	Noninterest Income
Twelve months ended September 30, 2014
Unrealized gain (loss) on derivatives	$—	$11,922	$—	$11,922
Loan fair value change related to interest rates	(11,922)	—	(11,922)	—
Loan fair value change related to credit quality	18	—	18	—

	$(11,904)	$11,922	$(11,904)	$11,922

Twelve months ended September 30, 2013
Unrealized gain (loss) on derivatives	$—	$(40,305)	$—	$(40,305)
Loan fair value change related to interest rates	40,305	—	40,305	—
Loan fair value change related to credit quality	855	—	855	—

	$41,160	$(40,305)	$41,160	$(40,305)

Twelve months ended September 30, 2012
Unrealized gain (loss) on derivatives	$—	$19,369	$—	$19,369
Loan fair value change related to interest rates	(19,369)	—	(19,369)	—
Loan fair value change related to credit quality	4,276	—	4,276	—

	$(15,093)	$19,369	$(15,093)	$19,369

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

2. New Accounting Pronouncements

There have been no new applicable accounting pronouncements issued during the three months ended December 31, 2014.

3. Restrictions on Cash and Due from Banks

The Company is required to maintain reserve balances in cash and on deposit with the Federal Reserve based on a percentage of deposits. The total requirement was approximately $41.9 million and $50.4 million at December 31, 2014 and September 30, 2014, respectively.

4. Securities

The amortized cost and approximate fair value of investments in securities, all of which are classified as available for sale according to management’s intent, are summarized as follows (in thousands):

	Amortized	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2014
U.S. Treasury securities	$271,551	$1,027	$—	$272,578
Mortgage-backed securities:
Government National Mortgage Association	989,204	3,307	(9,409)	983,102
States and political subdivision securities	2,117	1	—	2,118
Corporate debt securities	4,996	145	—	5,141
Other	1,006	38	—	1,044

	$1,268,874	$4,518	$(9,409)	$1,263,983

	Amortized	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of September 30, 2014
U.S. Treasury securities	$222,868	$31	$(174)	$222,725
Mortgage-backed securities:
Government National Mortgage Association	1,113,363	4,639	(14,587)	1,103,415
States and political subdivision securities	2,188	1	—	2,189
Corporate debt securities	11,732	141	—	11,873
Other	1,006	34	—	1,040

	$1,351,157	$4,846	$(14,761)	$1,341,242

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The amortized cost and approximate fair value of debt securities available for sale as of December 31, 2014 and September 30, 2014, by contractual maturity, are shown below. Maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties.

	December 31, 2014		September 30, 2014
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$470	$470	$7,207	$7,218
Due after one year through five years	247,796	248,733	223,282	223,140
Due after five years through ten years	30,398	30,634	6,299	6,429

	278,664	279,837	236,788	236,787
Mortgage-backed securities	989,204	983,102	1,113,363	1,103,415
Securities without contractual maturities	1,006	1,044	1,006	1,040

	$1,268,874	$1,263,983	$1,351,157	$1,341,242

Proceeds from sales of securities available for sale were $55.1 million and $0.2 million for the three months ended December 31, 2014 and 2013, respectively. Gross gains of $0.6 million and $0 and gross losses of $0.5 million and $0 were realized on the sales for the three months ended December 31, 2014 and 2013, respectively, using the specific identification method.

Securities with a carrying value of approximately $1,161.7 million and $1,132.3 million at December 31, 2014 and September 30, 2014, respectively, were pledged as collateral on public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law. The counterparties do not have the right to sell or pledge the securities the Company has pledged as collateral.

As detailed in the following tables, certain investments in debt securities, which are approximately 52% and 64% of the Company’s investment portfolio at December 31, 2014 and September 30, 2014, respectively, are reported in the consolidated financial statements at an amount less than their amortized cost. Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information, implicit or explicit government guarantees, and information obtained from regulatory filings, management believes the declines in fair value of these securities are temporary. As the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before the recovery of their amortized cost basis, which may be maturity, the Company does not consider the securities to be other than temporarily impaired at December 31, 2014 or September 30, 2014. For the three months ended December 31, 2014 and 2013, the Company did not recognize any other-than-temporary impairment.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following table presents the Company’s gross unrealized losses and approximate fair value in investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 months		December 31, 2014 12 months or more		Total
	Fair Value	Unrealized	Fair Value	Unrealized	Fair Value	Unrealized
U.S. Treasury securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	68	—	656,512	(9,409)	656,580	(9,409)
Corporate debt securities	—	—	—	—	—	—
Other	—	—	—	—	—	—

	$68	$—	$656,512	$(9,409)	$656,580	$(9,409)

	Less than 12 months		September 30, 2014 12 months or more		Total
	Fair Value	Unrealized	Fair Value	Unrealized	Fair Value	Unrealized
U.S. Treasury securities	$98,344	$(174)	$—	$—	$98,344	$(174)
Mortgage-backed securities	24,625	(125)	730,171	(14,462)	754,796	(14,587)
Corporate debt securities	—	—	—	—	—	—
Other	—	—	—	—	—	—

	$122,969	$(299)	$730,171	$(14,462)	$853,140	$(14,761)

The Company’s investments in nonmarketable equity securities are all stock of the Federal Home Loan Bank (“FHLB”). The carrying value of Federal Home Loan Bank stock was $35.9 million and $35.9 million as of December 31, 2014 and September 30, 2014, respectively, and is reported in other assets on the consolidated balance sheets. No indicators of impairment related to FHLB stock were identified during three months ended December 31, 2014 and 2013.

The components of other comprehensive income from net unrealized gains (losses) on securities available for sale for the three months ended December 31, 2014 and 2013 are as follows (in thousands):

	Three Months Ended December 31,
	2014	2013
Beginning balance accumulated other comprehensive income (loss)	$(6,157)	$(7,081)
Net unrealized holding gain (loss) arising during the period	4,973	(10,409)
Reclassification adjustment for net gain realized in net income	51	—

Net change in unrealized gain (loss) before income taxes	5,024	(10,409)
Income tax (expense) benefit	(1,909)	3,955

Net change in unrealized (loss) gain on securities after taxes	3,115	(6,454)

Ending balance accumulated other comprehensive income (loss)	$(3,042)	$(13,535)

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

5. Loans

The composition of net loans as of December 31, 2014 and September 30, 2014, is as follows (in thousands):

	December 31, 2014	September 30, 2014
Residential real estate	$910,406	$901,605
Commercial real estate	2,645,721	2,541,194
Commercial non real estate	1,551,607	1,571,640
Agriculture	1,788,028	1,681,209
Consumer	85,822	90,086
Other	35,311	34,243

	7,016,895	6,819,977
Less:
Allowance for loan losses	(51,820)	(47,518)
Unamortized discount on acquired loans	(23,321)	(25,638)
Unearned net deferred fees and costs and loans in process	(6,809)	(6,872)

	$6,934,945	$6,739,949

The loan breakouts above include loans covered by FDIC loss sharing agreements totaling $195.5 million and $234.0 million as of December 31, 2014 and September 30, 2014, respectively, residential real estate loans held for sale totaling $9.4 million and $10.4 million at December 31, 2014 and September 30, 2014, respectively, and $1,023.3 million and $985.4 million of loans and written loan commitments accounted for at fair value as of December 31, 2014 and September 30, 2014, respectively.

Unamortized net deferred fees and costs totaled $6.8 million and $6.3 million as of December 31, 2014 and September 30, 2014, respectively.

Loans in process represent loans that have been funded as of the balance sheet dates but not classified into a loan category and loan payments received as of the balance sheet dates that have not been applied to individual loan accounts. Loans in process totaled $0 and $0.6 million as of December 31, 2014 and September 30, 2014, respectively.

Loans guaranteed by agencies of the U.S. government totaled $101.9 million and $106.5 million at December 31, 2014 and September 30, 2014, respectively.

Principal balances of residential real estate loans sold totaled $64.3 million and $54.2 million for the three months ended December 31, 2014 and 2013, respectively.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following table presents the Company’s nonaccrual loans at December 31, 2014 and September 30, 2014 (in thousands), excluding loans covered under the FDIC loss-sharing agreements. Loans greater than 90 days past due and still accruing interest as of December 31, 2014 and September 30, 2014, were not significant.

Nonaccrual loans	December 31, 2014	September 30, 2014
Residential real estate	$7,269	$6,671
Commercial real estate	10,638	20,767
Commercial non real estate	10,630	4,908
Agriculture	10,342	11,453
Consumer	104	146

Total	$38,983	$43,945

The following table (in thousands) presents the Company’s past due loans at December 31, 2014 and September 30, 2014. This table is presented net of unamortized discount on acquired loans and excludes loans measured at fair value with changes in fair value reported in earnings of $1,023.3 million for December 31, 2014 and $985.4 million for September 30, 2014.

As of December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables
Residential real estate	$3,652	$543	$3,368	$7,563	$773,471	$781,034
Commercial real estate	1,860	3,632	4,636	10,128	2,256,815	2,266,943
Commercial non real estate	1,586	2,146	8,043	11,775	1,120,734	1,132,509
Agriculture	4,036	—	3,673	7,709	1,465,574	1,473,283
Consumer	205	108	28	341	85,327	85,668
Other	—	—	—	—	35,311	35,311

	11,339	6,429	19,748	37,516	5,737,232	5,774,748
Loans covered by FDIC loss sharing agreements	4,760	1,879	3,315	9,954	185,591	195,545

Total	$16,099	$8,308	$23,063	$47,470	$5,922,823	$5,970,293

As of September 30, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables
Residential real estate	$675	$611	$2,581	$3,867	$760,887	$764,754
Commercial real estate	11,050	819	3,384	15,253	1,988,585	2,003,838
Commercial non real estate	1,761	6,228	744	8,733	1,303,925	1,312,658
Agriculture	16	368	4,205	4,589	1,364,960	1,369,549
Consumer	244	18	49	311	89,528	89,839
Other	—	—	—	—	34,243	34,243

	13,746	8,044	10,963	32,753	5,542,128	5,574,881
Loans covered by FDIC loss sharing agreements	1,960	1,252	3,728	6,940	227,096	234,036

Total	$15,706	$9,296	$14,691	$39,693	$5,769,224	$5,808,917

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The composition of the loan portfolio by internally assigned grade is as follows as of December 31, 2014 and September 30, 2014. This table (in thousands) is presented net of unamortized discount on acquired loans and excludes loans measured at fair value with changes in fair value reported in earnings of $1,023.3 million for December 31, 2014 and $985.4 million for September 30, 2014:

As of December 31, 2014	Residential Real Estate	Commercial Real Estate	Commercial Non Real Estate	Agriculture	Consumer	Other	Total
Credit Risk Profile by Internally Assigned Grade
Grade:
Pass	$764,217	$2,129,884	$1,021,994	$1,314,547	$85,082	$35,311	$5,351,035
Watchlist	4,548	70,965	73,936	125,659	365	—	275,473
Substandard	11,717	65,984	34,884	33,042	221	—	145,848
Doubtful	552	110	1,514	35	—	—	2,211
Loss	—	—	181	—	—	—	181

Ending balance	781,034	2,266,943	1,132,509	1,473,283	85,668	35,311	5,774,748
Loans covered by FDIC loss sharing agreements	119,894	66,264	7,460	1,874	53	—	195,545

Total	$900,928	$2,333,207	$1,139,969	$1,475,157	$85,721	$35,311	$5,970,293

As of September 30, 2014	Residential Real Estate	Commercial Real Estate	Commercial Non Real Estate	Agriculture	Consumer	Other	Total
Credit Risk Profile by Internally Assigned Grade
Grade:
Pass	$747,485	$1,867,866	$1,218,558	$1,202,145	$89,197	$34,243	$5,159,494
Watchlist	5,320	84,132	65,628	132,262	381	—	287,723
Substandard	11,290	51,692	27,499	35,107	242	—	125,830
Doubtful	659	148	798	35	19	—	1,659
Loss	—	—	175	—	—	—	175

Ending balance	764,754	2,003,838	1,312,658	1,369,549	89,839	34,243	5,574,881
Loans covered by FDIC loss sharing agreements	127,115	95,467	9,390	2,004	60	—	234,036

Total	$891,869	$2,099,305	$1,322,048	$1,371,553	$89,899	$34,243	$5,808,917

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

Impaired Loans

The following table presents the Company’s impaired loans (in thousands). This table excludes loans covered by FDIC loss sharing agreements:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
As of December 31, 2014
Impaired loans:
With an allowance recorded:
Residential real estate	$12,425	$12,483	$2,419	$12,266
Commercial real estate	76,250	76,332	2,846	69,203
Commercial non real estate	39,110	39,194	8,828	35,816
Agriculture	34,080	34,077	955	34,804
Consumer	223	261	42	251

	$162,088	$162,347	$15,090	$152,340

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
As of September 30, 2014
Impaired loans:
With an allowance recorded:
Residential real estate	$12,107	$12,737	$2,529	$13,572
Commercial real estate	62,155	64,597	2,017	84,490
Commercial non real estate	32,522	37,882	3,927	31,827
Agriculture	35,528	37,958	1,155	30,546
Consumer	280	491	51	346

	$142,592	$153,665	$9,679	$160,781

There are no impaired loans without a valuation allowance, other than those loans for which the Company has claim to collateral with value(s) in excess of the outstanding loan amount, after allowing for the cost of liquidating the collateral as of December 31, 2014. There were no impaired loans without a valuation allowance as of September 30, 2014. Interest income recognized on impaired loans was $3.1 million and $1.2 million for the three months ended December 31, 2014 and 2013, respectively.

Valuation adjustments made to repossessed properties for the three months ended December 31, 2014 and 2013, totaled $2.1 million and $0.5 million, respectively, and are included in other noninterest expense.

Troubled Debt Restructured Loans

Included in certain loan categories in the impaired loans are troubled debt restructurings (“TDRs”) that were classified as impaired. These TDRs do not include purchased impaired loans. When the Company grants concessions to borrowers such as reduced interest rates or extensions of loan periods that would not be considered other than because of borrowers’ financial difficulties, the modification is considered a TDR. Specific reserves included in the allowance for loan losses for TDRs were $2.1 million and $3.2 million at December 31, 2014 and September 30, 2014, respectively. Commitments to lend additional funds to borrowers whose loans were modified in a TDR were not significant as of December 31, 2014 or September 30, 2014.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following table presents the recorded value of the Company’s TDR balances as of December 31, 2014 and September 30, 2014 (in thousands):

	December 31, 2014		September 30, 2014
	Accruing	Nonaccrual	Accruing	Nonaccrual
Residential real estate	$723	$1,947	$1,112	$1,730
Commercial real estate	41,114	6,638	25,177	6,884
Commercial non real estate	7,561	1,468	6,753	1,785
Agriculture	3,731	9,708	3,780	9,994
Consumer	17	17	35	22

Total	$53,146	$19,778	$36,857	$20,415

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following table presents a summary of all accruing loans restructured in TDRs during the three months ended December 31, 2014 and 2013:

	Three Months Ended December 31,
	2014			2013
	Number	Recorded Investment		Number	Recorded Investment
($ in thousands)		Pre- Modification	Post- Modification		Pre- Modification	Post- Modification
Residential real estate
Rate modification	—	$—	$—	—	$—	$—
Term extension	—	—	—	2	74	74
Payment modification	—	—	—	1	15	15
Bankruptcy	—	—	—	1	130	130
Other	—	—	—	—	—	—

Total residential real estate	—	—	—	4	219	219

Commercial real estate
Rate modification	—	—	—	—	—	—
Term extension	—	—	—	—	—	—
Payment modification	2	18,881	18,881	1	1,070	1,070
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total commercial real estate	2	18,881	18,881	1	1,070	1,070

Commercial non real estate
Rate modification	1	32	32	2	500	500
Term extension	—	—	—	3	1,699	1,699
Payment modification	1	1,824	1,824	2	668	668
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total commercial non real estate	2	1,856	1,856	7	2,867	2,867

Agriculture
Rate modification	—	—	—	—	—	—
Term extension	—	—	—	—	—	—
Payment modification	—	—	—	—	—	—
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total agriculture	—	—	—	—	—	—

Consumer
Rate modification	—	—	—	—	—	—
Term extension	—	—	—	—	—	—
Payment modification	—	—	—	—	—	—
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	1	10	10

Total consumer	—	—	—	1	10	10

Total accruing	4	$20,737	$20,737	13	$4,166	$4,166

Change in recorded investment due to principal paydown at time of modification	—	—		—	—	—
Change in recorded investment due to chargeoffs at time of modification	—	—	—	—	—	—

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following table presents a summary of all non-accruing loans restructured in TDRs during the three months ended December 31, 2014 and 2013:

Three Months Ended December 31,
	2014			2013
	Number	Recorded Investment		Number	Recorded Investment
($ in thousands)		Pre- Modification	Post- Modification		Pre- Modification	Post- Modification
Residential real estate
Rate modification	—	$—	$—	—	$—	$—
Term extension	—	—	—	1	2	2
Payment modification	—	—	—	—	—	—
Bankruptcy	—	—	—	1	4	4
Other	—	—	—	1	38	38

Total residential real estate	—	—	—	3	44	44

Commercial real estate
Rate modification	—	—	—	—	—	—
Term extension	—	—	—	—	—	—
Payment modification	—	—	—	—	—	—
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total commercial real estate	—	—	—	—	—	—

Commercial Non Real Estate
Rate modification	—	—	—	—	—	—
Term extension	—	—	—	8	125	125
Payment modification	—	—	—	—	—	—
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total commercial non real estate	—	—	—	8	125	125

Agriculture
Rate modification	—	—	—	—	—	—
Term extension	—	—	—	—	—	—
Payment modification	—	—	—	—	—	—
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total agriculture	—	—	—	—	—	—

Consumer
Rate modification	—	—	—	—	—	—
Term extension	—	—	—	1	11	11
Payment modification	—	—	—	—	—	—
Bankruptcy	—	—	—	—	—	—
Other	—	—	—	1	1	1

Total consumer	—	—	—	2	12	12

Total non-accruing	—	$—	$—	13	$181	$181

Change in recorded investment due to principal paydown at time of modification	—	—	—	—	—	—
Change in recorded investment due to chargeoffs at time of modification	—	—	—	—	—	—

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

For the three months ended December 31, 2014 and 2013, the table below represents defaults on loans that were first modified during the respective past 12 months, that became 90 days or more delinquent or were charged-off during the three months ended December 31, 2014 and 2013, respectively.

	Three Months Ended December 31,
	2014		2013
($ in thousands)	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Residential real estate	6	$522	—	$—
Commercial real estate	1	95	2	6,296
Commercial non real estate	—	—	—	—
Agriculture	1	15	1	3,676
Consumer	—	—	—	—

	8	$632	3	$9,972

The majority of loans that were modified and subsequently became 90 days or more delinquent have remained on nonaccrual status since the time of modification.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

6. Allowance for Loan Losses

The following table presents the Company’s allowance for loan losses roll forward and respective loan balances for the three month period ended December 31, 2014 and 2013. This table (in thousands) is presented net of unamortized discount on acquired loans and excludes loans measured at fair value with changes in fair value reported in earnings of $1,023.3 million, loans held for sale of $9.4 million, and guaranteed loans of $101.9 million for December 31, 2014 and loans measured at fair value with changes in fair value reported in earnings of $985.4 million, loans held for sale of $10.4 million, and guaranteed loans of $106.5 million for September 30, 2014.

As of December 31, 2014	Residential Real Estate	Commercial Real Estate	Commercial Non Real Estate	Agriculture	Consumer	Other	Total
Allowance for loan losses
Beginning balance October 1, 2014	$8,342	$16,884	$10,550	$10,655	$264	$823	$47,518
Charge-offs	(57)	(82)	(84)	—	(38)	(428)	(689)
Recoveries	43	69	1,160	57	24	319	1,672
Provision	(350)	735	2,999	208	(24)	71	3,639
Impairment of loans acquired with deteriorated credit quality	(411)	116	—	—	(25)	—	(320)

Ending balance December 31, 2014	$7,567	$17,722	$14,625	$10,920	$201	$785	$51,820

Ending balance: individually evaluated for impairment	$2,418	$2,783	$8,816	$948	$42	$—	$15,007

Ending balance: collectively evaluated for impairment	$2,776	$11,986	$5,809	$9,972	$159	$785	$31,487

Ending balance: loans acquired with deteriorated credit quality	$2,373	$761	$—	$—	$—	$—	$3,134

Ending balance: loans acquired without deteriorated credit quality	$—	$2,192	$—	$—	$—	$—	$2,192

Financing receivables
Ending balance	$890,085	$2,291,220	$1,088,065	$1,468,565	$85,721	$35,311	$5,858,967

Ending balance: individually evaluated for impairment	$9,592	$66,049	$37,961	$23,743	$142	$—	$137,487

Ending balance: collectively evaluated for impairment	$671,566	$2,113,647	$1,038,540	$1,422,861	$81,525	$35,311	$5,363,450

Ending balance: loans acquired with deteriorated credit quality	$97,779	$28,768	$4,817	$1,623	$1,734	$—	$134,721

Ending balance: loans acquired without deteriorated credit quality	$111,148	$82,756	$6,747	$20,338	$2,320	$—	$223,309

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

As of December 31, 2013	Residential Real Estate	Commercial Real Estate	Commercial Non Real Estate	Agricultural	Consumer	Other	Total
Allowance for loan losses
Beginning balance October 1, 2013	$11,779	$22,562	$11,222	$9,296	$312	$693	$55,864
Charge-offs	(230)	—	(161)	—	(56)	(470)	(917)
Recoveries	75	591	887	17	36	391	1,997
Provision	230	(861)	(646)	(57)	98	111	(1,125)
Impairment of loans acquired with deteriorated credit quality	—	—	250	—	—	—	250

Ending balance December 31, 2013	$11,854	$22,292	$11,552	$9,256	$390	$725	$56,069

Ending balance: individually evaluated for impairment	$3,128	$5,355	$6,227	$2,724	$167	$—	$17,601

Ending balance: collectively evaluated for impairment	$3,691	$16,207	$3,614	$6,532	$223	$725	$30,992

Ending balance: loans acquired with deteriorated credit quality	$5,035	$730	$1,711	$—	$—	$—	$7,476

Ending balance: loans acquired without deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Financing receivables
Ending balance	$890,073	$2,299,661	$1,079,956	$1,466,851	$85,721	$35,311	$5,857,573

Ending balance: individually evaluated for impairment	$10,037	$68,973	$31,299	$22,666	$582	$—	$133,557

Ending balance: collectively evaluated for impairment	$611,785	$2,019,099	$1,025,543	$1,412,871	$77,315	$35,311	$5,181,924

Ending balance: loans acquired with deteriorated credit quality	$122,068	$80,903	$6,833	$—	$2,646	$—	$212,450

Ending balance: loans acquired without deteriorated credit quality	$146,183	$130,686	$16,281	$31,314	$5,178	$—	$329,642

The reserve for unfunded loan commitments was $0.4 million at both December 31, 2014 and September 30, 2014.

7. Accounting for Certain Loans Acquired with Deteriorated Credit Quality

In June 2010, the Company acquired certain loans that had deteriorated credit quality. Loan accounting specific to these purchased impaired loans addresses differences between contractual cash flows expected to be collected from the initial investment in loans if those differences are attributable, at least in part, to credit quality. Several factors were considered when evaluating whether a loan was considered a purchased impaired loan, including the

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

delinquency status of the loan, updated borrower credit status, geographic information, and updated loan-to-values (“LTV”). U.S. GAAP allows purchasers to aggregate purchased impaired loans acquired in the same fiscal quarter in one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

Loan pools are periodically reassessed to determine expected cash flows. In determining the expected cash flows, the timing of cash flows and prepayment assumptions for smaller, homogenous loans are based on statistical models that take into account factors such as the loan interest rate, credit profile of the borrowers, the years in which the loans were originated, and whether the loans are fixed or variable rate loans. Prepayments may be assumed on large individual loans that consider similar prepayment factors listed above for smaller homogenous loans. The re-assessment of purchased impaired loans resulted in the following changes in the accretable yield during the three months ended December 31, 2014 and 2013 (in thousands):

Balance at September 30, 2014	$50,889
Accretion	(4,787)
Reclassification from nonaccretable difference	320
Disposals	(80)

Balance at December 31, 2014	46,342

Balance at September 30, 2013	$67,660
Accretion	(4,430)
Reclassification from nonaccretable difference	—
Disposals	(4,819)

Balance at December 31, 2013	$58,411

The reclassifications from nonaccretable difference noted in the table above represent instances where specific pools of loans are expected to perform better over the remaining lives of the loans than expected at the prior re-assessment date.

The following table provides purchased impaired loans at December 31, 2014 and September 30, 2014 (in thousands):

	December 31, 2014			September 30, 2014
	Outstanding Balance[1]	Recorded Investment[2]	Carrying Value[3]	Outstanding Balance[1]	Recorded Investment[2]	Carrying Value[3]
Residential real estate	$110,493	$97,779	$95,406	$115,863	$102,987	$100,203
Commercial real estate	107,514	28,768	28,007	130,825	49,202	48,557
Commercial non real estate	14,710	4,817	4,817	16,697	6,361	6,361
Agriculture	1,622	1,623	1,623	1,747	1,746	1,746
Consumer	1,838	1,734	1,734	2,019	1,843	1,818

Total lending	$236,177	$134,721	$131,587	$267,151	$162,139	$158,685

[1]	Represents the legal balance of loans acquired with deteriorated credit quality.
[2]	Represents the book balance of loans acquired with deteriorated credit quality.
[3]	Represents the book balance of loans acquired with deteriorated credit quality net of the related allowance for loan losses.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

Due to improved cash flows of the purchased impaired loans, the reductions to allowance recognized on previous impairments were $0 and $0.5 million for the three months ended December 31, 2014 and 2013, respectively.

8. FDIC Indemnification Asset

Under the terms of the purchase and assumption agreement with the FDIC with regard to the TierOne Bank acquisition, the Company is reimbursed for a portion of the losses incurred on covered assets. As covered assets are resolved, whether it be through repayment, short sale of the underlying collateral, the foreclosure on or sale of collateral, or the sale or charge-off of loans or OREO, any differences between the carrying value of the covered assets versus the payments received during the resolution process, that are reimbursable by the FDIC, are recognized as reductions in the FDIC indemnification asset. Any gains or losses realized from the resolution of covered assets reduce or increase, respectively, the amount recoverable from the FDIC. The following table represents a summary of the activity related to the FDIC indemnification asset for the three months ended December 2014 and 2013 (in thousands):

	Three Months Ended December 31,
	2014	2013
Balance at beginning of year	$26,678	$45,690
Amortization	(2,534)	(3,285)
Changes in expected reimbursements from FDIC for changes in expected credit losses	(191)	(26)
Changes in reimbursable expenses	(156)	10
Payments to/(from) the FDIC	(1,635)	(633)

Balance at end of year	$22,162	$41,756

The loss claims filed are subject to review, approval, and annual audits by the FDIC or its assigned agents for compliance with the terms in the loss sharing agreements.

9. Derivative Financial Instruments

In the normal course of business, the Company uses interest rate swaps to manage its interest rate risk and market risk in accommodating the needs of its customers. Also, the Company enters into interest rate lock commitments on mortgage loans to be held for sale, with corresponding forward sales contracts related to these interest rate lock commitments.

Derivative instruments are recognized as either assets or liabilities in the accompanying consolidated financial statements and are measured at fair value.

The following table summarizes the notional amounts and estimated fair values of the Company’s derivative instruments at December 31, 2014 and September 30, 2014 (in thousands).

	December 31, 2014
	Notional Amount	Balance Sheet Location	Positive Fair Value	Negative Fair Value
Derivatives not designated as hedging instruments:
Interest rate swaps	$1,018,809	Liabilities	$1,118	$(33,513)
Mortgage loan commitments	31,834	Assets	14	—
Mortgage loan forward sale contracts	36,004	Liabilities	—	(14)

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

	September 30, 2014
	Notional Amount	Balance Sheet Location	Positive Fair Value	Negative Fair Value
Derivatives not designated as hedging instruments:
Interest rate swaps	$986,440	Liabilities	$6,213	$(19,286)
Mortgage loan commitments	22,563	Assets	19	—
Mortgage loan forward sale contracts	28,459	Liabilities	—	(19)

As with any financial instrument, derivative financial instruments have inherent risk including adverse changes in interest rates. The Company’s exposure to derivative credit risk is defined as the possibility of sustaining a loss due to the failure of the counterparty to perform in accordance with the terms of the contract. Credit risks associated with interest rate swaps is similar to those relating to traditional on-balance sheet financial instruments. The Company manages interest rate swap credit risk with the same standards and procedures applied to its commercial lending activities. Amounts due from NAB to reclaim cash collateral under the interest rate swap master netting arrangements have not been offset against the derivative balances. These receivables are classified on the consolidated balance sheets as cash and were $0 as of December 31, 2014 and September 30, 2014, respectively.

The effect of derivatives on the consolidated statements of comprehensive income for the three months ended December 31, 2014 and 2013 (in thousands) was as follows:

	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
		December 31, 2014	December 31, 2013
Derivatives not designated as hedging instruments:
Interest rate swaps	Noninterest income	$(24,605)	$4,837
Mortgage loan commitments	Noninterest income	14	3
Mortgage loan forward sale contracts	Noninterest income	(14)	(3)

Netting of Derivatives

The Company has various financial assets and financial liabilities that are subject to enforceable master netting agreements or similar agreements. The Company has entered into an ISDA master netting arrangement with NAB. Under the terms of the master netting arrangements, all transactions between the Company and the counterparty constitute a single business relationship such that in the event of default, the non-defaulting party is entitled to set off claims and apply property held by that party in respect of any transaction against obligations owed. Any payments, deliveries, or other transfers may be applied against each other and netted.

The table below shows total gross derivative assets and liabilities which are adjusted on an aggregate basis, where applicable to take into consideration the effects of legally enforceable master netting agreements for the net reported amount in the consolidated balance sheets. These amounts are offset on the consolidated balance sheets.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following tables (in thousands) present the Company’s gross derivative financial assets and liabilities at December 31, 2014 and September 30, 2014, and the related impact of enforceable master netting arrangements and cash collateral, where applicable:

	Gross Amount	Amount Offset	Net Amount Presented in Consolidated Balance Sheets	Held/ Pledged Financial Instruments[1]	Net Amount
December 31, 2014
Derivative financial assets:
Derivatives subject to master netting arrangement or similar arrangement	$1,118	$(1,118)	$—	$—	$—
Derivative financial liabilities:
Derivatives subject to master netting arrangement or similar arrangement	(33,513)	1,118	(32,395)	32,395	—

Total derivative financial liabilities	$(32,395)	$—	$(32,395)	$32,395	$—

[1]	The actual amount of collateral exceeds the fair value exposure, at the individual counterparty level, as of the date presented.

	Gross Amount	Amount Offset	Net Amount Presented in Consolidated Balance Sheets	Held/ Pledged Financial Instruments	Net Amount
September 30, 2014
Derivative financial assets:
Derivatives subject to master netting arrangement or similar arrangement	$6,213	$(6,213)	$—	$—	$—
Derivative financial liabilities:
Derivatives subject to master netting arrangement or similar arrangement	(19,286)	6,213	(13,073)	13,073	—

Total derivative financial liabilities	$(13,073)	$—	$(13,073)	$13,073	$—

10. The Fair Value Option

The Company has elected to measure certain long-term loans and written loan commitments at fair value to assist in managing the interest rate risk for longer-term loans. This fair value option was elected upon the origination of these loans. Interest income is recognized in the same manner as interest on non-fair value loans.

See Note 17 for additional disclosures regarding the fair value of the fair value option loans and written loan commitments.

Long-term loans and written loan commitments for which the fair value option has been elected had a net favorable difference between the aggregate fair value and the aggregate unpaid loan principal balance and written loan commitment amount of approximately $28.1 million and $7.1 million at December 31, 2014 and September 30, 2014, respectively. The total unpaid principal balance of these long-term loans was approximately $995.2 million and $978.3 million at December 31, 2014 and September 30, 2014, respectively. The fair value of these loans and written loan commitments is included in total loans in the consolidated balance sheets and are grouped with commercial non real estate, commercial real estate, and agricultural loans in Note 5. The fair value

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

of these written loan commitments was not material at December 31, 2014 and September 30, 2014, respectively. None of the noted loans were greater than 90 days past due or in nonaccrual status as of December 31, 2014 or September 30, 2014.

Changes in fair value for items for which the fair value option has been elected and the line items in which these changes are reported are as follows for the three months ended December 31, 2014 and 2013 (in thousands):

	2014		2013
	Noninterest Income	Total Changes in Fair Value	Noninterest Income	Total Changes in Fair Value
Long-term loans and written loan commitments	$17,100	$17,100	$(9,110)	$(9,110)

For long-term loans and written loan commitments at December 31, 2014 and 2013, approximately $1.7 million and $0, respectively, of the total change in fair value is attributable to changes in specific credit risk. The gains or losses attributable to changes in instrument-specific credit risk were determined based on an assessment of existing market conditions and credit quality of the underlying loan for the specific portfolio of loans.

11. Core Deposits and Other Intangibles

A summary of intangible assets subject to amortization is as follows (in thousands):

	Core Deposit Intangible	Brand Intangible	Customer Relationships Intangible	Total
As of December 31,2014
Gross carrying amount	$92,679	$8,464	$16,089	$117,232
Accumulated amortization	(89,121)	(3,713)	(12,482)	(105,316)

	$3,558	$4,751	$3,607	$11,916

As of September 30, 2014
Gross carrying amount	$92,679	$8,464	$16,089	$117,232
Accumulated amortization	(87,423)	(3,572)	(12,008)	(103,003)

	$5,256	$4,892	$4,081	$14,229

Amortization expense of intangible assets was $2.3 million and $4.7 million for the three months ended December 31, 2014 and 2013, respectively.

The estimated amortization expense of intangible assets assumes no activities, such as acquisitions, which would result in additional amortizable intangible assets. Estimated amortization expense of intangible assets in subsequent fiscal years is as follows (in thousands):

Remaining in 2015	$4,797
2016	2,822
2017	1,097
2018	564
2019	564
2020 and thereafter	2,072

$11,916

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

12. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities underlying the agreements had an amortized cost of approximately $200.3 million and $190.6 million and fair value of approximately $199.2 million and $188.6 million at December 31, 2014 and September 30, 2014, respectively. The Company holds the securities under third-party safekeeping agreements.

13. FHLB Advances, Related Party Notes Payable and Other Borrowings

FHLB advances, related party notes payable, and other borrowings consist of the following at December 31, 2014 and September 30, 2014 (in thousands):

	December 31, 2014	September 30, 2014
Subordinated capital note to NAB New York (a branch of NAB), due June 2018 (callable June 2015), interest paid quarterly based on LIBOR plus 205 basis points, unsecured	$35,795	$35,795
$10,000 revolving line of credit to NAB due on demand, interest paid monthly based on LIBOR plus 125 basis points, unsecured	5,500	5,500
Total related party notes payable	41,295	41,295

Notes payable to Federal Home Loan Bank (FHLB), interest rates from 0.21% to 3.66% and maturity dates from January 2015 to July 2023, collateralized by real estate loans and FHLB stock, with various call dates at the option of the FHLB	575,000	575,000
Other	85	94

Total FHLB advances and other borrowings	575,085	575,094

	$616,380	$616,389

As of December 31, 2014, based on its Federal Home Loan Bank stock holdings, the combined aggregate additional borrowing capacity of the Company with the Federal Home Loan Bank was $685.6 million.

Principal balances of loans pledged to the Federal Home Loan Bank to collateralize notes payable totaled $2,174.2 million and $2,145.5 million at December 31, 2014 and September 30, 2014, respectively.

As of December 31, 2014, FHLB advances, related party notes payable and other borrowings are due or callable (whichever is earlier) in subsequent fiscal years as follows (in thousands):

Remaining in 2015	$95,585
2016	90,000
2017	25,000
2018	60,795
2019	75,000
2020 and thereafter	270,000

$616,380

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

14. Income Taxes

The provision for income taxes charged to operations consists of the following for the three months ended December 31, 2014 and 2013 (in thousands):

	Three Months Ended December 31,
	2014	2013
Currently paid or payable
Federal	$13,673	$15,967
State	1,993	2,669

	15,666	18,636
Deferred tax benefit	(1,964)	(3,697)

Income tax expense	$13,702	$14,939

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following for the three months ended December 31, 2014 and 2013 (in thousands):

	Three Months Ended December 31,
	2014	2013
Tax at statutory rate (35%)	$14,019	$15,240
Increase (decrease) in income taxes resulting from:
Tax exempt interest income	(1,565)	(1,102)
State income taxes, net of federal benefit	1,295	1,735
Other	(47)	(934)

Income tax expense	$13,702	$14,939

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

Net deferred tax assets (liabilities) consist of the following components at December 31, 2014 and September 30, 2014 (in thousands):

	December 31, 2014	September 30, 2014
Deferred tax assets:
Allowance for loan losses	$20,705	$19,683
Compensation	508	329
Net operating loss carryforward	106	119
Securities available for sale	1,849	3,758
Other real estate owned	14,780	13,721
Core deposit intangible and other fair value adjustments	10,900	10,573
Excess tax basis of loans acquired over carrying value	9,005	9,595
Other	4,880	6,272

	62,733	64,050

Deferred tax liabilities:
Goodwill and other intangibles	(10,072)	(9,099)
Premises and equipment	(3,957)	(4,390)
Excess carrying value of FDIC indemnification asset and clawback liability	(2,480)	(4,280)
Other	(1,465)	(1,578)

	(17,974)	(19,347)

Net deferred tax assets (liabilities)	$44,759	$44,703

At December 31, 2014, the Company had income tax payable of $13.7 million to the Internal Revenue Service and at September 30, 2014, had income tax payable of $4.9 million to National Americas Investment, Inc. (included in income tax payable).

Management has determined a valuation reserve is not required for the deferred tax assets because it is more likely than not these assets could be realized through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and future taxable income.

Uncertain tax positions were not significant at December 31, 2014 or September 30, 2014.

The Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2009. In July 2014, the IRS issued the final report on their examination of federal income tax returns for the periods ended September 30, 2010 and 2011. The results of the examination did not have a material effect on our financial condition or results of operations.

15. Profit-Sharing Plan

The Company participates in a multiple employer 401(k) profit sharing plan (the Plan). All employees are eligible to participate, beginning with the first day of the month coincident with or immediately following the completion of one year of service and having reached the age of 21. In addition to employee contributions, the Company may contribute discretionary amounts for eligible participants. Contribution rates for participating employers must be equal. The Company contributed $1.3 million and $1.2 million to the Plan for the three months ended December 31, 2014 and 2013, respectively.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

16. Stock-Based Compensation

On September 26, 2014, the Board of Directors adopted, and on October 10, 2014 NAB, our controlling shareholder, approved the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”), the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (the “2014 Director Plan”), and the Great Western Bancorp, Inc. Executive Incentive Compensation Plan (the “Bonus Plan”), collectively (“the Plans”), which provide for the issuance of restricted share units and performance based share units to certain officers, employees and directors of the Company. The Plans were primarily established to enhance the Company’s ability to attract, retain and motivate employees. The Company’s Board of Directors, the Compensation Committee of the Board of Directors (“Compensation Committee”), or executive management upon delegation of the Compensation Committee has exclusive authority to select the employees and others, including directors, to receive the awards and to establish the terms and conditions of each award made pursuant to the Company’s stock-based compensation plans.

Stock units issued under the Company’s restricted and performance based stock plans may not be sold or otherwise transferred until the vesting period (typically 3 years) has been met and/or performance objectives have been obtained. During the vesting periods, participants do not have voting rights and dividends are accumulated until the time upon which the award vests. Upon specified events, as defined in the Plans, stock unit awards that have not vested and/or performance hurdles that have not been met will be forfeited.

Based on the substantive terms of each award, restricted and performance-based awards are classified as equity awards and accounted for under the Treasury method. The fair value of equity-classified awards is based on the market price of the stock on the measurement date and is amortized as compensation expense on a straight-line basis over the vesting or performance period.

Stock based compensation is recognized based on the number of awards that are ultimately expected to vest. Forfeitures are estimated based on historical turnover experience of qualified employees. For performance-based stock awards, an estimate is made of the number of shares expected to vest as a result of actual performance against the performance targets to determine the amount of compensation expense to be recognized. The estimate is reevaluated quarterly and total compensation expense is adjusted for any change in the current period. Stock-based compensation expense is included in salaries and employee benefits expense in the consolidated statements of comprehensive income. For the three months ended December 31, 2014 and 2013, stock compensation expense was $0.5 million and $0, respectively. Related income tax benefits recognized for the three months ended December 31, 2014 and 2013 were $0.2 million and $0, respectively.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following is a summary of the Plans’ restricted share and performance-based stock award activity as of December 31, 2014:

	Common Shares	Weighted-Average Measurement Date Fair Value
Restricted Shares
Restricted stock, beginning of fiscal year	—	$—
Granted	78,063	18.00
Vested	(12,221)	18.00
Forfeited	—	—
Canceled	—	—

Restricted stock, end of period	65,842	$18.00

Performance Shares
Restricted stock, beginning of fiscal year	—	$—
Granted	220,579	18.00
Vested	—	—
Forfeited	(1,045)	18.00
Canceled	—	—

Restricted stock, end of period	219,534	$18.00

The number of performance shares granted is reflected in the above table at the 100% target performance level. The actual performance-based award payouts will vary based on the achievement of the pre-established targets and can range from0% to 150% of the target amount. The outstanding number of performance shares reflected in the table represents the number of shares expected to be awarded based on estimated achievement of the goals as of year end. However, at December 31, 2014, the maximum number of performance-based shares that could be issued if performance is attained at 150% of target based on the grants made to date was approximately 329,301 shares.

As of December 31, 2014, there was $2.7 million of unrecognized compensation cost related to nonvested restricted stock awards expected to be recognized over a period of 2.75 years.

17. Fair Value of Financial Instruments and Interest Rate Risk

The Company measures, monitors and discloses certain of its assets and liabilities on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value are as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

Level 1 inputs are considered to be the most transparent and reliable and Level 3 inputs are considered to be the least transparent and reliable. The Company assumes the use of the principal market to conduct a transaction of each particular asset or liability being measured and then considers the assumptions that market participants would use when pricing the asset or liability. Whenever possible, the Company first looks for quoted prices for identical assets or liabilities in active markets (Level 1 inputs) to value each asset or liability. However, when inputs from identical assets or liabilities on active markets are not available, the Company utilizes market observable data for similar assets and liabilities. The Company maximizes the use of observable inputs and limits the use of unobservable inputs to occasions when observable inputs are not available. The need to use unobservable inputs generally results from the lack of market liquidity of the actual financial instrument or of the underlying collateral. Although in some instances, third party price indications may be available, limited trading activity can challenge the observability of these quotations.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Securities Available for Sale

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include U.S. Treasury securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows and classified as Level 2 securities. Level 2 securities include U.S. government agency, agency mortgage-backed, states and political subdivisions, corporate debt, and other securities. Where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.
Interest Rate Swaps and Loans

Interest rate swaps are valued using the system used to value all of NAB’s traded securities and derivatives using LIBOR rates. The fair value of loans accounted for under the fair value option represents the net carrying value of the loan, plus the equal and opposite amount of the value of the swap needed to hedge the interest rate risk and an adjustment for credit risk based on our assessment of existing market conditions for the specific portfolio of loans. This is used due to the strict prepayment penalties put in the loan terms to cover the cost of exiting the hedge of the loans in the case of early prepayment or termination. The adjustment for credit risk on loans accounted for under the fair value option is not significant to the overall fair value of the loans. The fair values estimated by NAB use interest rates that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy. The Company is required to post cash collateral to NAB for interest rate derivative contracts that are in a liability position, thus a credit risk adjustment on interest rate swaps is not warranted.

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and September 30, 2014 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
As of December 31, 2014
U.S. Treasury securities	$272,578	$272,578	$—	$—
Mortgage-backed securities	983,102	—	983,102	—
States and political subdivision securities	2,118	—	160	1,958
Corporate debt securities	5,141	—	5,141	—
Other	1,044	—	1,044	—

Securities available for sale	$1,263,983	$272,578	$989,447	$1,958

Derivatives-assets	$14	$—	$14	$—
Derivatives-liabilities	32,409	—	32,409	—
Fair value loans and written loan commitments	1,023,281	—	1,023,281	—

	Fair Value	Level 1	Level 2	Level 3
As of September 30, 2014
U.S. Treasury securities	$222,725	$222,725	$—	$—
Mortgage-backed securities	1,103,415	—	1,103,415	—
States and political subdivision securities	2,189	—	160	2,029
Corporate debt securities	11,873	—	11,873	—
Other	1,040	—	1,040	—

Securities available for sale	$1,341,242	$222,725	$1,116,488	$2,029

Derivatives-assets	$19	$—	$19	$—
Derivatives-liabilities	13,092	—	13,092	—

Fair value loans and written loan commitments	985,411	—	985,411	—

The following table presents the changes in Level 3 financial instruments for the three months ended December 31, 2014 and 2013 (in thousands):

Other Securities Available for Sale
Balance at September 30, 2014	$2,029
Principal paydown	(71)

Balance at December 31, 2014	$1,958

Balance at September 30, 2013	2,243
Principal paydown	—

Balance at December 31, 2013	$2,243

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of the impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor, if necessary, to the appraised value and including costs to sell. Because many of these inputs are not observable, the measurements are classified as Level 3.

Other Real Estate Owned (OREO)

Other real estate owned consists of loan collateral that has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate. OREO is recorded initially at fair value of the collateral less estimated selling costs. Subsequent to foreclosure, valuations are updated periodically, and the assets may be marked down further to fair value less selling costs, reflecting a valuation allowance. Fair value measurements may be based upon appraisals, third-party price opinions, or internally developed pricing methods. These measurements are classified as Level 3.

Mortgage Loans Held for Sale

Fair value of mortgage loans held for sale is based on either quoted prices for the same or similar loans, or values obtained from third parties, or are estimated for portfolios of loans with similar financial characteristics and are therefore considered a Level 2 valuation.

The following tables present the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and September 30, 2014 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
As of December 31, 2014
Other real estate owned	$7,164	$—	$—	$7,164
Impaired loans	152,312	—	—	152,312
Loans held for sale, at lower of cost or fair value	9,387	—	9,387	—

As of September 30, 2014
Other real estate owned	$36,879	$—	$—	$36,879
Impaired loans	111,265	—	—	111,265
Loans held for sale, at lower of cost or fair value	10,381	—	10,381	—

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The valuation techniques and significant unobservable inputs used to measure Level 3 fair value measurements at December 31, 2014 were as follows (in thousands):

Financial Instrument	Fair Value of Assets / (Liabilities) at December 31, 2014	Valuation Technique(s)	Unobservable Input	Range	Weighted Average
Other real estate owned	$7,164	Appraisal value	Property specific adjustment	N/A	N/A
Impaired loans	$152,312	Appraisal value	Property specific adjustment	N/A	N/A

Fair Value of Financial Instruments

For financial instruments that have quoted market prices, those quotes are used to determine fair value. Financial instruments that have no defined maturity, have a remaining maturity of 180 days or less, or reprice frequently to a market rate are assumed to have a fair value that approximates carrying value, after taking into consideration any applicable credit risk. If no market quotes are available, financial instruments are valued by discounting the expected cash flows using an estimated current market interest rate for the financial instrument.

The short maturity of the Company’s assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates carrying value. Such financial instruments are reported in the following consolidated balance sheet categories: cash and due from banks, securities sold under agreements to repurchase, and accrued interest.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include premises and equipment, deferred income taxes, goodwill, and core deposit and other intangibles. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Off-balance sheet instruments (commitments to extend credit and standby letters of credit) are generally short-term and at variable rates. Therefore, both the carrying amount and the estimated fair value associated with these instruments are immaterial. Fair values for balance sheet instruments as of December 31, 2014 and September 30, 2014, are as follows (in thousands):

		December 31, 2014		September 30, 2014
	Level in Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and due from banks	Level 1	$428,186	$428,186	$256,639	$256,639
Loans, net excluding fair valued loans and loans held for sale	Level 3	5,902,227	5,887,141	5,744,157	5,734,274
Accrued interest receivable	Level 2	38,201	38,201	42,609	42,609
Federal Home Loan Bank stock	Level 2	35,869	35,869	35,922	35,922
Liabilities
Deposits	Level 3	$7,239,206	$7,241,999	$7,052,180	$7,057,591
FHLB advances, related party notes payable, and other borrowings	Level 2	616,380	607,884	616,389	604,615
Securities sold under repurchase agreements	Level 2	190,585	190,585	161,687	161,687
Accrued interest payable	Level 2	4,812	4,812	5,273	5,273
Subordinated debentures	Level 2	56,083	56,083	56,083	56,084

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

The following methods and assumptions were used in estimating the fair value of financial instruments that were not previously disclosed:

Cash and cash due from banks: Due to the short term nature of cash and cash equivalents, the estimated fair value is equal to the carrying value and they are categorized as a Level 1 fair value measurement.

Loans, net excluding fair valued loans and loans held for sale: The fair value of the loan portfolio is estimated using observable inputs including estimated cash flows, and discount rates based on interest rates currently being offered for loans with similar terms, to borrowers of similar credit quality. Loans held for investment are categorized as a Level 3 fair value measurement.

Accrued interest receivable: Due to the nature of accrued interest receivable, the estimated fair value is equal to the carrying value and they are categorized as a Level 2 fair value measurement.

Federal Home Loan Bank stock: The carrying amount of FHLB stock approximates its fair value as it can only be redeemed with the FHLB at par value. Federal Home Loan Bank stock has been categorized as a Level 2 fair value measurement.

Deposits: The estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW, and money market accounts, is equal to the amount payable on demand. The fair value of interest-bearing time deposits is based on the discounted value of contractual cash flows of such deposits, taking into account the option for early withdrawal. The discount rate is estimated using the rates offered by the Company, at the respective measurement dates, for deposits of similar maturities. Deposits have been categorized as a Level 3 fair value measurement.

FHLB advances, related party notes payable, and other borrowings: The fair value of FHLB advances, related party notes payable, and other borrowings is estimated using discounted cash flow analysis, based on current incremental borrowing rates for similar types of borrowing arrangements. In the absence of a reasonably precise methodology to determine the fair value of the credit agreement, carrying value has been used to represent fair value. FHLB advances, related party notes payable, and other borrowings have been categorized as a Level 2 fair value measurement.

Securities sold under repurchase agreements: The Company’s repurchase agreements are overnight transactions that mature the day after the transaction, and as a result of this short-term nature, the estimated fair value equals the carrying value. Securities sold under repurchase agreements have been categorized as a Level 2 fair value measurement.

Accrued interest payable: Due to the nature of accrued interest payable, the estimated fair value is equal to the carrying value and they are categorized as a Level 2 fair value measurement.

Subordinated Debentures: The fair value of subordinated debentures is estimated using discounted cash flow analysis, based on current incremental debt rates. Subordinated debentures have been categorized as a Level 2 fair value measurement.

18. Earnings per Share

Basic and diluted earnings per share are calculated using a two-class method. Under the two-class method, basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period, excluding outstanding non-vested restricted stock awards. Diluted earnings per common share is calculated by dividing net income available to

GREAT WESTERN BANCORP, INC.

Notes to Consolidated Financial Statements (Unaudited)

common shareholders by the weighted average number of common shares outstanding determined for the basic earnings per share calculation plus the dilutive effect of stock compensation using the treasury stock method.

The following information was used in the computation of basic earnings per share (EPS) for the three months ended December 31, 2014 and 2013 (in thousands except share data).

	Three Months Ended December 31,
	2014	2013
Net income	$26,697	$28,604
Weighted average common shares outstanding	57,895,783	57,886,114
Dilutive effect of stock based compensation	—	—

Weighted average common shares outstanding for diluted earnings per share calculation	$57,895,783	$57,886,114

Basic earnings per share	$0.46	$0.49

Diluted earnings per share	$0.46	$0.49

The Company had 219,534 and 0 shares of unvested restricted stock as of December 31, 2014 and 2013, respectively, that were not included in the computation of diluted earnings per common share because performance conditions for vesting had not been met. The Company had no anti-dilutive stock awards outstanding as of December 31, 2014.

18,000,000 Shares

Great Western Bancorp, Inc.

Common Stock

PROSPECTUS

Joint Book-Running Managers

BofA Merrill Lynch

Deutsche Bank Securities

J.P. Morgan

Co-Managers

RBC Capital Markets

Keefe, Bruyette & Woods

A Stifle Company

Macquarie Capital

Sandler O’Neill + Partners, L.P.

Stephens Inc.

                    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, in connection with the sale of the registrant’s common stock, par value $0.01, are as follows:

Amount to be Paid(1)
SEC registration fee	$54,770
Financial Industry Regulatory Authority, Inc. filing fee	71,201
Blue sky fees and expenses	—
Printing fees and expenses	130,000
Legal and accounting fees and expenses	805,000
Transfer agent’s fees	2,500
Miscellaneous	25,000

Total	$1,088,471

(1)	All expenses will be paid or reimbursed to the registrant by National Australia Bank Limited.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe such person’s conduct was unlawful, except that with respect to an action or suit brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees) in connection with the defense or settlement of such action or suit. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated bylaws provide for indemnification by the registrant of its directors, officers, employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions. In addition, the registrant entered into the employment agreements filed as Exhibits 10.8 through 10.10 hereto with certain officers of the registrant that provide for indemnification by the registrant of those officers to the fullest extent permitted by the DGCL, subject to the registrant’s amended and restated certificate of incorporation and amended and restated bylaws. Furthermore, the registrant has entered into the Stockholder Agreement filed as Exhibit 10.1, under which it will be required to provide for the indemnification of NAB-employed or NAB-designated directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains insurance policies under which coverage is provided (a) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (b) to itself with respect to payments which the registrant may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. We are obligated under the Stockholder Agreement to provide certain insurance coverage to our directors, officers and employees and to NAB-affiliated individuals and entities, including insurance against certain liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the registrant’s directors, officers and controlling persons against certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this Registration Statement, the registrant has not issued any securities that were not registered under the Securities Act, except for the issuance of 100 shares of the registrant’s common stock to National Americas Holdings LLC on July 9, 2014 for aggregate consideration of $100 upon the registrant’s formation in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Additionally, on October 17, 2014, the registrant effected a 578,861.14-to-1 stock split of its common stock.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: The following exhibits are filed as part of this Registration Statement:

Number	Description

1.1	Form of Underwriting Agreement*

2.1	Purchase and Assumption Agreement (Whole Bank, All Deposits), dated as of June 4, 2010, among Federal Deposit Insurance Corporation, as Receiver of TierOne Bank, Lincoln, Nebraska, Federal Deposit Insurance Corporation and Great Western Bank (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

2.2	Agreement and Plan of Merger, dated October 8, 2014, of Great Western Bancorp, Inc. and Great Western Bancorporation, Inc. (incorporated by reference to Exhibit 2.2 to Quarterly Report on Form 10-Q filed by Great Western Bancorp, Inc. on February 12, 2015)

2.3	Stock Purchase Agreement, between National Americas Investment, Inc. and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 2.3 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 9, 2014 (File No. 333-198458))

3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the

Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western

Bancorp, Inc. on December 12, 2014)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

Number	Description

4.2	Indenture, dated as of December 17, 2003, between Great Western Bancorporation, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.3	First Supplemental Indenture, dated October 17, 2014, between Great Western Bancorporation, Inc., Great Western Bancorp, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

4.4	Amended and Restated Declaration of Trust of Great Western Statutory Trust IV, dated December 17, 2003 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.5	Indenture, dated as of March 10, 2006, between Great Western Bancorporation, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.6	First Supplemental Indenture, dated October 17, 2014, between Great Western Bancorp, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

4.7	First Supplemental Indenture, dated as of October 17, 2014, between Great Western Bancorporation, Inc., Great Western Bancorp, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

4.8	Amended and Restated Declaration of Trust of GWB Capital Trust VI, dated as of March 10, 2006 (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.9	Indenture, dated as of June 1, 2005, between Sunstate Bancshares, Inc. and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.10	First Supplemental Indenture, dated as of May 10, 2007, between Great Western Bancorporation, Inc. and The Bank of New York Trust Company, National Association (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.11	Second Supplemental Indenture, between Great Western Bancorporation, Inc., Great Western Bancorp, Inc. and The Bank of New York Mellon Trust Company, National Association (incorporated by reference to Exhibit 4.10 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 3, 2014 (File No. 333-198458))

4.12	Amended and Restated Declaration of Trust of Sunstate Bancshares Trust II, dated as of June 1, 2005 (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.13	Amended and Restated Credit Agreement, between Great Western Bancorp, Inc. and National Australia Bank Limited (incorporated by reference to Exhibit 4.11 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

4.14	Subordinated Note of Great Western Bancorporation, Inc., dated as of June 3, 2008 (incorporated by reference to Exhibit 4.13 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

Number	Description

4.15

Assumption of Subordinated Note Due June 3, 2018, between Great Western Bancorp, Inc. and Great Western Bancorporation, Inc. (incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western

Bancorp, Inc. on December 12, 2014)

4.16	Guarantee Agreement, dated as of December 17, 2003, between Great Western Bancorporation, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.15 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

4.17	Guarantee Agreement, dated as of March 10, 2006, between Great Western Bancorporation, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 4.16 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

4.18	Guarantee Agreement, dated as of June 1, 2005, between Sunstate Bancshares, Inc. and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.17 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

5.1	Opinion of Sullivan & Cromwell LLP*

10.1	Stockholder Agreement, dated October 20, 2014, between National Australia Bank Limited and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.2	Transitional Services Agreement, dated October 20, 2014, between National Australia Bank Limited and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.3	First Amendment to the Transitional Services Agreement, dated November 15, 2014, between National Australia Bank Limited and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.4

Registration Rights Agreement, dated October 20, 2014, between National Australia Bank Limited,

National Americas Holdings LLC and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.5	Employment Agreement, dated January 16, 2014, between Great Western Bank and Kenneth Karels (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

10.6	Secondment Letter, dated November 8, 2012, between National Australia Bank Limited and Peter Chapman (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

10.7	Secondment Letter, dated August 5, 2010, between National Australia Bank Limited and Stephen Ulenberg, as amended by the letter dated December 23, 2013 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

10.8	Employment Agreement, dated September 15, 2014, between Great Western Bancorp, Inc. and Kenneth Karels (incorporated by reference to Exhibit 10.7 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

Number	Description

10.9	Employment Agreement, dated September 12, 2014, between Great Western Bancorp, Inc. and Peter Chapman (incorporated by reference to Exhibit 10.8 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

10.10	Employment Agreement, dated September 12, 2014, between Great Western Bancorp, Inc. and Stephen Ulenberg (incorporated by reference to Exhibit 10.9 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

10.11	Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 filed by Great Western Bancorp, Inc. on October 16, 2014 (File No. 333-199426))

10.12	Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-8 filed by Great Western Bancorp, Inc. on October 16, 2014 (File No. 333-199426))

10.13

Great Western Bancorp, Inc. Executive Incentive Compensation Plan (incorporated by reference to

Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.14	Form of Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan Performance Share Unit Award Agreement (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 3, 2014 (File No. 333-198458))

10.15	Form of Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan Restricted Share Unit Award Agreement (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 3, 2014 (File No. 333-198458))

10.16	Form of Great Western Bancorp, Inc. 2014 Non-Employee Director Plan Performance Share Unit Award Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 9, 2014 (File No. 333-198458))

10.17	Form of Great Western Bancorp, Inc. 2014 Non-Employee Director Plan Restricted Share Unit Award Agreement (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 3, 2014 (File No. 333-198458))

11.1	Statement Regarding Computation of Per Share Earnings (included as Note 18 to the registrant’s unaudited consolidated financial statements)

21.1

Subsidiaries of Great Western Bancorp, Inc. (incorporated by reference to Exhibit 21.1 to the

Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western

Bancorp, Inc. on December 12, 2014)

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Sullivan & Cromwell LLP (contained in Exhibit 5.1)*

24.1	Powers of Attorney**

99.1	Unaudited consolidated financial data*

Number	Description

101	The following financial information from this registration statement on Form S-1, formatted in XBRL (Extensible Business Reporting Language): (1) (i) Consolidated Balance Sheets as of September 30, 2014 and 2013, (ii) Consolidated Statements of Comprehensive Income for the fiscal years ended September 30, 2014, 2013 and 2012, (iii) Consolidated Statements of Stockholders’ Equity for the fiscal years ended September 30, 2014, 2013 and 2012, (iv) Consolidated Statements of Cash Flows for the fiscal years ended September 30, 2014, 2013 and 2012, and (v) Notes to Consolidated Financial Statements as of and for the fiscal years ended September 30, 2014, 2013 and 2012, and (2) (i) Consolidated Balance Sheets as of December 31, 2014 and September 30, 2014, (ii) Consolidated Statements of Comprehensive Income for the three months ended December 31, 2014 and 2013, (iii) Consolidated Statements of Stockholders’ Equity for the three months ended December 31, 2014 and 2013, (iv) Consolidated Statements of Cash Flows for the three months ended December 31, 2014 and 2013, and (v) Notes to Unaudited Interim Consolidated Financial Statements as of and for the three months ended December 31, 2014 and 2013.

*	Filed herewith.
**	Previously filed.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(b) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(c) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sioux Falls, South Dakota, on April 28, 2015.

Great Western Bancorp, Inc.

By:	/s/ Ken Karels
	Name:	Ken Karels
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ken Karels Ken Karels	President, Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2015

* Nathan Butler	Director	April 28, 2015

* Swati Dave	Director	April 28, 2015

* Frances Grieb	Director	April 28, 2015

* Andrew Hove	Director	April 28, 2015

* Rolfe Lakin	Director	April 28, 2015

* Richard Rauchenberger	Director	April 28, 2015

* Daniel Rykhus	Director	April 28, 2015

* Richard Sawers	Director	April 28, 2015

Signature	Title	Date

/s/ Peter Chapman Peter Chapman	Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)	April 28, 2015

*By :	/s/ Peter Chapman
Name: Peter Chapman
Title: Attorney-in-Fact

INDEX TO EXHIBITS

Number	Description

1.1	Form of Underwriting Agreement*

2.1	Purchase and Assumption Agreement (Whole Bank, All Deposits), dated as of June 4, 2010, among Federal Deposit Insurance Corporation, as Receiver of TierOne Bank, Lincoln, Nebraska, Federal Deposit Insurance Corporation and Great Western Bank (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

2.2	Agreement and Plan of Merger, dated October 8, 2014, of Great Western Bancorp, Inc. and Great Western Bancorporation, Inc. (incorporated by reference to Exhibit 2.2 to Quarterly Report on Form 10-Q filed by Great Western Bancorp, Inc. on February 12, 2015)

2.3	Stock Purchase Agreement, between National Americas Investment, Inc. and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 2.3 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 9, 2014 (File No. 333-198458))

3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the

Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western

Bancorp, Inc. on December 12, 2014)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.2	Indenture, dated as of December 17, 2003, between Great Western Bancorporation, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.3	First Supplemental Indenture, dated October 17, 2014, between Great Western Bancorporation, Inc., Great Western Bancorp, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

4.4	Amended and Restated Declaration of Trust of Great Western Statutory Trust IV, dated December 17, 2003 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.5	Indenture, dated as of March 10, 2006, between Great Western Bancorporation, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.6	First Supplemental Indenture, dated October 17, 2014, between Great Western Bancorp, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

4.7	First Supplemental Indenture, dated as of October 17, 2014, between Great Western Bancorporation, Inc., Great Western Bancorp, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

Number	Description

4.8	Amended and Restated Declaration of Trust of GWB Capital Trust VI, dated as of March 10, 2006 (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.9	Indenture, dated as of June 1, 2005, between Sunstate Bancshares, Inc. and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.10	First Supplemental Indenture, dated as of May 10, 2007, between Great Western Bancorporation, Inc. and The Bank of New York Trust Company, National Association (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.11	Second Supplemental Indenture, between Great Western Bancorporation, Inc., Great Western Bancorp, Inc. and The Bank of New York Mellon Trust Company, National Association (incorporated by reference to Exhibit 4.10 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 3, 2014 (File No. 333-198458))

4.12	Amended and Restated Declaration of Trust of Sunstate Bancshares Trust II, dated as of June 1, 2005 (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.13	Amended and Restated Credit Agreement, between Great Western Bancorp, Inc. and National Australia Bank Limited (incorporated by reference to Exhibit 4.11 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

4.14	Subordinated Note of Great Western Bancorporation, Inc., dated as of June 3, 2008 (incorporated by reference to Exhibit 4.13 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

4.15	Assumption of Subordinated Note Due June 3, 2018, between Great Western Bancorp, Inc. and Great Western Bancorporation, Inc. (incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

4.16	Guarantee Agreement, dated as of December 17, 2003, between Great Western Bancorporation, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.15 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

4.17	Guarantee Agreement, dated as of March 10, 2006, between Great Western Bancorporation, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 4.16 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

4.18	Guarantee Agreement, dated as of June 1, 2005, between Sunstate Bancshares, Inc. and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.17 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

5.1	Opinion of Sullivan & Cromwell LLP*

10.1	Stockholder Agreement, dated October 20, 2014, between National Australia Bank Limited and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

Number	Description

10.2	Transitional Services Agreement, dated October 20, 2014, between National Australia Bank Limited and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.3	First Amendment to the Transitional Services Agreement, dated November 15, 2014, between National Australia Bank Limited and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.4

Registration Rights Agreement, dated October 20, 2014, between National Australia Bank Limited,

National Americas Holdings LLC and Great Western Bancorp, Inc. (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.5	Employment Agreement, dated January 16, 2014, between Great Western Bank and Kenneth Karels (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

10.6	Secondment Letter, dated November 8, 2012, between National Australia Bank Limited and Peter Chapman (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

10.7	Secondment Letter, dated August 5, 2010, between National Australia Bank Limited and Stephen Ulenberg, as amended by the letter dated December 23, 2013 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on August 28, 2014 (File No. 333-198458))

10.8	Employment Agreement, dated September 15, 2014, between Great Western Bancorp, Inc. and Kenneth Karels (incorporated by reference to Exhibit 10.7 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

10.9	Employment Agreement, dated September 12, 2014, between Great Western Bancorp, Inc. and Peter Chapman (incorporated by reference to Exhibit 10.8 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

10.10	Employment Agreement, dated September 12, 2014, between Great Western Bancorp, Inc. and Stephen Ulenberg (incorporated by reference to Exhibit 10.9 to Amendment No.1 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on September 25, 2014 (File No. 333-198458))

10.11	Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 filed by Great Western Bancorp, Inc. on October 16, 2014 (File No. 333-199426))

10.12	Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-8 filed by Great Western Bancorp, Inc. on October 16, 2014 (File No. 333-199426))

10.13

Great Western Bancorp, Inc. Executive Incentive Compensation Plan (incorporated by reference to

Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western Bancorp, Inc. on December 12, 2014)

10.14	Form of Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan Performance Share Unit Award Agreement (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 3, 2014 (File No. 333-198458))

Number	Description

10.15	Form of Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan Restricted Share Unit Award Agreement (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 3, 2014 (File No. 333-198458))

10.16	Form of Great Western Bancorp, Inc. 2014 Non-Employee Director Plan Performance Share Unit Award Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 9, 2014 (File No. 333-198458))

10.17	Form of Great Western Bancorp, Inc. 2014 Non-Employee Director Plan Restricted Share Unit Award Agreement (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Great Western Bancorp, Inc. on October 3, 2014 (File No. 333-198458))

11.1	Statement Regarding Computation of Per Share Earnings (included as Note 18 to the registrant’s unaudited consolidated financial statements)

21.1

Subsidiaries of Great Western Bancorp, Inc. (incorporated by reference to Exhibit 21.1 to the

Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed by Great Western

Bancorp, Inc. on December 12, 2014)

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Sullivan & Cromwell LLP (contained in Exhibit 5.1)*

24.1	Powers of Attorney**

99.1	Unaudited consolidated financial data.*

101	The following financial information from this registration statement on Form S-1, formatted in XBRL (Extensible Business Reporting Language): (1) (i) Consolidated Balance Sheets as of September 30, 2014 and 2013, (ii) Consolidated Statements of Comprehensive Income for the fiscal years ended September 30, 2014, 2013 and 2012, (iii) Consolidated Statements of Stockholders’ Equity for the fiscal years ended September 30, 2014, 2013 and 2012, (iv) Consolidated Statements of Cash Flows for the fiscal years ended September 30, 2014, 2013 and 2012, and (v) Notes to Consolidated Financial Statements as of and for the fiscal years ended September 30, 2014, 2013 and 2012, and (2) (i) Consolidated Balance Sheets as of December 31, 2014 and September 30, 2014, (ii) Consolidated Statements of Comprehensive Income for the three months ended December 31, 2014 and 2013, (iii) Consolidated Statements of Stockholders’ Equity for the three months ended December 31, 2014 and 2013, (iv) Consolidated Statements of Cash Flows for the three months ended December 31, 2014 and 2013, and (v) Notes to Unaudited Interim Consolidated Financial Statements as of and for the three months ended December 31, 2014 and 2013.

*	Filed herewith.
**	Previously filed.